As filed with the Securities and Exchange Commission on May 1, 2007.

                                                  Registration Nos.
                                                                    ------------
                                                                      811-05192

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    FORM N-4

           REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933     [X]

                        Pre-Effective Amendment No. _                  [ ]

                       Post-Effective Amendment No. _                  [ ]

             REGISTRATION STATEMENT UNDER THE INVESTMENT ACT OF 1940

                              Amendment No. 133                        [X]
                            ------------------------

                     AMERITAS VARIABLE SEPARATE ACCOUNT VA-2
                                  (REGISTRANT)
                            ------------------------

                          AMERITAS LIFE INSURANCE CORP.
                                   (DEPOSITOR)
                                 5900 "O" Street
                             Lincoln, Nebraska 68510
                                  402-467-1122
                            ------------------------

                                 Robert G. Lange
              Vice President, General Counsel & Assistant Secretary
                          Ameritas Life Insurance Corp.
                                 5900 "O" Street
                             Lincoln, Nebraska 68510
                                  402-467-7465
                            ------------------------

                 Approximate Date of Proposed Public Offering:
                   As soon as practicable aftereffective date.

   TITLE OF SECURITIES BEING REGISTERED: SECURITIES OF UNIT INVESTMENT TRUST
                                         -----------------------------------
        OVERTURE ANNUITY III-Plus Flexible Premium Deferred Variable Annuity

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a) may determine.

No filing fee is due because an indefinite amount of securities is deemed to have been registered in reliance on Section 24(f) of the Investment Company Act of 1940.

--------------------------------------------------------------------------------
PROSPECTUS: May 1, 2007                                 AMERITAS
                                                           LIFE INSURANCE CORP.
OVERTURE ANNUITY III-PLUS                                   A UNIFI COMPANY
Flexible Premium
Deferred Variable Annuity Policy         Ameritas Variable Separate Account VA-2
--------------------------------------------------------------------------------

    This prospectus describes the Policy, especially its Separate Account. The Policy is designed to help you, the Policy Owner, invest on a tax-deferred basis and meet long-term financial goals. As an annuity, it also provides you with several ways to receive regular income from your investment. An initial minimum payment is required. Further investment is optional.

    You may allocate all or part of your investment among variable investment options (where you have the investment risk, including possible loss of principal) with allocated indirect interests in these non-publicly traded portfolios:

AIM FUNDS                        CALVERT PORTFOLIOS                  MFS
   AIM V.I. Dynamics - Series I     CVS Income                           New Discovery - Initial Class
ALGER - CLASS O                     CVS Social Balanced                  Strategic Income - Initial Class
   Alger American Balanced          CVS Social Equity                    Utilities - Initial Class
AMERICAN CENTURY(R)                 CVS Social International Equity  SUMMIT
   VP Income & Growth               CVS Social Mid Cap Growth            Nasdaq-100 Index
AMERITAS PORTFOLIOS                 CVS Social Small Cap Growth          Russell 2000 Small Cap Index
   Ameritas Core Strategies      DREYFUS                                 S&P MidCap 400 Index
   Ameritas Income & Growth         MidCap Stock - Service Shares    THIRD AVENUE
   Ameritas Index 500            FIDELITY (R) (INITIAL CLASS)            Third Avenue Value
   Ameritas MidCap Growth           VIP Asset Manager SM             VAN KAMPEN
   Ameritas MidCap Value            VIP Asset Manager: Growth (R)        Emerging Markets Equity - Class I
   Ameritas Money Market            VIP Contrafund (R)                   Global Value Equity - Class I
   Ameritas Small Capitalization    VIP Equity-Income                    International Magnum - Class I
   Ameritas Small Company Equity    VIP Growth                           U.S. Real Estate - Class I
                                    VIP High Income
                                    VIP Investment Grade Bond
                                    VIP Overseas

or you may allocate part of your investment to a Fixed Account fixed interest rate option (where we have the investment risk and guarantee a certain return on your investment).

    A Statement of Additional Information and other information about us and the Policy, with the same date as this prospectus, is on file with the Securities and Exchange Commission ("SEC") and is incorporated into this prospectus by reference. For a free copy, access it on the SEC's Web site (WWW.SEC.GOV, select "Filings" and type "Ameritas"), or write or call us. The Table of Contents for the Statement of Additional Information is on the last page of this prospectus.

PLEASE READ THIS PROSPECTUS CAREFULLY AND KEEP IT FOR FUTURE REFERENCE. It provides information you should consider before investing in a Policy. Prospectuses for the portfolios underlying the Subaccount variable investment options are available without charge from your sales representative or from our Service Center.

     THE SEC DOES NOT PASS UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS,
       AND HAS NOT APPROVED OR DISAPPROVED THE POLICY. ANY REPRESENTATION
                     TO THE CONTRARY IS A CRIMINAL OFFENSE.


          NOT FDIC INSURED  o  MAY LOSE VALUE  o  NO BANK GUARANTEE

--------------------------------------------------------------------------------
                   AMERITAS LIFE INSURANCE CORP. (WE, US, OUR)
            SERVICE CENTER, P.O. BOX 82550, LINCOLN, NEBRASKA 68501.
                        1-800-745-1112. WWW.AMERITAS.COM
                                        ----------------
--------------------------------------------------------------------------------

TABLE OF CONTENTS                                               BEGIN ON PAGE
--------------------------------------------------------------------------------

  DEFINED TERMS.......................................................3
  POLICY OVERVIEW.....................................................4
    Policy Operation and Features
    Tax-Qualified Plans
  CHARGES.............................................................5
    Base Policy Charges
    Examples of Expenses
  FINANCIAL INFORMATION...............................................8
  CHARGES EXPLAINED...................................................8
    Withdrawal Charge
    Mortality and Expense Risk Charge
    Administrative Fees
        Administrative Expense Fee, Annual Policy Fee
    Transfer Fee
    Tax Charges
    Fees Charged by the Portfolios
INVESTMENT OPTIONS....................................................10
    Separate Account Variable Investment Options
        Adding, Deleting, or Substituting Variable Investment Options
    Fixed Account Fixed Interest Rate Option
    Transfers
    Third-Party Services
    Disruptive Trading Procedures
    Systematic Transfer Programs:
       Dollar Cost Averaging, Portfolio Rebalancing,
       Earnings Sweep
    Model Asset Allocation Program
IMPORTANT POLICY PROVISIONS...........................................17
    Policy Application and Issuance
    Your Policy Value
    Telephone Transactions
    Delay of Payments
    Beneficiary
    Minor Owner or Beneficiary
    Policy Changes
    Policy Termination
POLICY DISTRIBUTIONS..................................................21
    Withdrawals
    Loans
    Death Benefits
    Annuity Income Benefits
FEDERAL INCOME TAX MATTERS............................................27
MISCELLANEOUS.........................................................28
    About Our Company
    Distribution of the Policies
    Voting Rights
    Legal Proceedings
APPENDIX A: Accumulation Unit Values..................................A:1
APPENDIX B: Tax-Qualified Plan Disclosures............................B:1
Thank You.  If You Have Questions,  Remember the
Correct Form.......................................................Last Page
Statement of Additional Information Table of Contents..............Last Page


CONTACTING US. To answer your questions or to send additional premium, contact your sales representative or write or call us at:

                         Ameritas Life Insurance Corp.,
                                 Service Center
                                 P.O. Box 82550
                             Lincoln, Nebraska 68501
                                       Or
                                 5900 "O" Street
                             Lincoln, Nebraska 68510
                            Telephone: 1-800-745-1112
                               Fax: 1-402-467-7335
                         Interfund Transfer Request Fax:
                                 1-402-467-7923
                                WWW.AMERITAS.COM

Express mail packages should be sent to our street address, not our P.O. Box address.

THE CORRECT FORM OF WRITTEN NOTICE "IN GOOD ORDER" is important for us to accurately process your Policy elections and changes. Many can be found on the on-line services section of our Web site. Or, call us at our toll-free number and we will send you the form you need and tell you the information we require.

FACSIMILE WRITTEN NOTICE. To provide you with timely service, we accept some Written Notice by facsimile. However, by not requiring your original signature, there is a greater risk unauthorized persons can manipulate your signature and make changes on your Policy (including withdrawals) without your knowledge. We are entitled to act upon facsimile signatures that reasonably appear to us to be genuine.

MAKE CHECKS PAYABLE TO:
"Ameritas Life Insurance Corp."

OVERTURE ANNUITY III-Plus              - 2 -

DEFINED TERMS
--------------------------------------------------------------------------------

ACCUMULATION UNITS are an accounting unit of measure used to calculate the Policy value allocated to Subaccounts of the Separate Account. It is similar to a share of a mutual fund. The Policy describes how Accumulation Units are calculated.

ANNUITANT is the person on whose life annuity payments involving life contingencies are based and who receives Policy annuity payments.

ANNUITY DATE is the date annuity income payouts are scheduled to begin. This date is identified on the Policy Schedule page of your Policy. You may change this date, as permitted by the Policy and described in this prospectus.

BENEFICIARY(IES)
   OWNER'S BENEFICIARY(IES) is the person(s) or legal entity who becomes the Policy Owner upon the Owner's death and who receives the death benefit payable upon the Owner's death prior to the Annuity Date. If none is named, those benefits are paid to the Owner's estate.
   ANNUITANT'S BENEFICIARY(IES) is the person(s) or legal entity who receives the death benefit payable upon the Annuitant's death.
   If either an Owner or Annuitant's Beneficiary is named in the application, but not both, we presume you intend that person(s) or entity to serve both roles.

BUSINESS DAY is each day that the New York Stock Exchange is open for trading.

CASH SURRENDER VALUE is the Policy value less applicable withdrawal charge, Policy fee, outstanding loans, and any premium tax charge not previously deducted.

OWNER, YOU, YOUR is you - the person(s) or legal entity who may exercise all rights and privileges under the Policy. If there are joint Owners, the signatures of both Owners are needed to exercise rights under the Policy.

POLICY YEAR/MONTH/ANNIVERSARY are measured from respective anniversary dates of the date of issue of this Policy.

SUBACCOUNT is a division within the Separate Account for which Accumulation Units are separately maintained. Each Subaccount corresponds to a single underlying non-publicly traded portfolio issued through a series fund.

WE, US, OUR, AMERITAS - Ameritas Life Insurance Corp.

WRITTEN NOTICE OR REQUEST - Written notice, signed by you, on a form approved by or acceptable to us, that gives us the information we require and is received at Ameritas, Service Center, P.O. Box 82550, Lincoln, NE 68501 (or 5900 "O" Street, Lincoln, NE 68510), fax 1-402-467-7335. Call us if you have questions about what form or information is required.

--------------------------------------------------------------------------------

    THIS PROSPECTUS MAY ONLY BE USED TO OFFER THE POLICY WHERE THE POLICY MAY
      LAWFULLY BE SOLD. THE POLICY, AND CERTAIN FEATURES DESCRIBED IN THIS
                 PROSPECTUS, MAY NOT BE AVAILABLE IN ALL STATES.

     IF YOUR POLICY IS ISSUED AS PART OF A QUALIFIED PLAN UNDER THE INTERNAL REVENUE CODE, REFER TO ANY PLAN DOCUMENTS AND DISCLOSURES FOR INFORMATION ABOUT HOW SOME OF THE BENEFITS AND RIGHTS OF THE POLICY MAY BE AFFECTED.



OVERTURE ANNUITY III-Plus              - 3 -

POLICY OVERVIEW
--------------------------------------------------------------------------------

        THE FOLLOWING IS INTENDED AS A SUMMARY. PLEASE READ EACH SECTION OF THIS PROSPECTUS FOR ADDITIONAL DETAIL.

        Prior to May 1, 2007, the Policies described in this prospectus were offered and issued by Ameritas Variable Life Insurance Company ("AVLIC"). Effective May 1, 2007, AVLIC merged into Ameritas, and the Separate Account (formerly named Ameritas Variable Life Insurance Company Separate Account VA-2) was transferred from AVLIC to Ameritas. Policies previously issued by AVLIC now are Policies of Ameritas, which will service and maintain those Policies in accordance with their terms. (For more information about the merger see, "About Our Company" in this prospectus.)

        The OVERTURE ANNUITY III-PLUS POLICY is a variable annuity savings vehicle offering a variety of investment options to help meet long-term financial goals. Associated charges are discussed in this prospectus' CHARGES and CHARGES EXPLAINED sections. You can allocate your premiums among a wide spectrum of Separate Account variable investment options and to a Fixed Account fixed interest rate option. In the Separate Account variable investment options you may gain or lose money on your investment. In the Fixed Account option, we guarantee you will earn a fixed rate of interest. The investment options are described on this prospectus' cover and in the INVESTMENT OPTIONS section.

        The Policy is a deferred annuity: it has an accumulation (or deferral) period and an annuity income period.

A significant advantage of the Policy is that it provides the ability to accumulate capital on a tax-deferred basis. The purchase of a Policy to fund a tax-qualified retirement account does not provide any additional tax deferred treatment beyond the treatment provided by the tax-qualified retirement plan itself. However, the Policy does provide benefits such as lifetime income payments, family protection through death benefits and guaranteed fees.

        ACCUMULATION PHASE. During the accumulation phase, any earnings that you leave in the Policy are not taxed. During this period you can invest additional money into the Policy, transfer amounts among the investment options, and withdraw some or all of the value of your Policy. Some restrictions may apply to transfers (especially to transfers into and out of the Fixed Account). Withdrawals may be subject to a withdrawal charge, income tax and a penalty tax.

        ANNUITY INCOME PHASE. The accumulation phase ends and the annuity income period begins on a date you select or the later of the fifth Policy Anniversary or Anniversary nearest the Annuitant's 85th birthday. During the annuity income period, we will make periodic payments to the Annuitant, unless you specify otherwise. You can select payments that are guaranteed to last for the Annuitant's entire life or for some other period. Some or all of each payment will be taxable.

 o o o  POLICY OPERATION AND FEATURES

PREMIUMS.
o   Minimum initial premium: $2,000.
o Minimum additional premium: $500, or $50 per month if through a regularly billed program.
o Additional premiums will not be accepted, without our approval, on or after the later of (i) the Policy Anniversary following your or the Annuitant's 85th birthday or (ii) the Annuity Date.

INVESTMENT OPTIONS.
o Variable investment option allocations are invested in Subaccounts of the Separate Account, which in turn invest in corresponding underlying portfolios. Fixed Account allocations are invested in our general account and we guarantee a fixed rate of interest.
o You may transfer among investment options, subject to limits. Dollar cost averaging, portfolio rebalancing and earnings sweep systematic investment programs are available.

DEDUCTIONS FROM ASSETS.
(SEE CHARGES ON NEXT PAGES.)

WITHDRAWALS.
o Withdrawal charges may apply to withdrawals under the base Policy in excess of the "free" withdrawal limits. After a premium is made, withdrawal charges apply for 7 years.
o   Each withdrawal must be at least $250.

ANNUITY INCOME.
o   Several fixed annuity income options are available.

DEATH BENEFIT.
o A standard death benefit is paid upon the death of the Annuitant unless the guaranteed minimum death benefit is payable.

OVERTURE ANNUITY III-Plus              - 4 -

 o o o  TAX-QUALIFIED PLANS

        The Policy can be used to fund a tax-qualified plan such as an IRA or Roth IRA (including for rollovers from tax-sheltered annuities), SEP, or SIMPLE IRA, Tax Sheltered Annuity, etc. This Prospectus generally addresses the terms that affect a non-tax-qualified annuity. If your Policy funds a tax-qualified plan, read the Qualified Plan Disclosures in this prospectus' APPENDIX B to see how they might change your Policy rights and requirements. Contact us if you have questions about the use of the Policy in these or other tax-qualified plan.

CHARGES
--------------------------------------------------------------------------------
SOME CHARGES ARE ROUNDED. CHARGES SHOWN ARE MAXIMUMS, AND MAY BE LESS IN
CERTAIN STATES.

 o o o  BASE POLICY CHARGES

        The following tables describe the fees and expenses that you will pay when buying, owning, and surrendering the Policy.

        The first table describes the fees and expenses that you will pay at the time that you buy the Policy, surrender the Policy, or transfer Policy value between investment options. State premium taxes may also be deducted.

------------------------------------------------------------------ ------------- ------------
                                                                    Guaranteed
                                                                     Maximum       Current
                                                                       Fee           Fee
---------------------------------------------------------------------------------------------
TRANSACTION FEES
 WITHDRAWAL CHARGE
(AS A % OF EACH PREMIUM                                            SEE TABLE        SEE TABLE
WITHDRAWN)                   YEARS SINCE RECEIPT OF PREMIUM         AT LEFT.         AT LEFT.
                           --- ---- ---- --- ---- ---- --- ---- ---------------- ---------------
                           1    2    3   4    5    6   7   8+
                           --- ---- ---- --- ---- ---- --- ---- ---------------- ---------------
7-YEAR WITHDRAWAL CHARGE    6%  6%   6%   5%  4%   3%   2%  0%
---------------------- ---------------------------------------- ---------------- ---------------
  TRANSFER FEE         o   first 15 transfers per Policy Year        None             None
  (PER TRANSFER)       o   over 15 transfers in one Policy           $10             $10
                           Year, we may charge
---------------------- ---------------------------------------- ---------------- ---------------
STATE PREMIUM TAXES (RATES VARY BY STATE) (1)                             0% to 3.5%
--------------------------------------------------------------- --------------------------------

        The next table describes the fees and expenses that you will pay periodically during the time that you own the Policy, to equal the annualized charges shown, not including Subaccount portfolio operating fees and expenses.

                                                                ---------------- ---------------
                                                                    Guaranteed
                                                                     Maximum       Current
                                                                       Fee           Fee
------------------------------------------------------------------------------------------------
ANNUAL POLICY FEE (WAIVED IF POLICY VALUE IS AT LEAST $50,000.)
--------------------------------------------------------------- ---------------- ---------------
   ANNUAL POLICY FEE                                                  $40             $40
------------------------------------------------------------------------------------------------
SEPARATE ACCOUNT ANNUAL EXPENSES
   (DEDUCTED DAILY FROM ASSETS ALLOCATED TO THE SEPARATE ACCOUNT TO EQUAL THE ANNUAL % SHOWN )
--------------------------------------------------------------- ---------------- ---------------
   MORTALITY & EXPENSE RISK CHARGE                                   1.25%           1.25%
   ADMINISTRATIVE EXPENSE FEE                                        0.15%           0.15%
--------------------------------------------------------------- ---------------- ---------------
TOTAL SEPARATE ACCOUNT ANNUAL EXPENSES                               1.40%           1.40%
--------------------------------------------------------------- ---------------- ---------------

o       PORTFOLIO COMPANY OPERATING EXPENSES  (AS OF 12/31/2006)
        The next table shows the minimum and maximum total operating expenses charged by the portfolio companies as of December 31, 2006, before any waivers or reductions, that you may pay periodically during the time that you own the contract, followed by a table showing additional information for each portfolio company. More detail concerning each portfolio company's fees and expenses is contained in the prospectus for each portfolio company.

--------------------------------------------------------------- ---------------- ---------------
TOTAL ANNUAL PORTFOLIO COMPANY OPERATING EXPENSES
   Expenses that are deducted from portfolio company assets,
   including management fees, distribution and/or service
   (12b-1) fees, and other expenses                                 Minimum         Maximum
--------------------------------------------------------------- ---------------- ---------------
Before any Waivers and Reductions                                     0.38% (1)        1.86% (2)
--------------------------------------------------------------- ---------------- ---------------
After any Waivers and Reductions (EXPLAINED IN THE FOOTNOTES          0.36% (1)        1.86% (2)
TO EACH PORTFOLIO'S OPERATING EXPENSES AT THE END OF THIS
SECTION)
--------------------------------------------------------------- ---------------- ---------------
(1) Ameritas Money Market Portfolio.
(2) CVS Social International Equity.

--------
(1) Tax rates and timing of payment vary by state and may change. Currently we do not charge for state taxes other than premium taxes, although we reserve the right to levy charges for taxes or other economic burdens in the future. See the CHARGES EXPLAINED section.

OVERTURE ANNUITY III-Plus              - 5 -

-----------------------------------------------------------------------------------------------
                                                      Acquired                        Total
                                                       Fund                          Expenses
     Subaccount's                                       Fees                          after
     underlying            Management 12b-1   Other     and      Total   Waivers   Waivers and
     Portfolio Name          Fees     Fees*    Fees   Expenses Portfolio   and       Reductions,
                                                                 Fees   Reductions   if any
-----------------------------------------------------------------------------------------------
AIM FUNDS(1)
AIM V.I. Dynamics - Series I   0.75%    -        0.38% 0.01%(2)   1.14%  0.01%         1.13% (3)(4)
ALGER - CLASS O
Alger American Balanced (5)    0.71%    -        0.15%   -        0.86%  0.04%         0.82% (6)
AMERICAN CENTURY(R)
VP Income & Growth             0.70%    -          -     -        0.70%     -          0.70%(7)
AMERITAS PORTFOLIOS (8), (9)
Ameritas Core Strategies       0.80%    -        0.14%   -        0.94%    -            0.94%(10)
Ameritas Income & Growth       0.675%   -        0.105%  -        0.78%    -            0.78%(10)
Ameritas Index 500 **          0.29%    -        0.17%   -        0.46%  0.08%          0.38%
Ameritas MidCap Growth         0.85%    -        0.18%   -        1.03%  0.09%          0.94%
Ameritas MidCap Value          0.97%    -        0.18%   -        1.15%     -           1.15%(10)
Ameritas Money Market          0.25%    -        0.13%   -        0.38%  0.02%          0.36%
Ameritas Small                 0.90%    -        0.27%   -        1.17%  0.17%          1.00%
Capitalization
Ameritas Small Company Equity  1.17%    -        0.40%   -        1.57%  0.24%          1.33%
CALVERT PORTFOLIOS
CVS Income                     0.70%    -        0.20%   -        0.90%     -           0.90% (10)
CVS Social Balanced            0.70%    -        0.21%   -        0.91%     -           0.91% (10)
CVS Social Equity              0.70%    -        0.45%   -        1.15%  0.07%          1.08% (8)(10)
CVS Social International
  Equity                       1.10%    -        0.76%   -        1.86%     -           1.86% (10)
CVS Social Mid Cap Growth      0.90%    -        0.27%   -        1.17%     -           1.17% (10)
CVS Social Small Cap Growth    1.00%    -        0.44%   -        1.44%     -           1.44% (10)
DREYFUS
MidCap Stock - Service Shares  0.75%  0.25%      0.05% 0.01%      1.05%     -           1.06% (11)
FIDELITY (R) (INITIAL CLASS)
VIP Asset Manager SM           0.52%    -        0.13%   -        0.65%     -           0.65% (12)
VIP Asset Manager: Growth (R)  0.57%    -        0.20%   -        0.77%     -           0.77% (13)
VIP Contrafund (R)             0.57%    -        0.09%   -        0.66%     -           0.66% (12)
VIP Equity-Income              0.47%    -        0.10%   -        0.57%     -           0.57% (12)
VIP Growth                     0.57%    -        0.11%   -        0.68%     -           0.68% (12)
VIP High Income                0.57%    -        0.14%   -        0.71%     -           0.71%
VIP Investment Grade Bond      0.32%    -        0.12%   -        0.44%     -           0.44%
VIP Overseas                   0.72%    -        0.16%   -        0.88%     -           0.88% (12)
MFS
New Discovery - Initial Class  0.90%    -        0.13%   -        1.03%     -           1.03% (14)
Strategic Income -
 Initial Class                 0.75%    -        0.61%   -        1.36%  0.48% (15,16)  0.88% (14)
Utilities - Initial Class
SUMMIT (17)                    0.75%    -        0.11%   -        0.86%     -           0.86% (14)
Nasdaq-100 Index               0.35%    -        0.30%   -        0.65%     -           0.65% (18)
Russell 2000 Small Cap Index   0.35%    -        0.30%   -        0.65%     -           0.65%
S&P MidCap 400 Index           0.30%    -        0.22%   -        0.52%     -           0.52%
THIRD AVENUE
Third Avenue Value             0.90%    -        0.27%   -        1.17%     -           1.17%
VAN KAMPEN
Emerging Markets Equity -
 Class I                       1.23%    -        0.40%   -        1.63%  0.01%          1.62% (19)
Global Value Equity -
 Class I                       0.67%    -        0.38%   -        1.05%     -           1.05%
International Magnum -
 Class I                       0.80%    -        0.38%   -        1.18%  0.09%          1.09% (19)
U.S. Real Estate - Class I     0.74%    -        0.27%   -        1.01%     -           1.01%
-----------------------------------------------------------------------------------------------

(1) Except as otherwise noted, figures shown in the table are for the year ended December 31, 2006 and are expressed as a percentage of the Fund's average daily net assets. There is no guarantee that actual expenses will be the same as those shown in the table.
(2) Acquired Fund Fees and Expenses are not fees or expenses incurred by the fund directly but are expenses of the investment companies in which the fund invests. You incur these fees and expenses indirectly through the valuation of the fund's investment in those investment companies. As a result, the Total Expenses after Waivers and Reductions may exceed the fund's limit on Total Portfolio Fees, if any. The impact of the acquired fund fees and expense are included in the total returns of the fund
(3) The Fund's advisor has contractually agreed to waive advisory fees and/or reimburse expenses of Series I shares to the extent necessary to limit Total Portfolio Fees of Series I shares to 1/30% of average daily net assets. The expense limitation agreement is in effect through at least April 30, 2008.
(4) Through April 30, 2008, the Fund's advisor has contractually agreed to waive a portion of its advisory fees to the extent necessary so that the advisory fees payable by the Fund does not exceed a specified maximum annual advisory fee rate, wherein the fee rate includes breakpoints and is based upon net asset levels. The Fund's maximum annual advisory fee rate ranges from 0.745% (for average net assets up to $250 million) to 0.64% (for average net assets over $10 billion).
(5) Previously, the portfolio's Advisory Fees included an additional .04% in Administrative Fees that are now included in Other Fees.
(6) Effective December 1, 2006 through November 30, 2011, the Manager has contractually agreed to waive .04% of its Advisory Fees.
(7) The fund has a stepped fee schedule. As a result, the fund's management fee rate generally decreases as fund assets increase. The fund expenses are as of December 31, 2006, and are based on the most recent shareholder report.
(8) The portfolio Advisor (Calvert Asset Management Company, Inc.) has contractually agreed to limit annual portfolio operating expenses through April 30, 2008, as reflected above, except for Ameritas Core Strategies, and Ameritas MidCap Value which have

OVERTURE ANNUITY III-Plus              - 6 -
caps of 0.95%, and 1.50%, respectively. Under the terms of the contractual expense limitation, operating expenses do not include interest expense, brokerage commissions, taxes and extraordinary expenses. Each Portfolio has an expense offset arrangement with the custodian bank whereby the custodian's fees may be paid indirectly by credits earned on the Portfolio's cash on deposit with the bank. These credits are used to reduce the Portfolio's expenses. Under those circumstances where the Advisor has provided to the Portfolio a contractual expense limitation, and to the extent any expense offset credits are earned, the Advisor may benefit from the expense offset arrangement and the Advisor's obligation under the contractual limitation may be reduced by the credits earned.
(9) Management fees for the Ameritas Portfolios include both the investment advisory fee and administrative service fee. The administrative service fee is 0.05% of the portfolio's average daily net assets.
(10) "Total Expenses" reflect an indirect fee and fees before waivers. Indirect fees result from the Portfolio's offset arrangement with the custodian bank whereby the custodian's fees may be paid indirectly by credits earned on the Portfolio's cash on deposit with the bank. These credits are used to reduce the Portfolio's expenses. Net operating expenses after reductions for fees paid indirectly and fee waivers would be as follows:
                      Ameritas Core Strategies              0.91%
                      Ameritas Income & Growth              0.77%
                      Ameritas MidCap Value                 1.11%
                      CVS Income                            0.87%
                      CVS Social Balanced                   0.90%
                      CVS Social Equity                     1.07%
                      CVS Social International Equity       1.79%
                      CVS Social Mid Cap Growth             1.15%
                      CVS Social Small Cap Growth           1.37%
(11) The Dreyfus Corporation has agreed, until December 31, 2007, to waive receipt of its fees and/or assume the expenses of the portfolio so that the expenses (excluding taxes, brokerage commissions, extraordinary expenses, interest expenses and commitment fees on borrowings) do not exceed .90 of 1%.
(12) A portion of the brokerage commissions that the fund pays may be reimbursed and used to reduce the fund's expenses. In addition, through arrangements with the fund's custodian, credits realized as a result of uninvested cash balances are used to reduce the fund's custodian expenses. These offsets may be discontinued at any time. Including these reductions, the total class operating expenses would have been:
                      VIP Asset Manager: Initial Class     0.63%
                      VIP Contrafund: Initial Class        0.65%
                      VIP Equity-Income: Initial Class     0.56%
                      VIP Growth: Initial Class            0.67%
                      VIP Overseas: Initial Class          0.81%
(13) A portion of the brokerage commissions that the fund pays may be reimbursed and used to reduce the fund's expenses. These offsets may be discontinued at any time. Including this reduction, the total class operating expenses would have been 0.73% for the VIP Asset Manager: Growth: Initial Class.
(14) The fund has entered into an expense offset arrangement that reduces the fund's custodian fee based upon the amount of cash maintained by the fund with its custodian and dividend disbursing agent. Such fee reduction is not reflected in the table. Had this fee reduction been taken into account, "Net Expenses" would be lower.
(15) MFS has agreed in writing to bear the funds' expenses such that "Other Fees," determined without giving effect to the expense offset arrangements described above, do not exceed 0.15% annually. This written agreement excludes management fees, distribution and service fees, taxes, extraordinary expenses, brokerage and transaction costs and investment-related expenses and will continue until at least April 30, 2008.
(16) Effective August 1, 2006, MFS has agreed in writing to reduce its management fee to 0.70% on average daily net assets up to $1 billion. During the fund's most recent fiscal year, this reduction amounted to 0.02%. This written agreement will remain in effect until modified by the fund's Board of Trustees.
(17) Figures are based on the actual expenses incurred by the Portfolio for the year ended December 31, 2006. Actual Portfolio expenses may vary.
(18) The fund does not bear any direct operating expenses above the amount disclosed; any additional direct operating expenses are borne by the adviser according to the terms of the advisory agreement. Expenses of Acquired Funds are not included in this arrangement.
(19) The fees disclosed reflect gross ratios prior to any voluntary waivers/reimbursements of expenses by the adviser. The adviser has voluntarily agreed to waive a portion or all of its management fee and/or reimburse expenses to the extent necessary so that total annual operating expenses, excluding certain investment related expenses such as foreign country tax expense and interest expense on borrowing, do not exceed the "Operating Expense Limitation" in the below table. The adviser may terminate these voluntary waivers at any time at its sole discretion. After such reductions, the "Management Fee", "Other Expenses" and "Total Annual Expenses", would be as follows:
                                  Operating
                                   Expense    Management    Other   Total Annual
                                  Limitation     Fees      Expenses    Expenses
                                  ----------     ----      --------    --------
Emerging Markets Equity Class I      1.60% (a)   1.22%        0.40%      1.62%
International Magnum Class I         1.05% (b)   0.71%        0.38%      1.09%
        (a) UIF Emerging Market Equity expense cap decreased from 1.65% to 1.60% on June 1, 2006.
        (b)  UIF International Magnum expense cap changed from 1.15% to 1.05%
             on June 1, 2006.
*       Portfolios pay 12b-1 fees to us pursuant to Rule 12b-1 under the Investment Company Act of 1940, which allows investment companies to pay fees out of portfolio assets to those who sell and distribute portfolio shares. Some portfolios may also pay 0.05 to 0.25 percent of annual portfolio assets for our providing shareholder support and marketing services.
**      "Standard & Poor's(R)", "S&P(R)", "S&P 500(R)", "Standard & Poor's
500(R)", and "500(R)" are trademarks of The McGraw-Hill Companies, Inc. and have been licensed for use by us. The Product is not sponsored, endorsed, sold or promoted by Standard & Poor's and Standard & Poor's makes no representation regarding the advisability of investing in the Product. The Statement of Additional Information sets forth certain additional disclaimers and limitations of liabilities on behalf of S&P as set forth in the Licensing Agreement between us and S&P.

 o o o  EXAMPLES OF EXPENSES


        The Examples below are intended to help you compare the cost of investing in the Policy with the cost of investing in other variable annuity policies. These costs include Policy owner transaction expenses, contract charges, separate account annual expenses, and Subaccount underlying portfolio fees and expenses.

        The Examples assume that you invest $10,000 in the Policy for the time periods indicated. The Examples also assume that your investment has a 5% return each year and assume the underlying portfolio and Policy fees and expenses indicated. THE EXAMPLE AMOUNTS ARE ILLUSTRATIVE ONLY, AND SHOULD NOT BE CONSIDERED A REPRESENTATION OF PAST OR FUTURE EXPENSES. YOUR ACTUAL EXPENSES MAY BE HIGHER OR LOWER THAN THOSE SHOWN IN THE CHART.

OVERTURE ANNUITY III-Plus              - 7 -

                         --------------------------------------------------------------------------
                          Surrender Policy at       Annuitize Policy at       Policy is neither
                          the end of the time       the end of the time        surrendered nor
                              period. ($)               period. ($)            annuitized. ($)
 ---------------------------------------------------------------------------------------------------
                        1 Yr  3 Yr  5 Yr  10 Yr  1 Yr  3 Yr   5 Yr  10 Yr  1 Yr  3 Yr  5 Yr  10 Yr
 ---------------------------------------------------------------------------------------------------
 Maximum Policy        $968 $1,718 $2,286 $3,890  $968 $1,118 $1,886 $3,890 $368 $1,118 $1,886 $3,890
 Expenses (1)
 ---------------------------------------------------------------------------------------------------
 Minimum Policy        $819 $1,271 $1,545 $2,434  $819   $671 $1,145 $2,434 $219   $671 $1,145 $2,434
 Expenses (2)
 ---------------------------------------------------------------------------------------------------

(1) MAXIMUM POLICY EXPENSES. This example assumes maximum charges of 1.40% for Separate Account annual expenses, a $40 guaranteed maximum Policy fee, plus the maximum fees and expenses before any waivers or reductions of any of the portfolio companies (1.86%).
(2) MINIMUM POLICY EXPENSES. This example assumes current charges of 1.40% for Separate Account annual expenses, a $40 current Policy fee, plus the minimum fees and expenses after any waivers or reductions of any of the portfolio companies (0.36%).


FINANCIAL INFORMATION
--------------------------------------------------------------------------------

We provide Accumulation Unit value history for each of the Separate Account variable investment options in APPENDIX A. Financial statements of the Subaccounts of the Separate Account and our company are included in the Statement of Additional Information; to learn how to get a copy, see the front or back page of this prospectus.


CHARGES EXPLAINED
--------------------------------------------------------------------------------

        The following adds to information provided in the CHARGES section. Please review both prospectus sections for information on charges.

 o o o  WITHDRAWAL CHARGE

        We will deduct a withdrawal charge from Policy value upon a full surrender or partial withdrawal that exceeds the "free" withdrawal amount or does not qualify for a critical needs waiver of the withdrawal charge, and also from any Policy value paid out due to the Owner's death while withdrawal charges apply. (The "free" withdrawal feature and amount and the critical needs waiver of withdrawal charges are described in this prospectus' POLICY DISTRIBUTIONS section.) A withdrawal charge will not be deducted on the date annuity income payments begin from amounts applied to provide annuity payments. This charge partially covers our distribution costs, including commissions and other promotional costs. Any deficiency is met from our general account, including amounts derived from the mortality and expense risk charge.

        The amount of a partial withdrawal you request plus any withdrawal charge is deducted from the Policy value on the date we receive your withdrawal request. Partial withdrawals (including any charge) are deducted from the Subaccounts and the Fixed Account on a pro rata basis, unless you instruct us otherwise. Policy value is withdrawn by considering earnings to be withdrawn before any premium is withdrawn. This means that there may be no withdrawal charge if the amount of the withdrawal is less than or equal to (i) earnings plus (ii) premiums received at least "x" years prior to the withdrawal and not considered having been previously withdrawn, where "x" is the number of years in the withdrawal charge period. When premium is withdrawn, the oldest premium is considered to be withdrawn first, the next oldest premium is considered to be withdrawn next, and so on (a "first-in, first-out" basis).

 o o o  MORTALITY AND EXPENSE RISK CHARGE

        We impose a daily fee to compensate us for the mortality and expense risks we have under the Policy. This fee is reflected in the Accumulation Unit values for each Subaccount.

        Our MORTALITY RISK arises from our obligation to make annuity payments and to pay death benefits prior to the Annuity Date. The mortality risk we assume is that annuitants will live longer than we project, so our cost in making annuity payments will be higher than projected. However, an Annuitant's own longevity, or improvement in general life expectancy, will not affect the periodic annuity payments we pay under your Policy. Another mortality risk we assume is that at your death the death benefit we pay will be greater than the Policy value.

        Our EXPENSE RISK is that our costs to administer your Policy will exceed the amount we collect through administrative charges.

OVERTURE ANNUITY III-Plus              - 8 -

        If the mortality and expense risk charge does not cover our costs, we bear the loss, not you. If the charge exceeds our costs, the excess is our profit. If the withdrawal charge does not cover our Policy distribution costs, the deficiency is met from our general account assets, which may include amounts, if any, derived from this mortality and expense risk charge.

 o o o  ADMINISTRATIVE FEES

        Administrative fees help us cover our cost to administer your Policy.

o       ADMINISTRATIVE EXPENSE FEE
        This fee is equal to an annual rate of the value of the net assets in the Separate Account. This fee is reflected in the Accumulation Unit values for each Subaccount.

o       ANNUAL POLICY FEE
        We reserve the right to charge an annual Policy fee.

        Any Policy Fee is deducted from your Policy value on the last Business Day of each Policy Year and upon a complete surrender. This fee is levied by canceling Accumulation Units and making a deduction from the Fixed Account. It is deducted from each Subaccount and the Fixed Account in the same proportion that the value in each Subaccount or the Fixed Account bears to the total Policy value. We currently waive any Policy Fee if the Policy value is at least $50,000. The Policy Fee may be subject to maximum limits in certain states.

 o o o  TRANSFER FEE
        The first 15 transfers per Policy Year from Subaccounts or the Fixed Account are free. A transfer fee may be imposed for any transfer in excess of 15 per Policy Year. The transfer fee is deducted pro rata from each Subaccount (and, if applicable, the Fixed Account) in which the Owner is invested.

 o o o  TAX CHARGES
        Some states and municipalities levy a tax on annuities, ranging from 0% to 3.5% of your premiums. These tax rates, and the timing of the tax, vary and may change. Depending upon when any tax is paid by us in the state governing your Policy, we deduct a charge for the tax either (a) from premiums as they are received, (b) upon surrender of the Policy, (c) upon your death, or (d) upon applying Policy proceeds to an annuity income payout option.

        No charges are currently made for taxes other than premium taxes. We reserve the right to levy charges in the future for taxes or other economic burdens resulting from taxes that we determine are properly attributable to the Separate Account.

 o o o  FEES CHARGED BY THE PORTFOLIOS
        Each Subaccount's underlying portfolio has investment advisory fees and expenses. They are set forth in this prospectus' CHARGES section and described in more detail in each fund's prospectus. A portfolio's fees and expenses are not deducted from your Policy value. Instead, they are reflected in the daily value of portfolio shares which, in turn, will affect the daily Accumulation Unit value of the Subaccounts. These fees and expenses help to pay the portfolio's investment advisory and operating expenses.


-------------------------
        WAIVER OF CERTAIN CHARGES

        When the Policy is sold in a manner that results in savings of sales or administrative expenses, we reserve the right to waive all or part of any fee we charge under the Policy (excluding fees charged by the portfolios). Factors we consider include one or more of the following: size and type of group to whom the Policy is issued; amount of expected premiums; relationship with us (employee of us or an affiliated company, receiving distributions or making transfers from other policies we or one of our affiliates issue or transferring amounts held under qualified retirement plans we or one of our affiliates sponsor); type and frequency of administrative and sales services provided; or level of annual maintenance fee and withdrawal charges. In an exchange of another policy we or an affiliated company issued and where the withdrawal charge has been waived, the withdrawal charge for this Policy may be determined based on the dates premiums were received in the prior policy.

OVERTURE ANNUITY III-Plus              - 9 -

        Any fee waiver will not be discriminatory and will be done according to our rules in effect at the time the Policy is issued. We reserve the right to change these rules. The right to waive any fees may be subject to state approval.


INVESTMENT OPTIONS
--------------------------------------------------------------------------------

        We recognize you have very personal goals and investment strategies. The Policy allows you to choose from a wide array of investment options - each chosen for its potential to meet specific investment objectives.

    You may allocate all or a part of your premiums among the Separate Account variable investment options or the Fixed Account fixed interest rate option. Allocations must be in whole percentages and total 100%. The variable investment options, which invest in underlying portfolios, are listed and described in this section of this prospectus.

THE VALUE OF YOUR POLICY WILL GO UP OR DOWN BASED ON THE INVESTMENT PERFORMANCE OF THE VARIABLE INVESTMENT OPTIONS YOU CHOOSE. The investment results of each variable investment option are likely to differ significantly, and vary over time. They do not earn a fixed interest rate. Please consider carefully, and on a continuing basis, which investment options best suit your long-term investment objectives and risk tolerance.

 o o o  SEPARATE ACCOUNT VARIABLE INVESTMENT OPTIONS

        THE UNDERLYING PORTFOLIOS IN THE SEPARATE ACCOUNT ARE NOT PUBLICLY TRADED MUTUAL FUNDS, AND ARE NOT THE SAME AS OTHER PUBLICLY TRADED MUTUAL FUNDS WITH VERY SIMILAR NAMES. They are only available as separate account investment options in life insurance or variable annuity policies issued by insurance companies, or through participation in certain qualified pension or retirement plans.
        Even if the investment options and policies of some underlying portfolios available under the Policy may be very similar to the investment objectives and policies of publicly traded mutual funds that may be managed by the same investment adviser, the investment performance and results of the portfolios available under the Policy may vary significantly from the investment results of such other publicly traded mutual funds.
        You should read the prospectuses for the underlying portfolios together with this prospectus for more information.

        The Separate Account provides you with variable investment options in the form of underlying portfolio investments. Each underlying portfolio is an open-end investment management company. When you allocate investments to an underlying portfolio, those investments are placed in a Subaccount of the Separate Account corresponding to that portfolio, and the Subaccount in turn invests in the portfolio. The Policy value of your Policy depends directly on the investment performance of the portfolios that you select.

        The Separate Account is registered with the SEC as a unit investment trust. However, the SEC does not supervise the management or the investment practices or policies of the Separate Account or Ameritas. The Separate Account was established as a separate investment account of AVLIC under Nebraska law on May 28, 1987. Effective May 1, 2007, AVLIC merged with and into Ameritas, and the Separate Account was transferred to Ameritas. Ameritas is now the issuer of the Policies and is the "Depositor" of the Separate Account. (See "About Our Company" in the prospectus for further information.) Under Nebraska law, Ameritas owns the Separate Account assets, but they are held separately from our other assets and are not charged with any liability or credited with any gain of business unrelated to the Separate Account. Any and all distributions made by the underlying portfolios, with respect to the shares held by the Separate Account, will be reinvested in additional shares at net asset value. We are responsible to you for meeting the obligations of the Policy, but we do not guarantee the investment performance of any of the variable investment options' underlying portfolios. We do not make any representations about their future performance.

                       YOU BEAR THE RISK THAT THE VARIABLE
        INVESTMENT OPTIONS YOU SELECT MAY FAIL TO MEET THEIR OBJECTIVES,
      THAT THEY COULD GO DOWN IN VALUE, AND THAT YOU COULD LOSE PRINCIPAL.
       -------------------------------------------------------------------

        Each Subaccount's underlying portfolio operates as a separate investment fund, and the income or losses of one generally have no effect on the investment performance of any other. Complete descriptions of each variable investment option's investment objectives and restrictions and other material information related to an investment in

OVERTURE ANNUITY III-Plus              - 10 -
the variable investment option are contained in the prospectuses for each of the series funds which accompany this prospectus.

        The Separate Account Subaccount underlying portfolios listed below are designed primarily as investments for variable annuity and variable life insurance policies issued by insurance companies. They are NOT publicly traded mutual funds available for direct purchase by you. THERE IS NO ASSURANCE THE INVESTMENT OBJECTIVES WILL BE MET.

        This information is just a summary for each underlying portfolio. You should read the series fund prospectus for an underlying portfolio accompanying this prospectus for more information about that portfolio, including detailed information about the portfolio's fees and expenses, investment strategy and investment objective. To get a copy of any portfolio prospectus, contact your representative or us as shown on the Table of Contents page or the last page of this prospectus.

 ------------------------------------ ----------------------------------------------------------
           Separate Account                   Summary of Investment Strategy / Fund Type
             Portfolio
 ------------------------------------ ----------------------------------------------------------
             AIM FUNDS                      OFFERED THROUGH AIM Variable Insurance Funds
                                                   ADVISED BY AIM Advisors, Inc.
 ------------------------------------ ----------------------------------------------------------
 AIM V.I. Dynamics - Series I         Investment objective is long-term capital growth.
 ------------------------------------ ----------------------------------------------------------
          ALGER (CLASS O)                     OFFERED THROUGH The Alger American Fund
                                               ADVISED BY Fred Alger Management, Inc.
 ------------------------------------ ----------------------------------------------------------
 Alger American Balanced              Seeks current income and long-term capital appreciation.
 ------------------------------------ ----------------------------------------------------------
                                       OFFERED THROUGH American Century Variable Portfolios,
          AMERICAN CENTURY(R)                                     Inc.
                                      ADVISED BY American Century Investment Management, Inc.
 ------------------------------------ ----------------------------------------------------------
 VP Income & Growth                   The fund seeks capital growth by investing in common stocks.
                                      Income is a secondary objective.
 ------------------------------------ ----------------------------------------------------------
                                       OFFERED THROUGH Calvert Variable Series, Inc. Ameritas
         AMERITAS PORTFOLIOS                                Portfolios *
            - SUBADVISOR                ADVISED BY Calvert Asset Management Company, Inc.
 ------------------------------------ ----------------------------------------------------------
 Ameritas Core Strategies -           Growth and secondarily, income.
 THORNBURG INVESTMENT MANAGEMENT,
 INC.
 ------------------------------------ ----------------------------------------------------------
 Ameritas Income & Growth - FRED      Income and secondarily, growth.
 ALGER MANAGEMENT, INC. (FRED ALGER)
 ------------------------------------ ----------------------------------------------------------
 Ameritas Index 500 - SUMMIT          Investment results that correspond to total return of
 INVESTMENT PARTNERS, INC. (THROUGH   common stocks publicly traded in U.S., as represented by
 APRIL 29, 2007, THE subadvisor was   the S&P 500 Index.
 SSGA FUNDS MANAGEMENT, INC. (SSGA)
 ------------------------------------ ----------------------------------------------------------
 Ameritas MidCap Growth - FRED ALGER  Growth.
 ------------------------------------ ----------------------------------------------------------
 Ameritas MidCap Value -
 RIVERSOURCE INVESTMENTS, LLC
 (THROUGH APRIL 29, 2007, THE         Growth.
 SUBADVISOR WAS HARRIS
 ASSOCIATES, L.P.)
 ------------------------------------ ----------------------------------------------------------
 Ameritas Money Market                Money Market
 ------------------------------------ ----------------------------------------------------------
 Ameritas Small Capitalization -      Growth.
 EAGLE ASSET MANAGEMENT, INC.
 ------------------------------------ ----------------------------------------------------------
 Ameritas Small Company Equity -      Growth.
 OFI INSTITUTIONAL ASSET MANAGEMENT
 INC.
 ------------------------------------ ----------------------------------------------------------
         CALVERT PORTFOLIOS            OFFERED THROUGH Calvert Variable Series, Inc. Calvert
            - SUBADVISOR                                    Portfolios *
                                         ADVISED BY Calvert Asset Management Company, Inc.
 ------------------------------------ ----------------------------------------------------------
 CVS Income - NO SUBADVISOR           Income.
 ------------------------------------ ----------------------------------------------------------
 CVS Social Balanced - EQUITY
 PORTION: NEW AMSTERDAM PARTNERS
 LLC (NEW AMSTERDAM) AND SSGA;        Income and Growth.
 FIXED INCOME PORTION: NO SUBADVISOR
 ------------------------------------ ----------------------------------------------------------
 CVS Social Equity - ATLANTA          Growth.
 CAPITAL MANAGEMENT COMPANY, L.L.C.
 ------------------------------------ ----------------------------------------------------------
 CVS Social International Equity -    Growth.
 ACADIAN ASSET MANAGEMENT, INC.
 ------------------------------------ ----------------------------------------------------------
 CVS Social Mid Cap Growth - NEW      Growth.
 AMSTERDAM
 ------------------------------------ ----------------------------------------------------------
 CVS Social Small Cap Growth -        Growth.
 BRIDGEWAY CAPITAL MANAGEMENT, INC.
 (THROUGH MARCH 8, 2007, THE
 SUBADVISOR WAS RENAISSANCE
 INVESTMENT MANAGEMENT)
 ------------------------------------ ----------------------------------------------------------
           DREYFUS                        OFFERED THROUGH Dreyfus Investment Portfolios
                                                 ADVISED BY The Dreyfus Corporation
 ------------------------------------ ----------------------------------------------------------
 MidCap Stock - Service Shares        Seeks returns greater than the total return performance
                                      of publicly traded common stocks of medium-sized domestic
                                      in the aggregate, as represented by the Standard and Poor's
                                      MidCap 400 Index.
 ------------------------------------ ----------------------------------------------------------

OVERTURE ANNUITY III-Plus              - 11 -


 ------------------------------------ ----------------------------------------------------------
           Separate Account                   Summary of Investment Strategy / Fund Type
             Portfolio
 ------------------------------------ ----------------------------------------------------------
       FIDELITY (INITIAL CLASS)              OFFERED THROUGH Variable Insurance Products
                                         ADVISED BY Fidelity Management & Research Company
 ------------------------------------ ----------------------------------------------------------
 VIP Asset Manager SM                 Seeks high total return with reduced risk over the long term by allocating assets among stocks, bonds and short-term instruments.
 ------------------------------------ ----------------------------------------------------------
                                      Seeks to maximize total return by allocating assets
 VIP Asset Manager: Growth(R)         among stocks, bonds and short-term instruments and other
                                      investments.
 ------------------------------------ ----------------------------------------------------------
 VIP Contrafund(R)                    Seeks long-term capital appreciation.
 ------------------------------------ ----------------------------------------------------------
 VIP Equity-Income                    Seeks reasonable income, to achieve yield which exceeds the composite yield on the securities comprising the S&P 500.
 ------------------------------------ ----------------------------------------------------------
 VIP Growth                           Seeks capital appreciation.
 ------------------------------------ ----------------------------------------------------------
 VIP High Income                      Income and Growth.
 ------------------------------------ ----------------------------------------------------------
 VIP Investment Grade Bond            Bond.
 ------------------------------------ ----------------------------------------------------------
 VIP Overseas                         Seeks long-term growth.
 ------------------------------------ ----------------------------------------------------------
                 MFS                        OFFERED THROUGH MFS Variable Insurance Trust
                                        ADVISED BY Massachusetts Financial Services Company
 ------------------------------------ ----------------------------------------------------------
 New Discovery                        Capital appreciation.
 ------------------------------------ ----------------------------------------------------------
 Strategic Income                     Seeks total return with an emphasison high current income, but also considering capital appreciation.
 ------------------------------------ ----------------------------------------------------------
 Utilities                            Total return.
 ------------------------------------ ----------------------------------------------------------
               SUMMIT                     OFFERED THROUGH Summit Mutual Funds Inc. Summit
                                                         Pinnacle Series *
                                            ADVISED BY Summit Investment Partners, Inc.
 ------------------------------------ ----------------------------------------------------------
 Nasdaq-100 Index                     Growth.
 ------------------------------------ ----------------------------------------------------------
 Russell 2000 Small Cap Index         Growth.
 ------------------------------------ ----------------------------------------------------------
 S&P MidCap 400 Index                 Growth.
 ------------------------------------ ----------------------------------------------------------
            THIRD AVENUE                 OFFERED THROUGH Third Avenue Variable Series Trust
                                               ADVISED BY Third Avenue Management LLC
 ------------------------------------ ----------------------------------------------------------
 Third Avenue Value                   Long-term capital appreciation.
 ------------------------------------ ----------------------------------------------------------
              VAN KAMPEN               OFFERED THROUGH The Universal Institutional Funds, Inc.
                                        ADVISED BY Morgan Stanley Investment Management Inc.
                                                          DBA "Van Kampen"
 ------------------------------------ ----------------------------------------------------------
 Emerging Markets Equity - Class I    Long-term capital appreciation by investing primarily in
                                      growth-oriented equity securities of issuers in emerging
                                      market countries.
 ------------------------------------ ----------------------------------------------------------
                                      Long-term capital appreciation by investing primarily
 Global Value Equity - Class I        in equity securities of issuers throughout the world,
                                      including U.S. issuers.
 ------------------------------------ ----------------------------------------------------------
                                      Long-term capital appreciation by investing primarily
 International Magnum - Class I       in equity securities of non-U.S. issuers domiciled in
                                      EAFE countries.
 ------------------------------------ ----------------------------------------------------------
 U.S. Real Estate - Class I           Above average current income and long-term capital
                                      appreciation by investing primarily in equity
                                      securities of companies in the U.S. real estate
                                      industry, including real estate investment trusts.
 -----------------------------------------------------------------------------------------------
 * These funds and their investment advisers are part of the UNIFI Mutual
 Holding Company, the ultimate parent of Ameritas.

o       ADDING, DELETING, OR SUBSTITUTING VARIABLE INVESTMENT OPTIONS
        We do not control the Subaccounts' underlying portfolios, so we cannot guarantee that any of the portfolios will always be available. We retain the right to change the investments of the Separate Account, and to eliminate the shares of any Subaccount's underlying portfolio and substitute shares of another series fund portfolio. If the shares of the underlying portfolio are no longer available for investment or if, in our judgment, investment in the portfolio would be inappropriate in view of the purposes of the Separate Account, we will first notify you and receive any necessary SEC and state approval before making such a change. New Separate Account underlying portfolios may be added, or existing funds eliminated, when, in our sole discretion, conditions warrant a change. If a portfolio is eliminated, we will ask you to reallocate any amount in the eliminated portfolio. If you do not reallocate these amounts, we will automatically reinvest them in the Ameritas Money Market Subaccount.

        If we make a portfolio substitution or change, we may change the Policy to reflect the substitution or change. Our Separate Account may be (i) operated as an investment management company or any other form permitted by law, (ii) deregistered with the SEC if registration is no longer required, or (iii) combined with one or more other separate accounts. To the extent permitted by law, we also may transfer assets of the Separate Account to other accounts.

OVERTURE ANNUITY III-Plus              - 12 -

 o o o  FIXED ACCOUNT FIXED INTEREST RATE OPTION

        There is one fixed interest rate option ("Fixed Account"), where we bear the investment risk. We guarantee that you will earn a minimum interest rate that will yield at least 3.5% per year, compounded annually. We may declare a higher current interest rate. However, you bear the risk that we will not credit more interest than will yield the minimum guaranteed rate per year for the life of the Policy. We have sole discretion over how assets allocated to the Fixed Account are invested, and we bear the risk that those assets will perform better or worse than the amount of interest we have declared. The focus of this prospectus is to disclose the Separate Account aspects of the Policy. Refer to the Policy for additional details regarding the Fixed Account.

 o o o  TRANSFERS

        The Policy is designed for long-term investment, not for use with professional "market timing" services or use with programmed, large or frequent transfers. Excessive transfers could harm other policy owners, annuitants and beneficiaries by having a detrimental effect on investment portfolio management. In addition to the right of the Portfolio to impose redemption fees on short-term trading, WE RESERVE THE RIGHT TO REJECT ANY SPECIFIC PREMIUM ALLOCATION OR TRANSFER REQUEST, IF IN THE JUDGMENT OF A SUBACCOUNT PORTFOLIO FUND ADVISOR, A SUBACCOUNT PORTFOLIO WOULD BE UNABLE TO INVEST EFFECTIVELY IN ACCORDANCE WITH ITS INVESTMENT OBJECTIVES AND POLICIES, OR IF POLICY OWNERS WOULD OTHERWISE POTENTIALLY BE ADVERSELY AFFECTED.

        Transferring money out of a Subaccount within 60 days of a purchase may be considered market timing. However, any portfolio fund advisor may establish its own standards, and each transaction may be evaluated on its own. Ultimately the portfolio fund advisor has the authority to make this determination.

        Subject to restrictions during the "right to examine period" and prior to the Annuity Date, you may transfer Policy value from one Subaccount to another, from the Separate Account to the Fixed Account, or from the Fixed Account to any Subaccount, subject to these rules:

        TRANSFER RULES:
        o A transfer is considered any single request to move assets from one or more Subaccounts or the Fixed Account to one or more of the other Subaccounts or the Fixed Account.
        o We must receive notice of the transfer - either Written Notice, an authorized telephone transaction, or by Internet when available. Transfer requests by facsimile, telephone, or Internet must be sent to us by 3:00 p.m. Central Time for same-day processing. Requests received later are processed on the next trading day. Fax requests must be sent to us at 402-467-7923. If requests are faxed elsewhere, we will process them as of the day they are received by our trading unit.
        o The transferred amount must be at least $250, or the entire Subaccount or Fixed Account value if it is less. (If the value remaining after a transfer will be less than $250 in a Subaccount or $100 in the Fixed Account, we will include that amount as part of the transfer.)
           - If the Dollar Cost Averaging systematic transfer program is used, then the minimum transfer amount out of a Subaccount or the Fixed Account is the lesser of $100 or the balance in the Subaccount or Fixed Account. Under this program, the maximum amount that may be transferred from the Fixed Account each month is 1/36th of the value of the Fixed Account at the time the Dollar Cost Averaging program is established. While a Dollar Cost Averaging program is in effect, elective transfers out of the Fixed
               Account are prohibited.
           - The Portfolio Rebalancing and Earnings Sweep systematic transfer programs have no minimum transfer limits.
        o The first 15 transfers each Policy Year are free. Thereafter, transfers may result in a $10 charge for each transfer. This fee is deducted on a pro-rata basis from balances in all Subaccounts and the Fixed Account; it is not subtracted from the amount of the transfer. Transfers under any systematic transfer program DO count toward the 15 free transfer limit.
        o A transfer from the Fixed Account (except made pursuant to a systematic transfer program):
           -   may be made only once each Policy Year;
           -   may be delayed up to six months;
           -   is limited during any Policy Year to the greater of:
               - 25% of the Fixed Account value on the date of the initial transfer during that year;
               - the greatest amount of any similar transfer out of the Fixed Account during the previous 13 months; or
               -   $1,000.
        o We reserve the right to limit transfers, or to modify transfer privileges, and we reserve the right to change the transfer rules at any time.
        o If the Policy value in any Subaccount falls below $250, we may transfer the remaining balance, without charge, to the Ameritas Money Market Subaccount.

OVERTURE ANNUITY III-Plus              - 13 -

        o In the event you authorize telephone or Internet transfers, we are not liable for telephone or Internet instructions that we in good faith believe you authorized. We will employ reasonable procedures to confirm that instructions are genuine.

 o o o  THIRD-PARTY SERVICES

        Where permitted and subject to our rules, we may accept your authorization to have a third party (such as your sales representative or someone else you name) exercise transfers or investment allocations on your behalf. Third-party transfers and allocations are subject to the same rules as all other transfers and allocations. You can make this election on the application or by sending us Written Notice. PLEASE NOTE THAT ANY PERSON OR ENTITY YOU AUTHORIZE TO MAKE TRANSFERS OR ALLOCATIONS ON YOUR BEHALF, INCLUDING ANY INVESTMENT ADVISORY, ASSET ALLOCATION, MONEY MANAGEMENT OR TIMING SERVICE, DOES SO INDEPENDENTLY FROM ANY AGENCY RELATIONSHIP THEY MAY HAVE WITH US FOR THE SALE OF THE POLICIES. THEY ARE ACCOUNTABLE TO YOU ALONE FOR SUCH TRANSFERS OR ALLOCATIONS. WE ARE NOT RESPONSIBLE FOR SUCH TRANSFERS OR ALLOCATIONS ON YOUR BEHALF, OR RECOMMENDATIONS TO YOU, BY SUCH THIRD-PARTY SERVICES. YOU SHOULD BE AWARE THAT FEES CHARGED BY SUCH THIRD PARTIES FOR THEIR SERVICE ARE SEPARATE FROM AND IN ADDITION TO FEES PAID UNDER THE POLICY.

 o o o  DISRUPTIVE TRADING PROCEDURES

Organizations or individuals that use market timing investment strategies and make frequent or other disruptive transfers should not purchase the Policy.

        The Policy is not designed to serve as a vehicle for frequent trading in response to short-term fluctuations in the market. Such frequent trading, programmed transfers, or transfers that are large in relation to the total assets of a Subaccount's underlying portfolio can disrupt management of a Subaccount's underlying portfolio and raise expenses. This in turn can hurt performance of an affected Subaccount and therefore hurt your Policy's performance.

        Policy Owners should be aware that we are contractually obligated to provide Policy Owner transaction data relating to trading activities to the underlying funds on written request and, on receipt of written instructions from a fund, to restrict or prohibit further purchases of transfers by Policy Owners identified by an underlying fund as having engaged in transactions that violate the trading policies of the fund.

        We reserve the right to reject or restrict, in our sole discretion, transfers initiated by a market timing organization or individual or other party authorized to give transfer instructions. We further reserve the right to impose restrictions on transfers that we determine, in our sole discretion, will disadvantage or potentially hurt the rights or interests of other Policy Owners. Restrictions may include changing, suspending or terminating telephone, on-line and facsimile transfer privileges. We will enforce any Subaccount underlying portfolio manager's restrictions imposed upon transfers considered by the manager to be disruptive. Our disruptive trading procedures may vary from Subaccount to Subaccount, and may also vary due to differences in operational systems and contract provisions. However, any Subaccount restrictions will be uniformly applied.

        There is no assurance that the measures we take will be effective in preventing market timing or other excessive transfer activity. Our ability to detect and deter disruptive trading and to consistently apply our disruptive trading procedures may be limited by operational systems and technological limitations. Also, because other insurance companies and retirement plans may invest in Subaccount underlying portfolios, we cannot guarantee that Subaccount underlying portfolios will not suffer harm from disruptive trading within contracts issued by them.

        EXCESSIVE TRANSFERS
        We reserve the right to restrict transfers if we determine you are engaging in a pattern of transfers that may disadvantage Policy Owners. In making this determination, we will consider, among other things:
        o  the total dollar amount being transferred;
        o  the number of transfers you make over a period of time;
        o whether your transfers follow a pattern designed to take advantage of short term market fluctuations, particularly within certain Subaccount underlying portfolios;
        o whether your transfers are part of a group of transfers made by a third party on behalf of individual Policy Owners in the group; and
        o the investment objectives and/or size of the Subaccount underlying portfolio.

        THIRD PARTY TRADERS
        We reserve the right to restrict transfers by any firm or any other third party authorized to initiate transfers on behalf of multiple Policy Owners if we determine such third party trader is engaging in a pattern of

OVERTURE ANNUITY III-Plus              - 14 -
        transfers that may disadvantage Policy Owners. In making this determination, we may, among other things:
        o reject the transfer instructions of any agent acting under a power of attorney on behalf of more than one Policy Owner, or
        o reject the transfer or exchange instructions of individual Policy Owners who have executed transfer forms which are submitted by market timing firms or other third parties on behalf of more than one Policy Owner.

We will notify affected Policy Owners before we limit transfers, modify transfer procedures or refuse to complete a transfer. Transfers made pursuant to participation in a dollar cost averaging, portfolio rebalancing, earnings sweep or asset allocation program are not subject to these rules, nor are they subject to a transfer fee. See the sections of the Prospectus describing those programs for the rules of each program.

 o o o  SYSTEMATIC TRANSFER PROGRAMS

        We offer several systematic transfer programs. We reserve the right to alter or terminate these programs upon thirty days written notice.

o       DOLLAR COST AVERAGING
        The Dollar Cost Averaging program allows you to automatically transfer, on a periodic basis, a set dollar amount or percentage from the Ameritas Money Market Subaccount or the Fixed Account to any other Subaccount(s) or the Fixed Account. Requested percentages are converted to a dollar amount. You can begin Dollar Cost Averaging when you purchase the Policy or later. You can increase or decrease the amount or percentage of transfers or discontinue the program at any time. Dollar Cost Averaging is intended to limit loss by resulting in the purchase of more Accumulation Units when a portfolio's value is low, and fewer units when its value is high. However, there is no guarantee that such a program will result in a higher Policy value, protect against a loss, or otherwise achieve your investment goals.

        DOLLAR COST AVERAGING PROGRAM RULES:
        o  There is no additional charge for the Dollar Cost Averaging program.
        o We must receive notice of your election and any changed instruction - either Written Notice, by telephone transaction instruction, or by Internet when available.
        o  Automatic transfers can only occur monthly.
        o The minimum transfer amount out of the Ameritas Money Market Subaccount or the Fixed Account is the lesser of $250 or the balance in the Subaccount or Fixed Account. Under this program, the maximum amount that may be transferred from the Fixed Account each month is 1/36th of the Fixed Account value at the time Dollar Cost Averaging is established. While a Dollar Cost Averaging program is in effect, elective transfers out of the Fixed Account are prohibited. There is no maximum transfer amount limitation applicable to any of the Subaccounts.
        o Dollar Cost Averaging program transfers cannot begin before the end of a Policy's "right to examine" period.
        o You may specify that transfers be made on the 1st through the 28th day of the month. Transfers will be made on the date you specify (or if that is not a Business Day, then on the next Business Day). If you do not select a date, the program will begin on the next Policy Month Anniversary following the date the Policy's "right to examine" period ends.
        o You can limit the number of transfers to be made, in which case the program will end when that number has been made. Otherwise, the program will terminate when the amount remaining in the Ameritas Money Market Subaccount or the Fixed Account is less than $100.
        o Dollar Cost Averaging is not available when the Portfolio Rebalancing Program is elected.

o       PORTFOLIO REBALANCING
        The Portfolio Rebalancing program allows you to rebalance your Policy value among designated Subaccounts only as you instruct. You may change your rebalancing allocation instructions at any time. Any change will be effective when the next rebalancing occurs.

        PORTFOLIO REBALANCING PROGRAM RULES:
        o There is no additional charge for the Portfolio Rebalancing program.
        o The Fixed Account is excluded from this program.
        o You must request the rebalancing program, give us your rebalancing instructions, or request to end this program either by Written Notice, by telephone transaction instruction, or by Internet when available.
        o You may have rebalancing occur quarterly, semi-annually or annually.

OVERTURE ANNUITY III-Plus              - 15 -

o       EARNINGS SWEEP
        The Earnings Sweep program allows you to sweep earnings from your Subaccounts to be rebalanced among designated investment options (Subaccounts or the Fixed Account), either based on your original Policy allocation of premiums or pursuant to new allocation instructions. You may change your Earnings Sweep program instructions at any time. Any change will be effective when the next sweep occurs.

        EARNINGS SWEEP PROGRAM RULES:
        o  There is no additional charge for the Earnings Sweep program.
        o  The Fixed Account is included in this program.
        o You must request the Earnings Sweep program, give us your rebalancing instructions, or request to end this program either by Written Notice, by telephone transaction instruction, or by Internet when available.
        o You may have your earnings sweep quarterly, semi-annually or annually.

 o o o  MODEL ASSET ALLOCATION PROGRAM

        We may offer a model asset allocation program. However, you always have the ability to construct your own asset allocation plan from among the investment options available in your Policy. Model asset allocation programs are intended to match model risk tolerance and investment objectives with the investment options available in your Policy.

        To assist you in your selection of an asset allocation model, our Model Asset Allocation program uses the Morningstar Asset Allocator. This tool was developed by Morningstar Associates, LLC ("Morningstar") and is offered to you through a license agreement between Morningstar and our affiliate Ameritas Investment Corp. ("AIC"). The Model Asset Allocation program consists of five models, ranging from aggressive to conservative. Morningstar provides AIC with ongoing recommendations and monitoring of the portfolios that comprise the models.

        To participate in the asset allocation program:
        o AIC will serve as your investment adviser fiduciary for the program solely for purposes of development of the models and periodic updates to the models. You must give AIC your written consent and discretionary authority for AIC to give us instructions to allocate your premiums (or, for an existing Policy, Policy value) pursuant to the allocations of the model you select. AIC will also periodically instruct us to change your allocations consistent with any changes to the model made by AIC as recommended by Morningstar. AIC has no discretionary authority to execute any other transfers for your policy.
        o  You must complete the Morningstar Asset Allocator Questionnaire.
        o You must allocate all of your Policy value to one asset allocation model. We must receive notice of your asset allocation model election either by written notice or Internet (when available) before we can begin a program for you. Only you can select which model is best for you. The Asset Allocator Questionnaire can be an aid, but neither it nor AIC will make this decision for you.
           You may wish to consult with your own financial professional to determine whether participation in the program is best for you, and if so, which model is most suitable.
        o Each calendar quarter we will automatically rebalance the Subaccount values to be consistent with the allocation percentages for the program model that you elected. Such rebalancing will be disclosed in quarterly statements to you. Performance of each model is updated daily on our website and is available upon request.
        o Annually, AIC will re-evaluate and may make changes to each investment level model based upon Morningstar's recommendations. When AIC updates the models, we will send you written notice of the updated models at least 30 days in advance of the date the updated models are to be effective. If you wish to accept the changes in your selected model, you will not need to take any action, as your Policy value and any subsequent premium will be automatically reallocated pursuant to the updated model. If you do not wish to accept the changes to your selected model, you can change to a different model or withdraw from the Model Asset Allocation program.
        o If you are currently participating in a Model Asset Allocation model and you make changes to your allocations outside the model, you will not receive future notifications of model changes. You will then be considered as having withdrawn from the Model Asset Allocation program and as having cancelled your relationship with AIC for purposes of implementing the program with your Policy.
        o AIC is compensated by us as principal underwriter for the Policies. We and AIC may also receive fees for administrative services from other portfolios in the models. This additional compensation and


OVERTURE ANNUITY III-Plus              - 16-
           related responsibilities may create conflicts of interest as AIC determines what portfolios should be in the models. However, we believe this risk is reduced or eliminated by contracting with Morningstar to independently evaluate and recommend the selection, allocation weighting, and periodic updates regarding portfolios in the models.

        There is no additional charge for selecting the Model Asset Allocation program. Although asset allocation programs are intended to mitigate investment risk, there is still a risk that investing pursuant to a model will still lose value. For information about risks of participating in the Model Asset Allocation program and more detail about the program, including more information about conflicts of interest, ask for a copy of this prospectus' Statement of Additional Information. More information about AIC's role as investment advisor for the program is available on AIC's Form ADV Part II which is delivered to you at the time you subscribe to the program. We may modify or discontinue the model asset allocation program at any time.


IMPORTANT POLICY PROVISIONS
--------------------------------------------------------------------------------

        The OVERTURE ANNUITY III-PLUS Policy is a flexible premium deferred variable annuity policy. The Policy allows you to save and invest your assets on a tax-deferred basis. A feature of the Policy distinguishing it from non-annuity investments is its ability to guarantee annuity payments to you for as long as the Annuitant lives or for some other period you select. In addition, if the Annuitant dies before those payments begin, the Policy will pay a death benefit to the Annuitant's Beneficiary. Many key rights and benefits under the Policy are summarized in this prospectus; however, you must refer to the Policy itself for the actual terms of the Policy. You may obtain a copy of the Policy from us. The Policy can be purchased as a tax-qualified or nonqualified annuity. The Policy remains in force until surrendered for its Cash Surrender Value, or until all proceeds have been paid under an annuity income option or as a death benefit.

 o o o  POLICY APPLICATION AND ISSUANCE

Replacing an existing annuity policy is not always your best choice. Evaluate any replacement carefully.

        To purchase a Policy, you must submit an application and a minimum initial premium. A Policy usually will be issued only if you and the Annuitant are age 0 through 85, rounded to the nearest birthday. We reserve the right to reject any application or premium for any reason.

        If your application is in good order upon receipt, we will credit your initial net premium to the Policy value in accordance with the "right to examine" rules in your state within two Business Days after the later of the date we receive your application or the date we receive your premium. If the application is incomplete or otherwise not in good order, we will contact you within five Business Days to explain the delay; at that time we will refund your initial premium unless you consent to our retaining it to apply it to your Policy once all Policy issuance requirements are met.

        The Policy Date is the date two days after we receive your application and initial premium. It is the date used to determine Policy Anniversaries and Policy Years. No Policy will be dated on or after the 29th day of a month. (This does not affect how premium is credited; see the paragraph above.)

        You can purchase a tax-qualified Policy as part of Section 401(a) pension or profit-sharing plans, or IRA, Roth IRA, SIMPLE IRA, SEP, 403(b)
(TSAs), and Section 457 deferred compensation plans, subject to certain limitations. See this prospectus' FEDERAL INCOME TAX MATTERS section for details. Call us to see if the Policy may be issued as part of other kinds of plans or arrangements.

o       APPLICATION IN GOOD ORDER
        All application questions must be answered, but particularly note these requirements:
        o The Owner's and the Annuitant's full name, Social Security number, and date of birth must be included.
        o Be certain you identify both an Owner's Beneficiary and an Annuitant's Beneficiary, as they have different rights under the Policy, and failure to name an Owner's Beneficiary will cause any death benefit payable upon the Owner's death to be paid to the Owner's estate.
        o Your premium allocations must be completed in whole percentages, and total 100%.
        o  Initial premium must meet minimum premium requirements.
        o  Your signature and your agent's signature must be on the application.

OVERTURE ANNUITY III-Plus              - 17-

        o Identify the type of plan, whether it is nonqualified or, if it is qualified, state the type of qualified plan.
        o  City, state and date application was signed must be completed.
        o If you have one, please give us your e-mail address to facilitate receiving updated Policy information by electronic delivery.
        o There may be forms in addition to the application required by law or regulation, especially when a qualified plan or replacement is involved.
        o  Your agent must be both properly licensed and appointed with us.

o       PREMIUM REQUIREMENTS
        Your premium checks should be made payable to "Ameritas Life Insurance Corp." We may postpone crediting any payment made by check to your Policy value until the check has been honored by your bank. Payment by certified check, banker's draft, or cashier's check will be promptly applied. Under our electronic fund transfer program, you may select a monthly payment schedule for us to automatically deduct premiums from your bank account or other sources. Total premiums for all annuities held with us for the same Annuitant may not exceed $1 million without our consent.

        INITIAL PREMIUM
        o  The only premium required.  All others are optional.
        o Must be at least $2,000. We have the right to change these premium requirements, and to accept a smaller initial premium if payments are established as part of a regularly billed program (electronic funds transfer, payroll deduction, etc.) or as part of a tax-qualified plan.

        ADDITIONAL PREMIUMS
        o Must be at least $500; $50 if payments are established as part of a regularly billed program (electronic funds transfer, payroll deduction, etc.) or a tax-qualified plan. We have the right to change these premium requirements.
        o  Will not be accepted, without our approval, on or after the later of
           (i) the Policy Anniversary following your or the Annuitant's 85th birthday or (ii) the Annuity Date.

o       ALLOCATING YOUR PREMIUMS
        You may allocate your premiums among the variable investment options and the Fixed Account fixed interest rate option. Initial allocations in your Policy application will be used for additional premiums until you change your allocation.

        o  Allocations must be in whole percentages, and total 100%.
        o You may change your allocation by sending us Written Notice or through an authorized telephone transaction. The change will apply to premiums received on or after the date we receive your Written Notice or authorized telephone transaction.
        o All premiums will be allocated pursuant to your instructions on record with us, except your initial premium and any additional premiums received during your Policy's "right to examine" period may be subject to special requirements.

OVERTURE ANNUITY III-Plus              - 18-

        "RIGHT TO EXAMINE" PERIOD ALLOCATIONS
        RETURN OF VALUE STATES. In states that permit us to refund your Policy value upon your cancellation of the Policy during the "right to examine" period, we will allocate your initial premium to your selected variable investment options on the date of issue of the Policy.

        RETURN OF PREMIUM STATES. In states that require us to refund at least your full premium upon your cancellation of the Policy during the "right to examine" period, we will hold your initial premium in the Ameritas Money Market Subaccount for 13 days. Then, we will invest your initial premium in the investment options pursuant to your application instruction. (Any additional premiums we receive during the "right to examine" period plus 3 days will be allocated in the same manner.) If, at the end of the "right to examine" period, you decide to cancel your Policy, we will refund the greater of the Policy value or premiums paid.

 o o o  YOUR POLICY VALUE

        On your Policy's date of issue, the Policy value equals the initial premium less any charge for applicable premium taxes. On any Business Day thereafter, the Policy value equals the sum of the values in the Separate Account variable investment options and the Fixed Account. The Policy value is expected to change from day to day, reflecting the expenses and investment experience of the selected variable investment options (and interest earned in the Fixed Account option) as well as the deductions for charges under the Policy.

 o o o  SEPARATE ACCOUNT VALUE
        Premiums or transfers allocated to Subaccounts are accounted for in Accumulation Units. The Policy value held in the Separate Account Subaccounts on any Business Day is determined by multiplying each Subaccount's Accumulation Unit value by the number of Accumulation Units held in the Subaccount allocated to the Policy. Each Subaccount's Accumulation Unit value is calculated at the end of each Business Day as follows:
        (a) the per share net asset value of the Subaccount's underlying portfolio as of the end of the current Business Day plus any dividend or capital gain distribution declared and unpaid by the underlying portfolio during that Business Day, times the number of shares held by the Subaccount, before the purchase or redemption of any shares on that date; minus
        (b)     the daily administrative expense fee; minus
        (c) the daily mortality and expense risk charge; and this result divided by
        (d) the total number of Accumulation Units held in the Subaccount on the Business Day before the purchase or redemption of any Accumulation Units on that day.

        When transactions are made to or from a Subaccount, the actual dollar amounts are converted to Accumulation Units. The number of Accumulation Units for a transaction is equal to the dollar amount of the transaction divided by the Accumulation Unit value on the Business Day the transaction is made.

        An investment in money market funds is neither insured nor guaranteed by the U.S. Government. There can be no assurance that the funds will be able to maintain a stable net asset value of $1.00 per share.

o       FIXED ACCOUNT VALUE
        The Policy value of the Fixed Account on any Business Day equals:
        (a) the Policy value of the Fixed Account at the end of the preceding Policy Month; plus
        (b) any net premiums credited since the end of the previous Policy Month; plus
        (c) any transfers from the Subaccounts credited to the Fixed Account since the end of the previous Policy Month; minus
        (d) any transfers and transfer fee from the Fixed Account to the Subaccounts since the end of the previous Policy Month; minus
        (e) any partial withdrawal and withdrawal charge taken from the Fixed Account since the end of the previous Policy Month; minus
        (f) the Fixed Account's share of the annual Policy fee on the Policy Anniversary; plus
        (g)     interest credited on the Fixed Account balance.

OVERTURE ANNUITY III-Plus              - 19-

 o o o  TELEPHONE TRANSACTIONS

TELEPHONE TRANSACTIONS PERMITTED
o   Transfers among investment options.
o   Establish systematic transfer programs.
o   Change of premium allocations.

HOW TO AUTHORIZE TELEPHONE TRANSACTIONS
o Upon your authorization on the Policy application or in Written Notice to us, you, your registered representative or a third person named by you may do telephone transactions on your behalf. You bear the risk of the accuracy of any designated person's instructions to us.


TELEPHONE TRANSACTION RULES:
o Must be received by close of the New York Stock Exchange ("NYSE") (usually 3 p.m. Central Time); if later, the transaction will be processed the next day the NYSE is open.
o   Calls will be recorded for your protection.
o For security, you or your authorized designee must provide your Social Security number and/or other identification information.
o   May be discontinued at any time as to some or all Owners.

We are not liable for following telephone transaction instructions we reasonably believe to be genuine.

 o o o  DELAY OF PAYMENTS

        We will usually pay any amounts requested as a full surrender or partial withdrawal from the Separate Account within 7 days after we receive your Written Notice. We can postpone such payments or any transfers out of a Subaccount if:
(i) the NYSE is closed for other than customary weekend and holiday closings;
(ii) trading on the NYSE is restricted; (iii) an emergency exists as determined by the SEC, as a result of which it is not reasonably practical to dispose of securities, or not reasonably practical to determine the value of the net assets of the Separate Account; or (iv) the SEC permits delay for the protection of security holders. The applicable rules of the SEC will govern as to whether the conditions in (iii) or (iv) exist.

        We may defer payments of full surrenders or partial withdrawals or a transfer from the Fixed Account for up to 6 months from the date we receive your Written Notice, after we request and receive approval of the delay from the insurance department of the State where the Policy is delivered.

 o o o  BENEFICIARY

        You may change Policy beneficiary(ies) (Owner's Beneficiary and Annuitant's Beneficiary) by sending Written Notice to us, unless the named beneficiary is irrevocable. Once we record and acknowledge the change, it is effective as of the date you signed the Written Notice. The change will not apply to any payments made or other action taken by us before recording. If the named beneficiary is irrevocable you may change the named beneficiary only by Written Notice signed by both you and the beneficiary. If more than one named beneficiary is designated, and you fail to specify their interest, they will share equally.

        If there are joint Owners, the surviving joint Owner will be deemed the Owner's Beneficiary, and the Owner's Beneficiary named in the Policy application or subsequently changed will be deemed the contingent Owner's Beneficiary. If both joint Owners die simultaneously, any death benefit payable because of an Owner's death will be paid to the contingent Owner's Beneficiary.

        If the Owner's Beneficiary is your surviving spouse, the spouse may elect either to receive the death benefit payable upon your death, in which case the Policy will terminate, or to continue the Policy in force with the spouse as Owner.

        If there is no named Owner's Beneficiary or Annuitant's Beneficiary, or either dies before you, then you or your estate is the Beneficiary until you name a new Beneficiary. If you have either a named Annuitant's Beneficiary or Owner's Beneficiary, but not both, we will presume you intend the named person(s) or legal entity to serve both beneficiary roles.

        The Annuitant's Beneficiary receives the death benefit payable upon the Annuitant's death. The Owner's Beneficiary assumes ownership of the Policy upon the Owner's death, and also then receives distribution of Policy assets pursuant to federal tax requirements. (If the Owner and Annuitant are the same person, proceeds are paid to the Annuitant's Beneficiary.)

OVERTURE ANNUITY III-Plus              - 20-

 o o o  MINOR OWNER OR BENEFICIARY

        A minor may not own the Policy solely in the minor's name and cannot receive payments directly as a Policy beneficiary. Contrary to common belief, in most states parental status does NOT automatically give parents the power to provide an adequate release to us to make beneficiary payments to the parent for the minor's benefit. A minor can "own" a Policy through the trustee of a trust established for the minor's benefit, or through the minor's named and court appointed guardian, who owns the Policy in his or her capacity as trustee or guardian. Where a minor is a named beneficiary, we are able to pay the minor's beneficiary payments to the minor's trustee or guardian. Some states allow us to make such payments up to a limited amount directly to parents. Parents seeking to have a minor's interest made payable to them for the minor's benefit are encouraged to check with their local court to determine the process to be appointed as the minor's guardian; it is often a very simple process that can be accomplished without the assistance of an attorney. If there is no adult representative able to give us an adequate release for payment of the minor's beneficiary interest, we will retain the minor's interest on deposit until the minor attains the age of majority.

 o o o  POLICY CHANGES

        Any change to your Policy is only effective if on a form acceptable to us, and then only once it is received at our Service Office and recorded on our records. Information on how to contact us to determine what information is needed and where you can get various forms for Policy changes is shown on this Prospectus' first two pages and last page.

 o o o  POLICY TERMINATION

        We may treat any partial withdrawal that leaves a Cash Surrender Value of less than $1,000 as a complete surrender of the Policy. See this prospectus' POLICY DISTRIBUTIONS: WITHDRAWALS section for more information.


POLICY DISTRIBUTIONS
--------------------------------------------------------------------------------

        There are several ways to take all or part of your investment out of your Policy, both before and after the Annuity Date. Tax penalties and withdrawal charges may apply to amounts taken out of your Policy before the Annuity Date. Your Policy also provides a death benefit (including, for an additional charge, an optional feature guaranteed minimum death benefit) that may be paid upon your death prior to the Annuity Date. All or part of a death benefit may be taxable.

 o o o  WITHDRAWALS

Withdrawals may be subject to:
-       Income Tax
-       Penalty Tax
-       Withdrawal Charge
Even so called "free" withdrawals may be subject to the tax charges.

        You may withdraw, by Written Notice, all or part of your Policy's Cash Surrender Value prior to the Annuity Date. Amounts withdrawn (except for "free" partial withdrawals, described below) are subject to a withdrawal charge. Following a full surrender of the Policy, or at any time the Policy value is zero, all your rights in the Policy end. Total surrender requires you to return your Policy to us.

        Earnings are deemed to be withdrawn before any premium. This means that there may be no withdrawal charge if the amount of the withdrawal is less than or equal to earnings plus premiums received at least 8 years prior to the withdrawal and not considered having been previously withdrawn (the withdrawal charge period is 7 years). There also may be no withdrawal charge if the amount withdrawn is less than the "free" withdrawal amount permitted under the Policy or is withdrawn pursuant to a critical needs waiver of withdrawal charges. Of premium considered withdrawn, the oldest premium is considered withdrawn first, the next oldest premium is considered withdrawn next, and so on (a "first-in, first-out" procedure). (This is different than taxation order, which generally considers the last premium withdrawn first - a "last-in, first-out" procedure.)

        WITHDRAWAL RULES
        - Withdrawals must be by Written Notice. A request for a systematic withdrawal plan must be on our form and must specify a date for the first payment, which must be the 1st through 28th day of the month.
        -  Minimum withdrawal is $250.

OVERTURE ANNUITY III-Plus              - 21-

        - We may treat any partial withdrawal that leaves a Cash Surrender Value of less than $1,000 as a complete surrender of the Policy.
        - Withdrawal results in cancellation of Accumulation Units from each applicable Subaccount and deduction of Policy value from any Fixed Account option. If you do not specify which investment option(s) from which to take the withdrawal, it will be taken from each investment option in the proportion that the Policy value in each investment option bears to the total Policy value.
        - The total amount paid to you upon total surrender of the Policy (taking any prior partial withdrawals into account) may be less than the total premiums made, because we will deduct any charges owed but not yet paid (including withdrawal charges), a premium tax charge may apply to withdrawals, and because you bear the investment risk for all amounts you allocate to the Separate Account.
        - Unless you give us Written Notice not to withhold taxes from a withdrawal, we must withhold 10% of the taxable amount withdrawn to be paid as a federal tax, as well as any amounts required by state laws to be withheld for state income taxes.

        Ameritas and the Separate Account will allow facsimile request forms and signatures to be used for the purpose of a "Written Notice" authorizing withdrawals from your Policy. You may complete and execute a withdrawal form and send it to our Service Center fax number, 402-467-7335. We offer this method of withdrawal as a service to meet your needs when turnaround time is critical. However, by not requiring an original signature there is a greater possibility that unauthorized persons can manipulate your signature and make changes on your Policy (including withdrawals) without your knowledge.

o       SYSTEMATIC WITHDRAWAL PLAN
        The systematic withdrawal plan allows you to automatically withdraw payments of a pre-determined dollar amount or fixed percentage of Policy value from a specified investment option monthly, quarterly, semi-annually or annually. We can support and encourage your use of electronic fund transfer of systematic withdrawal plan payments to an account of yours that you specify to us. The fixed dollar amount of systematic withdrawals may be calculated in support of Internal Revenue Service minimum distribution requirements over the lifetime of the Annuitant. No systematic withdrawal may be established after the 28th of each month. Although this plan mimics annuity payments, each distribution is a withdrawal that may be taxable and subject to the charges and expenses described above; you may wish to consult a tax advisor before requesting this plan.

o       "FREE" WITHDRAWAL FEATURE
        Each Policy Year, you may withdraw up to the greater of Policy earnings or 10% of your Policy value without deduction of a withdrawal charge. The 10% amount is determined at the time the withdrawal is made and is reduced by all prior free withdrawals in that Policy Year. If you do not withdraw the 10% amount in a Policy Year, you may NOT carry forward the unused "free" withdrawal amount into the next Policy Year.

o       CRITICAL NEEDS WAIVER OF WITHDRAWAL CHARGES
        Under a no-cost Policy Rider issued with the Policy, where available, withdrawal charges that would otherwise apply are waived on any withdrawal made while the Annuitant experiences a critical need and meets the following requirements:
        o The Annuitant must have been age 65 or younger when the Policy and this Rider were issued;
        o This Rider must have been in force for 1 year before a critical need waiver may be claimed on a withdrawal;
        o Policy value must exceed $5,000 before a withdrawal can be made under this Rider;
        o No additional premium is allowed to be applied to the Policy during the waiver period; and
        o The Annuitant qualifies under one of the following critical needs:

        TERMINAL ILLNESS. A terminal illness is a non-correctable medical condition resulting from sickness or injury that, with a reasonable degree of medical certainty, will result in the Annuitant's death within 12 months or less from the date of written confirmation of such illness from a duly licensed physician (unrelated to you or the Annuitant). We reserve the right to have the Annuitant diagnosed with such illness examined by a licensed physician of our choice and at our expense.

OVERTURE ANNUITY III-Plus              - 22-

        NURSING HOME CONFINEMENT. Confinement, upon the recommendation of a licensed physician (unrelated to you or the Annuitant), for 90 or more consecutive days to a qualified medical care facility as defined in the Rider. Proof of continued confinement may be required for the waiver to remain in effect. The waiver may continue for up to 90 days after release from confinement.

 o o o  LOANS (403(b) PLANS ONLY)

        Loans are only available if your Policy is a Tax Sheltered Annuity (sometimes called a "TSA" or "403(b) plan") under federal tax law and your Policy value is at least $5,000. We do not charge any loan fee. These Owners can take loans from the Policy value beginning one year after the Policy is issued up to the Annuity Date, and cannot take out more than one loan each Policy year. Loans are subject to the terms of the Policy, the plan, and federal tax law. We reserve the right to modify the terms of a loan to comply with changes in applicable law, or to reject any loan request if we believe it may violate the terms of the plan or applicable law. (We are not responsible for compliance of a loan request with plan requirements.)

        MINIMUM AND MAXIMUM LOAN AMOUNTS
        MINIMUM - $1,000. Each loan must individually satisfy this minimum amount.
         MAXIMUM - We will calculate the maximum nontaxable loan amount based upon information provided by the plan participant or the employer. Loans may be taxable if a participant has additional loans from other plans. The total of all your outstanding TSA loans must not exceed the lesser of (i) $50,000 reduced by the highest outstanding balance owned during the previous 12 months, or (ii) 50% of your Policy value.

        HOW LOANS ARE PROCESSED
        All loans are made from our general account. We transfer Policy value to our general account as security for the loan. The transfer is made in proportion to assets in and among the Subaccounts and in the Fixed Account, unless you give us different allocation instructions. No withdrawal charge is levied upon Policy value transfers related to loan processing. We are usually able to process a loan request within 7 Business Days.

        LOAN INTEREST
        INTEREST RATE CHARGED ON LOAN BALANCE: currently 7 1/2% effective annual rate; the guaranteed maximum rate is 8%.
        INTEREST RATE CREDITED TO POLICY VALUE THAT IS COLLATERAL FOR THE LOAN: currently 4 1/2% effective annual rate; guaranteed minimum rate is 3 1/2%.
        Specific loan terms are disclosed at the time of loan application or issuance.

        LOAN REPAYMENT
        Loans must be repaid within 5 years, or 20 years if the loan is used to purchase your principal residence. Loan repayments must be identified as such; if they are not, we will treat them as additional premium payments and they will not reduce the outstanding loan. Loan repayments must be substantially level and made at least quarterly. Loan repayments will consist of principal and interest in amounts set forth in the loan agreement. Repayments are allocated to the Subaccounts and Fixed Account pursuant to your then current investment option allocation instructions. Any repayment due under the loan that is unpaid for 90 days will cause the loan balance to become immediately due without notice. The loan will then be treated as a deemed Policy distribution and reported as income to be taxed to the Owner.

        POLICY DISTRIBUTIONS, INCLUDING ANNUITY INCOME PAYMENTS
        While a loan is outstanding, any Policy distributions made, including annuity income payments, will be reduced by the amount of the outstanding loan plus accrued interest.

        TRANSFERRING THE POLICY
        We reserve the right to restrict any transfer of the Policy while a loan is outstanding.

OVERTURE ANNUITY III-Plus              - 23-

 o o o  DEATH BENEFITS

o       ANNUITANT'S DEATH BENEFIT

An Annuitant's death benefit is payable upon:
-       Your Policy being in force;
-       Receipt of Due Proof of Death of the Annuitant's death;
-       Election of an annuity income option; and
- Proof that the Annuitant died before any annuity payments begin. 'Due Proof of Death' is a certified copy of a death certificate, a certified copy of a decree of a court of competent jurisdiction as to the finding of death, a written statement by the attending physician, or any other proof satisfactory to us.

        We will pay the Annuitant's death benefit after we receive Due Proof of Death of the last Annuitant's death or as soon thereafter as we have sufficient information about the Annuitant's Beneficiary to make the payment. Death benefits may be paid pursuant to an annuity income option to the extent allowed by applicable law and any settlement agreement in effect at your death. If the Annuitant's Beneficiary does not make an annuity income option election within 60 days of our receipt of Due Proof of Death, we will issue a lump-sum payment to the Annuitant's Beneficiary.

        We will deduct any applicable premium tax not previously deducted from the death benefit payable.

        In most cases, when death benefit proceeds are paid in a lump sum, we will pay the death benefit proceeds by establishing an interest bearing account for the beneficiary, in the amount of the death benefit proceeds payable. The same interest rate schedule and other account terms will apply to all beneficiary accounts in place at any given time. We will send the beneficiary a checkbook within 7 days after we receive all the required documents, and the beneficiary will have immediate access to the account simply by writing a check for all or any part of the amount of the death benefit proceeds payable. The account is part of our general account. It is not a bank account and it is not insured by the FDIC or any other government agency. As part of our general account, it is subject to the claims of our creditors. We receive a benefit from all amounts left in the general account.

        STANDARD ANNUITANT'S DEATH BENEFIT
        Upon the Annuitant's death before the Annuity Date, the Policy will end, and we will pay a death benefit to the named Annuitant's Beneficiary. The death benefit equals the larger of:
        - your Policy value (without deduction of the withdrawal charge) on the later of the date we receive Due Proof of Death or an annuity payout option election less any charge for applicable premium taxes; or
        -  the sum of net premiums, less partial withdrawals.

        If you, a joint Owner, or the Annuitant dies on or after the Annuity Date and before all proceeds have been paid, no death benefit is payable, but any remaining proceeds will be paid to the designated annuity benefit payee based on the annuity income option in effect at the time of death.

        GUARANTEED MINIMUM DEATH BENEFIT
        The Guaranteed Minimum Death Benefit ("GMDB") provides for payment of the GMDB amount instead of the death benefit (if the GMDB is greater than the death benefit). The GMDB is available if the Annuitant is age 0 to 70 on the date the Policy is issued. There is no additional charge for this feature and it may not be available in all states. The GMDB amount will depend on the Annuitant's issue age and when we receive satisfactory proof of the Annuitant's death. During the first seven Policy Years and after the Policy Anniversary nearest the Annuitant's 85th birthday, the GMDB amount is ZERO, and the death benefit payable is the greater of the Accumulation Value or total premiums paid less partial withdrawals. If there are joint Annuitants, references to Annuitant should be interpreted to be last surviving Annuitant.

        If satisfactory proof of the Annuitant's death is received on or after the 7th Policy Anniversary and before the Policy Anniversary nearest the Annuitant's 75th birthday, the GMDB amount is:
        (a) the greater of (i) and (ii), where: (i) is the accumulation value as of the most recent 7-year Policy Anniversary; and (ii) is the GMDB immediately preceding the most recent 7-year Policy Anniversary;
        (b) plus any premiums paid since the most recent 7-year Policy Anniversary;
        (c) minus any partial withdrawals, including withdrawal charges, since the most recent 7-year Policy Anniversary;
        (d) minus an adjustment for each partial withdrawal made since the most recent 7-year Policy Anniversary.

OVERTURE ANNUITY III-Plus              - 24-

        If satisfactory proof of the Annuitant's death is received on or after the Policy Anniversary nearest the Annuitant's 75th birthday and before the Policy Anniversary nearest the Annuitant's 85th birthday, item (a) above is replaced with the following:
        (a)     the greater of (i) and (ii), where:
                (i) is the accumulation value as of the most recent 7-year Policy Anniversary on or prior to the Policy Anniversary nearest the Annuitant's 75th birthday; and
                (ii) is the GMDB immediately preceding the most recent 7-year Policy Anniversary on or prior to the Policy Anniversary nearest the Annuitant's 75th birthday;
Items (b), (c), and (d) are the same as above.

        For Annuitants issue age 68 to 70, the Accumulation Value as of the 7th Policy Anniversary will be used in calculating the GMDB prior to the Policy Anniversary nearest the Annuitant's 85th birthday. For Annuitants issue age 69 and 70, "75th birthday" is replaced by "76th birthday" and "77th birthday," respectively.

        See your Policy for more information about the GMDB and how we determine the GMDB amount.

o       IRS REQUIRED DISTRIBUTION UPON DEATH OF OWNER
        Upon the Owner's death, the Owner's Beneficiary becomes the new Policy Owner and can determine how to distribute Policy value pursuant to IRS requirements. Until a distribution election is made, the Owner's Beneficiary controls Policy value (right to make transfers, etc.). Federal law requires that if your Policy is tax non-qualified and you, the Owner, die before the Annuity Date, then the entire value of your Policy must be distributed within 5 years of your death. The 5-year rule does not apply to that portion of the proceeds which
(a) is for the benefit of an individual Owner's Beneficiary; and (b) will be paid over the lifetime or the life expectancy of that Owner's Beneficiary as long as payments begin not later than one year after the date of your death. Special rules may apply to your surviving spouse. The Statement of Additional Information has a more detailed description of these rules. Other required distribution rules apply to tax-qualified Policies and are described in this prospectus' APPENDIX B.

        If an Owner of the Policy is a corporation, trust or other non-individual, we treat the primary Annuitant as an Owner for purposes of the IRS required distribution. The "primary Annuitant" is that individual whose life affects the timing or the amount of any death benefit paid under the Policy. A change in the primary Annuitant will be treated as the death of an Owner.

        Any IRS required distributions made upon the Owner's death while withdrawal charges apply will incur a withdrawal charge. The withdrawal charge will be deducted from the amount of each payment made.

 o o o  ANNUITY INCOME BENEFITS

Annuity payments:
- require investments to be allocated to our general account, so are not variable.
-      may be subject to a withdrawal charge.
-      may be taxable and, if premature, subject to a tax penalty.

        A primary function of an annuity contract, like this Policy, is to provide annuity payments to the Annuitant. The level of annuity payments is determined by your Policy value, the Annuitant's sex (except where prohibited by law) and age, and the annuity income option selected. All or part of your Policy Cash Surrender Value may be placed under one or more annuity income options.

        Annuity payments may be subject to a withdrawal charge. A withdrawal charge is not applied to Policy value placed under any annuity income option involving life contingencies (Option 4 or 5) at least two years after the last premium payment. If premiums have been paid within two years of annuitization involving life contingencies, the withdrawal charge will be based only on those premiums.

        Annuity payments must be made to individuals receiving payments on their own behalf, unless otherwise agreed to by us. Any annuity income option is only effective once we acknowledge it. We may require initial and ongoing proof of the Owner's or Annuitant's age or survival. Unless you specify otherwise, the payee is the Annuitant.

        Payments under the annuity income options are FIXED ANNUITY PAYMENTS based on a fixed rate of interest at or higher than the minimum effective annual rate which is guaranteed to yield 3.5% on an annual basis. We have sole discretion whether or not to pay a higher interest rate for annuity income options 1, 2, or 3 (see below). Current immediate annuity rates for options 4 or 5 for the same class of annuities are used if higher than the guaranteed

OVERTURE ANNUITY III-Plus              - 25-
amounts (guaranteed amounts are based upon the tables contained in the Policy). The guaranteed amounts are based on the 1983 Table "a" Individual Annuity Table projected 17 years, and an interest rate which is guaranteed to yield 3.5% on an annual basis. Current interest rates, and further information, may be obtained from us. The amount of each fixed annuity payment is set and begins on the Annuity Date, and does not change.

o       WHEN ANNUITY INCOME PAYMENTS BEGIN
        You select the Annuity Date by completing an election form that you can request from us at any time. If you do not specify a date, the Annuity Date will be the later of the Policy Anniversary nearest the Annuitant's 85th birthday or the fifth Policy Anniversary. Tax-qualified Policies may require an earlier Annuity Date. You may change this date by sending Written Notice for our receipt at least 30 days before the then current Annuity Date.

o       SELECTING AN ANNUITY INCOME OPTION
        You choose the annuity income option by completing an election form that you can request from us at any time. You may change your selection during your life by sending Written Notice for our receipt at least 30 days before the date annuity payments are scheduled to begin. If no selection is made by then, we will apply the Policy Cash Surrender Value to make annuity payments under annuity income option 4 providing lifetime income payments.

        If you die before the Annuity Date (and the Policy is in force), your beneficiary may elect to receive the death benefit under one of the annuity income options (unless applicable law or a settlement agreement dictate otherwise).

The longer the guaranteed or projected annuity income option period, the lower the amount of each annuity payment.

o       ANNUITY INCOME OPTIONS

        Once fixed annuity payments under an annuity income option begin, they cannot be changed. (We may allow the beneficiary to transfer amounts applied under options 1, 2 or 3 to option 4, 5 or 6 after the Annuity Date. However, we reserve the right to discontinue this practice.) When the Annuitant dies, we will pay any unpaid guaranteed payments to the payee's beneficiary. Upon the last payee's death, we will pay any unpaid guaranteed payments to that payee's estate.

        NOTE: IF YOU ELECT AN ANNUITY INCOME OPTION SOLELY DEPENDENT UPON THE ANNUITANT'S SURVIVAL (OPTION 4 OR 5), IT IS POSSIBLE THAT ONLY ONE ANNUITY PAYMENT WOULD BE MADE UNDER THE ANNUITY PAYOUT OPTION IF THE ANNUITANT DIES BEFORE THE DUE DATE OF THE SECOND ANNUITY PAYMENT, ONLY TWO ANNUITY PAYMENTS WOULD BE MADE IF THE ANNUITANT DIED BEFORE THE DUE DATE OF THE THIRD ANNUITY PAYMENT, ETC.

        Part or all of any annuity payment may be taxable as ordinary income. If, at the time annuity payments begin, you have not given us Written Notice to not withhold federal income taxes, we must by law withhold such taxes from the taxable portion of each annuity payment and remit it to the Internal Revenue Service. (Withholding is mandatory for certain tax-qualified Policies.)

        We may pay your Policy proceeds to you in one sum if they are less than $1,000, or when the annuity income option chosen would result in periodic payments of less than $20. If any annuity payment would be or becomes less than $20, we also have the right to change the frequency of payments to an interval that will result in payments of at least $20. In no event will we make payments under an annuity option less frequently than annually.

        The annuity income options are:

(1) INTEREST PAYMENT. While proceeds remain on deposit, we annually credit interest to the proceeds. The interest may be paid to the payee or added to the amount on deposit.

(2) DESIGNATED AMOUNT ANNUITY. Proceeds are paid in monthly installments of a specified amount over at least a 5-year period until proceeds, with interest, have been fully paid.

(3) DESIGNATED PERIOD ANNUITY. Proceeds are paid in monthly installments for the specified period chosen. Monthly incomes for each $1,000 of proceeds, which include interest, are illustrated by a table in the Policy.

(4) LIFETIME INCOME ANNUITY. Proceeds are paid as monthly income during the Annuitant's life. Variations provide for guaranteed payments for a period of time.

(5) JOINT AND LAST SURVIVOR LIFETIME INCOME ANNUITY. Proceeds are paid as monthly income during the joint Annuitants' lives and until the last of them dies.

(6) LUMP SUM. Proceeds are paid in one sum.

OVERTURE ANNUITY III-Plus              - 26-

FEDERAL INCOME TAX MATTERS
--------------------------------------------------------------------------------

        This discussion of how federal income tax laws may affect investment in your variable annuity is based on our understanding of current laws as interpreted by the Internal Revenue Service ("IRS"). It is NOT intended as tax advice. All information is subject to change without notice. We make no attempt to review any state or local laws, or to address estate or inheritance laws or other tax consequences of annuity ownership or receipt of distributions. YOU SHOULD CONSULT A COMPETENT TAX ADVISER TO LEARN HOW TAX LAWS APPLY TO YOUR ANNUITY INTERESTS.

        Section 72 of the Internal Revenue Code of 1986, as amended, (the "Code") governs taxation of annuities in general and Code Section 817 provides rules regarding the tax treatment of variable annuities. Other Code sections may also impact taxation of your variable annuity investment and/or earnings.

o       TAX DEFERRALS DURING ACCUMULATION PERIOD
        An important feature of variable annuities is tax-deferred treatment of earnings during the accumulation phase. An individual owner is not taxed on increases in the value of a Policy until a withdrawal occurs, either in the form of a non-periodic payment or as annuity payments under the settlement option selected.

o       TAXATION OF WITHDRAWALS
        Withdrawals are included in gross income to the extent of any allocable income. Any amount in excess of the investment in the Policy is allocable to income. Accordingly, withdrawals are treated as coming first from the earnings, then, only after the income portion is exhausted, as coming from principal.

        If you make a withdrawal, not only is the income portion of such a distribution subject to federal income taxation, but a 10% penalty may apply. However, the penalty does not apply to distributions:
        o       after the taxpayer reaches age 59 1/2;
        o       upon the death of the owner;
        o       if the taxpayer is defined as totally disabled;
        o as periodic withdrawals that are a series of substantially equal periodic payments made at least annually for the life (or life expectancy) of the taxpayer or for the joint lives (or joint life expectancies) of the taxpayer and the beneficiary;
        o       under an immediate annuity; or
        o       under certain other limited circumstances.

o       TAXATION OF ANNUITY PAYMENTS
        Earnings from a variable annuity are taxable only upon withdrawal and are treated as ordinary income. Generally, the Code provides for the return of your investment in an annuity policy in equal tax-free amounts over the annuity payout period. Fixed annuity payment amounts may be excluded from taxable income based on the ratio of the investment in the Policy to the total expected value of annuity payments. If you elect variable annuity payments, the amount excluded from taxable income is determined by dividing the investment in the Policy by the total number of expected payments. The balance of each payment is taxable income. After you recover your investment in the Policy, any payment you receive is fully taxable. (If a variable payment is less than the excludable amount you should contact your tax adviser to determine how to report any investment not recovered.) The taxable portion of any annuity payment is taxed at ordinary income tax rates.

o       TAXATION OF DEATH PROCEEDS
        A death benefit paid under the Policy is taxable income to the beneficiary. The rules on taxation of an annuity apply. Estate taxes may also apply to your estate, even if all or a portion of the benefit is subject to federal income taxes. To be treated as an annuity, a Policy must provide that:
(1) if an annuitant dies: (a) on or after the annuity starting date, and (b) before the entire interest in the Policy is distributed, the balance will be distributed at least as rapidly as under the method being used at the date of death, and (2) if the annuitant dies before the annuity starting date, the entire interest must be distributed within five years of death. If distributed in a lump sum, the death benefit amount is taxed in the same manner as a full withdrawal. If the beneficiary is the surviving spouse of the owner, it is possible to continue deferring taxes on the accrued and future income of the Policy until payments are made to the surviving spouse.

OVERTURE ANNUITY III-Plus              - 27-

o       TAX TREATMENT OF ASSIGNMENTS AND TRANSFERS
        An assignment or pledge of an annuity Policy is treated as a withdrawal. Also, the Code (particularly for tax-qualified plans) and ERISA in some circumstances prohibit such transactions, subjecting them to income tax penalties and additional excise tax. Therefore, you should consult a competent tax adviser if you wish to assign or pledge your Policy.

o       TAX TREATMENTS BY TYPE OF OWNER
        A Policy held by an entity other than a natural person, such as a corporation, usually is not treated as an annuity for federal income tax purposes unless annuity payments start within a year. The income on such a Policy is taxable in the year received or accrued by the owner. However, this rule does not apply if the entity as owner is acting as an agent for an individual or is an estate that acquired the Policy as a result of the death of the decedent. Nor does it apply if the Policy is held by certain qualified plans, is held pursuant to a qualified funding trust (structured settlement plan), or if an employer purchased the Policy under a terminated qualified plan. YOU SHOULD CONSULT YOUR TAX ADVISER BEFORE PURCHASING A POLICY TO BE OWNED BY A NON-NATURAL PERSON.

o       ANNUITY USED TO FUND QUALIFIED PLAN
        The Policy is designed for use with various qualified plans. The Policy will not provide additional tax deferral benefits if it is used to fund a qualified plan. However, Policy features and benefits other than tax deferral may make it an appropriate investment for a qualified plan. Tax rules for qualified plans are very complex and vary according to the type and terms of the plan, as well as individual facts and circumstances. EACH PURCHASER SHOULD OBTAIN ADVICE FROM A COMPETENT TAX ADVISOR PRIOR TO PURCHASING A POLICY ISSUED UNDER A QUALIFIED PLAN.

        The income on tax sheltered annuity (TSA) and individual retirement annuity (IRA) investments is tax deferred; therefore, any income on variable annuities held by such plans does not receive an additional tax deferral. You should review the annuity features, including all benefits and expenses, prior to purchasing a variable annuity as a TSA or IRA. Tax qualified annuities may be purchased as investments for:
        o   Tax Sheltered Annuities, Code Section 403(b);
        o   Individual Retirement Annuities (IRAs), Code Section 408(b);
        o   Simplified Employee Pension (SEP IRA), Code Section 408(k);
        o   Savings Incentive Match Plans for Employees (SIMPLE IRA), Code
            Section 408(p); and
        o   Roth IRAs, Code Section 408A.
The Company reserves the right to limit the availability of the Policy for use with any of the plans listed above or to modify the Policy to conform to tax requirements. Some retirement plans are subject to requirements that we have not incorporated into our administrative procedures. Unless we specifically consent, we are not bound by plan requirements to the extent that they conflict with the terms of the Policy.

o       TAX IMPACT ON ACCOUNT VALUE
        Certain Policy credits are treated as taxable "earnings" and not "investments" for tax purposes. Taxable earnings are considered paid out first, followed by the return of your premiums (investment amounts). In addition, taxation order generally considers the last premium withdrawn first ("last-in, first-out").


MISCELLANEOUS
--------------------------------------------------------------------------------

 o o o  ABOUT OUR COMPANY

        Ameritas Life Insurance Corp. issues the Policy described in this prospectus and is responsible for providing each Policy's insurance and annuity benefits. Prior to May 1, 2007, AVLIC issued the Policy. Effective May 1, 2007, AVLIC merged with and into Ameritas ("Merger"). AVLIC was a wholly-owned subsidiary of Ameritas. On the date of the Merger, Ameritas Life Insurance Corp. acquired from AVLIC all of AVLIC's assets, and became directly liable for AVLIC's liabilities and obligations with respect to all policies issued by AVLIC then outstanding.

          The Merger was approved by the boards of directors of Ameritas and AVLIC. The Merger also received regulatory approval from the State of Nebraska Department of Insurance, the state of domicile of

OVERTURE ANNUITY III-Plus              - 28-

Ameritas and AVLIC. The Merger did not affect the terms of, or the rights and obligations under your Policy, other than to reflect the change to the company that guarantees your Policy benefits from AVLIC to Ameritas. You will receive a Policy endorsement from Ameritas that reflects the change from AVLIC to Ameritas. The Merger also did not result in any adverse tax consequences for any Policy owners.

        Ameritas is a stock life insurance company organized under the insurance laws of the State of Nebraska, in business since 1887. We are an indirect wholly owned subsidiary of UNIFI Mutual Holding Company. Our address is 5900 "O" Street, Lincoln, Nebraska, 68510. (See the TABLE OF CONTENTS page of this prospectus, or the cover page or last page for information on how to contact us.)

        We are engaged in the business of issuing life insurance and annuities, group dental and vision insurance, retirement plans and 401(k) plans throughout the United States (except New York). The UNIFI companies are a diversified family of financial services businesses offering the above-listed products and services as well as mutual funds and other investments, financial planning, banking, and public financing.

 o o o  DISTRIBUTION OF THE POLICIES

        Ameritas Investment Corp. ("AIC"), 5900 "O" Street, Lincoln, Nebraska 68510, an affiliate of ours, is the principal underwriter of the Policies. AIC is a direct majority-owned subsidiary of Ameritas. AIC enters into contracts with various broker-dealers ("Distributors") to distribute Policies. All persons selling the Policy will be registered representatives of the Distributors, and will also be licensed as insurance agents to sell variable insurance products. AIC is registered with the Securities and Exchange Commission as a broker-dealer and is a member of the National Association of Securities Dealers, Inc. Commissions paid to all distributors may be up to a total of 7% of premiums. We may also pay other distribution expenses, marketing support allowances, conference sponsorship fees and production incentive bonuses. The list of broker-dealers to whom we pay conference sponsorship fees (typically ranging from $10,000 to $25,000) and marketing support allowances may change from time to time, but in calendar year 2006 the list included the following firms:
Harbour Investments, Investacorp, Inc., Investors Capital Corp, and Horace Mann Investors, Inc. These distribution expenses do not result in any additional charges under the Policy other than those described in this prospectus' CHARGES EXPLAINED section.

 o o o  VOTING RIGHTS

        As required by law, we will vote the Subaccount shares in the underlying portfolios at regular and special shareholder meetings of the series funds pursuant to instructions received from persons having voting interests in the underlying portfolios. The underlying portfolios may not hold routine annual shareholder meetings.

        If you send us written voting instructions, we will follow your instructions in voting the Portfolio shares attributable to your Policy. If you do not send us written instructions, we will vote the shares attributable to your Policy in the same proportions as we vote the shares for which we have received instructions from other Policy Owners. We will vote shares that we hold in the same proportions as we vote the shares for which we have received instructions from other Policy Owners. It is possible that a small number of Policy owners can determine the outcome of a voting proposal. The underlying portfolios may not hold routine annual shareholder meetings.

 o o o  LEGAL PROCEEDINGS

        As of the date of this Prospectus, there are no proceedings affecting the Separate Account, or that are material in relation to our total assets.

OVERTURE ANNUITY III-Plus              - 29-

APPENDIX A: ACCUMULATION UNIT VALUES
--------------------------------------------------------------------------------

        The following table shows Accumulation Unit values at the beginning and end of the periods indicated as well as the number of Accumulation Units outstanding for each Subaccount variable investment option portfolio as of the end of the periods indicated. The financial statements of the Subaccounts can be found in the Statement of Additional Information. (See the cover and back page to learn how to get a copy of the Statement of Additional Information.)

------------------------------------------- ------ ------------ ------------- -------------------
                                                                Value ($) at    Number (#) of
                                                    Value ($)   End of Year   Accumulation Units
  Subaccount (date added to the Policy)                at        (December      At End of Year
                                            Year    Inception       31)         (December 31)
------------------------------------------- ------ ------------ ------------- -------------------
AIM FUNDS
   AIM V.I. Dynamics - Series I             2001         16.60         12.760           97,529
   (01/01/2001)                             2002                        8.568           85,461
                                            2003                       11.645           97,337
                                            2004                       13.015          103,408
                                            2005                       14.211           93,150
                                            2006                       16.273           87,872
------------------------------------------- ------ ------------ ------------- -------------------
ALGER - Class O
   Alger American Balanced (05/03/1996)     1997         14.19         17.595          213,057
                                            1998                       22.821          424,683
                                            1999                       29.082          585,428
                                            2000                       27.887          659,731
                                            2001                       26.966          626,617
                                            2002                       23.323          506,384
                                            2003                       27.377          439,018
                                            2004                       28.229          368,596
                                            2005                       30.184          297,826
                                            2006                       31.172          219,672
------------------------------------------- ------ ------------ ------------- -------------------
AMERICAN CENTURY
   VP Income & Growth (01/01/2001)          2001          6.93          6.432          295,789
                                            2002                        5.114          471,461
                                            2003                        6.523          583,474
                                            2004                        7.268          578,746
                                            2005                        7.499          631,890
                                            2006                        8.659          636,646
------------------------------------------- ------ ------------ ------------- -------------------
AMERITAS PORTFOLIOS
   Ameritas Core Strategies  (10/31/2003)   2003         14.79         15.472        1,584,850
                                            2004                       16.490        1,367,074
                                            2005                       17.670        1,048,499
                                            2006                       21.200          838,251
   Ameritas Income & Growth  (05/03/1996)   1997         18.34         28.358          316,900
                                            1998                       37.024          535,380
                                            1999                       52.845          607,036
                                            2000                       52.451          670,987
                                            2001                       43.762          585,066
                                            2002                       30.014          449,251
                                            2003                       38.487          384,918
                                            2004                       40.934          332,337
                                            2005                       42.280          993,847
                                            2006                       45.961          764,388
   Ameritas Index 500  (05/03/1996)         1997         76.17        115.593          228,476
                                            1998                      146.284          408,438
                                            1999                      173.986          463,468
                                            2000                      155.208          456,954
                                            2001                      134.027          415,784
                                            2002                      102.693          351,430
                                            2003                      129.868          314,384
                                            2004                      141.513          261,658
                                            2005                      145.944          196,578
                                            2006                      166.051          156,574
   Ameritas MidCap Growth  (05/03/1996)     1997         21.56         24.445          476,963
                                            1998                       31.413          590,446
                                            1999                       40.849          641,122
                                            2000                       45.343          855,906
                                            2001                       41.417          700,907
                                            2002                       28.626          588,547
                                            2003                       41.581          562,163
                                            2004                       46.498          466,203
                                            2005                       51.024          367,623
                                            2006                       54.973          304,063
------------------------------------------- ------ ------------ ------------- -------------------

AMERITAS LIFE INSURANCE CORP.            -A:1-          ACCUMULATION UNIT VALUES


------------------------------------------- ------ ------------ ------------- -------------------
                                                                Value ($) at    Number (#) of
                                                    Value ($)   End of Year   Accumulation Units
  Subaccount (date added to the Policy)                at        (December      At End of Year
                                            Year    Inception       31)         (December 31)
------------------------------------------- ------ ------------ ------------- -------------------
    Ameritas Money Market  (05/03/1996)     1997          1.00          1.067       20,436,303
                                            1998                        1.110       24,591,229
                                            1999                        1.151       40,527,180
                                            2000                        1.208       29,680,548
                                            2001                        1.239       34,974,856
                                            2002                        1.241       28,569,447
                                            2003                        1.236       22,115,620
                                            2004                        1.233       12,129,236
                                            2005                        1.253        9,516,134
                                            2006                        1.295        8,438,308
   Ameritas MidCap Value                    2001         15.00         17.597          354,223
     (01/01/2001)                           2002                       14.917          466,285
                                            2003                       19.010          379,436
                                            2004                       20.467          318,451
                                            2005                       21.365          298,854
                                            2006                       23.933          278,713
   Ameritas Small Capitalization            1997         43.60         44.686          315,757
     (05/03/1996)                           1998                       50.905          395,921
                                            1999                       74.247          424,829
                                            2000                       52.772          390,272
                                            2001                       37.848          348,952
                                            2002                       24.167          304,069
                                            2003                       33.095          278,653
                                            2004                       33.400          245,060
                                            2005                       33.803          186,321
                                            2006                       40.190          154,689
   Ameritas Small Company Equity            2001         15.00         19.604          216,713
     (01/01/2001)                           2002                       17.919          265,802
                                            2003                       24.018          238,915
                                            2004                       27.280          197,263
                                            2005                       26.388          147,351
                                            2006                       28.140          109,676
------------------------------------------- ------ ------------ ------------- -------------------
CALVERT PORTFOLIOS
   CVS Income (05/01/2002)                  2002         15.00         15.845           51,063
                                            2003                       17.611           83,797
                                            2004                       18.351          116,233
                                            2005                       18.769          160,368
                                            2006                       19.445          190,625
   CVS Social Balanced (05/01/2000)         2000          2.18          2.086           99,137
                                            2001                        1.914          822,592
                                            2002                        1.658          853,106
                                            2003                        1.951          832,784
                                            2004                        2.082          745,792
                                            2005                        2.170          676,050
                                            2006                        2.327          520,008
   CVS Social Equity (05/01/2002)           2002         15.00         12.865            2,060
                                            2003                       15.499           13,862
                                            2004                       16.378           17,829
                                            2005                       16.885           18,853
                                            2006                       18.327           18,819
   CVS Social International Equity          2000         23.95         21.036            5,780
     (05/01/2000)                           2001                       15.609           12,690
                                            2002                       13.090           21,891
                                            2003                       16.998           46,105
                                            2004                       19.771           46,373
                                            2005                       21.436           48,633
                                            2006                       26.959           49,655
   CVS Social Mid Cap Growth (05/01/2000)   2000         32.04         33.227           32,358
                                            2001                       28.775           38,554
                                            2002                       20.365           40,265
                                            2003                       26.445           36,064
                                            2004                       28.511           31,956
                                            2005                       28.234           26,958
                                            2006                       29.758           26,023
   CVS Social Small Cap Growth (05/01/2000) 2000         14.66         14.000           13,011
                                            2001                       15.306           97,549
                                            2002                       11.690          156,744
                                            2003                       16.090          112,072
                                            2004                       17.525          111,034
                                            2005                       15.699           68,363
                                            2006                       15.603           52,652
------------------------------------------- ------ ------------ ------------- -------------------

AMERITAS LIFE INSURANCE CORP.            -A:2-          ACCUMULATION UNIT VALUES


------------------------------------------- ------ ------------ ------------- -------------------
                                                                Value ($) at    Number (#) of
                                                    Value ($)   End of Year   Accumulation Units
  Subaccount (date added to the Policy)                at        (December      At End of Year
                                            Year    Inception       31)         (December 31)
------------------------------------------- ------ ------------ ------------- -------------------
DREYFUS
------------------------------------------- ------ ------------ ------------- -------------------
   MidCap Stock - Service Shares            2002         12.17         12.021              539
    (11/01/2002)                            2003                       15.586           43,182
                                            2004                       17.557           36,746
                                            2005                       18.861           42,035
                                            2006                       20.028           46,145
------------------------------------------- ------ ------------ ------------- -------------------
FIDELITY (INITIAL CLASS)
   VIP Asset Manager (05/03/1996)           1997         15.18         19.963          695,593
                                            1998                       22.650          956,683
                                            1999                       23.814          977,963
                                            2000                       23.508          918,567
                                            2001                       22.232          750,046
                                            2002                       20.010          604,452
                                            2003                       23.280          556,784
                                            2004                       24.211          479,643
                                            2005                       24.842          375,603
                                            2006                       26.291          284,961
   VIP Asset Manager: Growth (05/03/1996)   1997         12.01         16.797          325,264
                                            1998                       19.475          500,213
                                            1999                       22.136          578,997
                                            2000                       19.107          588,496
                                            2001                       17.447          457,311
                                            2002                       14.533          379,810
                                            2003                       17.675          348,663
                                            2004                       18.473          264,052
                                            2005                       18.926          196,097
                                            2006                       19.968          155,700
   VIP Contrafund(R) (05/03/1996)           1997         14.54         20.091        1,224,466
                                            1998                       25.754        1,725,859
                                            1999                       31.560        1,926,027
                                            2000                       29.061        1,980,804
                                            2001                       25.146        1,686,123
                                            2002                       22.479        1,548,421
                                            2003                       28.478        1,362,390
                                            2004                       32.428        1,245,496
                                            2005                       37.396        1,100,090
                                            2006                       41.200          918,057
   VIP Equity-Income (05/03/1996)           1997         19.14         26.327        1,335,963
                                            1998                       28.981        1,857,148
                                            1999                       30.387        1,801,785
                                            2000                       32.492        1,540,045
                                            2001                       30.450        1,482,111
                                            2002                       24.938        1,316,283
                                            2003                       32.051        1,157,286
                                            2004                       35.249          974,265
                                            2005                       36.801          813,020
                                            2006                       43.621          682,949
   VIP Growth (05/03/1996)                  1997         29.37         37.575          466,990
                                            1998                       51.691          631,785
                                            1999                       70.066          750,233
                                            2000                       61.502          799,284
                                            2001                       49.935          710,079
                                            2002                       34.412          597,064
                                            2003                       45.082          554,305
                                            2004                       45.957          496,862
                                            2005                       47.950          391,875
                                            2006                       50.526          329,337
   VIP High Income (05/03/1996)             1997         11.49         14.397          794,776
                                            1998                       13.583        1,283,883
                                            1999                       14.487        1,054,997
                                            2000                       11.073          911,553
                                            2001                        9.637          953,772
                                            2002                        9.831        1,079,772
                                            2003                       12.338        1,007,061
                                            2004                       13.334          685,512
                                            2005                       13.505          502,016
                                            2006                       14.815          400,409
------------------------------------------- ------ ------------ ------------- -------------------

AMERITAS LIFE INSURANCE CORP.            -A:3-          ACCUMULATION UNIT VALUES


------------------------------------------- ------ ------------ ------------- -------------------
                                                                Value ($) at    Number (#) of
                                                    Value ($)   End of Year   Accumulation Units
  Subaccount (date added to the Policy)                at        (December      At End of Year
                                            Year    Inception       31)         (December 31)
------------------------------------------- ------ ------------ ------------- -------------------
   VIP Investment Grade Bond (05/03/1996)   1997         11.45         13.046          535,604
                                            1998                       14.004        1,129,151
                                            1999                       13.665        1,198,961
                                            2000                       14.989        1,097,118
                                            2001                       16.032        1,390,849
                                            2002                       17.446        1,797,934
                                            2003                       18.100        1,365,745
                                            2004                       18.644        1,072,219
                                            2005                       18.789          828,014
                                            2006                       19.335          606,170
   VIP Overseas (05/03/1996)                1997         17.65         20.538          364,157
                                            1998                       22.836          476,692
                                            1999                       32.124          444,896
                                            2000                       25.621          498,328
                                            2001                       19.915          437,321
                                            2002                       15.655          355,634
                                            2003                       22.132          346,890
                                            2004                       24.800          313,201
                                            2005                       29.115          313,150
                                            2006                       33.904          315,753
------------------------------------------- ------ ------------ ------------- -------------------
MFS
   New Discovery - Initial Class            1999         12.44         17.552           12,384
     (11/01/1999)                           2000                       16.964          429,789
                                            2001                       15.887          378,446
                                            2002                       10.710          350,359
                                            2003                       14.122          292,476
                                            2004                       14.834          251,741
                                            2005                       15.396          195,472
                                            2006                       17.190          147,773
   Strategic Income - Initial               1997          9.96         10.233          120,701
    Class(05/03/1996)                       1998                       10.888          160,418
                                            1999                       10.469          165,084
                                            2000                       10.830          151,818
                                            2001                       11.187          129,644
                                            2002                       11.959          215,261
                                            2003                       13.018          186,653
                                            2004                       13.830          158,885
                                            2005                       13.896          143,095
                                            2006                       14.618          135,024
   Utilities - Initial Class (05/03/1996)   1997         12.56         19.176          479,485
                                            1998                       22.328          941,103
                                            1999                       28.805        1,101,118
                                            2000                       30.414        1,248,229
                                            2001                       22.730        1,048,358
                                            2002                       17.313          749,616
                                            2003                       23.202          635,957
                                            2004                       29.789          561,053
                                            2005                       34.324          516,414
                                            2006                       44.432          442,455
------------------------------------------- ------ ------------ ------------- -------------------
SUMMIT
   Nasdaq-100 Index (01/01/2001)            2001          6.06          4.399          386,819
                                            2002                        2.711          429,136
                                            2003                        3.973          636,369
                                            2004                        4.313          471,878
                                            2005                        4.309          300,968
                                            2006                        4.532          227,210
   Russell 2000 Small Cap Index             2001          9.57         10.013           60,188
(01/01/2001)                                2002                        7.795           86,860
                                            2003                       11.239          180,316
                                            2004                       13.045          198,420
                                            2005                       13.381          132,801
                                            2006                       15.519          108,969
   S&P MidCap 400 Index (01/01/2001)        2001         11.40         11.606           29,222
                                            2002                        9.711          127,450
                                            2003                       12.904          129,304
                                            2004                       14.730          167,004
                                            2005                       16.262          138,517
                                            2006                       17.596          124,691
------------------------------------------- ------ ------------ ------------- -------------------

AMERITAS LIFE INSURANCE CORP.            -A:4-          ACCUMULATION UNIT VALUES


------------------------------------------- ------ ------------ ------------- -------------------
                                                                Value ($) at    Number (#) of
                                                    Value ($)   End of Year   Accumulation Units
  Subaccount (date added to the Policy)                at        (December      At End of Year
                                            Year    Inception       31)         (December 31)
------------------------------------------- ------ ------------ ------------- -------------------
THIRD AVENUE
   Third Avenue Value (01/01/2001)          2001         14.82         17.054          380,462
                                            2002                       15.014          506,675
                                            2003                       21.102          586,077
                                            2004                       24.949          646,811
                                            2005                       28.203          582,077
                                            2006                       32.202          519,550
------------------------------------------- ------ ------------ ------------- -------------------
VAN KAMPEN
   Emerging Markets Equity - Class I        1997         10.84          9.718          190,098
     (05/01/1997)                           1998                        7.265          216,617
                                            1999                       14.022          268,580
                                            2000                        8.403          340,633
                                            2001                        7.748          282,189
                                            2002                        6.959          301,069
                                            2003                       10.271          308,714
                                            2004                       12.469          291,174
                                            2005                       16.460          374,932
                                            2006                       22.262          371,304
   Global Value Equity - Class I            1997         10.32         11.894          178,203
      (05/01/1997)                          1998                       13.309          400,665
                                            1999                       13.662          429,825
                                            2000                       15.018          397,287
                                            2001                       13.766          408,856
                                            2002                       11.285          447,973
                                            2003                       14.352          430,556
                                            2004                       16.069          388,555
                                            2005                       16.770          314,908
                                            2006                       20.046          227,104
   International Magnum - Class I           1997         10.48         10.636          110,996
     (05/01/1997)                           1998                       11.429          258,907
                                            1999                       14.110          264,287
                                            2000                       12.182          272,772
                                            2001                        9.694          216,874
                                            2002                        7.952          192,520
                                            2003                        9.991          161,280
                                            2004                       11.566          161,030
                                            2005                       12.668          135,445
                                            2006                       15.633          157,541
   U.S. Real Estate - Class I (05/01/1997)  1997          9.52         11.690          122,379
                                            1998                       10.276          193,872
                                            1999                        9.984          169,844
                                            2000                       12.729          219,969
                                            2001                       13.788          338,946
                                            2002                       13.491          395,485
                                            2003                       18.295          380,256
                                            2004                       24.607          355,874
                                            2005                       28.405          290,256
                                            2006                       38.670          268,823
------------------------------------------- ------ ------------ ------------- -------------------

AMERITAS LIFE INSURANCE CORP.            -A:5-          ACCUMULATION UNIT VALUES

APPENDIX B: TAX-QUALIFIED PLAN DISCLOSURES
--------------------------------------------------------------------------------


Disclosure Summary for IRA, SEP IRA, SIMPLE IRA, and Roth IRA plans...Page B: 1
Disclosure Summary for 403(b) Tax Sheltered Annuity plan..............Page B: 6

------------------------------------------- ------------------------------------
DISCLOSURE SUMMARY                          For annuity policies issued as a:
                                            |  REGULAR IRA
AMERITAS LIFE INSURANCE CORP.               |  SEP IRA
                                            |  SIMPLE IRA
                                            |  ROTH IRA
------------------------------------------- ------------------------------------

The Internal Revenue Service (IRS) requires us to provide you this disclosure statement. This Disclosure Statement explains the rules governing your Individual Retirement Account (IRA). The disclosure reflects our current understanding of the law, but for personal tax advice you should consult a lawyer or other licensed tax expert to learn how the applicable tax laws apply to your situation. This Disclosure Summary is NOT intended as, nor does it constitute, legal or tax advice. For further information about IRAs, contact any district office of the IRS, or consult IRS PUBLICATION 590: INDIVIDUAL RETIREMENT ARRANGEMENTS.

If you have any questions about your Policy, please contact us at the address and telephone number shown below.


YOUR RIGHT TO CANCEL

You may cancel your IRA within seven days after the date you receive this disclosure statement. To revoke your plan and receive a refund for the amount paid for your IRA, you must send a signed and dated written notice to cancel your Policy no later than the seventh day after issuance to us at:
                          Ameritas Life Insurance Corp.
                   Service Center, Attn: Annuity Service Team
                                 P.O. Box 82550
                                Lincoln, NE 68501
                            Telephone 1-800-745-1112

Your revocation will be effective on the date of the postmark (or certification or registration, if applicable), if sent by United States mail, properly addressed and by first class postage prepaid. After seven days following receipt of this Disclosure Statement, you cannot cancel.

--------------------------------------------------------------------------------

PROVISIONS OF IRA LAW

This disclosure is applicable when our variable annuity policy is used for a Regular IRA, Spousal IRA, Rollover IRA, or a Roth IRA. Additionally, this disclosure provides basic information for when our variable annuity policy is used for a Simplified Employee Pension (SEP)-IRA, or Savings Incentive Match Plan for Employees (SIMPLE)-IRA. A SEPARATE POLICY MUST BE PURCHASED FOR EACH INDIVIDUAL UNDER EACH ARRANGEMENT/PLAN. While Internal Revenue Code ("IRC") provisions for IRAs are similar for all such arrangements/plans, certain differences are set forth below.

REGULAR IRA

ELIGIBILITY
You are eligible to establish a Regular IRA if you are younger than age 70 1/2 and if, at any time during the year, you receive compensation or earned income that is includible in your gross income. Your spouse may also establish a "spousal IRA" that you may contribute to out of your compensation or earned income for any year before the year in which your spouse reaches age 70 1/2. To contribute to a spousal IRA, you and your spouse must file a joint tax return for the taxable year.

Additionally, regardless of your age, you may transfer funds from another IRA or certain qualified plans to a "Rollover IRA," which is described below.

AMERITAS LIFE INSURANCE CORP.        -B:1-        TAX QUALIFIED PLAN DISCLOSURES

ANNUAL CONTRIBUTION LIMITS
You may make annual contributions to a Regular IRA of up to the Annual Contribution Limit ($4,000 for 2005 through 2007, and $5,000 in 2008 and after), or 100% of your earned income or compensation, whichever is less. If you are age 50 or older, the Annual Contribution Limits are increased by $1,000, so long as your earned income or compensation is greater than the Annual Contribution Limit. Beginning in 2009, the Annual Contribution Limits will be increased by the IRS to reflect inflation.

If you and your spouse both work and have compensation that is includible in your gross income, each of you can annually contribute to a separate Regular IRA up to the lesser of the Annual Contribution Limit or 100% of your compensation or earned income. However, if one spouse earns less than the Annual Contribution limit, but both spouses together earn at least twice the Annual Contribution Limit, it may be advantageous to use the spousal IRA. The total contributions to both IRAs may not exceed the lesser of twice the Annual Contribution Limit or 100% of you and your spouse's combined compensation or earned income.

The combined limit on contributions to both Regular and Roth IRAs for a single calendar year for you may not exceed the Annual Contribution Limit (or twice the Annual Contribution Limit for a couple filing jointly).

Distributions from another IRA or certain other qualified plans may be "rolled over" into a Regular IRA and such rollover contributions are not limited by this annual maximum.

Contributions must be made by the due date, not including extensions, for filing your tax return. A CONTRIBUTION MADE BETWEEN JANUARY 1 AND THE FILING DUE DATE FOR YOUR RETURN MUST BE SUBMITTED WITH WRITTEN DIRECTION THAT IT IS BEING MADE FOR THE PRIOR TAX YEAR OR IT WILL BE TREATED AS MADE FOR THE CURRENT TAX YEAR.

The amount of permissible contributions may or may not be tax-deductible depending on whether you are an active participant in an employer sponsored retirement plan and whether your adjusted gross income ("AGI") is above the phase-out level.

DEDUCTIBILITY OF CONTRIBUTIONS
Contributions made for the tax year are fully deductible if neither you nor your spouse (if married) is an active participant in an employer-sponsored retirement plan (including qualified pension, profit sharing, stock bonus, 401(k), or 403(b) plans, SEP plans, SIMPLE IRA, SIMPLE 401(k) plans, and certain governmental plans for any part of such year.

If you are an active participant in an employer sponsored retirement plan you may make deductible contributions if your Adjusted Gross Income (AGI) is below a threshold level of income. For single taxpayers and married taxpayers (who are filing jointly and are both active participants) the available deduction is reduced proportionately over a phaseout range. If you are married and an active participant in an employer retirement plan, but file a separate tax return from your spouse, your deduction is phased out between $0 and $10,000 of AGI.

Active participants with income above the phaseout range are not entitled to an IRA deduction. The phaseout limits are scheduled to increase as follows:

        MARRIED FILING JOINTLY    SINGLE/HEAD OF HOUSEHOLD
------------------------------    ------------------------
YEAR       AGI                              AGI
----
2004    $65,000 - $ 75,000           $45,000 - $55,000
2005    $70,000 - $ 80,000           $50,000 - $60,000
2006    $75,000 - $ 85,000           $50,000 - $60,000
2007+   $80,000 - $100,000           $50,000 - $60,000

If you are not an active participant in an employer sponsored plan, but your spouse is an active participant, you may take a full deduction for your IRA contribution (other than to a Roth IRA) if your AGI is below $150,000; if you are not an active participant but your spouse is, the maximum deductible contribution for you is phased out at AGIs between $150,000 and $160,000.

Even if you will not be able to deduct the full amount of your Regular IRA contribution, you can still contribute up to the Annual Contribution Limit with all or part of the contribution being non-deductible. The combined total must not exceed your Annual Contribution Limit. Any earnings on all your Regular IRA contributions accumulate tax-free until you withdraw them.

EXCESS CONTRIBUTIONS
If you contribute in excess of the maximum contribution limit allowed in any year, the excess contribution could be subject to a 6% excise tax. The excess is taxed in the year the excess contribution is made and each year that the excess remains in your Regular IRA.

If you should contribute more than the maximum amount allowed, you can eliminate the excess contribution as follows:

|X| You may withdraw the excess contribution and net earnings attributable to it before the due date for filing your federal income tax in the year the excess contribution was made. Any earnings so distributed will be taxable in the year for which the contribution was made and may be subject to the 10% premature distribution tax.

|X| If you elect not to withdraw an excess contribution, you may apply the excess against the contribution limits in a later year. This is allowed to the extent you under-contribute in the later year. The 6% excise tax will be imposed in the year you make the excess contribution and each subsequent year, until eliminated. To the extent an excess contribution is absorbed in a subsequent year by contributing less than the maximum deduction allowable for that year, the amount absorbed will be deductible in the year applied (provided you are eligible to take a deduction).

DISTRIBUTIONS FROM YOUR REGULAR IRA DURING YOUR LIFE
You may take distributions from your Regular IRA at any time. However, there is a 10% premature distribution tax on the amount includible in your gross income distributed prior to you attaining age 59 1/2, unless: (1) the distributions made to a beneficiary on or after the owner's death; (2) distribution is made because of your permanent disability; (3) the distribution is part of a series of substantially equal periodic payments (made at least annually) that do not exceed your life expectant or the life expectancy of you and your designated beneficiary; (4) the distribution is made for medical expenses which exceed 7.5% of your adjusted gross income; (5) the distribution is made to purchase health insurance for the individual and/or his or her spouse and dependents if he or she: (a) has received unemployment compensation for 12 consecutive weeks or more; (b) the distributions are made during the tax year that the

AMERITAS LIFE INSURANCE CORP.        -B:2-        TAX QUALIFIED PLAN DISCLOSURES
unemployment compensation is paid or the following tax year; and (c) the individual has not been re-employed for 60 days or more; (6) the distribution is made for certain qualified higher education expenses of the taxpayer, the taxpayer's spouse, or any child or grandchild of the taxpayer or the taxpayer's spouse; (7) the distribution is made for the qualified first-time home buyer expenses (up to a lifetime maximum of $10,000) incurred by you or your spouse or a child, grandchild, parent or grandparent of you or your spouse; or (8) distributions to satisfy a levy issued by the IRS. Generally, the part of a distribution attributable to non-deductible contributions is not includable in income and is not subject to the 10% penalty.

When you reach age 70 1/2 you must elect to receive Required Minimum Distributions no later than April 1 following the year in which you reach age 70 1/2 whether or not you have retired (Required Distribution Date). There is a minimum amount which you must withdraw by the Required Distribution Date and by each December 31 thereafter. You should consult with your own tax or financial advisor with regard to the calculation of the amount of your minimum distribution each year to make sure this requirement is met. Failure to take the Required Minimum Distribution could result in an additional tax of 50% of the amount not taken.

DISTRIBUTIONS FROM YOUR REGULAR IRA AFTER YOUR DEATH
If you die before all the funds in your Regular IRA have been distributed, the remaining funds will be distributed to your designated beneficiary as required below and as selected by such beneficiary.

If you die before the Required Distribution Date, your designated beneficiary must withdraw the funds remaining as follows: 1) distributed no later than December 31 of the calendar year in which the fifth anniversary of your death occurs; or 2) distributed over the life or life expectancy of the named beneficiary and must begin on or before December 31 of the calendar year following the year of your death. However, if the named beneficiary is your spouse; payments may begin before December 31 of the calendar year in which you would have reached age 70 1/2. If you did not designate a proper beneficiary, the funds remaining shall be distributed within five years after your death.

If you die after Required Minimum Distribution payments have begun, the remaining amount of your Regular IRA, your designated beneficiary must select to have the funds distributed over the longer of 1) the beneficiary's life expectancy or 2) your remaining life expectancy beginning no later than December 31 of the calendar year following the year of your death. If you do not designate a proper beneficiary, your interest is distributed over your remaining life expectancy.

Your surviving spouse, if the sole beneficiary, may elect to treat your Regular IRA as his or her own Regular IRA.

TAX CONSEQUENCES
Amounts paid to you or your beneficiary from your Regular IRA are taxable as ordinary income, except that you recover your nondeductible Regular IRA contributions tax-free. If a minimum distribution is not made from your IRA for a tax year in which it is required, the excess of the amount that should have been distributed over the amount that was actually distributed is subject to an excise tax of 50%.

TAX-FREE ROLLOVERS
Under certain circumstances, you, your spouse, or your former spouse (pursuant to a qualified domestic relations order) may roll over all or a portion of your distribution from another Regular IRA, a 401(a) qualified retirement plan, 401(k) plan, 403(b) plan, governmental 457plan, or SIMPLE plan into a Regular IRA. Such an event is called a Tax-Free Rollover and is a method for accomplishing continued tax deferral on otherwise taxable distributions from said plans. Rollover contributions are not subject to the contribution limits on Regular IRA contributions, but also are not tax deductible.

There are two ways to make a Tax-Free Rollover to your IRA:
1. PARTICIPANT ROLLOVERS are accomplished by contributing part or all of the eligible distribution (which includes amounts withheld for federal income tax purposes) to your new IRA within 60 days following receipt of the distribution. Participant Rollover amounts are subject to a mandatory 20% federal income tax withholding except Participant Rollovers from another Regular IRA. Regular IRA to Regular IRA Rollovers are limited to one per distributing plan per 12 month period. However, you may transfer Regular IRA assets to another Regular IRA (where you do not directly receive a distribution) and such transfers are not subject to this limitation. Distributions from a SIMPLE IRA may not be rolled over or transferred to an IRA (which isn't a SIMPLE IRA) during the 2-year period following the date you first participate in any SIMPLE Plan maintained by your employer.
2. DIRECT ROLLOVERS are made by instructing the plan trustee, custodian, or issuer to pay the eligible portion of your distribution directly to the trustee, custodian or issuer of the receiving IRA. Direct Rollover amounts are not subject to mandatory federal income tax withholding.

Certain distributions are NOT considered to be eligible for Rollover and include:
        a. distributions which are part of a series of substantially equal periodic payments (made at least annually) for 10 years or more;
        b. required minimum distributions made during or after the year you reach age 70 1/2;
        c.      any hardship distributions made under the terms of the plan; and
        d. amounts in excess of the cash (except for certain loan offset amounts) or in excess of the proceeds from the sale of property distributed.

Under certain circumstances, you may roll over all or a portion of your eligible distribution from your Regular IRA to a 401(a) qualified retirement plan, 401(k) plan, 403(b) plan, or governmental 457 (No Regular IRA Rollovers to Simple IRAs are allowed). However, you may not roll after-tax contributions from your Regular IRA to a 401(a), 401(k) plan, 403(b) plan, or governmental 457 plan.

FOR RULES APPLICABLE TO ROLLOVERS OR TRANSFERS TO ROTH IRAS, SEE THE PARAGRAPHS ON ROTH IRA, NEXT PAGE.

AMERITAS LIFE INSURANCE CORP.        -B:3-        TAX QUALIFIED PLAN DISCLOSURES

SEP IRA

A SEP Plan allows self-employed people and small business owners to establish SEP IRAs for the business owner and eligible employees, if any. SEP IRAs have specific eligibility and contribution limits (as described in IRS form 5305-SEP); otherwise SEP IRAs follow the same rules as Regular IRAs.

SIMPLE IRA

SIMPLE IRAs operate in connection with a SIMPLE Plan maintained by an eligible employer. Each participating employee has a SIMPLE IRA to receive under the plan. SIMPLE IRAs have specific eligibility, contribution, and tax-withdrawal penalties (as described in IRS Form 5304-SIMPLE); otherwise, SIMPLE IRAs follow the same rules as Regular IRAs.


ROTH IRA

ELIGIBILITY
You are eligible to make annual contributions to a Roth IRA if you receive compensation from employment, earnings from self-employment, or alimony, and your (and your spouse's) AGI is within the limits described below. Also, you may contribute to a different Roth IRA, established by your spouse (spousal Roth
IRA), out of your compensation or earned income for any year. Unlike Regular IRAs, if eligible, you may contribute to a Roth IRA even after age 70 1/2.

LIMIT ON ANNUAL CONTRIBUTIONS
You can make annual contributions to a Roth IRA of up to the Annual Contribution Limit or 100% of your compensation or earned income, whichever is less, subject to the limitations below. The Annual Contribution Limit is $4,000 for 2005 through 2007, and $5,000 thereafter. If you are age 50 or older, the Annual Contribution Limits are increased by $1,000 per year, so long as your earned income or compensation is greater than the Annual Contribution Limit. Beginning in 2009, the Annual Contribution Limits will be increased by the IRS to reflect inflation.

If each spouse earns at least the Annual Contribution Limit, each may make the maximum contribution to his or her Roth IRA, subject to the limitations discussed below. However, if one spouse earns less than the Annual Contribution limit, but both spouses together earn at least twice the Annual Contribution Limit, it may be advantageous to use the spousal Roth IRA. The total contributions to both Roth IRAs may not exceed the lesser of twice the Annual Contribution Limit or 100% of you and your spouse's combined compensation or earned income.

The Annual Contribution limit is the maximum that can be contributed to all IRAs (Roth and Regular) by an individual in a year. The maximum amount that may be contributed to your Roth IRA is always reduced by any amount that you have contributed to your Regular IRAs for the year.

The maximum amount you or your spouse may contribute to a Roth IRA is limited based on your tax filing status and your (and your spouse's) AGI. You may contribute the maximum contribution to your Roth IRA if you are single and your AGI is less than $95,000. Your ability to contribute to your Roth IRA is phased out at $110,000. You may contribute the maximum contribution to your Roth IRA if you are married filing jointly and your AGI is less than $150,000. Your ability to contribute to your Roth IRA is phased out at $160,000.

Roth IRA contributions must be made by the due date, not including extensions, for filing your tax return. A CONTRIBUTION MADE BETWEEN JANUARY 1 AND THE FILING DUE DATE FOR YOUR RETURN, MUST BE SUBMITTED WITH WRITTEN DIRECTION THAT IT IS BEING MADE FOR THE PRIOR TAX YEAR OR IT WILL BE TREATED AS MADE FOR THE CURRENT TAX YEAR.

DEDUCTIBILITY OF CONTRIBUTIONS
Unlike a Regular IRA, contributions to your Roth IRA are not deductible.

EXCESS CONTRIBUTIONS
If you contribute in excess of the maximum contribution limit allowed in any year, the excess contribution could be subject to a 6% excise tax. The excess is taxed in the year the excess contribution is made and each year that the excess remains in your Roth IRA.

If you should contribute more than the maximum amount allowed, you can eliminate the excess contribution as follows:

o You may withdraw the excess contribution and net earnings attributable to it before the due date for filing your federal income tax in the year the excess contribution was made. Any earnings so distributed will be taxable in the year for which the contribution was made and may be subject to the 10% premature distribution tax.

o If you elect not to withdraw an excess contribution, you may apply the excess against the contribution limits in a later year. This is allowed to the extent you under-contribute in the later year. The 6% excise tax will be imposed in the year you make the excess contribution and each subsequent year, until eliminated. To the extent an excess contribution is absorbed in a subsequent year by contributing less than the maximum deduction allowable for that year, the amount absorbed will be deductible in the year applied (provided you are eligible to take a deduction).

TAX ON WITHDRAWALS FROM YOUR ROTH IRA
You can make withdrawals from your Roth IRA at any time and the principal amounts that you contributed are always available to be withdrawn by you tax-free. Withdrawal of amounts considered earnings or growth will also be tax-free if the following requirements are met: 1) the withdrawal must satisfy the five-year holding period and be made either on or after you reach 59 1/2, due to your death or disability, or for qualified first-time homebuyer expenses.

If the requirements for a tax-free withdrawal are not met, a withdrawal consisting of your own prior contribution amounts for your Roth IRA will not be considered taxable in the year you receive it, nor will the 10% penalty apply. A non-qualified withdrawal that is considered earnings on your contributions is includible in your gross income and may be subject to the 10% withdrawal penalty. Also, the 10% premature distribution penalty tax may apply to conversion amounts distributed even though they are not includable in income, if the distribution is made within the 5-taxable-year period beginning on the first day of the individual's taxable year in which the conversion contribution was made.

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REQUIRED PAYMENTS FROM YOUR ROTH IRA
Unlike a Regular IRA, while you are living, there are no distribution requirements for your Roth IRA.

After your death, if you have begun to receive distributions under an annuity option (not including an interest only option), the remaining Policy value will continue to be distributed to your designated beneficiary according to the terms of the elected options, provided that method satisfies IRC requirements.

If you die before your entire interest in the Policy is distributed, your entire interest in your Roth IRA generally must be distributed no later than the end of the fifth calendar year after your death occurs ("five-year payout rule"). Your designated beneficiary may elect to receive distributions over a period not longer than his or her life expectancy, if the election is made and distributions begin on or before the end of the year following the year of your death. Otherwise, the entire benefit must be paid under the five-year payout rule.

If the designated beneficiary is your surviving spouse, the spouse may elect to treat the Roth IRA as his or her own.

ROLLOVERS AND CONVERSIONS
You may roll over any amount from an existing Roth IRA to another Roth IRA. Under certain circumstances, you may also convert an existing Regular IRA to a Roth IRA. You can roll over distributions from a traditional IRA to a Roth IRA if your AGI is $100,000 or less and you convert such amounts within 60 days after distribution. Note that contributions to a Roth IRA are not deductible and income limits apply. There may be additional income tax consequences upon such a conversion. You will have excess contributions if the amount you convert to a Roth IRA plus your contributions to all of your IRAs exceed your IRA contribution limits for the year. To avoid the 6% excise tax on excess contributions, you must withdraw the excess contributions plus earnings before your tax return due date or recharacterize the contribution, if permitted. CONSULT YOUR FINANCIAL ADVISER TO DETERMINE OTHER CONSIDERATIONS WHEN CONVERTING A TRADITIONAL IRA TO A ROTH IRA.

Rollovers from a 401(a) qualified retirement plan, 401(k) plan, 403(b) plan, or governmental 457 plan to a Roth IRA are not allowed.

RECHARACTERIZATION
You may correct an IRA contribution or conversion by recharacterizing your contribution or conversion. For example, you may have converted from a Regular IRA to a Roth IRA and learn later you were not eligible to make the conversion. You may accomplish a recharacterization by making a trustee-to-trustee transfer (including any net income attributable to the contribution) from the first IRA to the second IRA, on or before your tax return due date for reporting the contribution to the first IRA. Once the transfer is made, the election is irrevocable. Recharacterizing a contribution treats it as contributed to the second IRA on the same date as initially contributed to the first IRA. If you elect to recharacterize a contribution, you must report it on your Federal income tax return as made to the second IRA, instead of the first. CONSULT YOUR TAX ADVISER BEFORE RECHARACTERIZING A CONTRIBUTION.


GENERAL INFORMATION AND RESTRICTIONS FOR ALL IRAS

LUMP SUM DISTRIBUTION
If you decide to receive the entire value of your IRA Plan in one lump sum, the full amount is taxable when received (except as to non-deductible contributions to a Regular IRA or to a Roth IRA, or "qualified distributions" from a Roth
IRA), and is not eligible for the special 5 or 10 year averaging tax rules under IRC Section 402 on lump sum distributions which may be available for other types of Qualified Retirement Plans.

NONTRANSFERABILITY
You may not transfer, assign or sell your IRA to anyone (except in the case of transfer incident to divorce).

NONFORFEITABILITY
The value of your IRA belongs to you at all times, without risk of forfeiture.

LOANS AND PROHIBITED TRANSACTIONS
If you engage in a so-called prohibited transaction as defined by the Internal Revenue Code, your IRA will be disqualified and the entire taxable balance in your Regular IRA account, and the amount of earnings or gains in your Roth IRA account, will be taxed as ordinary income in the year of the transaction. You may also have to pay the 10% penalty tax. For example, IRAs do not permit loans. You may not borrow from your IRA (including Roth IRAs) or pledge it as security for a loan. A loan would disqualify your entire IRA and be treated as a distribution. It would be includable in your taxable income in the year of violation and subject to the 10% penalty tax on premature distributions. A pledge of your IRA as security for a loan would cause a constructive distribution of the portion pledged and also be subject to the 10% penalty tax.

FINANCIAL DISCLOSURE
Contributions to your IRA will be invested in a variable annuity policy. The variable annuity policy, its operation, and all related fees and expenses are explained in detail in the prospectus to which this Disclosure Statement is attached.

Growth in the value of your variable annuity policy IRA cannot be guaranteed or projected. The income and expenses of your variable annuity policy will affect the value of your IRA. Dividends from net income earned are reduced by investment advisory fees and also by certain other costs. For an explanation of these fees and other costs, please refer to your prospectus.


STATUS OF OUR IRA PLAN

We may, but are not obligated to, seek IRS approval of your Regular IRA or Roth IRA form. Approval by the IRS is optional to us as the issuer. Approval by the IRS is to form only and does not represent a determination of the merits of the Regular IRA or Roth IRA.

AMERITAS LIFE INSURANCE CORP.        -B:5-        TAX QUALIFIED PLAN DISCLOSURES

 ------------------------------------------- -----------------------------------
  DISCLOSURE SUMMARY                         For annuity policies issued as a:
                                                TAX SHELTERED ANNUITY
  AMERITAS LIFE INSURANCE CORP.                 UNDER IRC SECTION 403(B)
 ------------------------------------------- -----------------------------------

The Policy may be purchased by you or your employer as part of a retirement plan under Internal Revenue Code (IRC) Section 403(b). This section provides a summary of benefits afforded a tax-qualified retirement plan under IRC 403(b), and the prospectus' CHARGES and CHARGES EXPLAINED sections describe applicable costs. You should refer to the Policy and Riders for a full description of the benefits and charges of purchasing the Policy for an IRC 403(b) plan.


CONTRIBUTIONS

Contributions under the Policy must be remitted by the Employer. You may, with our agreement, (i) transfer to the Policy any amount held under a contract or account that meets the requirements of IRC Section 403(b) ("Transferred Funds"), or (ii) roll over contributions from a contract or account that meets the requirements of IRC Sections 403(b) or 408(d)(3)(A)(iii). If you make a transfer as described in (i) above, you must tell us the portion, if any, of the Transferred Funds which are (a) exempt from the payment restrictions described below and (b) eligible for delayed distribution under the REQUIRED MINIMUM DISTRIBUTION provision below. If you do not tell us, then we will treat all such amounts as being subject to the applicable tax restrictions. Any Transferred Funds from a contract not issued by us will be reduced by the amount of any tax charge that applies, as we determine.

Contributions to the Policy are limited to your exclusion allowance for the year computed as required by IRC Sections 403(b), 415, and 402(g), which is $15,500 for 2007. Unless this Policy is purchased under an ERISA Plan and "employer contributions" may be made, all contributions are made by your Employer under a salary reduction agreement you enter into with your Employer. Your salary reduction contributions are "elective deferrals" and cannot exceed the elective deferral limitations under IRC Section 415 which apply to this Policy and all other 403(b), 401(k), or SIMPLE plans, contracts or arrangements with your Employer. If contributions to the Policy inadvertently cause the excess deferral limit to be violated, such deferrals must be distributed by April 15 of the following calendar year, subject to any Policy withdrawal charge that may be applicable.

In the case of an individual who is 50 or older, the annual cash contribution limit is increased by $5000 for 2007. This amount may be increased for inflation in future years.

Notwithstanding any provision of the Policy to the contrary, contributions will be permitted with respect to qualified military service in accordance with the requirements of IRC Section 414(u), if applicable, and limited to limits imposed by IRC Section 403(b).

We reserve the right to reject or refund any contributions when we believe doing so is necessary for the Policy to comply with IRC Section 403(b) or the Plan.


LOANS

For 403(b) TSA Policies issued after 1/1/02, we may charge a reasonable fee (currently $25; guaranteed maximum is $40) for each loan as loan origination expenses; however, this fee will be waived if loan repayment is established on an automatic basis.

Other loan provisions are described in this Prospectus' POLICY DISTRIBUTIONS section LOANS provision.


DISTRIBUTIONS

WHEN ANNUITY INCOME PAYMENTS BEGIN
Your selection of an Annuity Date for annuity income payments to begin is subject to the maximum maturity age, if any, stated in the Policy Data pages. If you choose an Annuity Date later than age 70 1/2, you must withdraw at least the required minimum distribution required by tax regulations that apply, unless you elect to satisfy these requirements through other 403(b) arrangements you may have.

PERMITTED DISTRIBUTIONS
Distributions of Policy value will only be permitted:
        o       upon the Owner's separation of service;
        o       after the Owner's age 59 1/2;
        o       due to disability within the meaning of IRC Section 72(m)(7);
        o in the case of salary reduction contributions only , due to financial hardship.
Distributions may be further restricted if we are notified of more restrictive Plan limits. Withdrawal charges may apply to distributions.

Despite the distribution restrictions stated above, we will permit distributions of salary deferrals in excess of IRC limits contributed to the Policy, and any allocable gain or loss, including that for the "gap period" between the end of the taxable year and distribution date,

AMERITAS LIFE INSURANCE CORP.        -B:6-        TAX QUALIFIED PLAN DISCLOSURES
provided you notify us in writing by March 1 of the year following the taxable year of the excess deferral and certify the amount of the excess deferral.

Distributions attributable to contributions transferred from a custodial account qualified under IRC Section 403(b)(7) or from an annuity under IRC Section 403(b)(1) shall be subject to the same or, where there has been more than one transfer, more stringent distribution requirements as they were subject to prior to the transfer, unless otherwise permitted by law or regulation.

If your employer has established an ERISA plan under IRC Section 403(b), we will restrict any distributions under the Policy pursuant to IRC Sections 401(a)(11) and 417.

Trustee-to-trustee transfers to another 403(b) qualified plan are not considered a distribution and are not restricted.

If the Owner's employer has established an ERISA plan under IRC Section 403(b), any distributions under this policy will be restricted, as provided in IRC Sections 401(a)(11) and 417.

DIRECT ROLLOVER OPTION
A distributee under the Policy, or the distributee's surviving spouse, or the spouse of the distributee's former spouse who is an alternate payee under a qualified domestic relations order (as defined in IRC Section 414(p)) (collectively, the "distributee" for purposes of this paragraph), may elect to have any portion of an eligible distribution paid directly to an eligible retirement plan specified by the distributee as a direct rollover. (For purposes of a direct rollover, an eligible retirement plan includes 403(b) annuity policies, a qualified retirement plans under 401(a), 401(k) plans, IRAs and 457 governmental plans.) The direct rollover option is not available to the extent that a minimum distribution is required under IRC Section 401(a)(9). The direct rollover option also does not apply to Policy distributions permitted and made on account of a hardship. We reserve the right to determine the amount of the required minimum distribution.

If Policy annuity payments have already begun, a direct rollover option does not apply to those payments being paid: (a) in substantially equal periodic payments for a period of ten years or more; or, (b) as part of a life annuity.

REQUIRED MINIMUM DISTRIBUTIONS
Distributions under the Policy made on or after January 1, 2003 will be subject to Required Minimum Distribution requirements of IRC ss.401(a)(9) pursuant to final and temporary regulations issued by the IRS in 2002.

Required Minimum Distribution payments for this Policy must be computed for the calendar year you turn age 70 1/2 and for each year thereafter. The Required Minimum Distribution payments you compute must start no later than April 1 of the calendar year after you turn age 70 1/2, except as otherwise noted below, and except that if your employer is a church or government organization, the start date is the later of this date or April 1 of the calendar year after you retire.

Payments of your annual Required Minimum Distribution calculated for this Policy may be made from this Policy or from another 403(b) arrangement that you maintain, if permitted by Internal Revenue Service rules. These payments may be made under any method permitted for 403(b) Plans and acceptable to us; several of your Policy's annuity income options fulfill the IRC requirements.

If you die after Required Minimum Distribution payments have begun, the remaining amount of your Policy value must continue to be paid at least as quickly as under the calculation and payment method being used before your death.

If you die before Required Minimum Distribution payments begin, payment of your Policy value must be completed no later than December 31 of the calendar year in which the fifth anniversary of your death occurs, except to the extent that a choice is made to receive death benefit payments under (a) and (b) below:
        (a) If payments are to be made to a beneficiary, then the Policy value may be paid over the life or life expectancy of the named beneficiary. Such payments must begin on or before December 31 of the calendar year which follows the year of your death.
        (b) If the named beneficiary is your spouse, the date that payments must begin under (a) above will not be before
                (i) December 31 of the calendar year which follows the year of your death or, if later,
                (ii) December 31 of the calendar year in which you would have reached age 70 1/2.

CONVERSION OF A 403(b) POLICY TO A NON-403(b) QUALIFIED POLICY

The IRC only permits you to maintain a 403(b) Policy while you are covered under a 403(b) Plan. Upon no longer being covered under a 403(b) plan, you may "roll over" some or all of your 403(b) Policy assets into another tax-qualified annuity policy, including an Individual Retirement Annuity policy. Should you need to exercise such a roll over, you may elect to convert your existing 403(b) Policy with us into an IRA Policy. Because certain distributions are permitted under IRC Section 403(b) that are not permitted for IRAs, any conversion may result in a loss of certain benefits (such as 403(b) permitted hardship withdrawals). Upon such a conversion, your 403(b) Tax Sheltered Annuity Endorsement (and related charges) will be replaced with an Individual Retirement Annuity Endorsement (and any related charges) to assure continued compliance of your Policy with applicable tax law. You will receive full disclosure about the effect of any such conversion prior to making your election.

AMERITAS LIFE INSURANCE CORP.        -B:7-        TAX QUALIFIED PLAN DISCLOSURES

                                    THANK YOU
for reviewing this Prospectus. You should also review the series fund prospectuses for those Subaccount variable investment option underlying portfolios you wish to select.

                             IF YOU HAVE QUESTIONS,
                      contact your sales representative, or
                              write or call us at:

                          Ameritas Life Insurance Corp.
                                 Service Center
                                 P.O. Box 82550
                             Lincoln, Nebraska 68501
                                       or
                                 5900 "O" Street
                             Lincoln, Nebraska 68510
                            Telephone: 1-800-745-1112
                               Fax: 1-402-467-7335
                                www.ameritas.com


                           REMEMBER, THE CORRECT FORM

is important for us to accurately process your Policy elections and changes. Many can be found on the on-line services section of our Web site. Or, call us at our toll-free number and we will send you the form you need.

 o o o  STATEMENT OF ADDITIONAL INFORMATION TABLE OF CONTENTS

        A Statement of Additional Information and other information about us and the Policy with the same date as this prospectus contains more details concerning the disclosures in this prospectus.

        For a free copy, access it on the SEC's Web site (WWW.SEC.GOV, select "Filings", type "Ameritas"), or write or call us. Here is the Table of Contents for the Statement of Additional Information:


                ----------------------------------- ---------
                                                     BEGIN
                                                    ON PAGE
                ----------------------------------- ---------
                General Information and History        1
                Services
                ----------------------------------- ---------
                Purchase of Securities Being           2
                Offered Underwriter
                Calculation of Performance
                  Standardized Performance
                Reporting
                  Non-Standardized Performance
                Reporting
                  Yields
                ----------------------------------- ---------
                Other Information                      4
                MORNINGSTAR(R) ASSET ALLOCATOR
                Asset Allocation Program offered
                through Ameritas Investment Corp.
                ("AIC")
                 ----------------------------------- ---------
                Service Marks and Copyrights           5
                ----------------------------------- ---------
                Licensing Agreement                    6
                Financial Statements
                ----------------------------------- ---------



(R) Ameritas Life Insurance Corp.


                                    AMERITAS
                              LIFE INSURANCE CORP.
                                 A UNIFI COMPANY


OVERTURE ANNUITY III-Plus          LAST PAGE        SEC REGISTRATION #811-05192

--------------------------------------------------------------------------------
Statement of Additional Information:  May 1, 2007
to accompany Policy Prospectuses dated May 1, 2007

VARIABLE ANNUITY POLICIES                             AMERITAS
offered through                                            LIFE INSURANCE CORP.
AMERITAS VARIABLE SEPARATE ACCOUNT VA-2                         A UNIFI COMPANY
--------------------------------------------------------------------------------

This Statement of Additional Information is not a prospectus. It contains information in addition to and more detailed than set forth in the Policy prospectus and should be read in conjunction with the prospectus. The Policy prospectus may be obtained from our Service Center by writing us at P.O. Box 82550, Lincoln, Nebraska 68501, by e-mailing us through our Web site at WWW.AMERITAS.COM, or by calling us at 1-800-745-1112. Defined terms used in the current prospectus for the Policies are incorporated in this Statement.


                TABLE OF CONTENTS                              Page

                General Information and History                 1
                Services

                Purchase of Securities Being Offered            2
                Underwriter
                Calculation of Performance
                   Standardized Performance Reporting
                   Non-Standardized Performance Reporting
                   Yields

                Other Information                               4
                MORNINGSTAR(R) ASSET ALLOCATOR
                Asset Allocation Program offered through
                Ameritas Investment Corp. ("AIC")

                Service Marks and Copyrights                    5

                Licensing Agreement                             6
                Financial Statements

                         GENERAL INFORMATION AND HISTORY

         Ameritas Variable Separate Account VA-2 is a separate investment account of Ameritas Life Insurance Corp. ("we, us, our, Ameritas"). We are a stock life insurance company organized under the insurance laws of the State of Nebraska since 1887. We are engaged in the business of issuing life insurance and annuities, group dental and vision insurance, retirement plans and 401(k) plans throughout the United States (except New York). We are an indirect wholly owned subsidiary of UNIFI Mutual Holding Company ("UNIFI") (we are wholly owned by Ameritas Holding Company, which in turn is wholly owned by UNIFI). The UNIFI companies are a diversified family of financial services businesses offering the above-listed products and services as well as mutual funds and other investments, financial planning, banking, and public financing.

        Prior to May 1, 2007, the Policies described in this Statement of Additional Information and in the prospectus were offered and issued by Ameritas Variable Life Insurance Company ("AVLIC"). Effective May 1, 2007, AVLIC merged into Ameritas, AVLIC's former parent. Ameritas Variable Separate Account VA-2, formerly "Ameritas Variable Life Insurance Company Separate Account VA-2," is now a separate investment account of Ameritas. Policies previously issued by AVLIC now are Policies of Ameritas, which will service and maintain those Policies in accordance with their terms.

                                    SERVICES

The statutory financial statements of Ameritas Life Insurance Corp. as of December 31, 2006 and 2005, and for the years then ended, and the financial statements of the Subaccounts of Ameritas Variable Life Insurance Company Separate Account VA-2 as of December 31, 2006, and for each of the periods in the two years then ended, included in this Statement of Additional Information have been audited by Deloitte & Touche LLP, 1248 "O" Street, Suite 716, Lincoln, Nebraska 68508, independent auditors and independent registered public accounting firm, respectively, as stated in their reports appearing herein, and are included in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

All matters of state and federal law pertaining to the Policies have been reviewed by our internal legal staff.

                                    SAI: 1

AMERITAS VARIABLE SEPARATE ACCOUNT VA-2      STATEMENT OF ADDITIONAL INFORMATION

                      PURCHASE OF SECURITIES BEING OFFERED

OVERTURE MEDLEY is a flexible premium variable deferred annuity policy. OVERTURE MEDLEY Policies are sold by licensed insurance agents in states where the Policies may lawfully be sold. The agents who sell the Policies are registered representatives of broker-dealers that are registered under the Securities Exchange Act of 1934 ("1934 Act") and members of the NASD. OVERTURE ANNUITY single premium variable annuity policies and OVERTURE ANNUITY II, OVERTURE ANNUITY III, OVERTURE ANNUITY III-Plus, OVERTURE ACCLAIM!, and OVERTURE ACCENT! flexible premium variable deferred annuity policies are no longer offered for sale. The agents that service the Policies also are registered representatives of broker-dealers that are registered under the 1934 Act and members of the NASD.

                                   UNDERWRITER

The OVERTURE MEDLEY Policy is offered continuously and is distributed by Ameritas Investment Corp. ("AIC"), 5900 "O" Street, Lincoln, Nebraska 68510. AIC also served as the underwriter and distributor for the other Policies in the Separate Account, listed above. AIC is a majority-owned subsidiary of ours. AIC enters into contracts with various broker-dealers ("Distributors") to distribute the Policies.

                                                       ------------- ------------- -------------
                                                YEAR:      2004          2005          2006
------------------------------------------------------ ------------- ------------- -------------
Variable annuity commission AVLIC (prior to merger      $11,317,300    $9,469,380   $10,168,715
with Ameritas) paid to AIC that was paid to other
broker-dealers and representatives (not kept by AIC).
------------------------------------------------------ ------------- ------------- -------------
Variable annuity commission earned and kept by AIC.         $72,236       $46,675       $29,566
------------------------------------------------------ ------------- ------------- -------------
Fees AVLIC paid to AIC for variable annuity                $169,001      $158,125      $149,175
Principal Underwriter services.
------------------------------------------------------ ------------- ------------- -------------

                           CALCULATION OF PERFORMANCE

When we advertise performance for a Subaccount (except any Money Market Subaccount), we will include quotations of standardized average annual total return to facilitate comparison with standardized average annual total return advertised by other variable annuity separate accounts. Standardized average annual total return for a Subaccount will be shown for periods beginning on the date the Subaccount first invested in a corresponding series fund portfolio. We will calculate standardized average annual total return according to the standard methods prescribed by rules of the Securities and Exchange Commission ("SEC").

We report average annual total return information via Internet and periodic printed reports. Average annual total return quotations on our Internet Web site will be current as of the previous Business Day. Printed average annual total return information may be current to the last Business Day of the previous calendar week, month, or quarter preceding the date on which a report is submitted for publication. Both standardized average annual total return quotations and non-standardized total return quotations will cover at least periods of one, five, and ten years, or a period covering the time the Subaccount has been in existence, if it has not been in existence for one of the prescribed periods. If the corresponding series fund portfolio has been in existence for longer than the Subaccount, the non-standardized total return quotations will show the investment performance the Subaccount would have achieved (reduced by the applicable charges) had it been invested in the series fund portfolio for the period quoted; this is referred to as "adjusted historical" performance reporting. Standardized average annual total return is not available for periods before the Subaccount was in existence.

Quotations of standardized average annual total return and non-standardized total return are based on historical earnings and will fluctuate. Any quotation of performance should not be considered a guarantee of future performance. Factors affecting the performance of a Subaccount and its corresponding series fund portfolio include general market conditions, operating expenses and investment management. An Owner's withdrawal value upon surrender of a Policy may be more or less than the premium invested in the Policy.

                                    SAI: 2

AMERITAS VARIABLE SEPARATE ACCOUNT VA-2      STATEMENT OF ADDITIONAL INFORMATION

STANDARDIZED PERFORMANCE REPORTING
Standardized average annual total return for a specific period is calculated by taking a hypothetical $1,000 investment in a Subaccount at the offering on the first day of the period ("initial investment"), and computing the ending redeemable value ("redeemable value") of that investment at the end of the period. The redeemable value is then divided by the initial investment and expressed as a percentage, carried to at least the nearest hundredth of a percent. Standardized average annual total return is annualized and reflects the deduction of the mortality and expense fee and administrative expense charge and the current annual Policy Fee. The redeemable value also reflects the effect of any applicable withdrawal charge that may be imposed at the end of the period. No deduction is made for premium taxes which may be assessed by certain states.

NON-STANDARDIZED PERFORMANCE REPORTING
We may also advertise non-standardized total return. Non-standardized total return may assume: (1) the Policy is not surrendered, so no withdrawal charges are levied; (2) the Subaccounts have existed for periods other than those required to be presented; (3) current charges are incurred if they are less than the Policy's guaranteed maximum charges; or (4) may differ from standardized average annual total return in other ways disclosed in the table description. Non-standardized total return may also assume a larger initial investment which more closely approximates the size of a typical Policy. For these reasons, non-standardized total returns for a Subaccount are usually higher than standardized total returns for a Subaccount.

YIELDS
We may advertise the current annualized yield for a 30-day period for a Subaccount. The annualized yield of a Subaccount refers to the income generated by the Subaccount over a specified 30-day period. Because this yield is annualized, the yield generated by a Subaccount during the 30-day period is assumed to be generated each 30-day period. THE YIELD IS COMPUTED BY DIVIDING THE NET INVESTMENT INCOME PER ACCUMULATION UNIT EARNED DURING THE PERIOD BY THE PRICE PER UNIT ON THE LAST DAY OF THE PERIOD, ACCORDING TO THE FOLLOWING
FORMULA:
                           YIELD=2[(A - B +1)(6) - 1]
                                   ---------
                                       cd
WHERE A=NET INVESTMENT INCOME EARNED DURING THE PERIOD BY THE PORTFOLIO COMPANY ATTRIBUTABLE TO SHARES OWNED BY THE SUBACCOUNT, B=EXPENSES ACCRUED FOR THE PERIOD (NET OF REIMBURSEMENTS), C=THE AVERAGE DAILY NUMBER OF ACCUMULATION UNITS OUTSTANDING DURING THE PERIOD, AND D=THE MAXIMUM OFFERING PRICE PER ACCUMULATION UNIT ON THE LAST DAY OF THE PERIOD. THE YIELD REFLECTS THE BASE POLICY MORTALITY AND EXPENSE RISK FEE AND ADMINISTRATIVE EXPENSE CHARGE. NET INVESTMENT INCOME WILL BE DETERMINED ACCORDING TO RULES ESTABLISHED BY THE SEC. THE YIELD ASSUMES AN AVERAGE POLICY SIZE OF $30,000, SO NO POLICY FEE IS CURRENTLY APPLICABLE, AND ALSO ASSUMES THE POLICY WILL CONTINUE (SINCE THE POLICY IS INTENDED FOR LONG TERM INVESTMENT) SO DOES NOT REFLECT ANY WITHDRAWAL CHARGE.

Because of the charges and deductions imposed by the Separate Account, the yield for a Subaccount will be lower than the yield for the corresponding series fund portfolio. The yield on amounts held in the Subaccount normally will fluctuate over time. Therefore, the disclosed yield for any given period is not an indication or representation of future yields or rates of return. A Subaccount's actual yield will be affected by the types and quality of portfolio securities held by the series fund and the series fund's operating expenses.

Any current yield quotations of the Ameritas Money Market Subaccount, subject to Rule 482 of the Securities Act of 1933, will consist of a seven calendar day historical yield, carried at least to the nearest hundredth of a percent. We may advertise yield for the Subaccount based on different time periods, but we will accompany it with a yield quotation based on a seven day calendar period. The Ameritas Money Market Subaccount's yield will be calculated by determining the net change, exclusive of capital changes, in the value of a hypothetical pre-existing Policy having a balance of one Accumulation Unit at the beginning of the base period, subtracting a hypothetical charge reflecting those Policy deductions stated above, and dividing the net change in Policy value by the value of the Policy at the beginning of the period to obtain a base period return and multiplying the base period return by (365/7). The Ameritas Money Market Subaccount's effective yield is computed similarly but includes the effect of assumed compounding on an annualized basis of the current yield quotations of the Subaccount.

The Ameritas Money Market Subaccount's yield and effective yield will fluctuate daily. Actual yields will depend on factors such as the type of instruments in the series fund's portfolio, portfolio quality and average maturity, changes in interest rates, and the series fund's expenses. Although we determine the Subaccount's yield on the basis of a seven calendar day period, we may use a different time period on occasion. The yield quotes may reflect the expense

                                    SAI: 3

AMERITAS VARIABLE SEPARATE ACCOUNT VA-2 STATEMENT OF ADDITIONAL INFORMATION limitations described in the series fund's prospectus or Statement of Additional Information. There is no assurance that the yields quoted on any given occasion will be maintained for any period of time and there is no guarantee that the net asset values will remain constant. It should be noted that neither a Policy owner's investment in the Ameritas Money Market Subaccount nor that Subaccount's investment in the Ameritas Money Market series fund portfolio is guaranteed or insured. Yields of other money market funds may not be comparable if a different base or another method of calculation is used.


                                OTHER INFORMATION

A registration statement has been filed with the SEC under the Securities Act of 1933, as amended, with respect to the Policy described in this Statement of Additional Information. Not all information set forth in the registration statement is addressed in the Policy prospectus or this Statement. Information in the prospectus and this Statement are intended to be summaries. For a complete description of the terms of the registration, refer to the documents we file with the SEC. They may be accessed on the SEC's Web site at WWW.SEC.GOV, select "Filings" and type in "Ameritas" or you may review and copy it (for a fee) at the SEC's Public Reference Room in Washington D.C. (Call the SEC at 1-800-SEC-0330 for details and public hours.)


             MORNINGSTAR(R) ASSET ALLOCATOR ASSET ALLOCATION PROGRAM
                                 OFFERED THROUGH
                        AMERITAS INVESTMENT CORP. ("AIC")

THE SERVICE
Ameritas Investment Corp. ("AIC"), an affiliate of ours, has developed several asset allocation models, each based on different profiles of an investor's willingness to accept investment risk, and marketed exclusively through our Policies as the "Morningstar Asset Allocator" program. AIC periodically (typically annually) evaluates and updates the models. In developing and periodically updating the models, AIC currently relies on the recommendations of Morningstar Associates, LLC. AIC may change the firm it uses, or, may use no independent firm at all.

If you choose to subscribe to the Morningstar Asset Allocator program, AIC will serve as your investment adviser for the service solely for purposes of development of the program models and periodic updates of the models.

If you choose to subscribe to the Morningstar Asset Allocator program, AIC instructs us to allocate your initial premium (in the case of a new application) or accumulated value, as applicable, to the investment options according to the model you select, to similarly allocate subsequent premium, and to periodically automatically reallocate your accumulated value or premium payments. Your Policy value will be rebalanced quarterly consistent with your selected model.

THE MORNINGSTAR ASSET ALLOCATOR MODELS
Development of the Morningstar Asset Allocator models is a two-step process. First, an optimization analysis is performed to determine the breakdown of asset classes. Next, after the asset class exposures are known, a determination is made of how available investment options can be used to implement the asset class level allocations. The investment options are selected by evaluating the asset classes represented by the underlying portfolios and combining investment options to arrive at the desired asset class exposure. Investment options are selected in a way intended to optimize potential returns for each model, given a particular level of risk tolerance. This process could, in some cases, result in the inclusion of an investment option in a model based on its specific asset class exposure or other specific optimization factors, even where another investment option may have better historical performance.

PERIODIC UPDATES OF THE MODELS AND NOTICES OF UPDATES
Each model is evaluated periodically (generally, annually) to assess whether the combination of investment options within each model should be changed to better seek to optimize the potential return for the level of risk tolerance intended for the model. As a result, each model may change, and the investment options used within a model may change.

When your selected model is updated, AIC instructs us to automatically reallocate your accumulated value and any

                                    SAI: 4

AMERITAS VARIABLE SEPARATE ACCOUNT VA-2      STATEMENT OF ADDITIONAL INFORMATION
subsequent premium payments in accordance with any changes to the model you have selected. This means the allocation of your accumulated value, and potentially the investment options in which you are invested, will automatically change and your accumulated value and any subsequent premium payments will be automatically reallocated among the investment options in your updated model (independently of the automatic quarterly rebalancing). AIC requires that you give it discretionary investment authority to periodically instruct us to reallocate your accumulated value and any subsequent premium payments in accordance with the updated version of the model you have selected, if you wish to participate in the Morningstar Asset Allocation program.

When AIC updates the models, we will send you written notice of the updated models at least 30 days in advance of the date the updated models are to be effective. If you wish to accept the changes in your selected model, you will not need to take any action, as your Policy value and any subsequent premium will be automatically reallocated pursuant to the updated model. If you do not wish to accept the changes to your selected model, you can change to a different model or withdraw from the Morningstar Asset Allocator program.

RISKS
Although asset allocation models are designed to optimize returns given the various levels of risk, there is no assurance that a model portfolio will not lose money or that investment results will not experience volatility. Investment performance of your accumulated value could be better or worse by participating in a Morningstar Asset Allocator model than if you had not participated. A model may perform better or worse than any single investment option or asset class or other combinations of investment options or asset classes. Model performance is dependent upon the performance of the component investment options (and their underlying portfolios). The timing of your investment and the automatic quarterly rebalancing may affect performance. Your accumulated value will fluctuate, and when redeemed, may be worth more or less than the original cost.

Periodic updating of the models can cause the underlying portfolios to incur transaction expenses to raise cash for money flowing out of the portfolios or to buy securities with money flowing into the portfolios. These expenses can adversely affect performance of the pertinent portfolios and the models.

AIC, an affiliate of ours, may be subject to competing interests that have the potential to influence its decision making with regard to the models. In addition to its limited role as investment advisor under the Morningstar Asset Allocator program, AIC is also compensated by us as principal underwriter for the Policies. We and AIC may also receive revenue sharing from other portfolios that are available as investment options. AIC may have an incentive to use certain portfolios in the models that provide higher revenue sharing or advisory fees. AIC may believe that certain portfolios may benefit from additional assets or could be harmed by redemptions. All our model investment options and their underlying portfolios are analyzed by Morningstar Associates, LLC, an independent analytical firm. Neither AIC nor we dictate to Morningstar the number of portfolios in a model, the percent that any portfolio represents in a model, or which portfolios may be selected (other than to require exclusion of any portfolio that is expected to be liquidated, merged into another portfolio, or otherwise closed). AIC and we believe reliance on recommendations of Morningstar to develop and update the models reduces or eliminates the potential for AIC and us to be influenced by these competing interests, but there can be no assurance of this.

AIC and we are under no obligation to continue the Morningstar Asset Allocator program, or any asset allocation program, and have the right to terminate or change such services at any time.

                          SERVICE MARKS AND COPYRIGHTS

"Ameritas" and the bison symbol, "Overture Accent!," "Overture Acclaim!," and "Overture Medley" are registered service marks of Ameritas Life Insurance Corp. The Policies and Policy prospectuses are copyrighted by Ameritas Life Insurance Corp.

                                    SAI: 5

AMERITAS VARIABLE SEPARATE ACCOUNT VA-2      STATEMENT OF ADDITIONAL INFORMATION

                               LICENSING AGREEMENT

The Policy is not sponsored, endorsed, sold or promoted by Standard & Poor's, a division of The McGraw-Hill Companies, Inc. ("S&P"). S&P makes no representation or warranty, express or implied, to the owners of the Policy or any member of the public regarding the advisability of investing in securities generally or in the Policy particularly or the ability of the S&P 500 Index to track general stock market performance. S&P's only relationship to the Licensee ("Ameritas") is the licensing of certain trademarks and trade names of S&P and of the S&P 500 Index which is determined, composed and calculated by S&P without regard to the Licensee or the Product. S&P has no obligation to take the needs of the Licensee or the owners of the Policy into consideration in determining, composing or calculating the S&P 500 Index. S&P is not responsible for and has not participated in the determination of the prices and amount of the Policy or the timing of the issuance or sale of the Product or in the determination or calculation of the equation by which the Policy is to be converted into cash. S&P has no obligation or liability in connection with the administration, marketing or trading of the Policy.

S&P DOES NOT GUARANTEE THE ACCURACY AND/OR THE COMPLETENESS OF THE S&P 500 INDEX OR ANY DATA INCLUDED THEREIN AND S&P SHALL HAVE NO LIABILITY FOR ANY ERRORS, OMISSIONS, OR INTERRUPTIONS THEREIN. S&P MAKES NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY LICENSEE, OWNERS OF THE POLICY, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE S&P 500 INDEX OR ANY DATA INCLUDED THEREIN. S&P MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE S&P 500 INDEX OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL S&P HAVE ANY LIABILITY FOR ANY SPECIAL, PUNITIVE, INDIRECT, OR CONSEQUENTIAL DAMAGES (INCLUDING LOST PROFITS), EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.

                              FINANCIAL STATEMENTS

Our financial statements follow this page of this Statement. They bear only on our ability to meet our obligations under the Policy, and should not be considered as bearing on the investment performance of the assets held in the Separate Account.

                                    SAI: 6

AMERITAS VARIABLE SEPARATE ACCOUNT VA-2      STATEMENT OF ADDITIONAL INFORMATION

                    AMERITAS VARIABLE LIFE INSURANCE COMPANY
                              SEPARATE ACCOUNT VA-2

                  FINANCIAL STATEMENTS AS OF DECEMBER 31, 2006
             AND FOR EACH OF THE PERIODS IN THE TWO YEARS THEN ENDED
           AND REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
Ameritas Variable Life Insurance Company
Lincoln, Nebraska

We have audited the accompanying statements of net assets of each of the subaccounts listed in Note 1 which comprise Ameritas Variable Life Insurance Company Separate Account VA-2 as of December 31, 2006 and the related statements of operations for the period then ended and the statements of changes in net assets for each of the periods in the two years then ended. These financial statements are the responsibility of management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The subaccounts are not required to have, nor were we engaged to perform, an audit of their internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances but not for the purpose of expressing an opinion on the effectiveness of each of the subaccounts' internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. Our procedures included confirmation of securities owned at December 31, 2006, by correspondence with the custodian. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such financial statements present fairly, in all material respects, the financial position of each of the subaccounts constituting Ameritas Variable Life Insurance Company Separate Account VA-2 as of December 31, 2006, and the results of their operations for the period then ended and the changes in their net assets for each of the periods in the two years then ended, in conformity with accounting principles generally accepted in the United States of America.

/s/ Deloitte & Touche LLP

Lincoln, Nebraska
February 22, 2007

                    AMERITAS VARIABLE LIFE INSURANCE COMPANY
                              SEPARATE ACCOUNT VA-2
                            STATEMENTS OF NET ASSETS
                                DECEMBER 31, 2006

ASSETS
INVESTMENTS AT FAIR VALUE:

    Variable Insurance Products (Fidelity):
       VIP Equity-Income Portfolio: Initial Class (Equity-Income IC) -
         2,599,314.817 shares at $26.20 per share (cost $55,862,807)                             $       68,102,048
       VIP Equity-Income Portfolio: Service Class (Equity-Income SC) -
         668,715.357 shares at $26.11 per share (cost $15,646,852)                                       17,460,158
       VIP Equity-Income Portfolio: Service Class 2 (Equity-Income SC2) -
         1,909,180.787 shares at $25.87 per share (cost $44,442,736)                                     49,390,507
       VIP Growth Portfolio: Initial Class (Growth IC) -
         1,111,620.706 shares at $35.87 per share (cost $33,287,430)                                     39,873,835
       VIP Growth Portfolio: Service Class (Growth SC) -
         319,297.341 shares at $35.72 per share (cost $12,940,153)                                       11,405,301
       VIP Growth Portfolio: Service Class 2 (Growth SC2) -
         602,739.495 shares at $35.42 per share (cost $18,478,084)                                       21,349,033
       VIP High Income Portfolio: Initial Class (High Income IC) -
         2,177,579.916 shares at $6.35 per share (cost $14,057,650)                                      13,827,632
       VIP High Income Portfolio: Service Class (High Income SC) -
         1,000,762.362 shares at $6.32 per share (cost $6,503,587)                                        6,324,818
       VIP High Income Portfolio: Service Class 2 (High Income SC2) -
         2,704,937.805 shares at $6.25 per share (cost $17,181,260)                                      16,905,861
       VIP Overseas Portfolio: Initial Class (Overseas IC) -
         1,011,791.729 shares at $23.97 per share (cost $14,858,938)                                     24,252,648
       VIP Overseas Portfolio: Service Class (Overseas SC) -
         419,953.549 shares at $23.86 per share (cost $7,725,277)                                        10,020,092
       VIP Overseas Portfolio: Service Class 2 (Overseas SC2) -
         1,272,203.934 shares at $23.75 per share (cost $23,210,895)                                     30,214,843
       VIP Asset Manager Portfolio: Initial Class (Asset Mgr. IC) -
         2,067,795.775 shares at $15.71 per share (cost $32,576,987)                                     32,485,072
       VIP Asset Manager Portfolio: Service Class (Asset Mgr. SC) -
         407,417.243 shares at $15.61 per share (cost $6,375,279)                                         6,359,783
       VIP Asset Manager Portfolio: Service Class 2 (Asset Mgr. SC2) -
         233,540.705 shares at $15.47 per share (cost $3,239,634)                                         3,612,875
       VIP Investment Grade Bond Portfolio: Initial Class (Inv. Bond IC) -
         2,786,981.681 shares at $12.76 per share (cost $35,221,221)                                     35,561,886
       VIP Investment Grade Bond Portfolio: Service Class 2 (Inv. Bond SC2) -
         2,427,023.269 shares at $12.56 per share (cost $30,829,292)                                     30,483,412
       VIP Contrafund Portfolio: Initial Class (Contrafund IC) -
         1,827,685.556 shares at $31.47 per share (cost $39,572,490)                                     57,517,264
       VIP Contrafund Portfolio: Service Class (Contrafund SC) -
         755,421.924 shares at $31.38 per share (cost $19,233,011)                                       23,705,140
       VIP Contrafund Portfolio: Service Class 2 (Contrafund SC2) -
         1,681,981.619 shares at $31.11 per share (cost $44,326,339)                                     52,326,448

The accompanying notes are an integral part of these financial statements.

                                      FS-2

                    AMERITAS VARIABLE LIFE INSURANCE COMPANY
                              SEPARATE ACCOUNT VA-2
                            STATEMENTS OF NET ASSETS
                                DECEMBER 31, 2006

ASSETS, continued
INVESTMENTS AT FAIR VALUE:

    Variable Insurance Products (Fidelity), continued:
       VIP Asset Manager: Growth Portfolio: Initial Class (Asset Mgr. Gr. IC) -
         304,667.564 shares at $13.60 per share (cost $3,949,568)                                $        4,143,479
       VIP Asset Manager: Growth Portfolio: Service Class (Asset Mgr. Gr. SC) -
         84,735.791 shares at $13.50 per share (cost $1,215,419)                                          1,143,933
       VIP Asset Manager: Growth Portfolio: Service Class 2 (Asset Mgr. Gr. SC2) -
         65,696.869 shares at $13.42 per share (cost $768,644)                                              881,652
    The Alger American Fund (Alger):
       Alger American Balanced Portfolio - Class O (Balanced) -
         1,727,505.893 shares at $14.11 per share (cost $22,659,233)                                     24,375,108
    MFS Variable Insurance Trust (MFS):
       Strategic Income Portfolio: Initial Class (Strategic Inc.) -
         1,467,202.707 shares at $10.67 per share (cost $15,459,019)                                     15,655,053
       Utilities Portfolio: Initial Class (Utilities) -
         2,129,642.211 shares at $29.27 per share (cost $41,935,924)                                     62,334,628
       New Discovery Portfolio: Initial Class (New Discovery) -
         603,101.257 shares at $17.42 per share (cost $7,988,487)                                        10,506,024
    The Universal Institutional Funds, Inc. (Van Kampen):
       Emerging Markets Equity Portfolio - Class I (Emerging Markets) -
         1,679,544.791 shares at $19.54 per share (cost $21,835,238)                                     32,818,305
       Global Value Equity Portfolio - Class I (Global Value) -
         1,111,950.857 shares at $16.98 per share (cost $13,839,613)                                     18,880,926
       International Magnum Portfolio - Class I (Intl. Magnum) -
         734,128.853 shares at $14.26 per share (cost $8,049,255)                                        10,468,677
       U.S. Real Estate Portfolio - Class I (U.S. Real Estate) -
         1,575,100.508 shares at $29.36 per share (cost $27,614,498)                                     46,244,951
    Calvert Variable Series, Inc. Ameritas Portfolios (Ameritas):
       Ameritas Core Strategies Portfolio (Core Strat.) -
         2,658,726.574 shares at $21.01 per share (cost $41,259,485)                                     55,859,845
       Ameritas Income & Growth Portfolio (Income and Growth) -
         6,869,990.650 shares at $14.39 per share (cost $92,398,122)                                     98,859,165
       Ameritas Index 500 Portfolio (Index 500) -
         457,921.522 shares at $152.96 per share (cost $61,045,929)                                      70,043,676
       Ameritas MidCap Growth Portfolio (MidCap) -
         1,367,621.988 shares at $35.96 per share (cost $40,515,958)                                     49,179,687
       Ameritas Money Market Portfolio (Money Market) -
         49,015,510.137 shares at $1.00 per share (cost $49,015,510)             $    49,015,510
           Dividends Receivable                                                           33,350
                                                                                ----------------
             Total                                                                                       49,048,860
       Ameritas Small Capitalization Portfolio (Small Cap) -
         664,420.201 shares at $33.48 per share (cost $16,040,892)                                       22,244,788

The accompanying notes are an integral part of these financial statements.

                                      FS-3


                    AMERITAS VARIABLE LIFE INSURANCE COMPANY
                              SEPARATE ACCOUNT VA-2
                            STATEMENTS OF NET ASSETS
                                DECEMBER 31, 2006

ASSETS, continued
INVESTMENTS AT FAIR VALUE:

    Calvert Variable Series, Inc. Ameritas Portfolios (Ameritas), continued:
       Ameritas Small Company Equity Portfolio (Small Co. Equity) -
         773,349.288 shares at $22.63 per share (cost $16,779,803)                               $       17,500,894
       Ameritas Focused MidCap Value Portfolio (Focused MidCap) -
         2,039,059.323 shares at $23.49 per share (cost $40,070,484)                                     47,897,503
    Calvert Variable Series, Inc. Calvert Portfolios (Calvert):
       CVS Social Balanced Portfolio (Balanced) -
         3,720,777.037 shares at $2.030 per share (cost $6,788,191)                                       7,553,177
       CVS Social International Equity Portfolio (Intl. Equity) -
         559,066.731 shares at $21.85 per share (cost $8,622,706)                                        12,215,608
       CVS Social Mid Cap Growth Portfolio (Mid Cap) -
         184,115.322 shares at $28.29 per share (cost $4,592,930)                                         5,208,622
       CVS Social Small Cap Growth Portfolio (Small Cap) -
         318,899.859 shares at $15.38 per share (cost $4,772,870)                                         4,904,680
       CVS Social Equity Portfolio (Equity) -
         304,531.927 shares at $19.48 per share (cost $4,761,143)                                         5,932,282
       CVS Income Portfolio (Income) -
         3,074,342.680 shares at $16.02 per share (cost $49,842,322)                                     49,250,970
    American Century Variable Portfolios, Inc. (American Century):
       VP Income & Growth Portfolio (Income & Growth) -
         4,715,699.481 shares at $8.63 per share (cost $30,568,862)                                      40,696,487
    AIM Variable Insurance Funds (AIM):
       AIM V.I. Dynamics Portfolio - Series I (Dynamics) -
         406,446.007 shares at $17.15 per share (cost $5,252,927)                                         6,970,549
    Summit Mutual Funds Inc. Summit Pinnacle Series (Summit):
       S&P MidCap 400 Index Portfolio (S&P MidCap) -
         211,611.984 shares at $69.23 per share (cost $11,737,942)                                       14,649,898
       Russell 2000 Small Cap Index Portfolio (Russell Small Cap) -
         131,861.906 shares at $74.19 per share (cost $7,246,708)                                         9,782,835
       Nasdaq-100 Index Portfolio (Nasdaq-100 Index) -
         235,876.882 shares at $24.47 per share (cost $4,656,528)                                         5,771,907
    Third Avenue Variable Series Trust (Third Avenue):
       Third Avenue Value Portfolio (Value) -
         2,866,913.666 shares at $29.84 per share (cost $60,382,602)                                     85,548,704
    Dreyfus Investment Portfolios (Dreyfus):
       MidCap Stock Portfolio - Service Shares (MidCap) -
         320,360.318 shares at $17.32 per share (cost $5,340,403)                                         5,548,641
                                                                                                --------------------

    NET ASSETS REPRESENTING EQUITY OF POLICYOWNERS                                               $    1,443,300,170
                                                                                                ====================

The accompanying notes are an integral part of these financial statements.

                    AMERITAS VARIABLE LIFE INSURANCE COMPANY
                              SEPARATE ACCOUNT VA-2
                        FOR THE PERIODS ENDED DECEMBER 31

                                                                                            Fidelity
                                                                              --------------------------------------
                                                                              Equity-Income IC
                                                                              ------------------

STATEMENTS OF OPERATIONS                                                            2006
                                                                              ------------------
Investment income:
   Dividend distributions received                                             $      2,215,079
   Mortality and expense risk charge                                                   (874,319)
                                                                              ------------------
Net investment income(loss)                                                           1,340,760
                                                                              ------------------

Realized gain(loss) on investments:
   Net realized gain distributions                                                    7,977,869
   Net realized gain(loss) on sale of fund shares                                     2,440,710
                                                                              ------------------
Net realized gain(loss)                                                              10,418,579
                                                                              ------------------

Change in unrealized appreciation/depreciation                                         (391,453)
                                                                              ------------------
Net increase(decrease) in net assets resulting
   from operations                                                             $     11,367,886
                                                                              ==================


                                                                                        Equity-Income IC
                                                                              --------------------------------------

STATEMENTS OF CHANGES IN NET ASSETS                                                 2006                2005
                                                                              ------------------ -------------------
Increase(decrease) in net assets from operations:
   Net investment income(loss)                                                 $      1,340,760   $        282,276
   Net realized gain(loss)                                                           10,418,579          4,885,586
   Net change in unrealized appreciation/depreciation                                  (391,453)        (2,266,505)
                                                                             ------------------ -------------------
Net increase(decrease) in net assets resulting
   from operations                                                                   11,367,886          2,901,357
                                                                              ------------------ -------------------

Net increase(decrease) from policyowner transactions:
   Payments received from policyowners                                                  983,671            986,751
   Subaccounts transfers (including fixed account), net                                  34,544           (671,973)
   Transfers for policyowner benefits and terminations                              (11,795,310)       (13,075,248)
   Policyowner maintenance charges                                                     (145,163)          (156,862)
                                                                              ------------------ -------------------
Net increase(decrease) from policyowner transactions                                (10,922,258)       (12,917,332)
                                                                              ------------------ -------------------

Total increase(decrease) in net assets                                                  445,628        (10,015,975)
Net assets at beginning of period                                                    67,656,420         77,672,395
                                                                              ------------------ -------------------
Net assets at end of period                                                    $     68,102,048   $     67,656,420
                                                                              ================== ===================

The accompanying notes are an integral part of these financial statements.

                                                  Fidelity
-------------------------------------------------------------------------------------------------
 Equity-Income SC                        Equity-Income SC2                      Growth IC
-------------------                    -------------------                    -------------------

       2006                                   2006                                   2006
-------------------                    -------------------                    -------------------
 $        508,529                       $      1,206,638                       $        172,480
         (151,988)                              (321,692)                              (553,051)
-------------------                    -------------------                    -------------------
          356,541                                884,946                               (380,571)
-------------------                    -------------------                    -------------------

        1,962,452                              5,089,966                                   ----
          260,471                                128,671                              1,149,017
-------------------                    -------------------                    -------------------
        2,222,923                              5,218,637                              1,149,017
-------------------                    -------------------                    -------------------

          257,469                              1,160,226                              1,382,631
-------------------                    -------------------                    -------------------


 $      2,836,933                       $      7,263,809                       $      2,151,077
===================                    ===================                    ===================

          Equity-Income SC                       Equity-Income SC2                          Growth IC
-------------------------------------- -------------------------------------- --------------------------------------

       2006               2005                2006               2005                2006               2005
------------------- ------------------ ------------------- ------------------ ------------------- ------------------
 $        356,541    $         87,524   $        884,946   $        107,258    $       (380,571)  $       (373,936)
        2,222,923             646,854          5,218,637            879,741           1,149,017            892,207
          257,469             (26,773)         1,160,226            507,396           1,382,631          1,223,605
------------------- ------------------ ------------------- ------------------ ------------------- ------------------

        2,836,933             707,605          7,263,809          1,494,395           2,151,077          1,741,876
------------------- ------------------ ------------------- ------------------ ------------------- ------------------


           51,469              72,670          2,874,910          2,551,112             785,514            899,605
          842,582           1,508,841          8,332,563          8,731,588          (1,375,396)        (3,047,267)
       (1,790,147)         (1,741,062)        (2,072,706)        (1,217,809)         (6,884,351)       (10,452,222)
           (3,434)             (3,484)           (94,247)           (58,676)           (113,577)          (134,494)
------------------- ------------------ ------------------- ------------------ ------------------- ------------------
         (899,530)           (163,035)         9,040,520         10,006,215          (7,587,810)       (12,734,378)
------------------- ------------------ ------------------- ------------------- ------------------ -------------------

        1,937,403             544,570         16,304,329         11,500,610          (5,436,733)       (10,992,502)
       15,522,755          14,978,185         33,086,178         21,585,568          45,310,568         56,303,070
------------------- ------------------ ------------------- ------------------- ------------------ -------------------
 $     17,460,158    $     15,522,755   $     49,390,507   $     33,086,178    $     39,873,835   $     45,310,568
=================== ================== =================== ================== =================== ==================

                    AMERITAS VARIABLE LIFE INSURANCE COMPANY
                              SEPARATE ACCOUNT VA-2
                        FOR THE PERIODS ENDED DECEMBER 31

                                                                                            Fidelity
                                                                              --------------------------------------
                                                                                  Growth SC

                                                                              ------------------
STATEMENTS OF OPERATIONS                                                            2006
                                                                              ------------------
Investment income:
   Dividend distributions received                                             $         34,649
   Mortality and expense risk charge                                                   (113,057)
                                                                              ------------------
Net investment income(loss)                                                             (78,408)
                                                                              ------------------

Realized gain(loss) on investments:
   Net realized gain distributions                                                         ----
   Net realized gain(loss) on sale of fund shares                                      (417,034)
                                                                              ------------------
Net realized gain(loss)                                                                (417,034)
                                                                              ------------------

Change in unrealized appreciation/depreciation                                        1,152,164
                                                                              ------------------

Net increase(decrease) in net assets resulting
   from operations                                                             $        656,722
                                                                              ==================


                                                                                            Growth SC
                                                                              --------------------------------------

STATEMENTS OF CHANGES IN NET ASSETS                                                 2006                2005
                                                                              ------------------ -------------------
Increase(decrease) in net assets from operations:
   Net investment income(loss)                                                 $        (78,408)  $        (68,491)
   Net realized gain(loss)                                                             (417,034)          (799,836)
   Net change in unrealized appreciation/depreciation                                 1,152,164          1,391,709
                                                                              ------------------ -------------------
Net increase(decrease) in net assets resulting
   from operations                                                                      656,722            523,382
                                                                              ------------------ -------------------

Net increase(decrease) from policyowner transactions:
   Payments received from policyowners                                                   51,260             76,783
   Subaccounts transfers (including fixed account), net                                (545,502)          (865,325)
   Transfers for policyowner benefits and terminations                               (1,250,802)        (1,167,916)
   Policyowner maintenance charges                                                       (2,997)            (3,613)
                                                                              ------------------ -------------------
Net increase(decrease) from policyowner transactions                                 (1,748,041)        (1,960,071)
                                                                              ------------------ -------------------

Total increase(decrease) in net assets                                               (1,091,319)        (1,436,689)
Net assets at beginning of period                                                    12,496,620         13,933,309
                                                                              ------------------ -------------------
Net assets at end of period                                                    $     11,405,301   $     12,496,620
                                                                              ================== ===================

The accompanying notes are an integral part of these financial statements.

                                                    Fidelity
--------------------------------------------------------------------------------------------------------------------
    Growth SC2                            High Income IC                         High Income SC
-------------------                    -------------------                    -------------------
       2006                                   2006                                   2006
-------------------                    -------------------                    -------------------
 $         28,019                       $      1,028,956                       $        466,091
         (149,857)                              (182,933)                               (54,216)
-------------------                    -------------------                    -------------------
         (121,838)                               846,023                                411,875
-------------------                    -------------------                    -------------------


             ----                                   ----                                   ----
          134,171                                (56,466)                               (36,503)
-------------------                    -------------------                    -------------------
          134,171                                (56,466)                               (36,503)
-------------------                    -------------------                    -------------------

        1,093,135                                505,268                                190,714
-------------------                    -------------------                    -------------------


 $      1,105,468                       $      1,294,825                       $        566,086
===================                    ===================                    ===================

             Growth SC2                           High Income IC                         High Income SC
-------------------------------------- -------------------------------------- --------------------------------------

       2006               2005                2006               2005                2006               2005
------------------- ------------------ ------------------- ------------------ ------------------- ------------------
 $       (121,838)   $        (79,121)  $        846,023   $      2,367,021    $        411,875   $        789,274
          134,171             102,469            (56,466)           146,370             (36,503)           (55,731)
        1,093,135             751,683            505,268         (2,277,401)            190,714           (650,102)
------------------- ------------------ ------------------- ------------------ ------------------- ------------------

        1,105,468             775,031          1,294,825            235,990             566,086             83,441
------------------- ------------------ ------------------- ------------------ ------------------- ------------------


        1,211,737           1,361,482            211,576            310,412              13,287             16,645
        3,255,882           2,511,833            (57,276)        (2,344,301)            773,168           (135,474)
         (910,103)           (857,853)        (2,959,679)        (3,584,441)           (501,884)          (609,691)
          (40,557)            (26,718)           (25,045)           (29,803)             (1,177)            (1,198)
------------------- ------------------ ------------------- ------------------ ------------------- ------------------
        3,516,959           2,988,744         (2,830,424)        (5,648,133)            283,394           (729,718)
------------------- ------------------ ------------------- ------------------ ------------------- ------------------

        4,622,427           3,763,775         (1,535,599)        (5,412,143)            849,480           (646,277)
       16,726,606          12,962,831         15,363,231         20,775,374           5,475,338          6,121,615
------------------- ------------------ ------------------- ------------------ ------------------- ------------------
 $     21,349,033    $     16,726,606   $     13,827,632   $     15,363,231    $      6,324,818   $      5,475,338
=================== ================== =================== ================== =================== ==================

                    AMERITAS VARIABLE LIFE INSURANCE COMPANY
                              SEPARATE ACCOUNT VA-2
                        FOR THE PERIODS ENDED DECEMBER 31

                                                                                            Fidelity
                                                                              --------------------------------------
                                                                               High Income SC2
                                                                              ------------------

STATEMENTS OF OPERATIONS                                                            2006
                                                                              ------------------
Investment income:
   Dividend distributions received                                             $      1,241,755
   Mortality and expense risk charge                                                   (117,290)
                                                                              ------------------
Net investment income(loss)                                                           1,124,465
                                                                              ------------------

Realized gain(loss) on investments:
   Net realized gain distributions                                                         ----
   Net realized gain(loss) on sale of fund shares                                       (27,236)
                                                                              ------------------
Net realized gain(loss)                                                                 (27,236)
                                                                              ------------------

Change in unrealized appreciation/depreciation                                          365,459
                                                                              ------------------

Net increase(decrease) in net assets resulting
   from operations                                                             $      1,462,688
                                                                              ==================

                                                                                         High Income SC2
                                                                              --------------------------------------

STATEMENTS OF CHANGES IN NET ASSETS                                                 2006                2005
                                                                              ------------------ -------------------
Increase(decrease) in net assets from operations:
   Net investment income(loss)                                                 $      1,124,465   $      1,761,953
   Net realized gain(loss)                                                              (27,236)            (8,010)
   Net change in unrealized appreciation/depreciation                                   365,459         (1,531,750)
                                                                              ------------------ -------------------
Net increase(decrease) in net assets resulting
   from operations                                                                    1,462,688            222,193
                                                                              ------------------ -------------------

Net increase(decrease) from policyowner transactions:
   Payments received from policyowners                                                1,111,474            974,835
   Subaccounts transfers (including fixed account), net                               2,362,161          2,071,954
   Transfers for policyowner benefits and terminations                               (1,244,028)        (1,421,612)
   Policyowner maintenance charges                                                      (36,136)           (30,366)
                                                                              ------------------ -------------------
Net increase(decrease) from policyowner transactions                                  2,193,471          1,594,811
                                                                              ------------------ -------------------

Total increase(decrease) in net assets                                                3,656,159          1,817,004
Net assets at beginning of period                                                    13,249,702         11,432,698
                                                                              ------------------ -------------------
Net assets at end of period                                                    $     16,905,861   $     13,249,702
                                                                              ================== ===================

The accompanying notes are an integral part of these financial statements.

                                                       Fidelity
--------------------------------------------------------------------------------------------------------------------

   Overseas IC                            Overseas SC                            Overseas SC2
-------------------                    -------------------                    -------------------

       2006                                   2006                                   2006
-------------------                    -------------------                    -------------------
 $        198,702                       $         71,331                       $        133,195
         (302,055)                               (88,950)                              (185,699)
-------------------                    -------------------                    -------------------
         (103,353)                               (17,619)                               (52,504)
-------------------                    -------------------                    -------------------


          138,135                                 55,527                                115,436
        1,293,473                                294,513                                193,255
-------------------                    -------------------                    -------------------
        1,431,608                                350,040                                308,691
-------------------                    -------------------                    -------------------

        2,160,463                              1,147,886                              3,591,470
-------------------                    -------------------                    -------------------


 $      3,488,718                       $      1,480,307                       $      3,847,657
===================                    ===================                    ===================

             Overseas IC                            Overseas SC                           Overseas SC2
-------------------------------------- -------------------------------------- --------------------------------------

       2006               2005                2006               2005                2006               2005
------------------- ------------------ ------------------- ------------------ ------------------ -------------------
 $       (103,353)   $       (125,909)  $        (17,619)  $        (29,068)   $        (52,504)  $        (47,554)
        1,431,608             940,244            350,040             48,837             308,691            120,755
        2,160,463           2,450,344          1,147,886          1,269,550           3,591,470          2,314,882
------------------- ------------------ ------------------- ------------------ ------------------ -------------------

        3,488,718           3,264,679          1,480,307          1,289,319           3,847,657          2,388,083
------------------- ------------------ ------------------- ------------------ ------------------ -------------------


          572,661             446,881             34,881             30,127           2,275,708          1,635,636
        1,772,077           1,191,301            849,457          1,778,276           7,778,234          6,470,926
       (3,477,569)         (3,774,910)          (837,634)          (689,407)           (991,275)          (511,462)
          (51,415)            (47,518)            (1,723)            (1,385)            (50,084)           (21,565)
------------------- ------------------ ------------------- ------------------ ------------------ -------------------
       (1,184,246)         (2,184,246)            44,981          1,117,611           9,012,583          7,573,535
------------------- ------------------ ------------------- ------------------ ------------------ -------------------

        2,304,472           1,080,433          1,525,288          2,406,930          12,860,240          9,961,618
       21,948,176          20,867,743          8,494,804          6,087,874          17,354,603          7,392,985
------------------- ------------------ ------------------- ------------------ ------------------ -------------------
 $     24,252,648    $     21,948,176   $     10,020,092   $      8,494,804    $     30,214,843   $     17,354,603
=================== ================== =================== ================== ================== ===================

                    AMERITAS VARIABLE LIFE INSURANCE COMPANY
                              SEPARATE ACCOUNT VA-2
                        FOR THE PERIODS ENDED DECEMBER 31

                                                                                            Fidelity
                                                                              --------------------------------------

                                                                                Asset Mgr. IC
                                                                              ------------------

STATEMENTS OF OPERATIONS                                                            2006
                                                                              ------------------
Investment income:
   Dividend distributions received                                             $      1,001,928
   Mortality and expense risk charge                                                   (446,580)
                                                                              ------------------
Net investment income(loss)                                                             555,348
                                                                              ------------------

Realized gain(loss) on investments:
   Net realized gain distributions                                                         ----
   Net realized gain(loss) on sale of fund shares                                      (441,632)
                                                                              ------------------
Net realized gain(loss)                                                                (441,632)
                                                                              ------------------

Change in unrealized appreciation/depreciation                                        1,837,370
                                                                              ------------------

Net increase(decrease) in net assets resulting
   from operations                                                             $      1,951,086
                                                                              ==================

                                                                                          Asset Mgr. IC
                                                                              --------------------------------------

STATEMENTS OF CHANGES IN NET ASSETS                                                 2006                2005
                                                                              ------------------ -------------------
Increase(decrease) in net assets from operations:
   Net investment income(loss)                                                 $        555,348   $        673,492
   Net realized gain(loss)                                                             (441,632)          (953,570)
   Net change in unrealized appreciation/depreciation                                 1,837,370          1,233,926
                                                                              ------------------ -------------------
Net increase(decrease) in net assets resulting
   from operations                                                                    1,951,086            953,848
                                                                              ------------------ -------------------

Net increase(decrease) from policyowner transactions:
   Payments received from policyowners                                                  338,382            292,333
   Subaccounts transfers (including fixed account), net                              (1,884,252)        (1,924,902)
   Transfers for policyowner benefits and terminations                               (5,942,114)        (7,848,377)
   Policyowner maintenance charges                                                     (102,929)          (125,280)
                                                                              ------------------ -------------------
Net increase(decrease) from policyowner transactions                                 (7,590,913)        (9,606,226)
                                                                              ------------------ -------------------

Total increase(decrease) in net assets                                               (5,639,827)        (8,652,378)
Net assets at beginning of period                                                    38,124,899         46,777,277
                                                                              ------------------ -------------------
Net assets at end of period                                                    $     32,485,072   $     38,124,899
                                                                              ================== ===================

The accompanying notes are an integral part of these financial statements.

                                                      Fidelity
--------------------------------------------------------------------------------------------------------------------
  Asset Mgr. SC                           Asset Mgr. SC2                          Inv. Bond IC
-------------------                    -------------------                    -------------------
       2006                                   2006                                   2006
-------------------                    -------------------                    -------------------
 $        180,937                       $         97,146                       $      1,656,451
          (62,885)                               (30,724)                              (465,852)
-------------------                    -------------------                    -------------------
          118,052                                 66,422                              1,190,599
-------------------                    -------------------                    -------------------


             ----                                   ----                                 99,189
          (63,765)                                72,987                               (216,877)
-------------------                    -------------------                    -------------------
          (63,765)                                72,987                               (117,688)
-------------------                    -------------------                    -------------------

          341,363                                 89,596                                 11,770
-------------------                    -------------------                    -------------------


 $        395,650                       $        229,005                       $      1,084,681
===================                    ===================                    ===================


            Asset Mgr. SC                         Asset Mgr. SC2                          Inv. Bond IC
-------------------------------------- -------------------------------------- --------------------------------------

       2006               2005                2006               2005                2006               2005
------------------- ------------------ ------------------- ------------------ ------------------- ------------------
 $        118,052    $        137,133   $         66,422   $         75,269    $      1,190,599   $      1,307,703
          (63,765)           (252,531)            72,987             49,022            (117,688)         1,182,525
          341,363             300,672             89,596            (15,563)             11,770         (2,017,349)
------------------- ------------------ ------------------- ------------------ ------------------- ------------------

          395,650             185,274            229,005            108,728           1,084,681            472,879
------------------- ------------------ ------------------- ------------------ ------------------- ------------------


            4,469              43,697             79,915            126,134             455,563            652,878
         (712,861)         (1,828,929)          (345,532)          (599,561)         (1,090,435)          (955,479)
         (524,500)           (629,506)          (190,297)          (126,913)         (8,536,556)        (9,479,413)
           (1,582)             (1,996)            (7,423)            (6,731)            (49,958)           (62,723)
------------------- ------------------ ------------------- ------------------ ------------------- ------------------
       (1,234,474)         (2,416,734)          (463,337)          (607,071)         (9,221,386)        (9,844,737)
------------------- ------------------ ------------------- ------------------ ------------------- ------------------

         (838,824)         (2,231,460)          (234,332)          (498,343)         (8,136,705)        (9,371,858)
        7,198,607           9,430,067          3,847,207          4,345,550          43,698,591         53,070,449
------------------- ------------------ ------------------- ------------------ ------------------- ------------------
 $      6,359,783    $      7,198,607   $      3,612,875   $      3,847,207    $     35,561,886   $     43,698,591
=================== ================== =================== ================== =================== ==================

                    AMERITAS VARIABLE LIFE INSURANCE COMPANY
                              SEPARATE ACCOUNT VA-2
                        FOR THE PERIODS ENDED DECEMBER 31

                                                                                            Fidelity
                                                                              --------------------------------------

                                                                                Inv. Bond SC2
                                                                              ------------------

STATEMENTS OF OPERATIONS                                                            2006
                                                                              ------------------
Investment income:
   Dividend distributions received                                             $      1,016,042
   Mortality and expense risk charge                                                   (223,398)
                                                                              ------------------
Net investment income(loss)                                                             792,644
                                                                              ------------------

Realized gain(loss) on investments:
   Net realized gain distributions                                                       63,768
   Net realized gain(loss) on sale of fund shares                                      (130,228)
                                                                              ------------------
Net realized gain(loss)                                                                 (66,460)
                                                                              ------------------

Change in unrealized appreciation/depreciation                                          211,003
                                                                              ------------------

Net increase(decrease) in net assets resulting
   from operations                                                             $        937,187
                                                                              ==================


                                                                                          Inv. Bond SC2
                                                                              --------------------------------------

STATEMENTS OF CHANGES IN NET ASSETS                                                 2006                2005
                                                                              ------------------ -------------------
Increase(decrease) in net assets from operations:
   Net investment income(loss)                                                 $        792,644   $        587,619
   Net realized gain(loss)                                                              (66,460)           433,742
   Net change in unrealized appreciation/depreciation                                   211,003           (754,385)
                                                                              ------------------ -------------------
Net increase(decrease) in net assets resulting
   from operations                                                                      937,187            266,976
                                                                              ------------------ -------------------

Net increase(decrease) from policyowner transactions:
   Payments received from policyowners                                                2,010,386          1,794,442
   Subaccounts transfers (including fixed account), net                               3,167,816          4,689,661
   Transfers for policyowner benefits and terminations                               (1,966,312)        (1,474,883)
   Policyowner maintenance charges                                                      (57,578)           (51,602)
                                                                              ------------------ -------------------
Net increase(decrease) from policyowner transactions                                  3,154,312          4,957,618
                                                                              ------------------ -------------------

Total increase(decrease) in net assets                                                4,091,499          5,224,594
Net assets at beginning of period                                                    26,391,913         21,167,319
                                                                              ------------------ -------------------
Net assets at end of period                                                    $     30,483,412   $     26,391,913
                                                                              ================== ===================

The accompanying notes are an integral part of these financial statements.

                                                    Fidelity
--------------------------------------------------------------------------------------------------------------------
    Contrafund                            Contrafund SC                         Contrafund SC2
-------------------                    -------------------                    -------------------
       2006                                   2006                                   2006
-------------------                    -------------------                    -------------------
 $        754,027                       $        262,114                       $        463,127
         (802,605)                              (223,117)                              (360,961)
-------------------                    -------------------                    -------------------
          (48,578)                                38,997                                102,166
-------------------                    -------------------                    -------------------


        4,653,898                              1,907,852                              4,117,524
        4,158,784                                936,331                                424,034
-------------------                    -------------------                    -------------------
        8,812,682                              2,844,183                              4,541,558
-------------------                    -------------------                    -------------------

       (3,092,854)                              (519,110)                               (44,328)
-------------------                    -------------------                    -------------------


 $      5,671,250                       $      2,364,070                       $      4,599,396
===================                    ===================                    ===================

            Contrafund IC                          Contrafund SC                         Contrafund SC2
-------------------------------------- -------------------------------------- --------------------------------------

       2006               2005                2006               2005                2006               2005
------------------- ------------------ ------------------- ------------------ ------------------- ------------------
 $        (48,578)   $       (614,641)  $         38,997   $       (156,305)   $        102,166   $       (188,472)
        8,812,682           2,710,766          2,844,183            490,066           4,541,558            171,085
       (3,092,854)          6,250,268           (519,110)         2,842,770             (44,328)         4,366,547
------------------- ------------------ ------------------- ------------------ ------------------- ------------------

        5,671,250           8,346,393          2,364,070          3,176,531           4,599,396          4,349,160
------------------- ------------------ ------------------- ------------------ ------------------- ------------------


        1,296,599           1,126,275             65,785             72,204           3,604,186          2,968,208
         (316,802)          4,737,887            247,413          2,566,500           8,395,223         11,752,211
      (10,399,342)        (11,483,888)        (2,340,910)        (1,890,257)         (2,482,577)        (1,271,443)
         (101,991)           (101,449)            (5,148)            (5,015)           (106,394)           (55,163)
------------------- ------------------ ------------------- ------------------ ------------------- ------------------
       (9,521,536)         (5,721,175)        (2,032,860)           743,432           9,410,438         13,393,813
------------------- ------------------ ------------------- ------------------ ------------------- ------------------

       (3,850,286)          2,625,218            331,210          3,919,963          14,009,834         17,742,973
       61,367,550          58,742,332         23,373,930         19,453,967          38,316,614         20,573,641
------------------- ------------------ ------------------- ------------------ ------------------- ------------------
 $     57,517,264    $     61,367,550   $     23,705,140   $     23,373,930    $     52,326,448   $     38,316,614
=================== ================== =================== ================== =================== ==================

                    AMERITAS VARIABLE LIFE INSURANCE COMPANY
                              SEPARATE ACCOUNT VA-2
                        FOR THE PERIODS ENDED DECEMBER 31

                                                                                            Fidelity
                                                                              --------------------------------------
                                                                              Asset Mgr. Gr. IC
                                                                              ------------------

STATEMENTS OF OPERATIONS                                                            2006
                                                                              ------------------
Investment income:
   Dividend distributions received                                             $         97,917
   Mortality and expense risk charge                                                    (60,912)
                                                                              ------------------
Net investment income(loss)                                                              37,005
                                                                              ------------------

Realized gain(loss) on investments:
   Net realized gain distributions                                                         ----
   Net realized gain(loss) on sale of fund shares                                         3,420
                                                                              ------------------
Net realized gain(loss)                                                                   3,420
                                                                              ------------------

Change in unrealized appreciation/depreciation                                          189,346
                                                                              ------------------

Net increase(decrease) in net assets resulting
   from operations                                                             $        229,771
                                                                              ==================


                                                                                        Asset Mgr. Gr. IC
                                                                              --------------------------------------

STATEMENTS OF CHANGES IN NET ASSETS                                                 2006                2005
                                                                              ------------------ -------------------
Increase(decrease) in net assets from operations:
   Net investment income(loss)                                                 $         37,005   $         72,450
   Net realized gain(loss)                                                                3,420            (84,111)
   Net change in unrealized appreciation/depreciation                                   189,346            118,908
                                                                              ------------------ -------------------
Net increase(decrease) in net assets resulting
   from operations                                                                      229,771            107,247
                                                                              ------------------ -------------------

Net increase(decrease) from policyowner transactions:
   Payments received from policyowners                                                   62,423             75,078
   Subaccounts transfers (including fixed account), net                                 (79,624)          (554,451)
   Transfers for policyowner benefits and terminations                               (1,090,132)        (1,255,394)
   Policyowner maintenance charges                                                       (8,308)           (10,938)
                                                                              ------------------ -------------------
Net increase(decrease) from policyowner transactions                                 (1,115,641)        (1,745,705)
                                                                              ------------------ -------------------

Total increase(decrease) in net assets                                                 (885,870)        (1,638,458)
Net assets at beginning of period                                                     5,029,349          6,667,807
                                                                              ------------------ -------------------
Net assets at end of period                                                    $      4,143,479   $      5,029,349
                                                                              ================== ===================

The accompanying notes are an integral part of these financial statements.


                                  Fidelity                                                    Alger
----------------------------------------------------------------------------- --------------------------------------
 Asset Mgr. Gr. SC                     Asset Mgr. Gr. SC2                           Balanced
-------------------                    -------------------                    -------------------

       2006                                   2006                                   2006
-------------------                    -------------------                    -------------------
 $         23,974                       $         15,828                       $        425,793
          (11,192)                                (7,107)                              (290,659)
-------------------                    -------------------                    ------------------
           12,782                                  8,721                                135,134
-------------------                    -------------------                    ------------------


             ----                                   ----                              1,436,124
          (24,688)                                10,844                                344,965
-------------------                    -------------------                    ------------------
          (24,688)                                10,844                              1,781,089
-------------------                    -------------------                    ------------------

           79,632                                 29,962                             (1,135,195)
-------------------                    -------------------                    ------------------


 $         67,726                       $         49,527                       $        781,028
===================                    ===================                    ==================

          Asset Mgr. Gr. SC                     Asset Mgr. Gr. SC2                          Balanced
-------------------------------------- -------------------------------------- --------------------------------------

       2006               2005                2006               2005               2006                2005
------------------- ------------------ ------------------- ------------------ ------------------- ------------------
 $         12,782    $         20,005   $          8,721   $         10,005    $        135,134   $        190,337
          (24,688)            (61,217)            10,844              8,486           1,781,089            281,853
           79,632              72,849             29,962              4,666          (1,135,195)         1,617,373
------------------- ------------------ ------------------- ------------------ ------------------- ------------------

           67,726              31,637             49,527             23,157             781,028          2,089,563
------------------- ------------------ ------------------- ------------------ ------------------- ------------------


             ----               2,921              9,308             33,025             393,478            604,719
          (87,046)           (199,357)           (10,811)           (63,870)         (2,724,087)        (2,832,431)
         (121,071)           (102,183)           (49,216)           (21,254)         (4,620,311)        (4,025,569)
             (355)               (424)            (1,764)            (1,353)            (45,003)           (51,114)
------------------- ------------------ ------------------- ------------------ ------------------- ------------------
         (208,472)           (299,043)           (52,483)           (53,452)         (6,995,923)        (6,304,395)
------------------- ------------------ ------------------- ------------------ ------------------- ------------------

         (140,746)           (267,406)            (2,956)           (30,295)         (6,214,895)        (4,214,832)
        1,284,679           1,552,085            884,608            914,903          30,590,003         34,804,835
------------------- ------------------ ------------------- ------------------ ------------------- ------------------
 $      1,143,933    $      1,284,679   $        881,652   $        884,608    $     24,375,108   $     30,590,003
=================== ================== =================== ================== =================== ==================

                    AMERITAS VARIABLE LIFE INSURANCE COMPANY
                              SEPARATE ACCOUNT VA-2
                        FOR THE PERIODS ENDED DECEMBER 31

                                                                                               MFS
                                                                              --------------------------------------

                                                                               Strategic Inc.
                                                                              ------------------

STATEMENTS OF OPERATIONS                                                            2006
                                                                              ------------------
Investment income:
   Dividend distributions received                                             $        738,108
   Mortality and expense risk charge                                                   (136,059)
                                                                              ------------------
Net investment income(loss)                                                             602,049
                                                                              ------------------

Realized gain(loss) on investments:
   Net realized gain distributions                                                       98,699
   Net realized gain(loss) on sale of fund shares                                       (22,465)
                                                                              ------------------
Net realized gain(loss)                                                                  76,234
                                                                              ------------------

Change in unrealized appreciation/depreciation                                          118,199
                                                                              ------------------

Net increase(decrease) in net assets resulting
   from operations                                                             $        796,482
                                                                              ==================


                                                                                         Strategic Inc.
                                                                              --------------------------------------

STATEMENTS OF CHANGES IN NET ASSETS                                                 2006                2005
                                                                              ------------------ -------------------
Increase(decrease) in net assets from operations:
   Net investment income(loss)                                                 $        602,049   $        669,103
   Net realized gain(loss)                                                               76,234             84,948
   Net change in unrealized appreciation/depreciation                                   118,199           (643,406)
                                                                              ------------------ -------------------
Net increase(decrease) in net assets resulting
   from operations                                                                      796,482            110,645
                                                                              ------------------ -------------------

Net increase(decrease) from policyowner transactions:
   Payments received from policyowners                                                  716,032            752,888
   Subaccounts transfers (including fixed account), net                               2,441,360          2,148,505
   Transfers for policyowner benefits and terminations                               (1,431,117)        (1,489,449)
   Policyowner maintenance charges                                                      (23,689)           (20,095)
                                                                              ------------------ -------------------
Net increase(decrease) from policyowner transactions                                  1,702,586          1,391,849
                                                                              ------------------ -------------------

Total increase(decrease) in net assets                                                2,499,068          1,502,494
Net assets at beginning of period                                                    13,155,985         11,653,491
                                                                              ------------------ -------------------
Net assets at end of period                                                    $     15,655,053   $     13,155,985
                                                                              ================== ===================

The accompanying notes are an integral part of these financial statements.

                                    MFS                                                    Van Kampen
----------------------------------------------------------------------------- --------------------------------------
                                              New
    Utilities                              Discovery                           Emerging Markets
-------------------                    -------------------                    -------------------
       2006                                   2006                                   2006
-------------------                    -------------------                    -------------------
 $      1,070,885                       $           ----                       $        198,323
         (580,649)                              (111,861)                              (282,005)
-------------------                    -------------------                    ------------------
          490,236                               (111,861)                               (83,682)
-------------------                    -------------------                    ------------------


        2,033,664                                194,957                                609,080
        1,912,451                                690,063                              2,382,627
-------------------                    -------------------                    ------------------
        3,946,115                                885,020                              2,991,707
-------------------                    -------------------                    ------------------

        9,987,263                                467,160                              4,865,310
-------------------                    -------------------                    ------------------


 $     14,423,614                       $      1,240,319                       $      7,773,335
===================                    ===================                    ==================


              Utilities                            New Discovery                        Emerging Markets
-------------------------------------- -------------------------------------- --------------------------------------

       2006               2005                2006               2005               2006                2005
------------------- ------------------ ------------------- ------------------ ------------------ -------------------
 $        490,236    $       (248,006)  $       (111,861)  $       (121,329)   $        (83,682)  $       (101,169)
        3,946,115           1,447,941            885,020            675,844           2,991,707            558,674
        9,987,263           5,675,227            467,160           (225,330)          4,865,310          3,752,782
------------------- ------------------ ------------------- ------------------ ------------------ -------------------

       14,423,614           6,875,162          1,240,319            329,185           7,773,335          4,210,287
------------------- ------------------ ------------------- ------------------ ------------------ -------------------


        1,201,314           1,230,287            220,190            243,259           1,384,412            954,891
        1,364,830           5,730,938           (601,668)        (1,745,377)          6,093,191          8,724,288
       (5,935,221)         (6,651,484)        (1,447,886)        (1,349,828)         (3,419,684)        (2,578,879)
          (77,468)            (66,971)           (19,155)           (21,268)            (40,415)           (18,237)
------------------- ------------------ ------------------- ------------------ ------------------ -------------------
       (3,446,545)            242,770         (1,848,519)        (2,873,214)          4,017,504          7,082,063
------------------- ------------------ ------------------- ------------------ ------------------ -------------------

       10,977,069           7,117,932           (608,200)        (2,544,029)         11,790,839         11,292,350
       51,357,559          44,239,627         11,114,224         13,658,253          21,027,466          9,735,116
------------------- ------------------ ------------------- ------------------ ------------------ -------------------
 $     62,334,628    $     51,357,559   $     10,506,024   $     11,114,224    $     32,818,305   $     21,027,466
=================== ================== =================== ================== ================== ===================

                    AMERITAS VARIABLE LIFE INSURANCE COMPANY
                              SEPARATE ACCOUNT VA-2
                        FOR THE PERIODS ENDED DECEMBER 31

                                                                                           Van Kampen
                                                                              --------------------------------------

                                                                                Global Value
                                                                              ------------------

STATEMENTS OF OPERATIONS                                                            2006
                                                                              ------------------
Investment income:
   Dividend distributions received                                             $        293,257
   Mortality and expense risk charge                                                   (189,306)
                                                                              ------------------
Net investment income(loss)                                                             103,951
                                                                              ------------------

Realized gain(loss) on investments:
   Net realized gain distributions                                                      720,736
   Net realized gain(loss) on sale of fund shares                                     1,132,099
                                                                              ------------------
Net realized gain(loss)                                                               1,852,835
                                                                              ------------------

Change in unrealized appreciation/depreciation                                        1,419,029
                                                                              ------------------

Net increase(decrease) in net assets resulting
   from operations                                                             $      3,375,815
                                                                              ==================


                                                                                          Global Value
                                                                              --------------------------------------

STATEMENTS OF CHANGES IN NET ASSETS                                                 2006                2005
                                                                              ------------------ -------------------
Increase(decrease) in net assets from operations:
   Net investment income(loss)                                                 $        103,951   $         (4,577)
   Net realized gain(loss)                                                            1,852,835            826,932
   Net change in unrealized appreciation/depreciation                                 1,419,029             85,282
                                                                              ------------------ -------------------
Net increase(decrease) in net assets resulting
   from operations                                                                    3,375,815            907,637
                                                                              ------------------ -------------------

Net increase(decrease) from policyowner transactions:
   Payments received from policyowners                                                  350,410            623,325
   Subaccounts transfers (including fixed account), net                              (1,676,836)          (109,045)
   Transfers for policyowner benefits and terminations                               (2,642,090)        (2,565,514)
   Policyowner maintenance charges                                                      (31,705)           (31,609)
                                                                              ------------------ -------------------
Net increase(decrease) from policyowner transactions                                 (4,000,221)        (2,082,843)
                                                                              ------------------ -------------------

Total increase(decrease) in net assets                                                 (624,406)        (1,175,206)
Net assets at beginning of period                                                    19,505,332         20,680,538
                                                                              ------------------ -------------------
Net assets at end of period                                                    $     18,880,926   $     19,505,332
                                                                              ================== ===================

The accompanying notes are an integral part of these financial statements.


                                 Van Kampen                                                 Ameritas
----------------------------------------------------------------------------- --------------------------------------

   Intl. Magnum                         U.S. Real Estate                            Core Strat.
-------------------                    -------------------                    -------------------
       2006                                   2006                                   2006
-------------------                    -------------------                    -------------------
 $          8,224                       $        428,169                       $        350,731
          (87,033)                              (398,598)                              (551,404)
-------------------                    -------------------                    ------------------
          (78,809)                                29,571                               (200,673)
-------------------                    -------------------                    ------------------


          659,904                              2,570,584                              1,324,425
          362,189                              1,463,803                              1,363,033
-------------------                    -------------------                    ------------------
        1,022,093                              4,034,387                              2,687,458
-------------------                    -------------------                    ------------------

          796,464                              8,127,794                              7,028,295
-------------------                    -------------------                    ------------------


 $      1,739,748                       $     12,191,752                       $      9,515,080
===================                    ===================                    ==================


             Intl. Magnum                          U.S. Real Estate                           Core Strat.
-------------------------------------- -------------------------------------- --------------------------------------

       2006               2005                2006               2005               2006                2005
------------------- ------------------ ------------------- ------------------ ------------------- ------------------
 $        (78,809)   $          7,393   $         29,571   $         64,635    $       (200,673)  $       (291,945)
        1,022,093             271,064          4,034,387          3,068,469           2,687,458          1,203,418
          796,464             304,492          8,127,794          1,597,474           7,028,295          2,406,818
------------------- ------------------ ------------------- ------------------ ------------------- ------------------

        1,739,748             582,949         12,191,752          4,730,578           9,515,080          3,318,291
------------------- ------------------ ------------------- ------------------ ------------------- ------------------


          316,659             188,643          1,322,096          1,295,255           1,694,631          1,700,878
        2,917,290             791,033          4,337,192            786,655           3,810,723           (977,587)
         (978,745)           (870,867)        (3,971,696)        (3,811,181)         (6,662,209)        (6,469,654)
          (10,981)             (9,031)           (62,746)           (49,045)            (81,899)           (74,364)
------------------- ------------------ ------------------- ------------------ ------------------- ------------------
        2,244,223              99,778          1,624,846         (1,778,316)         (1,238,754)        (5,820,727)
------------------- ------------------ ------------------- ------------------ ------------------- ------------------

        3,983,971             682,727         13,816,598          2,952,262           8,276,326         (2,502,436)
        6,484,706           5,801,979         32,428,353         29,476,091          47,583,519         50,085,955
------------------- ------------------ ------------------- ------------------ ------------------- ------------------
 $     10,468,677    $      6,484,706   $     46,244,951   $     32,428,353    $     55,859,845   $     47,583,519
=================== ================== =================== ================== =================== ==================

                    AMERITAS VARIABLE LIFE INSURANCE COMPANY
                              SEPARATE ACCOUNT VA-2
                        FOR THE PERIODS ENDED DECEMBER 31

                                                                                            Ameritas
                                                                              --------------------------------------
                                                                              Income and Growth
                                                                              ------------------

STATEMENTS OF OPERATIONS                                                            2006
                                                                              ------------------
Investment income:
   Dividend distributions received                                             $        798,208
   Mortality and expense risk charge                                                 (1,156,205)
                                                                              ------------------
Net investment income(loss)                                                            (357,997)
                                                                              ------------------

Realized gain(loss) on investments:
   Net realized gain distributions                                                         ----
   Net realized gain(loss) on sale of fund shares                                      (271,773)
                                                                              ------------------
Net realized gain(loss)                                                                (271,773)
                                                                              ------------------

Change in unrealized appreciation/depreciation                                        8,919,547
                                                                              ------------------

Net increase(decrease) in net assets resulting
   from operations                                                             $      8,289,777
                                                                              ==================


                                                                                        Income and Growth
                                                                              --------------------------------------

STATEMENTS OF CHANGES IN NET ASSETS                                                 2006                2005
                                                                              ------------------ -------------------
Increase(decrease) in net assets from operations:
   Net investment income(loss)                                                 $       (357,997)  $        (66,275)
   Net realized gain(loss)                                                             (271,773)        (1,190,132)
   Net change in unrealized appreciation/depreciation                                 8,919,547          3,345,205
                                                                              ------------------ -------------------
Net increase(decrease) in net assets resulting
   from operations                                                                    8,289,777          2,088,798
                                                                              ------------------ -------------------

Net increase(decrease) from policyowner transactions:
   Payments received from policyowners                                                1,927,522            799,626
   Subaccounts transfers (including fixed account), net                             (10,671,763)        83,679,504
   Transfers for policyowner benefits and terminations                              (15,586,008)        (6,391,582)
   Policyowner maintenance charges                                                     (194,240)           (68,500)
                                                                              ------------------ -------------------
Net increase(decrease) from policyowner transactions                                (24,524,489)        78,019,048
                                                                              ------------------ -------------------

Total increase(decrease) in net assets                                              (16,234,712)        80,107,846
Net assets at beginning of period                                                   115,093,877         34,986,031
                                                                              ------------------ -------------------
Net assets at end of period                                                    $     98,859,165   $    115,093,877
                                                                              ================== ===================

The accompanying notes are an integral part of these financial statements.

                                                  Ameritas
--------------------------------------------------------------------------------------------------------------------
                                                                                    Money
    Index 500                                MidCap                                Market
-------------------                    -------------------                    -------------------
       2006                                   2006                                   2006
-------------------                    -------------------                    -------------------
 $      1,098,659                       $           ----                       $      2,359,092
         (802,524)                              (564,287)                              (541,862)
-------------------                    -------------------                    ------------------
          296,135                               (564,287)                             1,817,230
-------------------                    -------------------                    ------------------


             ----                              5,463,317                                   ----
        1,107,056                              2,716,901                                   ----
-------------------                    -------------------                    ------------------
        1,107,056                              8,180,218                                   ----
-------------------                    -------------------                    ------------------

        7,774,389                             (3,841,882)                                  ----
-------------------                    -------------------                    ------------------


 $      9,177,580                       $      3,774,049                       $      1,817,230
===================                    ===================                    ==================

              Index 500                               MidCap                              Money Market
-------------------------------------- -------------------------------------- --------------------------------------

       2006               2005                2006               2005               2006                2005
------------------- ------------------ ------------------- ------------------ ------------------ -------------------
 $        296,135    $        245,318   $       (564,287)  $       (585,800)   $      1,817,230   $        995,357
        1,107,056            (321,890)         8,180,218          6,263,895                ----               ----
        7,774,389           2,436,989         (3,841,882)          (965,279)               ----               ----
------------------- ------------------ ------------------- ------------------ ------------------- ------------------

        9,177,580           2,360,417          3,774,049          4,712,816           1,817,230            995,357
------------------- ------------------ ------------------- ------------------ ------------------- ------------------


        1,143,966           1,406,044          1,361,278          1,391,394          86,208,657         78,281,429
       (4,630,982)         (4,864,921)        (1,559,083)           829,802         (59,010,113)       (61,850,804)
       (9,640,579)        (11,833,810)        (6,427,570)        (7,785,162)        (26,791,322)       (26,229,395)
         (110,435)           (128,995)           (86,280)           (84,001)            218,983            341,213
------------------- ------------------ ------------------- ------------------ ------------------- ------------------
      (13,238,030)        (15,421,682)        (6,711,655)        (5,647,967)            626,205         (9,457,557)
------------------- ------------------ ------------------- ------------------ ------------------- ------------------

       (4,060,450)        (13,061,265)        (2,937,606)          (935,151)          2,443,435         (8,462,200)
       74,104,126          87,165,391         52,117,293         53,052,444          46,605,425         55,067,625
------------------- ------------------ ------------------- ------------------ ------------------- ------------------
 $     70,043,676    $     74,104,126   $     49,179,687   $     52,117,293    $     49,048,860   $     46,605,425
=================== ================== =================== ================== =================== ==================

                    AMERITAS VARIABLE LIFE INSURANCE COMPANY
                              SEPARATE ACCOUNT VA-2
                        FOR THE PERIODS ENDED DECEMBER 31

                                                                                            Ameritas
                                                                              --------------------------------------

                                                                                  Small Cap
                                                                              ------------------

STATEMENTS OF OPERATIONS                                                            2006
                                                                              ------------------
Investment income:
   Dividend distributions received                                             $           ----
   Mortality and expense risk charge                                                   (243,716)
                                                                              ------------------
Net investment income(loss)                                                            (243,716)
                                                                              ------------------

Realized gain(loss) on investments:
   Net realized gain distributions                                                         ----
   Net realized gain(loss) on sale of fund shares                                     1,013,640
                                                                              ------------------
Net realized gain(loss)                                                               1,013,640
                                                                              ------------------

Change in unrealized appreciation/depreciation                                        2,992,440
                                                                              ------------------

Net increase(decrease) in net assets resulting
   from operations                                                             $      3,762,364
                                                                              ==================


                                                                                            Small Cap
                                                                              --------------------------------------

STATEMENTS OF CHANGES IN NET ASSETS                                                 2006                2005
                                                                              ------------------ -------------------
Increase(decrease) in net assets from operations:
   Net investment income(loss)                                                 $       (243,716)  $       (245,966)
   Net realized gain(loss)                                                            1,013,640            688,662
   Net change in unrealized appreciation/depreciation                                 2,992,440           (296,489)
                                                                              ------------------ -------------------
Net increase(decrease) in net assets resulting
   from operations                                                                    3,762,364            146,207
                                                                              ------------------ -------------------

Net increase(decrease) from policyowner transactions:

   Payments received from policyowners                                                  613,566            662,854
   Subaccounts transfers (including fixed account), net                                 328,840           (604,103)
   Transfers for policyowner benefits and terminations                               (2,632,976)        (3,782,604)
   Policyowner maintenance charges                                                      (46,438)           (45,980)
                                                                              ------------------ -------------------
Net increase(decrease) from policyowner transactions                                 (1,737,008)        (3,769,833)
                                                                              ------------------ -------------------

Total increase(decrease) in net assets                                                2,025,356         (3,623,626)
Net assets at beginning of period                                                    20,219,432         23,843,058
                                                                              ------------------ -------------------
Net assets at end of period                                                    $     22,244,788   $     20,219,432
                                                                              ================== ===================

The accompanying notes are an integral part of these financial statements.

                                  Ameritas                                                   Calvert
----------------------------------------------------------------------------- --------------------------------------
                                            Focused
 Small Co. Equity                            MidCap                                 Balanced
-------------------                    -------------------                    -------------------
       2006                                   2006                                   2006
-------------------                    -------------------                    -------------------
 $           ----                       $         34,579                       $        169,116
         (183,123)                              (398,837)                               (68,284)
-------------------                    -------------------                    ------------------
         (183,123)                              (364,258)                               100,832
-------------------                    -------------------                    ------------------


        1,745,050                              3,158,648                                129,773
          655,794                                509,501                                148,887
-------------------                    -------------------                    ------------------
        2,400,844                              3,668,149                                278,660
-------------------                    -------------------                    ------------------

         (870,361)                             1,875,563                                147,438
-------------------                    -------------------                    ------------------


 $      1,347,360                       $      5,179,454                       $        526,930
===================                    ===================                    ==================

          Small Co. Equity                        Focused MidCap                            Balanced
-------------------------------------- -------------------------------------- --------------------------------------

       2006               2005                2006               2005               2006                2005
------------------- ------------------ ------------------- ------------------ ------------------- ------------------
 $       (183,123)   $       (213,101)  $       (364,258)  $       (274,622)   $        100,832   $         51,621
        2,400,844           1,934,468          3,668,149          1,403,461             278,660            232,950
         (870,361)         (2,356,595)         1,875,563            506,851             147,438             39,133
------------------- ------------------ ------------------- ------------------ ------------------- ------------------

        1,347,360            (635,228)         5,179,454          1,635,690             526,930            323,704
------------------- ------------------ ------------------- ------------------ ------------------- ------------------


          589,817             952,598          2,154,762          2,166,792             316,214            648,992
       (3,285,382)            339,488          6,186,582          8,141,541             834,046           (483,388)
       (1,896,317)         (2,039,734)        (3,607,307)        (3,071,425)         (1,099,462)        (1,381,263)
          (36,942)            (37,529)           (73,501)           (53,161)            (15,962)           (15,065)
------------------- ------------------ ------------------- ------------------ ------------------- ------------------
       (4,628,824)           (785,177)         4,660,536          7,183,747              34,836         (1,230,724)
------------------- ------------------ ------------------- ------------------ ------------------- ------------------

       (3,281,464)         (1,420,405)         9,839,990          8,819,437             561,766           (907,020)
       20,782,358          22,202,763         38,057,513         29,238,076           6,991,411          7,898,431
------------------- ------------------ ------------------- ------------------ ------------------- ------------------
 $     17,500,894    $     20,782,358   $     47,897,503   $     38,057,513    $      7,553,177   $      6,991,411
=================== ================== =================== ================== =================== ==================

                    AMERITAS VARIABLE LIFE INSURANCE COMPANY
                              SEPARATE ACCOUNT VA-2
                        FOR THE PERIODS ENDED DECEMBER 31

                                                                                             Calvert
                                                                              --------------------------------------

                                                                                Intl. Equity
                                                                              ------------------

STATEMENTS OF OPERATIONS                                                            2006
                                                                              ------------------
Investment income:
   Dividend distributions received                                             $         62,274
   Mortality and expense risk charge                                                    (91,290)
                                                                              ------------------
Net investment income(loss)                                                             (29,016)
                                                                              ------------------

Realized gain(loss) on investments:
   Net realized gain distributions                                                      572,623
   Net realized gain(loss) on sale of fund shares                                       384,258
                                                                              ------------------
Net realized gain(loss)                                                                 956,881
                                                                              ------------------

Change in unrealized appreciation/depreciation                                        1,457,208
                                                                              ------------------

Net increase(decrease) in net assets resulting
   from operations                                                             $      2,385,073
                                                                              ==================


                                                                                          Intl. Equity
                                                                              --------------------------------------

STATEMENTS OF CHANGES IN NET ASSETS                                                 2006                2005
                                                                              ------------------ -------------------
Increase(decrease) in net assets from operations:
   Net investment income(loss)                                                 $        (29,016)  $        (51,825)
   Net realized gain(loss)                                                              956,881            447,226
   Net change in unrealized appreciation/depreciation                                 1,457,208            355,380
                                                                              ------------------ -------------------
Net increase(decrease) in net assets resulting
   from operations                                                                    2,385,073            750,781
                                                                              ------------------ -------------------

Net increase(decrease) from policyowner transactions:
   Payments received from policyowners                                                  414,325            338,087
   Subaccounts transfers (including fixed account), net                               1,335,847            302,970
   Transfers for policyowner benefits and terminations                                 (700,647)          (981,822)
   Policyowner maintenance charges                                                      (22,664)           (18,757)
                                                                              ------------------ -------------------
Net increase(decrease) from policyowner transactions                                  1,026,861           (359,522)
                                                                              ------------------ -------------------

Total increase(decrease) in net assets                                                3,411,934            391,259
Net assets at beginning of period                                                     8,803,674          8,412,415
                                                                              ------------------ -------------------
Net assets at end of period                                                    $     12,215,608   $      8,803,674
                                                                              ================== ===================

The accompanying notes are an integral part of these financial statements.

                                                      Calvert
--------------------------------------------------------------------------------------------------------------------
     Mid Cap                               Small Cap                               Equity
-------------------                    -------------------                    ------------------

       2006                                   2006                                  2006
-------------------                    -------------------                    ------------------
 $           ----                       $           ----                       $           ----
          (46,980)                               (53,526)                               (48,025)
-------------------                    -------------------                    ------------------
          (46,980)                               (53,526)                               (48,025)
-------------------                    -------------------                    ------------------


             ----                                   ----                                   ----
           76,051                                 88,675                                117,206
-------------------                    -------------------                    ------------------
           76,051                                 88,675                                117,206
-------------------                    -------------------                    ------------------

          249,104                                (74,965)                               432,249
-------------------                    -------------------                    ------------------


 $        278,175                       $        (39,816)                      $        501,430
===================                    ===================                    ==================

               Mid Cap                               Small Cap                               Equity
-------------------------------------- -------------------------------------- --------------------------------------

       2006               2005                2006               2005               2006                2005
------------------- ------------------ ------------------- ------------------ ------------------ -------------------
 $        (46,980)   $        (49,342)  $        (53,526)  $        (68,375)   $        (48,025)  $        (40,023)
           76,051             161,398             88,675            106,283             117,206            114,297
          249,104            (148,016)           (74,965)          (909,634)            432,249            116,264
------------------- ------------------ ------------------- ------------------ ------------------- ------------------

          278,175             (35,960)           (39,816)          (871,726)            501,430            190,538
------------------- ------------------ ------------------- ------------------ ------------------- ------------------


          450,274             294,974            186,813            234,026             237,200            563,650
          (60,827)           (516,624)          (419,809)          (934,155)            (43,147)          (139,537)
         (346,188)           (841,904)          (656,976)        (1,222,250)           (183,352)          (179,421)
          (11,880)            (10,795)           (13,922)           (14,896)            (17,639)           (15,286)
------------------- ------------------ ------------------- ------------------ ------------------- ------------------
           31,379          (1,074,349)          (903,894)        (1,937,275)             (6,938)           229,406
------------------- ------------------ ------------------- ------------------ ------------------- ------------------

          309,554          (1,110,309)          (943,710)        (2,809,001)            494,492            419,944
        4,899,068           6,009,377          5,848,390          8,657,391           5,437,790          5,017,846
------------------- ------------------ ------------------- ------------------ ------------------- ------------------
 $      5,208,622    $      4,899,068   $      4,904,680   $      5,848,390    $      5,932,282   $      5,437,790
=================== ================== =================== ================== =================== ==================

                    AMERITAS VARIABLE LIFE INSURANCE COMPANY
                              SEPARATE ACCOUNT VA-2
                        FOR THE PERIODS ENDED DECEMBER 31

                                                                                             Calvert
                                                                              --------------------------------------

                                                                                   Income
                                                                              ------------------

STATEMENTS OF OPERATIONS                                                            2006
                                                                              ------------------
Investment income:
   Dividend distributions received                                             $      1,954,424
   Mortality and expense risk charge                                                   (378,597)
                                                                              ------------------
Net investment income(loss)                                                           1,575,827
                                                                              ------------------

Realized gain(loss) on investments:
   Net realized gain distributions                                                      178,902
   Net realized gain(loss) on sale of fund shares                                        (3,633)
                                                                              ------------------
Net realized gain(loss)                                                                 175,269
                                                                              ------------------

Change in unrealized appreciation/depreciation                                          109,311
                                                                              ------------------

Net increase(decrease) in net assets resulting
   from operations                                                             $      1,860,407
                                                                              ==================


                                                                                             Income
                                                                              --------------------------------------

STATEMENTS OF CHANGES IN NET ASSETS                                                 2006                2005
                                                                              ------------------ -------------------
Increase(decrease) in net assets from operations:
   Net investment income(loss)                                                 $      1,575,827   $        818,765
   Net realized gain(loss)                                                              175,269            222,885
   Net change in unrealized appreciation/depreciation                                   109,311           (232,230)
                                                                              ------------------ -------------------
Net increase(decrease) in net assets resulting
   from operations                                                                    1,860,407            809,420
                                                                              ------------------ -------------------

Net increase(decrease) from policyowner transactions:

   Payments received from policyowners                                                2,849,048          3,401,773
   Subaccounts transfers (including fixed account), net                              10,486,003         12,079,888
   Transfers for policyowner benefits and terminations                               (2,891,472)        (1,921,536)
   Policyowner maintenance charges                                                      (93,230)           (59,104)
                                                                              ------------------ -------------------
Net increase(decrease) from policyowner transactions                                 10,350,349         13,501,021
                                                                              ------------------ -------------------

Total increase(decrease) in net assets                                               12,210,756         14,310,441
Net assets at beginning of period                                                    37,040,214         22,729,773
                                                                              ------------------ -------------------
Net assets at end of period                                                    $     49,250,970   $     37,040,214
                                                                              ================== ===================

The accompanying notes are an integral part of these financial statements.


          American Century                              AIM                                  Summit
-------------------------------------- -------------------------------------- --------------------------------------
  Income & Growth                           Dynamics                              S & P MidCap
-------------------                    -------------------                    -------------------
       2006                                   2006                                   2006
-------------------                    -------------------                    -------------------
 $        607,825                       $           ----                       $        124,826
         (330,538)                               (64,314)                              (141,056)
-------------------                    -------------------                    ------------------
          277,287                                (64,314)                               (16,230)
-------------------                    -------------------                    ------------------


             ----                                   ----                                544,789
          370,255                                322,921                                478,036
-------------------                    -------------------                    ------------------
          370,255                                322,921                              1,022,825
-------------------                    -------------------                    ------------------

        4,826,881                                665,088                                193,073
-------------------                    -------------------                    ------------------


 $      5,474,423                       $        923,695                       $      1,199,668
===================                    ===================                    ==================

           Income & Growth                           Dynamics                              S&P MidCap
-------------------------------------- -------------------------------------- --------------------------------------

       2006               2005                2006               2005               2006                2005
------------------- ------------------ ------------------- ------------------ ------------------ -------------------
 $        277,287    $        282,121   $        (64,314)  $        (61,653)   $        (16,230)  $        (60,289)
          370,255             331,911            322,921            260,835           1,022,825            918,088
        4,826,881             503,863            665,088            384,755             193,073            410,234
------------------- ------------------ ------------------- ------------------ ------------------- ------------------

        5,474,423           1,117,895            923,695            583,937           1,199,668          1,268,033
------------------- ------------------ ------------------- ------------------ ------------------- ------------------


        1,749,739           1,934,173            290,180            295,671             833,534            704,691
        4,139,592           3,775,500            165,389           (674,902)            142,155          1,367,506
       (2,609,906)         (2,472,538)          (582,938)          (609,371)         (1,169,518)        (1,502,179)
          (61,486)            (47,128)           (15,380)           (15,953)            (27,741)           (22,899)
------------------- ------------------ ------------------- ------------------ ------------------- ------------------
        3,217,939           3,190,007           (142,749)        (1,004,555)           (221,570)           547,119
------------------- ------------------ ------------------- ------------------ ------------------- ------------------

        8,692,362           4,307,902            780,946           (420,618)            978,098          1,815,152
       32,004,125          27,696,223          6,189,603          6,610,221          13,671,800         11,856,648
------------------- ------------------ ------------------- ------------------ ------------------- ------------------
 $     40,696,487    $     32,004,125   $      6,970,549   $      6,189,603    $     14,649,898   $     13,671,800
=================== ================== =================== ================== =================== ==================

                    AMERITAS VARIABLE LIFE INSURANCE COMPANY
                              SEPARATE ACCOUNT VA-2
                        FOR THE PERIODS ENDED DECEMBER 31

                                                                                             Summit
                                                                              --------------------------------------
                                                                                   Russell
                                                                                  Small Cap
                                                                              ------------------

STATEMENTS OF OPERATIONS                                                            2006
                                                                              ------------------
Investment income:
   Dividend distributions received                                             $         61,589
   Mortality and expense risk charge                                                    (96,541)
                                                                              ------------------
Net investment income(loss)                                                             (34,952)
                                                                              ------------------

Realized gain(loss) on investments:
   Net realized gain distributions                                                      303,912
   Net realized gain(loss) on sale of fund shares                                       612,430
                                                                              ------------------
Net realized gain(loss)                                                                 916,342
                                                                              ------------------

Change in unrealized appreciation/depreciation                                          580,522
                                                                              ------------------

Net increase(decrease) in net assets resulting
   from operations                                                             $      1,461,912
                                                                              ==================


                                                                                        Russell Small Cap
                                                                              --------------------------------------

STATEMENTS OF CHANGES IN NET ASSETS                                                 2006                2005
                                                                              ------------------ -------------------
Increase(decrease) in net assets from operations:
   Net investment income(loss)                                                 $        (34,952)  $        (45,013)
   Net realized gain(loss)                                                              916,342            862,739
   Net change in unrealized appreciation/depreciation                                   580,522           (692,635)
                                                                              ------------------ -------------------
Net increase(decrease) in net assets resulting
   from operations                                                                    1,461,912            125,091
                                                                              ------------------ -------------------

Net increase(decrease) from policyowner transactions:
   Payments received from policyowners                                                  292,609            397,519
   Subaccounts transfers (including fixed account), net                                (369,697)        (2,186,337)
   Transfers for policyowner benefits and terminations                                 (726,151)        (1,218,936)
   Policyowner maintenance charges                                                      (17,117)           (15,878)
                                                                              ------------------ -------------------
Net increase(decrease) from policyowner transactions                                   (820,356)        (3,023,632)
                                                                              ------------------ -------------------

Total increase(decrease) in net assets                                                  641,556         (2,898,541)
Net assets at beginning of period                                                     9,141,279         12,039,820
                                                                              ------------------ -------------------
Net assets at end of period                                                    $      9,782,835   $      9,141,279
                                                                              ================== ===================

The accompanying notes are an integral part of these financial statements.

               Summit                              Third Avenue                              Dreyfus
-------------------------------------- -------------------------------------- --------------------------------------
 Nasdaq-100 Index                             Value                                 MidCap
-------------------                    -------------------                    -------------------
       2006                                   2006                                   2006
-------------------                    -------------------                    -------------------
 $          8,582                       $      1,069,604                       $          9,929
          (59,646)                              (810,521)                               (53,591)
-------------------                    -------------------                    ------------------
          (51,064)                               259,083                                (43,662)
-------------------                    -------------------                    ------------------


             ----                              3,643,185                                895,053
          428,218                              2,783,199                                 53,027
-------------------                    -------------------                    ------------------
          428,218                              6,426,384                                948,080
-------------------                    -------------------                    ------------------

          (90,573)                             4,107,026                               (580,468)
-------------------                    -------------------                    ------------------


 $        286,581                       $     10,792,493                       $        323,950
===================                    ===================                    ==================

          Nasdaq-100 Index                             Value                                 MidCap
-------------------------------------- -------------------------------------- --------------------------------------

       2006               2005                2006               2005               2006                2005
------------------- ------------------ ------------------- ------------------ ------------------ -------------------
 $        (51,064)   $        (27,821)  $        259,083   $        178,203    $        (43,662)  $        (45,228)
          428,218             421,698          6,426,384          3,645,843             948,080            246,556
          (90,573)           (490,999)         4,107,026          4,866,464            (580,468)           167,525
------------------- ------------------ ------------------- ------------------ ------------------- ------------------

          286,581             (97,122)        10,792,493          8,690,510             323,950            368,853
------------------- ------------------ ------------------- ------------------ ------------------- ------------------


          148,524             266,884          2,966,237          2,981,992             294,561            179,113
         (617,518)         (1,065,514)         6,302,739          5,544,534             470,494            344,626
         (692,638)           (946,884)        (8,039,102)        (7,428,021)           (553,059)          (492,151)
          (12,298)            (14,317)          (144,784)          (112,650)             (9,334)            (8,242)
------------------- ------------------ ------------------- ------------------ ------------------- ------------------
       (1,173,930)         (1,759,831)         1,085,090            985,855             202,662             23,346
------------------- ------------------ ------------------- ------------------ ------------------- ------------------

         (887,349)         (1,856,953)        11,877,583          9,676,365             526,612            392,199
        6,659,256           8,516,209         73,671,121         63,994,756           5,022,029          4,629,830
------------------- ------------------ ------------------- ------------------ ------------------- ------------------
 $      5,771,907    $      6,659,256   $     85,548,704   $     73,671,121    $      5,548,641   $      5,022,029
=================== ================== =================== ================== =================== ==================

                    AMERITAS VARIABLE LIFE INSURANCE COMPANY
                              SEPARATE ACCOUNT VA-2
                          NOTES TO FINANCIAL STATEMENTS
                FOR THE PERIODS ENDED DECEMBER 31, 2006 AND 2005

1.  ORGANIZATION

    Ameritas Variable Life Insurance Company Separate Account VA-2 (the Account) was established on May 28, 1987, under Nebraska law by Ameritas Variable Life Insurance Company (AVLIC), a wholly owned subsidiary of Ameritas Life Insurance Corp. (ALIC) (an indirect wholly owned subsidiary of UNIFI Mutual Holding Company). The assets of the Account are segregated from AVLIC's other assets and are used only to support variable annuity products issued by AVLIC.

    Management believes these financial statements should be read in conjunction with the policyowner statements and policy and fund prospectuses.

    The Account is registered under the Investment Company Act of 1940, as amended, as a unit investment trust. The Account is made up of variable investment options called subaccounts for which accumulation units are separately maintained. Each subaccount corresponds to a single underlying non-publicly traded portfolio issued through a series fund. At December 31, 2006, there are fifty-two subaccounts available within the Account:

    Fidelity Management and Research                        Fidelity Management and Research
      Company (Advisor)                                       Company, continued
      Fidelity (Fund)                                         Fidelity, continued
       *Equity-Income IC (Subaccount)                           *Asset Mgr. SC
        (Commenced October 23, 1987)                              (Commenced June 25, 1998)
       *Equity-Income SC                                        *Asset Mgr. SC2
        (Commenced June 15, 1998)                                 (Commenced March 15, 2001)
       *Equity-Income SC2                                       *Inv. Bond IC
        (Commenced February 2, 2001)                              (Commenced June 3, 1991)
       *Growth IC                                               *Inv. Bond SC2
        (Commenced October 23, 1987)                              (Commenced February 5, 2001)
       *Growth SC                                               *Contrafund IC
        (Commenced June 23, 1998)                                 (Commenced August 25, 1995)
       *Growth SC2                                              *Contrafund SC
        (Commenced February 6, 2001)                              (Commenced June 25, 1998)
       *High Income IC                                          *Contrafund SC2
        (Commenced October 23, 1987)                              (Commenced January 25, 2001)
       *High Income SC                                          *Asset Mgr. Gr. IC
        (Commenced June 23, 1998)                                 (Commenced September 15, 1995)
       *High Income SC2                                         *Asset Mgr. Gr. SC
        (Commenced February 12, 2001)                             (Commenced June 25, 1998)
       *Overseas IC                                             *Asset Mgr. Gr. SC2
        (Commenced October 23, 1987)                              (Commenced February 8, 2001)
       *Overseas SC
        (Commenced July 7, 1998)                            Fred Alger Management, Inc.
       *Overseas SC2                                          Alger
        (Commenced February 15, 2001)                           *Balanced
       *Asset Mgr. IC                                             (Commenced June 8, 1993)
        (Commenced February 7, 1990)


                                     FS-31

1.  ORGANIZATION, continued

    Massachusetts Financial Services Company                Calvert Asset Management Company, Inc.,
      MFS                                                    continued
      *Strategic Inc.                                       (See Note 3)
       (Commenced August 24, 1995)                            Calvert
      *Utilities                                                *Balanced
       (Commenced September 18, 1995)                             (Commenced May 8, 2000)
      *New Discovery                                            *Intl. Equity
       (Commenced November 11, 1999)                              (Commenced May 11, 2000)
                                                                *Mid Cap
     Morgan Stanley Investment Management                         (Commenced May 30, 2000)
       Inc. dba "Van Kampen"                                    *Small Cap
       Van Kampen                                                 (Commenced May 26, 2000)
        *Emerging Markets                                       *Equity
         (Commended May 1, 1997)                                  (Commended May 6, 2002)
        *Global Value                                           *Income
         (Commenced May 2, 1997)                                  (Commenced May 6, 2002)
        *Intl. Magnum
         (Commenced May 1, 1997)                             American Century Investment
        *U.S. Real Estate                                     Management, Inc.
         (Commenced May 1, 1997)                             American Century
                                                                *Income & Growth
    Calvert Asset Management Company, Inc.                        (Commenced January 25, 2001)
    (See Note 3)
      Ameritas                                              AIM Advisors, Inc.
       *Core Strat.                                           AIM
        (Commenced October 31, 2003)                            *Dynamics
       *Income and Growth                                         (Commenced January 22, 2001)
        (Commenced October 29, 1999)
       *Index 500                                           Summit Investment Partners, Inc.
        (Commenced October 29, 1999)                        (See Note 3)
       *MidCap                                                Summit
        (Commenced October 29, 1999)                            *S&P MidCap
       *Money Market                                              (Commenced January 17, 2001)
        (Commenced October 28, 1999)                            *Russell Small Cap
       *Small Cap                                                 (Commenced January 18, 2001)
        (Commenced October 29, 1999)                            *Nasdaq-100 Index
       *Small Co. Equity                                          (Commenced January 2, 2001)
        (Commenced January 17, 2001)
       *Focused MidCap (formerly Ameritas Select)           Third Avenue Management LLC
        (Commenced January 5, 2001)                           Third Avenue
                                                                *Value
                                                                  (Commenced January 3, 2001)

                                                            The Dreyfus Corporation
                                                              Dreyfus
                                                                *MidCap
                                                                  (Commenced November 6, 2002)

2.  ACCOUNTING POLICIES

    USE OF ESTIMATES
    The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of increases and decreases in net assets from operations during the reporting period. Actual results could differ from those estimates.

    INVESTMENTS
    The assets of the subaccounts are carried at the net asset value of the underlying portfolios, adjusted for the accrual of dividends. The value of the policyowners' units corresponds to the investment in the underlying subaccounts. The availability of investment portfolio and subaccount options may vary between products. Share transactions and security transactions are accounted for on a trade date basis.

    Income from dividends and gains from realized gain distributions are recorded on the ex-distribution date. Realized gains and losses on the sales of investments represent the difference between the proceeds from sales of investments by the subaccounts and the cost of such shares, which is determined on a weighted average cost basis.

    FEDERAL AND STATE TAXES
    The operations of the Account are included in the federal income tax return of AVLIC, which is taxed as a life insurance company under the Internal Revenue Code. AVLIC has the right to charge the Account any federal income taxes, or provision for federal income taxes, attributable to the operations of the Account or to the policies funded in the Account. Charges for state and local taxes, if any, attributable to the Account may also be made. Currently, AVLIC does not make a charge for income taxes or other taxes.

3.  RELATED PARTIES

    Affiliates of AVLIC provided management, administrative and investment advisory services for the Ameritas, Calvert and Summit subaccounts for a fee. These fees are reflected in the daily value of the underlying portfolio share price. The fee is computed separately for each underlying portfolio on daily average net assets, at an annual rate, as of December 31, 2006 and 2005, as follows:

                                                                      Investment Advisory         Management/
                                                                              Fee            Administrative Fee(1)
                                                                     ----------------------  -----------------------
     Ameritas:
       Core Strat.                                                           0.00750                 0.00050
       Income and Growth                                                     0.00625                 0.00050
       Index 500                                                             0.00240                 0.00050
       MidCap                                                                0.00800                 0.00050
       Money Market                                                          0.00200                 0.00050
       Small Cap                                                             0.00850                 0.00050
       Small Co. Equity                                                      0.01120                 0.00050
       Focused MidCap                                                        0.00920                 0.00050
     Calvert:
       Balanced                                                              0.00425                 0.00275
       Intl. Equity                                                          0.00750                 0.00350
       Mid Cap                                                               0.00650                 0.00250
       Small Cap                                                             0.00750                 0.00250
       Equity                                                                0.00500                 0.00200
       Income                                                                0.00400                 0.00300
     Summit:
       S&P MidCap                                                            0.00300                 0.00100
       Russell Small Cap                                                     0.00350                 0.00100
       Nasdaq-100 Index                                                      0.00350                 0.00100

    (1) The administrative fee for the Ameritas portfolios is .0005 annually, with a $50,000 minimum annual fee.


4.  PURCHASES AND SALES OF INVESTMENTS

    The cost of purchases and proceeds from sales of investments in the subaccounts for the period ended December 31, 2006 were as follows:

                                                                           Purchases                 Sales
                                                                     ----------------------  -----------------------
     Fidelity:
       Equity-Income IC                                                $       11,838,316      $       13,441,945
       Equity-Income SC                                                         3,893,691               2,474,227
       Equity-Income SC2                                                       16,268,618               1,253,186
       Growth IC                                                                1,059,450               9,027,830
       Growth SC                                                                  490,323               2,316,773
       Growth SC2                                                               4,550,318               1,155,197
       High Income IC                                                           4,710,913               6,695,315
       High Income SC                                                           2,005,747               1,310,478
       High Income SC2                                                          7,079,195               3,761,259
       Overseas IC                                                              2,697,681               3,847,144
       Overseas SC                                                              1,756,598               1,673,709
       Overseas SC2                                                            10,074,484                 998,969
       Asset Mgr. IC                                                            1,729,123               8,764,688
       Asset Mgr. SC                                                              339,620               1,456,043
       Asset Mgr. SC2                                                             618,274               1,015,189
       Inv. Bond IC                                                             3,631,024              11,562,622
       Inv. Bond SC2                                                            6,728,899               2,718,174
       Contrafund IC                                                            6,862,418              11,778,633
       Contrafund SC                                                            4,025,188               4,111,199
       Contrafund SC2                                                          15,728,610               2,098,482
       Asset Mgr. Gr. IC                                                          323,630               1,402,267
       Asset Mgr. Gr. SC                                                           38,390                 234,080
       Asset Mgr. Gr. SC2                                                          66,897                 110,659

     Alger:
       Balanced                                                                 2,189,936               7,614,600

     MFS:
       Strategic Inc.                                                           3,900,813               1,497,479
       Utilities                                                                7,061,743               7,984,388
       New Discovery                                                            1,507,962               3,273,385

     Van Kampen:
       Emerging Markets                                                        13,964,191               9,421,289
       Global Value                                                             2,120,563               5,296,097
       Intl. Magnum                                                             4,503,637               1,678,319
       U.S. Real Estate                                                         8,258,868               4,033,866

     Ameritas:
       Core Strat.                                                              6,112,451               6,227,453
       Income and Growth                                                        1,208,974              26,091,461
       Index 500                                                                7,043,957              19,985,852
       MidCap                                                                   9,062,687              10,875,312
       Money Market                                                            70,098,606              67,667,827
       Small Cap                                                                2,375,411               4,356,135
       Small Co. Equity                                                         2,625,821               5,692,717
       Focused MidCap                                                          10,373,477               2,918,551

                                     FS-34



4.  PURCHASES AND SALES OF INVESTMENTS, continued
                                                                           Purchases                 Sales
                                                                     ----------------------  -----------------------
     Calvert:
       Balanced                                                        $        1,712,536      $        1,447,096
       Intl. Equity                                                             2,862,410               1,291,944
       Mid Cap                                                                    778,516                 794,117
       Small Cap                                                                1,345,550               2,302,971
       Equity                                                                     686,119                 741,082
       Income                                                                  13,665,890               1,560,812

     American Century:
       Income & Growth                                                          5,521,663               2,026,436

     AIM:
       Dynamics                                                                 1,309,970               1,517,033

     Summit:
       S&P MidCap                                                               2,982,136               2,675,147
       Russell Small Cap                                                        2,084,388               2,635,784
       Nasdaq-100 Index                                                         1,454,662               2,679,656

     Third Avenue:
       Value                                                                   14,189,684               9,202,327

     Dreyfus:
       MidCap                                                                   2,407,856               1,353,803

5.  UNIT VALUES

    The unit value, units, net assets, investment income ratio (Inv. Income Ratio), expense ratio and total return (certain of which are defined below) are included in the following table (amounts have been rounded).

    Inv. Income Ratio - The Inv. Income Ratio represents the dividend distributions received divided by average daily net assets. This ratio excludes the mortality and expense risk charge and is affected by the timing of the declaration of dividends by the underlying fund portfolio.

    Expense Ratio - The Expense Ratio represents the annualized contract expenses of the subaccounts for the period indicated and includes only those expenses that are charged through a reduction of the unit value. Included in this category are mortality and expense charges. These fees range between .80 percent and 1.40 percent (annualized) of net assets. Expenses of the underlying fund portfolios and charges made directly to policyowner accounts through the redemption of units are excluded. For this separate account, charges made through the redemption of units ranged from $18 to $40 per policy annually.

    Total Return - The Total Return represents the change in the unit value reported year-to-date, however, subaccounts which commenced during a year, as shown in Note 1, are based on shorter return periods. These percentages do not include any expenses assessed through the redemption of units. As the total return is presented as a range of minimum to maximum values, based on the product grouping representing the minimum and maximum expense ratio amounts, some individual contract total returns are not within the ranges presented.

    Total returns and expense ratios in this disclosure may not be applicable to all policies.

                                    At December 31                        For the Periods Ended December 31
                    ----------------------------------------------- ------------------------------------------------
                                                                      Inv.
                          Unit                        Net Assets     Income        Expense            Total
                        Value ($)        Units           ($)        Ratio %        Ratio %           Return %
                    ------------------ ------------- -------------- ---------- ---------------- --------------------
                       Min     Max                                                Min     Max      Min       Max
 Fidelity:
 Equity-Income IC
 2006                  38.01   65.02      1,301,414     68,102,048     3.33       1.25    1.40     18.53     18.71
 2005                  32.07   54.77      1,531,653     67,656,420     1.71       1.25    1.40      4.40      4.56
 2004                  30.71   52.38      1,833,789     77,672,395     1.64       1.25    1.40      9.98     10.14
 2003                  27.93   47.56      2,208,289     85,372,704     1.87       1.25    1.40     28.52     28.71
 2002                  21.73   36.95      2,651,704     80,600,427     1.81       1.25    1.40    (18.10)   (17.97)

 Equity-Income SC
 2006                  39.10   39.10        446,553     17,460,158     3.16       0.95    0.95     18.95     18.95
 2005                  32.87   32.87        472,238     15,522,755     1.53       0.95    0.95      4.76      4.76
 2004                  31.38   31.38        477,376     14,978,185     1.47       0.95    0.95     10.33     10.33
 2003                  28.44   28.44        490,142     13,938,936     1.69       0.95    0.95     28.99     28.99
 2002                  22.05   22.05        504,581     11,124,554     1.66       0.95    0.95    (17.78)   (17.78)

 Equity-Income SC2
 2006                  32.73   32.73      1,509,056     49,390,507     2.97       0.80    0.80     18.98     18.98
 2005                  27.51   27.51      1,202,755     33,086,178     1.20       0.80    0.80      4.73      4.73
 2004                  26.27   26.27        821,828     21,585,568     1.22       0.80    0.80     10.35     10.25
 2003                  23.80   23.80        596,628     14,201,212     1.19       0.80    0.80     29.01     29.01
 2002                  18.45   18.45        317,475      5,857,217     1.12       0.75    0.75    (17.77)   (17.77)

 Growth IC
 2006                  43.57   60.95        718,375     39,873,835     0.41       1.25    1.40      5.37      5.53
 2005                  41.35   57.76        862,163     45,310,568     0.54       1.25    1.40      4.34      4.49
 2004                  39.63   55.28      1,118,425     56,303,070     0.28       1.25    1.40      1.94      2.09
 2003                  38.88   54.14      1,312,378     64,981,706     0.28       1.25    1.40     31.00     31.20
 2002                  29.68   41.27      1,490,848     56,645,627     0.27       1.25    1.40    (31.08)   (30.98)

 Growth SC
 2006                  44.82   44.82        254,473     11,405,301     0.29       0.95    0.95      5.73      5.73
 2005                  42.39   42.39        294,794     12,496,620     0.40       0.95    0.95      4.68      4.68
 2004                  40.50   40.50        344,066     13,933,309     0.17       0.95    0.95      2.29      2.29
 2003                  39.59   39.59        394,595     15,622,207     0.20       0.95    0.95     31.53     31.53
 2002                  30.10   30.10        430,633     12,962,226     0.16       0.95    0.95    (30.86)   (30.86)

 Growth SC2
 2006                  34.11   34.11        625,970     21,349,033     0.15       0.80    0.80      5.73      5.73
 2005                  32.26   32.26        518,529     16,726,606     0.25       0.80    0.80      4.67      4.67
 2004                  30.82   30.82        420,603     12,962,831     0.11       0.80    0.80      2.30      2.30
 2003                  30.13   30.13        293,933      8,855,171     0.09       0.80    0.80     31.51     31.51
 2002                  22.91   22.91        172,691      3,956,085     0.10       0.75    0.75    (30.82)   (30.82)


                                     FS-36

5.  UNIT VALUES, continued

                                    At December 31                        For the Periods Ended December 31
                    ----------------------------------------------- ------------------------------------------------
                                                                      Inv.
                          Unit                        Net Assets     Income        Expense            Total
                        Value ($)        Units           ($)        Ratio %        Ratio %           Return %
                    ------------------ ------------- -------------- ---------- ---------------- --------------------
                       Min     Max                                                Min     Max      Min       Max
 Fidelity, continued:
 High Income IC
 2006                  12.47   29.88        718,314     13,827,632     7.47       1.25    1.40      9.70      9.86
 2005                  11.37   27.20        943,169     15,363,231    15.38       1.25    1.40      1.28      1.43
 2004                  11.23   26.82      1,284,451     20,775,374    10.23       1.25    1.40      8.07      8.23
 2003                  10.39   24.78      1,945,727     29,523,355     4.53       1.25    1.40     25.51     25.69
 2002                   8.28   19.71      2,626,641     37,118,206     7.87       1.25    1.40      2.00      2.16

 High Income SC
 2006                  12.84   12.84        492,557      6,324,818     8.11       0.95    0.95     10.13     10.13
 2005                  11.66   11.66        469,606      5,475,338    15.40       0.95    0.95      1.56      1.56
 2004                  11.48   11.48        533,222      6,121,615     8.44       0.95    0.95      8.43      8.43
 2003                  10.59   10.59        597,022      6,321,025     5.99       0.95    0.95     25.78     25.78
 2002                   8.42    8.42        483,041      4,066,099    10.58       0.95    0.95      2.64      2.64

 High Income SC2
 2006                   9.88    9.88      1,710,492     16,905,861     8.40       0.80    0.80     10.14     10.14
 2005                   8.97    8.97      1,476,568     13,249,702    15.31       0.80    0.80      1.50      1.50
 2004                   8.84    8.84      1,293,209     11,432,698     7.69       0.80    0.80      8.51      8.51
 2003                   8.15    8.15      1,059,483      8,631,705     4.78       0.80    0.80     25.77     25.77
 2002                   6.48    6.48        486,540      3,151,666     7.37       0.75    0.75      2.52      2.52

 Overseas IC
 2006                  29.34   34.96        710,580     24,252,648     0.86       1.25    1.40     16.45     16.62
 2005                  25.20   29.98        747,371     21,948,176     0.68       1.25    1.40     17.40     17.58
 2004                  21.46   25.50        833,483     20,867,743     1.19       1.25    1.40     12.06     12.22
 2003                  19.15   22.72        934,337     20,900,887     0.86       1.25    1.40     41.37     41.59
 2002                  13.55   16.05      1,072,969     16,962,257     0.81       1.25    1.40    (21.40)   (21.27)

 Overseas SC
 2006                  30.44   30.44        329,153     10,020,092     0.76       0.95    0.95     16.84     16.84
 2005                  26.05   26.05        326,035      8,494,804     0.52       0.95    0.95     17.85     17.85
 2004                  22.11   22.11        275,370      6,087,874     1.02       0.95    0.95     12.41     12.41
 2003                  19.67   19.67        247,973      4,876,735     0.76       0.95    0.95     41.85     41.85
 2002                  13.86   13.86        252,107      3,495,311     0.73       0.95    0.95    (21.09)   (21.09)

 Overseas SC2
 2006                  23.79   23.79      1,270,006     30,214,843     0.57       0.80    0.80     16.84     16.84
 2005                  20.36   20.36        852,293     17,354,603     0.36       0.80    0.80     17.84     17.84
 2004                  17.28   17.28        427,850      7,392,985     0.71       0.80    0.80     12.41     12.41
 2003                  15.37   15.37        213,241      3,277,859     0.30       0.80    0.80     41.92     41.92
 2002                  10.83   10.83         89,523        969,658     0.53       0.75    0.75    (21.05)   (21.05)


                                     FS-37

5.  UNIT VALUES, continued

                                    At December 31                        For the Periods Ended December 31
                     ---------------------------------------------- ------------------------------------------------
                                                                      Inv.
                          Unit                        Net Assets     Income        Expense            Total
                        Value ($)        Units           ($)        Ratio %        Ratio %           Return %
                    ------------------ ------------- -------------- ---------- ---------------- --------------------
                       Min     Max                                                Min     Max      Min       Max
 Fidelity, continued:
 Asset Mgr. IC
 2006                  20.93   32.46      1,063,416     32,485,072     2.88       1.25    1.40      5.83      5.99
 2005                  19.78   30.62      1,326,394     38,124,899     2.90       1.25    1.40      2.61      2.76
 2004                  19.28   29.80      1,674,898     46,777,277     2.91       1.25    1.40      4.00      4.16
 2003                  18.54   28.61      2,036,239     54,723,573     3.77       1.25    1.40     16.34     16.52
 2002                  15.93   24.56      2,364,213     54,829,509     4.31       1.25    1.40     (9.99)    (9.86)

 Asset Mgr. SC
 2006                  21.49   21.49        295,961      6,359,783     2.72       0.95    0.95      6.23      6.23
 2005                  20.23   20.23        355,856      7,198,607     2.69       0.95    0.95      2.95      2.95
 2004                  19.65   19.65        479,921      9,430,067     2.77       0.95    0.95      4.36      4.36
 2003                  18.83   18.83        540,596     10,178,233     3.51       0.95    0.95     16.79     16.79
 2002                  16.12   16.12        606,667      9,779,728     4.15       0.95    0.95     (9.71)    (9.71)

 Asset Mgr. SC2
 2006                  17.18   17.18        210,278      3,612,875     2.52       0.80    0.80      6.29      6.29
 2005                  16.17   16.17        237,995      3,847,207     2.64       0.80    0.80      2.96      2.96
 2004                  15.70   15.70        276,775      4,345,550     2.35       0.80    0.80      4.34      4.34
 2003                  15.05   15.05        216,010      3,250,435     3.05       0.80    0.80     16.75     16.75
 2002                  12.89   12.89        181,645      2,341,227     3.49       0.75    0.75     (9.70)    (9.70)

 Inv. Bond IC
 2006                  17.78   18.45      1,783,444     35,561,886     4.29       0.95    1.40      2.91      3.37
 2005                  17.27   17.85      2,251,498     43,698,591     3.91       0.95    1.40      0.78      1.23
 2004                  17.14   17.64      2,749,991     53,070,449     4.47       0.95    1.40      3.00      3.47
 2003                  16.64   17.05      3,486,280     65,712,179     4.31       0.95    1.40      3.75      4.21
 2002                  16.04   21.55      4,852,807     88,749,190     3.44       0.95    1.40      8.81      9.30

 Inv. Bond SC2
 2006                  15.64   15.64      1,948,921     30,483,412     3.61       0.80    0.80      3.31      3.31
 2005                  15.14   15.14      1,743,207     26,391,913     3.23       0.80    0.80      1.09      1.09
 2004                  14.98   14.98      1,413,321     21,167,319     3.59       0.80    0.80      3.36      3.36
 2003                  14.49   14.49      1,156,571     16,758,946     3.50       0.80    0.80      4.13      4.13
 2002                  13.92   13.92        925,800     12,883,191     2.07       0.75    0.75      9.27      9.27

 Contrafund IC
 2006                  38.83   42.45      1,388,730     57,517,264     1.27       1.25    1.40     10.17     10.34
 2005                  35.25   38.47      1,633,953     61,367,550     0.30       1.25    1.40     15.32     15.49
 2004                  30.56   33.31      1,804,658     58,742,332     0.34       1.25    1.40     13.87     14.04
 2003                  26.84   29.21      1,981,173     56,646,208     0.47       1.25    1.40     26.68     26.87
 2002                  21.19   23.02      2,230,859     50,346,720     0.86       1.25    1.40    (10.60)   (10.47)


                                     FS-38

5.  UNIT VALUES, continued

                                    At December 31                        For the Periods Ended December 31
                    ----------------------------------------------- ------------------------------------------------
                                                                      Inv.
                          Unit                        Net Assets     Income        Expense            Total
                        Value ($)        Units           ($)        Ratio %        Ratio %           Return %
                    ------------------ ------------- -------------- ---------- ---------------- --------------------
                       Min     Max                                                Min     Max      Min       Max
 Fidelity, continued:
 Contrafund SC
 2006                  39.98   39.98        592,967     23,705,140     1.11       0.95    0.95     10.54     10.54
 2005                  36.17   36.17        646,309     23,373,930     0.20       0.95    0.95     15.75     15.75
 2004                  31.24   31.24        622,636     19,453,967     0.25       0.95    0.95     14.25     14.25
 2003                  27.35   27.35        638,401     17,458,837     0.36       0.95    0.95     27.14     27.14
 2002                  21.51   21.51        672,958     14,474,951     0.78       0.95    0.95    (10.27)   (10.27)

 Contrafund SC2
 2006                  34.28   34.28      1,526,651     52,326,448     1.02       0.80    0.80     10.55     10.55
 2005                  31.00   31.00      1,235,831     38,316,614     0.10       0.80    0.80     15.72     15.72
 2004                  26.79   26.79        767,894     20,573,641     0.17       0.80    0.80     14.24     14.24
 2003                  23.45   23.45        446,856     10,479,823     0.21       0.80    0.80     27.20     27.20
 2002                  18.44   18.44        206,580      3,808,825     0.41       0.75    0.75    (10.27)   (10.27)

 Asset Mgr. Gr. IC
 2006                  17.34   21.63        205,597      4,143,479     2.19       1.25    1.40      5.51      5.66
 2005                  16.44   20.47        262,664      5,029,349     2.61       1.25    1.40      2.45      2.61
 2004                  16.04   19.95        356,662      6,667,807     2.58       1.25    1.40      4.51      4.67
 2003                  15.35   19.06        438,544      7,794,129     3.00       1.25    1.40     21.63     21.81
 2002                  12.62   15.65        480,413      7,024,108     3.12       1.25    1.40    (16.70)   (16.57)

 Asset Mgr. Gr. SC
 2006                  17.78   17.78         64,347      1,143,933     2.03       0.95    0.95      5.84      5.84
 2005                  16.80   16.80         76,487      1,284,679     2.42       0.95    0.95      2.82      2.82
 2004                  16.34   16.34         95,010      1,552,085     2.28       0.95    0.95      4.85      4.85
 2003                  15.58   15.58        114,295      1,780,727     2.89       0.95    0.95     21.99     21.99
 2002                  12.77   12.77        130,467      1,666,324     2.99       0.95    0.95    (16.33)   (16.33)

 Asset Mgr. Gr. SC2
 2006                  14.35   14.35         61,424        881,652     1.77       0.80    0.80      5.88      5.88
 2005                  13.56   13.56         65,253        884,608     1.97       0.80    0.80      2.74      2.74
 2004                  13.19   13.19         69,339        914,903     1.93       0.80    0.80      4.79      4.79
 2003                  12.59   12.59         50,389        634,489     1.91       0.80    0.80     22.07     22.07
 2002                  10.32   10.32         21,715        224,005     2.09       0.75    0.75    (16.45)   (16.45)


                                     FS-39

5.  UNIT VALUES, continued

                                    At December 31                        For the Periods Ended December 31
                     ---------------------------------------------- ------------------------------------------------
                                                                      Inv.
                          Unit                        Net Assets     Income        Expense            Total
                        Value ($)        Units           ($)        Ratio %        Ratio %           Return %
                    ------------------ ------------- -------------- ---------- ---------------- --------------------
                       Min     Max                                                Min     Max      Min       Max
 Alger:
 Balanced
 2006                  15.98   17.63      1,169,948     24,375,108     1.58       0.80    1.40      3.27      3.89
 2005                  15.38   17.07      1,506,790     30,590,003     1.69       0.80    1.40      6.92      7.56
 2004                  14.30   15.96      1,830,797     34,804,835     1.52       0.80    1.40      3.11      3.73
 2003                  13.79   15.48      1,980,220     37,498,618     2.07       0.80    1.40     17.38     18.11
 2002                  11.67   23.75      1,996,710     33,302,801     1.71       0.75    1.40    (13.51)   (12.94)

 MFS:
 Strategic Inc.
 2006                  14.03   14.58      1,082,512     15,655,053     5.17       0.80    1.40      5.20      5.83
 2005                  13.26   13.86        958,583     13,155,985     6.49       0.80    1.40      0.48      1.08
 2004                  13.12   13.80        850,796     11,653,491     4.97       0.80    1.40      6.23      6.87
 2003                  12.27   12.99        676,519      8,767,550     5.82       0.80    1.40      8.85      9.52
 2002                  11.21   13.21        657,861      7,976,396     2.85       0.75    1.40      6.90      7.59

 Utilities
 2006                  35.75   39.17      1,537,444     62,334,628     1.99       0.80    1.40     29.45     30.22
 2005                  27.45   30.26      1,629,369     51,357,559     0.60       0.80    1.40     15.22     15.91
 2004                  23.68   26.26      1,597,663     44,239,627     1.46       0.80    1.40     28.39     29.16
 2003                  18.34   20.46      1,590,499     34,774,380     2.32       0.80    1.40     34.02     34.84
 2002                  13.60   18.48      1,730,077     28,451,130     2.78       0.75    1.40    (23.83)   (23.33)

 New Discovery
 2006                  17.19   17.48        601,395     10,506,024     ----       0.80    1.40     11.65     12.32
 2005                  15.40   15.56        713,113     11,114,224     ----       0.80    1.40      3.79      4.41
 2004                  14.84   14.90        912,691     13,658,253     ----       0.80    1.40      5.04      5.67
 2003                  14.10   14.12        964,774     13,705,452     ----       0.80    1.40     31.87     32.68
 2002                  10.63   10.86      1,047,597     11,264,675     ----       0.75    1.40    (32.58)   (32.14)

 Van Kampen:
 Emerging Markets
 2006                  19.51   21.77      1,560,935     32,818,305     0.74       0.80    1.40     35.25     36.06
 2005                  14.34   16.10      1,343,157     21,027,466     0.37       0.80    1.40     32.00     32.79
 2004                  10.80   12.19        803,468      9,735,116     0.68       0.80    1.40     21.40     22.13
 2003                   8.84   10.04        767,335      7,725,490     ----       0.80    1.40     47.59     48.50
 2002                   5.95    7.02        632,267      4,359,541     ----       0.75    1.40    (10.18)    (9.58)


                                     FS-40


5.  UNIT VALUES, continued

                                    At December 31                        For the Periods Ended December 31
                     ---------------------------------------------- ------------------------------------------------
                                                                      Inv.
                          Unit                        Net Assets     Income        Expense            Total
                        Value ($)        Units           ($)        Ratio %        Ratio %           Return %
                    ------------------ ------------- -------------- ---------- ---------------- --------------------
                       Min     Max                                                Min     Max      Min       Max
 Van Kampen, continued:
 Global Value
 2006                  18.28   19.86        974,330     18,880,926     1.59       0.80    1.40     19.53     20.25
 2005                  15.20   16.61      1,203,861     19,505,332     1.02       0.80    1.40      4.37      4.99
 2004                  14.48   15.92      1,329,289     20,680,538     0.76       0.80    1.40     11.96     12.64
 2003                  12.86   14.22      1,224,204     17,182,122     ----       0.80    1.40     27.17     27.96
 2002                  10.05   11.45      1,126,247     12,508,839     1.23       0.75    1.40    (18.02)   (17.48)

 Intl. Magnum
 2006                  15.26   15.71        664,678     10,468,677     0.10       0.80    1.40     23.40     24.14
 2005                  12.37   12.65        510,278      6,484,706     1.19       0.80    1.40      9.53     10.19
 2004                  11.29   11.48        501,427      5,801,979     2.85       0.80    1.40     15.76     16.45
 2003                   9.75    9.86        485,767      4,845,723     0.13       0.80    1.40     25.64     26.42
 2002                   7.76    8.02        504,768      4,005,729     0.92       0.75    1.40    (18.01)   (17.43)

 U.S. Real Estate
 2006                  36.30   37.54      1,230,116     46,244,951     1.10       0.80    1.40     36.14     36.95
 2005                  26.51   27.57      1,174,089     32,428,353     1.25       0.80    1.40     15.43     16.12
 2004                  22.83   23.89      1,231,317     29,476,091     1.61       0.80    1.40     34.50     35.31
 2003                  16.87   17.76      1,063,064     19,011,493     ----       0.80    1.40     35.61     36.44
 2002                  12.36   13.61      1,030,293     13,604,605     3.10       0.75    1.40     (2.15)    (1.52)

 Ameritas:
 Core Strat.
 2006                  21.48   22.58      2,541,034     55,859,845     0.70       0.80    1.40     19.98     20.70
 2005                  17.91   18.71      2,617,271     47,583,519     0.53       0.80    1.40      7.15      7.79
 2004                  16.71   17.35      2,969,639     50,085,955     0.83       0.80    1.40      6.58      7.23
 2003                  15.68   16.19      3,375,071     53,229,612     ----       0.80    1.40      4.16      4.25
 2002                   ----    ----           ----           ----     ----       ----    ----     ----      ----

 Income and Growth
 2006                  15.16   16.18      4,126,800     98,859,165     0.78       0.80    1.40      8.71      9.36
 2005                  13.86   14.88      5,158,411    115,093,877     0.99       0.80    1.40      3.29      3.90
 2004                  13.34   14.41      1,581,729     34,986,031     0.93       0.80    1.40      6.36      7.00
 2003                  12.47   13.54      1,662,697     36,166,299     0.55       0.80    1.40     28.23     29.02
 2002                   9.66   30.92      1,798,980     31,882,439     0.32       0.75    1.40    (31.41)   (30.96)


                                     FS-41

5.  UNIT VALUES, continued

                                    At December 31                        For the Periods Ended December 31
                     ---------------------------------------------- ------------------------------------------------
                                                                      Inv.
                          Unit                        Net Assets     Income        Expense            Total
                        Value ($)        Units           ($)        Ratio %        Ratio %           Return %
                    ------------------ ------------- -------------- ---------- ---------------- --------------------
                       Min     Max                                                Min     Max      Min       Max
 Ameritas, continued:
 Index 500
 2006                 159.27  165.16        420,435     70,043,676     1.57       0.80    1.40     13.78     14.46
 2005                 139.98  144.30        507,230     74,104,126     1.47       0.80    1.40      3.13      3.75
 2004                 135.73  139.09        616,463     87,165,391     1.69       0.80    1.40      8.97      9.62
 2003                 124.57  126.88        689,774     89,405,300     1.44       0.80    1.40     26.46     27.24
 2002                  98.50  107.37        737,175     75,560,932     1.24       0.75    1.40    (23.37)   (22.87)

 MidCap
 2006                  43.51   50.26        974,327     49,179,687     ----       0.80    1.40      7.74      8.38
 2005                  40.14   46.65      1,101,139     52,117,293     ----       0.80    1.40      9.73     10.39
 2004                  36.36   42.51      1,211,183     53,052,444     ----       0.80    1.40     11.82     12.50
 2003                  32.32   38.02      1,347,667     53,456,444     ----       0.80    1.40     45.26     46.15
 2002                  22.12   28.63      1,425,966     39,275,971     ----       0.75    1.40    (30.88)   (30.42)

 Money Market
 2006                   1.11    1.19     38,815,136     49,048,860     4.69       0.80    1.40      3.35      3.97
 2005                   1.07    1.15     37,245,272     46,605,425     2.91       0.80    1.40      1.58      2.19
 2004                   1.04    1.13     44,704,673     55,067,625     1.13       0.80    1.40     (0.24)     0.37
 2003                   1.04    1.14     76,045,662     98,758,729     1.01       0.80    1.40     (0.40)     0.21
 2002                   1.04    1.76    107,689,577    136,606,206     1.60       0.75    1.40      0.19      0.84

 Small Cap
 2006                  31.97   34.50        597,459     22,244,788     ----       0.80    1.40     18.89     19.61
 2005                  26.73   29.02        635,991     20,219,432     ----       0.80    1.40      1.21      1.81
 2004                  26.25   28.67        747,586     23,843,058     ----       0.80    1.40      0.92      1.53
 2003                  25.85   28.41        814,357     26,055,598     ----       0.80    1.40     36.94     37.79
 2002                  18.76   25.15        859,877     20,349,306     ----       0.75    1.40    (36.14)   (35.72)

 Small Co. Equity
 2006                  28.16   29.19        605,482     17,500,894     ----       0.80    1.40      6.64      7.28
 2005                  26.41   27.21        770,800     20,782,358     ----       0.80    1.40     (3.27)    (2.69)
 2004                  27.30   27.97        801,492     22,202,763     ----       0.80    1.40     13.58     14.27
 2003                  24.04   24.47        793,639     19,258,883     ----       0.80    1.40     34.03     34.86
 2002                  17.92   18.15        780,509     14,076,510     ----       0.75    1.40     (8.59)    (8.00)

 Focused MidCap
 2006                  23.94   24.84      1,945,062     47,897,503     0.08       0.80    1.40     12.02     12.69
 2005                  21.38   22.05      1,741,492     38,057,513     0.16       0.80    1.40      4.39      5.02
 2004                  20.48   20.99      1,405,535     29,238,076     0.38       0.80    1.40      7.66      8.31
 2003                  19.02   19.38      1,372,759     26,386,900     0.18       0.80    1.40     27.44     28.22
 2002                  14.92   15.12      1,444,144     21,686,402     0.04       0.75    1.40    (15.22)   (14.67)

                                     FS-42


5.  UNIT VALUES, continued

                                    At December 31                        For the Periods Ended December 31
                     ---------------------------------------------- ------------------------------------------------
                                                                      Inv.
                          Unit                        Net Assets     Income        Expense            Total
                        Value ($)        Units           ($)        Ratio %        Ratio %           Return %
                    ------------------ ------------- -------------- ---------- ---------------- --------------------
                       Min     Max                                                Min     Max      Min       Max
 Calvert:
 Balanced
 2006                   2.32    2.34      3,232,633      7,553,177     2.40       0.80    1.40      7.27      7.91
 2005                   2.15    2.18      3,224,198      6,991,411     1.68       0.80    1.40      4.19      4.81
 2004                   2.05    2.09      3,808,320      7,898,431     1.78       0.80    1.40      6.75      7.39
 2003                   1.91    1.96      3,637,910      7,045,644     2.23       0.80    1.40     17.67     18.39
 2002                   1.61    1.68      2,964,969      4,875,706     2.99       0.75    1.40    (13.37)   (12.80)

 Intl. Equity
 2006                  25.80   26.88        466,513     12,215,608     0.63       0.80    1.40     25.76     26.52
 2005                  20.39   21.37        424,044      8,803,674     0.33       0.80    1.40      8.42      9.07
 2004                  18.69   19.71        441,146      8,412,415     1.05       0.80    1.40     16.31     17.01
 2003                  15.98   16.95        296,399      4,878,969     3.26       0.80    1.40     29.86     30.66
 2002                  12.23   13.24        154,289      1,957,110     ----       0.75    1.40    (16.19)   (15.58)

 Mid Cap
 2006                  28.87   29.75        178,873      5,208,622     ----       0.80    1.40      5.40      6.03
 2005                  27.23   28.23        177,698      4,899,068     ----       0.80    1.40     (0.97)    (0.38)
 2004                  27.33   28.51        216,437      6,009,377     ----       0.80    1.40      7.81      8.46
 2003                  25.20   26.44        179,942      4,646,109     ----       0.80    1.40     29.85     30.65
 2002                  19.29   20.60        162,385      3,255,004     ----       0.75    1.40    (29.22)   (28.76)

 Small Cap
 2006                  15.59   15.72        311,765      4,904,680     ----       0.80    1.40     (0.61)    (0.01)
 2005                  15.69   15.73        370,748      5,848,390     ----       0.80    1.40    (10.42)    (9.89)
 2004                  17.45   17.51        493,578      8,657,391     ----       0.80    1.40      8.92      9.57
 2003                  15.93   16.08        444,536      7,145,358     1.61       0.80    1.40     37.64     38.49
 2002                  11.50   11.82        432,908      5,054,522     1.38       0.75    1.40    (23.62)   (23.12)

 Equity
 2006                  18.31   18.81        316,023      5,932,282     ----       0.80    1.40      8.53      9.18
 2005                  16.87   17.22        316,196      5,437,790     0.06       0.80    1.40      3.10      3.72
 2004                  16.36   16.61        302,477      5,017,846     0.09       0.80    1.40      5.67      6.30
 2003                  15.49   15.62        175,757      2,743,101     0.02       0.80    1.40     20.48     21.22
 2002                  12.85   12.89         49,237        634,340     ----       0.75    1.40    (14.16)    (1.39)

 Income
 2006                  19.47   20.01      2,471,433     49,250,970     4.52       0.80    1.40      3.60      4.22
 2005                  18.79   19.20      1,935,924     37,040,214     3.68       0.80    1.40      2.28      2.89
 2004                  18.37   18.66      1,221,632     22,729,773     3.25       0.80    1.40      4.20      4.83
 2003                  17.63   17.80        691,160     12,271,665     4.56       0.80    1.40     11.15     11.83
 2002                  15.84   15.91        338,250      5,376,090     2.38       0.75    1.40      5.55      6.03


                                     FS-43

5.  UNIT VALUES, continued

                                    At December 31                        For the Periods Ended December 31
                     ---------------------------------------------- ------------------------------------------------
                                                                      Inv.
                          Unit                        Net Assets     Income        Expense            Total
                        Value ($)        Units           ($)        Ratio %        Ratio %           Return %
                    ------------------ ------------- -------------- ---------- ---------------- --------------------
                        Min     Max                                                Min     Max      Min       Max
American Century:
Income & Growth
2006                    8.60    8.98      4,570,340     40,696,487     1.72       0.80    1.40     15.47     16.16
2005                    7.45    7.73      4,172,367     32,004,125     1.89       0.80    1.40      3.18      3.80
2004                    7.22    7.45      3,744,893     27,696,223     1.30       0.80    1.40     11.42     12.09
2003                    6.48    6.65      3,089,516     20,394,298     1.12       0.80    1.40     27.56     28.35
2002                    5.08    5.18      2,293,410     11,805,010     0.88       0.75    1.40    (20.49)   (19.97)

AIM:
Dynamics
2006                   15.95   16.63        422,227      6,970,549     ----       0.80    1.40     14.51     15.19
2005                   13.93   14.44        430,819      6,189,603     ----       0.80    1.40      9.19      9.84
2004                   12.75   13.14        504,640      6,610,221     ----       0.80    1.40     11.76     12.44
2003                   11.41   11.69        486,857      5,680,042     ----       0.80    1.40     35.92     36.75
2002                    8.36    8.66        494,498      4,228,497     ----       0.75    1.40    (32.85)   (32.41)

Summit:
S&P MidCap
2006                   17.62   18.26        823,496     14,649,898     0.86       0.80    1.40       8.20     8.85
2005                   16.29   16.78        840,594     13,671,800     0.52       0.80    1.40      10.40    11.06
2004                   14.75   15.11        812,933     11,856,648     0.24       0.80    1.40      14.15    14.84
2003                   12.92   13.15        649,242      8,281,111     0.49       0.80    1.40      32.87    33.69
2002                    7.78    9.84        456,161      4,319,224     0.42       0.75    1.40     (16.32)  (15.77)

Russell Small Cap
2006                   14.86   15.38        632,293      9,782,835     0.64       0.80    1.40      15.97    16.67
2005                   12.82   13.18        686,361      9,141,279     0.56       0.80    1.40       2.58     3.19
2004                   12.49   12.77        930,348     12,039,820     0.20       0.80    1.40      16.07    16.76
2003                   10.76   10.94        827,249      9,207,414     0.46       0.80    1.40      44.19    45.08
2002                    7.47    7.86        492,859      3,766,071     0.16       0.75    1.40     (22.15)  (21.64)

Nasdaq-100 Index
2006                    4.53    4.71      1,239,645      5,771,907     0.14       0.80    1.40       5.19     5.82
2005                    4.31    4.45      1,512,844      6,659,256     0.62       0.80    1.40      (0.10)    0.50
2004                    4.31    4.43      1,942,905      8,516,209     ----       0.80    1.40       8.56     9.21
2003                    3.97    4.05      2,286,068      9,188,753     ----       0.80    1.40      46.58    47.48
2002                    2.71    2.75      1,554,366      4,244,432     ----       0.75    1.40     (38.37)  (37.96)



                                     FS-44


5.  UNIT VALUES, continued

                                    At December 31                        For the Periods Ended December 31
                     ---------------------------------------------- ------------------------------------------------
                                                                      Inv.
                          Unit                        Net Assets     Income        Expense             Total
                        Value ($)         Units          ($)        Ratio %        Ratio %           Return %
                    ------------------ ------------- -------------- ---------- ---------------- --------------------
                       Min     Max                                                Min     Max      Min       Max
 Third Avenue:
 Value
 2006                  32.22   33.43      2,591,911     85,548,704     1.33       0.80    1.40     14.18     14.86
 2005                  28.22   29.11      2,561,340     73,671,121     1.30       0.80    1.40     13.04     13.72
 2004                  24.96   25.59      2,526,763     63,994,756     0.55       0.80    1.40     18.23     18.94
 2003                  21.11   21.52      2,141,540     45,672,021     0.20       0.80    1.40     40.55     41.42
 2002                  15.01   15.22      1,703,750     25,754,839     0.20       0.75    1.40    (11.96)   (11.38)

 Dreyfus:
 MidCap
 2006                  20.04   20.54        272,024      5,548,641     0.18       0.80    1.40      6.19      6.82
 2005                  18.87   19.23        262,583      5,022,029     ----       0.80    1.40      7.43      8.07
 2004                  17.57   17.79        261,153      4,629,830     0.22       0.80    1.40     12.64     13.32
 2003                  15.59   15.70        178,299      2,790,732     0.30       0.80    1.40     29.66     30.46
 2002                  12.02   12.03          7,463         89,782     0.47       0.75    1.40     (2.35)     0.11

6.  CHANGES IN UNITS OUTSTANDING
    The changes in units outstanding for the periods ended December 31 were as follows:

                                                     2006                     2005
                                             ---------------------     --------------------
    Fidelity:
    Equity-Income IC
    Units issued                                        588,217                   533,747
    Units redeemed                                     (818,456)                 (835,883)
                                             ---------------------     --------------------
    Net increase(decrease)                             (230,239)                 (302,136)
                                             =====================     ====================

    Equity-Income SC
    Units issued                                        510,107                   389,110
    Units redeemed                                     (535,792)                 (394,248)
                                             ---------------------     --------------------
    Net increase(decrease)                              (25,685)                   (5,138)
                                             =====================     ====================

    Equity-Income SC2
    Units issued                                      2,141,144                 1,582,913
    Units redeemed                                   (1,834,843)               (1,201,986)
                                             ---------------------     --------------------
    Net increase(decrease)                              306,301                   380,927
                                             =====================     ====================

    Growth IC
    Units issued                                        265,607                   313,814
    Units redeemed                                     (409,395)                 (570,076)
                                             ---------------------     --------------------
    Net increase(decrease)                             (143,788)                 (256,262)
                                             =====================     ====================


                                     FS-45

6.  CHANGES IN UNITS OUTSTANDING, continued

                                                     2006                     2005
                                             ---------------------     --------------------
    Fidelity, continued:
    Growth SC
    Units issued                                        213,765                   180,913
    Units redeemed                                     (254,086)                 (230,185)
                                             ---------------------     --------------------
    Net increase(decrease)                              (40,321)                  (49,272)
                                             =====================     ====================

    Growth SC2
    Units issued                                        904,085                   720,578
    Units redeemed                                     (796,644)                 (622,652)
                                             ---------------------     --------------------
    Net increase(decrease)                              107,441                    97,926
                                             =====================     ====================

    High Income IC
    Units issued                                        761,324                 1,153,633
    Units redeemed                                     (986,179)               (1,494,915)
                                             ---------------------     --------------------
    Net increase(decrease)                             (224,855)                 (341,282)
                                             =====================     ====================

    High Income SC
    Units issued                                        712,004                   573,781
    Units redeemed                                     (689,053)                 (637,397)
                                             ---------------------     --------------------
    Net increase(decrease)                               22,951                   (63,616)
                                             =====================     ====================

    High Income SC2
    Units issued                                      2,854,968                 2,479,010
    Units redeemed                                   (2,621,044)               (2,295,651)
                                             ---------------------     --------------------
    Net increase(decrease)                              233,924                   183,359
                                             =====================     ====================

    Overseas IC
    Units issued                                        536,800                   410,217
    Units redeemed                                     (573,591)                 (496,329)
                                             ---------------------     --------------------
    Net increase(decrease)                              (36,791)                  (86,112)
                                             =====================     ====================

    Overseas SC
    Units issued                                        496,691                   372,634
    Units redeemed                                     (493,573)                 (321,969)
                                             ---------------------     --------------------
    Net increase(decrease)                                3,118                    50,665
                                             =====================     ====================

    Overseas SC2
    Units issued                                      2,185,585                 1,506,549
    Units redeemed                                   (1,767,872)               (1,082,106)
                                             ---------------------     --------------------
    Net increase(decrease)                              417,713                   424,443
                                             =====================     ====================

    Asset Mgr. IC
    Units issued                                        120,382                   156,657
    Units redeemed                                     (383,360)                 (505,161)
                                             ---------------------     --------------------
    Net increase(decrease)                             (262,978)                 (348,504)
                                             =====================     ====================


                                     FS-46



6.  CHANGES IN UNITS OUTSTANDING, continued

                                                     2006                     2005
                                             ---------------------     --------------------
    Fidelity, continued:
    Asset Mgr. SC
    Units issued                                         66,969                   106,935
    Units redeemed                                     (126,864)                 (231,000)
                                             ---------------------     --------------------
    Net increase(decrease)                              (59,895)                 (124,065)
                                             =====================     ====================

    Asset Mgr. SC2
    Units issued                                        103,480                   124,089
    Units redeemed                                     (131,197)                 (162,869)
                                             ---------------------     --------------------
    Net increase(decrease)                              (27,717)                  (38,780)
                                             =====================     ====================

    Inv. Bond IC
    Units issued                                      1,632,929                 1,486,725
    Units redeemed                                   (2,100,983)               (1,985,218)
                                             ---------------------     --------------------
    Net increase(decrease)                             (468,054)                 (498,493)
                                             =====================     ====================

    Inv. Bond SC2
    Units issued                                      2,866,468                 2,226,839
    Units redeemed                                   (2,660,754)               (1,896,953)
                                             ---------------------     --------------------
    Net increase(decrease)                              205,714                   329,886
                                             =====================     ====================

    Contrafund IC
    Units issued                                        664,331                   768,932
    Units redeemed                                     (909,554)                 (939,637)
                                             ---------------------     --------------------
    Net increase(decrease)                             (245,223)                 (170,705)
                                             =====================     ====================

    Contrafund SC
    Units issued                                        435,732                   485,189
    Units redeemed                                     (489,074)                 (461,516)
                                             ---------------------     --------------------
    Net increase(decrease)                              (53,342)                   23,673
                                             =====================     ====================

    Contrafund SC2
    Units issued                                      2,039,433                 1,708,644
    Units redeemed                                   (1,748,613)               (1,240,707)
                                             ---------------------     --------------------
    Net increase(decrease)                              290,820                   467,937
                                             =====================     ====================

    Asset Mgr. Gr. IC
    Units issued                                         99,953                   153,037
    Units redeemed                                     (157,020)                 (247,035)
                                             ---------------------     --------------------
    Net increase(decrease)                              (57,067)                  (93,998)
                                             =====================     ====================

    Asset Mgr. Gr. SC
    Units issued                                          9,395                    16,187
    Units redeemed                                      (21,535)                  (34,710)
                                             ---------------------     --------------------
    Net increase(decrease)                              (12,140)                  (18,523)
                                             =====================     ====================

                                     FS-47



6.  CHANGES IN UNITS OUTSTANDING, continued

                                                     2006                     2005
                                             ---------------------     --------------------
    Fidelity, continued:
    Asset Mgr. Gr. SC2
    Units issued                                         41,595                    46,071
    Units redeemed                                      (45,424)                  (50,157)
                                             ---------------------     --------------------
    Net increase(decrease)                               (3,829)                   (4,086)
                                             =====================     ====================

    Alger:
    Balanced
    Units issued                                        690,020                   855,653
    Units redeemed                                   (1,026,862)               (1,179,660)
                                             ---------------------     --------------------
    Net increase(decrease)                             (336,842)                 (324,007)
                                             =====================     ====================

    MFS:
    Strategic Inc.
    Units issued                                      1,528,743                 1,154,877
    Units redeemed                                   (1,404,814)               (1,047,090)
                                             ---------------------     --------------------
    Net increase(decrease)                              123,929                   107,787
                                             =====================     ====================

    Utilities
    Units issued                                        917,018                 1,175,956
    Units redeemed                                   (1,008,943)               (1,144,250)
                                             ---------------------     --------------------
    Net increase(decrease)                              (91,925)                   31,706
                                             =====================     ====================

    New Discovery
    Units issued                                        565,243                   684,762
    Units redeemed                                     (676,961)                 (884,340)
                                             ---------------------     --------------------
    Net increase(decrease)                             (111,718)                 (199,578)
                                             =====================     ====================

    Van Kampen:
    Emerging Markets
    Units issued                                      2,373,904                 1,964,175
    Units redeemed                                   (2,156,126)               (1,424,486)
                                             ---------------------     --------------------
    Net increase(decrease)                              217,778                   539,689
                                             =====================     ====================

    Global Value
    Units issued                                        871,738                 1,153,569
    Units redeemed                                   (1,101,269)               (1,278,997)
                                             ---------------------     --------------------
    Net increase(decrease)                             (229,531)                 (125,428)
                                             =====================     ====================

    Intl. Magnum
    Units issued                                        740,253                   494,971
    Units redeemed                                     (585,853)                 (486,120)
                                             ---------------------     --------------------
    Net increase(decrease)                              154,400                     8,851
                                             =====================     ====================


                                     FS-48



6.  CHANGES IN UNITS OUTSTANDING, continued

                                                     2006                     2005
                                             ---------------------     --------------------
    Van Kampen, continued:
    U.S. Real Estate
    Units issued                                      1,136,538                 1,309,277
    Units redeemed                                   (1,080,511)               (1,366,505)
                                             ---------------------     --------------------
    Net increase(decrease)                               56,027                   (57,228)
                                             =====================     ====================

    Ameritas:
    Core Strat.
    Units issued                                      2,689,995                 2,049,947
    Units redeemed                                   (2,766,232)               (2,402,315)
                                             ---------------------     --------------------
    Net increase(decrease)                              (76,237)                 (352,368)
                                             =====================     ====================

    Income and Growth
    Units issued                                      2,570,793                 4,952,404
    Units redeemed                                   (3,602,404)               (1,375,722)
                                             ---------------------     --------------------
    Net increase(decrease)                           (1,031,611)                3,576,682
                                             =====================     ====================

    Index 500
    Units issued                                        183,709                   243,073
    Units redeemed                                     (270,504)                 (352,306)
                                             ---------------------     --------------------
    Net increase(decrease)                              (86,795)                 (109,233)
                                             =====================     ====================

    MidCap
    Units issued                                        821,735                   855,779
    Units redeemed                                     (948,547)                 (965,823)
                                             ---------------------     --------------------
    Net increase(decrease)                             (126,812)                 (110,044)
                                             =====================     ====================

    Money Market
    Units issued                                    149,953,291               150,420,956
    Units redeemed                                 (148,383,427)             (157,880,357)
                                             ---------------------     --------------------
    Net increase(decrease)                            1,569,864                (7,459,401)
                                             =====================     ====================

    Small Cap
    Units issued                                        574,836                   496,722
    Units redeemed                                     (613,368)                 (608,317)
                                             ---------------------     --------------------
    Net increase(decrease)                              (38,532)                 (111,595)
                                             =====================     ====================

    Small Co. Equity
    Units issued                                        621,518                   894,047
    Units redeemed                                     (786,836)                 (924,739)
                                             ---------------------     --------------------
    Net increase(decrease)                             (165,318)                  (30,692)
                                             =====================     ====================


                                     FS-49

6.  CHANGES IN UNITS OUTSTANDING, continued

                                                     2006                     2005
                                             ---------------------     --------------------
    Ameritas, continued:
    Focused MidCap
    Units issued                                      2,882,397                 2,128,164
    Units redeemed                                   (2,678,827)               (1,792,207)
                                             ---------------------     --------------------
    Net increase(decrease)                              203,570                   335,957
                                             =====================     ====================

    Calvert:
    Balanced
    Units issued                                      2,242,891                 2,959,088
    Units redeemed                                   (2,234,456)               (3,543,210)
                                             ---------------------     --------------------
    Net increase(decrease)                                8,435                  (584,122)
                                             =====================     ====================

    Intl. Equity
    Units issued                                        531,740                   599,012
    Units redeemed                                     (489,271)                 (616,114)
                                             ---------------------     --------------------
    Net increase(decrease)                               42,469                   (17,102)
                                             =====================     ====================

    Mid Cap
    Units issued                                        131,217                   160,379
    Units redeemed                                     (130,042)                 (199,118)
                                             ---------------------     --------------------
    Net increase(decrease)                                1,175                   (38,739)
                                             =====================     ====================

    Small Cap
    Units issued                                        354,159                   385,042
    Units redeemed                                     (413,142)                 (507,872)
                                             ---------------------     --------------------
    Net increase(decrease)                              (58,983)                 (122,830)
                                             =====================     ====================

    Equity
    Units issued                                        317,321                   373,418
    Units redeemed                                     (317,494)                 (359,699)
                                             ---------------------     --------------------
    Net increase(decrease)                                 (173)                   13,719
                                             =====================     ====================

    Income
    Units issued                                      3,977,018                 2,865,129
    Units redeemed                                   (3,441,509)               (2,150,837)
                                             ---------------------     --------------------
    Net increase(decrease)                              535,509                   714,292
                                             =====================     ====================

    American Century:
    Income & Growth
    Units issued                                      6,710,429                 5,441,538
    Units redeemed                                   (6,312,456)               (5,014,064)
                                             ---------------------     --------------------
    Net increase(decrease)                              397,973                   427,474
                                             =====================     ====================


                                     FS-50

6.  CHANGES IN UNITS OUTSTANDING, continued

                                                     2006                     2005
                                             ---------------------     --------------------
    AIM:
    Dynamics
    Units issued                                        507,472                   488,394
    Units redeemed                                     (516,064)                 (562,215)
                                             ---------------------     --------------------
    Net increase(decrease)                               (8,592)                  (73,821)
                                             =====================     ====================

    Summit:
    S&P MidCap
    Units issued                                        783,756                   962,129
    Units redeemed                                     (800,854)                 (934,468)
                                             ---------------------     --------------------
    Net increase(decrease)                              (17,098)                   27,661
                                             =====================     ====================

    Russell Small Cap
    Units issued                                        522,186                   595,750
    Units redeemed                                     (576,254)                 (839,737)
                                             ---------------------     --------------------
    Net increase(decrease)                              (54,068)                 (243,987)
                                             =====================     ====================

    Nasdaq-100 Index
    Units issued                                      1,096,043                 1,353,780
    Units redeemed                                   (1,369,242)               (1,783,841)
                                             ---------------------     --------------------
    Net increase(decrease)                             (273,199)                 (430,061)
                                             =====================     ====================

    Third Avenue:
    Value
    Units issued                                      2,392,890                 2,721,509
    Units redeemed                                   (2,362,319)               (2,686,932)
                                             ---------------------     --------------------
    Net increase(decrease)                               30,571                    34,577
                                             =====================     ====================

    Dreyfus:
    MidCap
    Units issued                                        314,564                   337,733
    Units redeemed                                     (305,123)                 (336,303)
                                             ---------------------     --------------------
    Net increase(decrease)                                9,441                     1,430
                                             =====================     ====================


7.  SUBSEQUENT EVENTS

    In November 2006, AVLIC's board of directors approved a plan of merger with its parent, ALIC, pending various regulatory approvals, with an effective date of May 1, 2007. AVLIC has received approval of the merger from the Insurance Department of the State of Nebraska. The surviving company will be Ameritas Life Insurance Corp. As a result of this merger, the Account will be transferred, intact, to ALIC, effective May 1, 2007. The Account will subsequently be renamed Ameritas Variable Separate Account VA-2.

                          AMERITAS LIFE INSURANCE CORP.

                    STATUTORY FINANCIAL STATEMENTS AS OF AND
                 FOR THE YEARS ENDED DECEMBER 31, 2006 AND 2005,
                 SUPPLEMENTAL SCHEDULES AS OF DECEMBER 31, 2006
                        AND INDEPENDENT AUDITORS' REPORT

INDEPENDENT AUDITORS' REPORT

To the Board of Directors
Ameritas Life Insurance Corp.
Lincoln, Nebraska

We have audited the accompanying statutory statements of admitted assets, liabilities and surplus of Ameritas Life Insurance Corp. (the Company), a wholly owned subsidiary of Ameritas Holding Company, as of December 31, 2006 and 2005, and the related statutory statements of operations, changes in surplus, and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

As described more fully in Note 1 to the financial statements, the Company prepared these financial statements using accounting practices prescribed or permitted by the Insurance Department of the State of Nebraska, which practices differ from accounting principles generally accepted in the United States of America. The effects on the financial statements of the variances between the statutory basis of accounting and accounting principles generally accepted in the United States of America are described in Note 19.

In our opinion, because of the effects of the matter discussed in the preceding paragraph, the financial statements referred to above do not present fairly, in conformity with accounting principles generally accepted in the United States of America, the financial position of Ameritas Life Insurance Corp. as of December 31, 2006 and 2005, or the results of its operations or its cash flows for the years then ended.

In our opinion, the financial statements referred to above present fairly, in all material respects, the admitted assets, liabilities and surplus of Ameritas Life Insurance Corp. as of December 31, 2006 and 2005, and the results of its operations and its cash flows for the years then ended, on the basis of accounting described in Note 1.

/s/ Deloitte & Touche LLP

Lincoln, Nebraska
March 6, 2007

                                           AMERITAS LIFE INSURANCE CORP.
                                     STATUTORY STATEMENTS OF ADMITTED ASSETS,
                                              LIABILITIES AND SURPLUS
                                                  (in thousands)

                                                                                           December 31
                                                                              --------------------------------------
                               ADMITTED ASSETS                                      2006                2005
                                                                              ------------------ -------------------
    Bonds                                                                      $     1,222,225    $     1,167,300
    Preferred stocks   - unaffiliated                                                    7,948              5,690
                       - affiliated                                                     20,000             22,500
    Common stocks      - unaffiliated                                                  203,847            178,043
                       - affiliated                                                    190,932            168,528
    Mortgage loans                                                                     329,434            317,531
    Real estate  - properties occupied by the company                                   28,500             29,444
                 - properties held for the production of income                         37,910             38,479
                 - properties held for sale                                             10,229                  -
    Cash and cash equivalents                                                           10,603             20,579
    Short-term investments    - unaffiliated                                            17,601             11,170
                              - affiliated                                                   -              8,600
    Loans on insurance contracts                                                        57,737             60,082
    Partnerships and limited liability companies - real estate                          18,231             28,988
    Partnerships  - joint ventures                                                      63,367             55,542
    Other investments                                                                      962                752
    Receivable for securities                                                            4,593                  -
                                                                              ------------------ -------------------

                  Total Cash and Invested Assets                                     2,224,119          2,113,228
                                                                              ------------------ -------------------

    Accrued investment income                                                           19,361             18,246
    Deferred and uncollected premiums                                                   22,883             27,507
    Current federal income taxes receivable - affiliates                                     -              5,858
    Deferred tax asset                                                                  11,431             11,171
    Accounts receivable - affiliates                                                     9,062              7,292
    Data processing and other admitted assets                                            6,659              5,872
    Separate accounts                                                                1,273,171            886,986
                                                                              ------------------ -------------------

                      Total Admitted Assets                                    $     3,566,686    $     3,076,160
                                                                              ================== ===================



The accompanying notes are an integral part of these statutory financial statements.

                                       2

                                           AMERITAS LIFE INSURANCE CORP.
                                     STATUTORY STATEMENTS OF ADMITTED ASSETS,
                                             LIABILITIES AND SURPLUS
                                         (in thousands, except share data)

                                                                                           December 31
                                                                              --------------------------------------
                           LIABILITIES AND SURPLUS                                  2006                2005
                                                                              ------------------ -------------------

Policy reserves                                                                $       746,988    $       763,506
Deposit-type funds                                                                     516,048            497,207
Reserves for unpaid claims                                                              34,374             32,264
Dividends payable to policyowners                                                       10,260             10,479
Interest maintenance reserve                                                             2,482              2,736
Current federal income taxes payable - affiliates                                        2,417                  -
Asset valuation reserve                                                                 60,281             68,064
Accounts payable - affiliates                                                              236                 49
Borrowed money - affiliates (Note 5)                                                    27,466                  -
Payable for securities                                                                     385                  -
Other liabilities                                                                       78,342             57,238
Separate accounts                                                                    1,273,171            886,986
                                                                              ------------------ -------------------

                  Total Liabilities                                                  2,752,450          2,318,529
                                                                              ------------------ -------------------

Common stock, par value $0.10 per share; 25,000,000 shares authorized, issued
  and outstanding                                                                        2,500              2,500
Additional paid-in capital                                                               5,000              5,000
Unassigned surplus                                                                     806,736            750,131
                                                                              ------------------ -------------------

                  Total Surplus                                                        814,236            757,631
                                                                              ------------------ -------------------
                      Total Liabilities and Surplus                            $     3,566,686    $     3,076,160
                                                                              ================== ===================





The accompanying notes are an integral part of these statutory financial statements.


                                       3

                                           AMERITAS LIFE INSURANCE CORP.
                                        STATUTORY STATEMENTS OF OPERATIONS
                                                  (in thousands)

                                                                                     Years Ended December 31
                                                                              --------------------------------------
                                                                                    2006                2005
                                                                              ------------------ -------------------
INCOME
Premium income                                                                 $       733,871    $       521,276
Net investment income                                                                  113,004            116,812
Miscellaneous income                                                                    20,382             30,605
                                                                              ------------------ -------------------
                  Total income                                                         867,257            668,693
                                                                              ------------------ -------------------


EXPENSES
Benefits to policyowners                                                               445,255            397,303
Change in policy reserves                                                              202,572             31,535
Commissions                                                                             47,959             49,318
General insurance expenses                                                              94,252            112,494
Taxes, licenses and fees                                                                12,873             12,187
                                                                              ------------------ -------------------
                  Total expenses                                                       802,911            602,837
                                                                              ------------------ -------------------

Income before dividends, federal income taxes, and
   realized capital gains                                                               64,346             65,856

Dividends appropriated for policyowners                                                 10,202             10,479
                                                                              ------------------ -------------------
Income before federal income taxes and
   realized capital gains                                                               54,144             55,377

Federal income tax expense                                                              18,107             15,505
                                                                              ------------------ -------------------
Income from operations before realized capital gains                                    36,037             39,872

Realized capital gains on investments, net of tax expense of
   $12,626 and $6,077 and transfers to(from) the interest maintenance
   reserve of ($71) and $1,300 in 2006 and 2005, respectively                           18,177             12,818
                                                                              ------------------ -------------------

Net income                                                                     $        54,214    $        52,690
                                                                              ================== ===================



The accompanying notes are an integral part of these statutory financial statements.

                          AMERITAS LIFE INSURANCE CORP.
                   STATUTORY STATEMENTS OF CHANGES IN SURPLUS
                 FOR THE YEARS ENDED DECEMBER 31, 2006 AND 2005
                                 (in thousands)

                                                                                               Additional
                                                                            Common Stock        Paid-in   Unassigned      Total
                                                                        Shares       Amount     Capital     Surplus      Surplus
                                                                     ------------- ----------- ---------- ----------- -------------
BALANCE, January 1, 2005                                                   25,000  $    2,500  $   5,000  $  696,276  $   703,776

     Net income                                                                 -           -          -      52,690       52,690
     Change in net unrealized gains on investments,                             -           -          -      24,696       24,696
       net of taxes
     Change in net deferred income taxes                                        -           -          -      (1,437)      (1,437)
     Change in non-admitted assets                                              -           -          -      (4,491)      (4,491)
     Cumulative effect of change in accounting principle (Note 1)               -           -          -        (831)        (831)
     Change in asset valuation reserve                                          -           -          -     (16,772)     (16,772)
                                                                     ------------- ----------- ---------- ----------- -------------

BALANCE, December 31, 2005                                                 25,000  $    2,500  $   5,000  $  750,131  $   757,631

     Net income                                                                 -           -          -      54,214       54,214
     Change in net unrealized gains on investments, net of taxes                -           -          -      (7,529)      (7,529)
     Change in net deferred income taxes                                        -           -          -       2,868        2,868
     Change in non-admitted assets                                              -           -          -          58           58
     Cumulative effect of change in accounting principle (Note 1)               -           -          -        (676)        (676)
     Change in asset valuation reserve                                          -           -          -       7,670        7,670
                                                                     ------------- ----------- ---------- ----------- -------------

BALANCE, December 31, 2006                                                 25,000  $    2,500  $   5,000  $  806,736  $   814,236
                                                                     ============= =========== ========== =========== =============


The accompanying notes are an integral part of these statutory financial statements.

                                           AMERITAS LIFE INSURANCE CORP.
                                        STATUTORY STATEMENTS OF CASH FLOWS
                                                   (in thousands)

                                                                                     Years Ended December 31
                                                                              --------------------------------------
 OPERATING ACTIVITIES                                                               2006                2005
                                                                              ------------------ -------------------
 Premium collected net of reinsurance                                          $       734,992    $       518,067
 Net investment income received                                                        114,230            120,507
 Miscellaneous income                                                                   32,321             40,662
 Benefits paid to policyowners                                                        (418,690)          (370,721)
 Net transfers to separate accounts                                                   (258,199)           (81,723)
 Commissions, expenses and taxes paid                                                 (164,039)          (186,839)
 Dividends paid to policyowners                                                        (10,393)           (10,532)
 Federal income taxes paid                                                             (22,523)           (25,892)
                                                                              ------------------ -------------------
      Net cash from operating activities                                                 7,699              3,529
                                                                              ------------------ -------------------

 INVESTING ACTIVITIES
 Proceeds from investments sold, matured or repaid                                     383,096            363,461
 Cost of investments acquired                                                         (441,589)          (428,794)
 Net change in loans on insurance contracts                                              2,695             (2,445)
                                                                              ------------------ -------------------
      Net cash from investing activities                                               (55,798)           (67,778)
                                                                              ------------------ -------------------

 FINANCING AND MISCELLANEOUS ACTIVITIES
 Payments on borrowed funds                                                             (2,485)                 -
 Change in deposit-type funds without life contingencies                                39,199             55,450
 Other miscellaneous, net                                                                 (760)             2,067
                                                                              ------------------ -------------------
      Net cash from financing and miscellaneous activities                              35,954             57,517
                                                                              ------------------ -------------------

 NET DECREASE IN CASH AND CASH
   EQUIVALENTS AND SHORT-TERM INVESTMENTS                                              (12,145)            (6,732)

 CASH AND CASH EQUIVALENTS AND SHORT-TERM INVESTMENTS - BEGINNING OF YEAR               40,349             47,081
                                                                              ------------------ -------------------

 CASH AND CASH EQUIVALENTS AND SHORT- TERM INVESTMENTS - END OF YEAR           $        28,204    $        40,349
                                                                              ================== ===================

Non-cash transactions:
  Deferred gain on sale of other invested assets                               $             -    $         2,067
  Proceeds on real estate partnerships dissolved and converted                 $             -    $         5,793
  Acquisition cost on partnerships converted to direct real estate             $             -    $         5,796
  Note payable to affiliate on subsidiary stock redemption (Note 1)            $        29,825    $             -
  Mortgage loan foreclosed and transferred to real estate                      $           595    $             -
  Mortgage loan from a real estate partnership basis adjustment
    due to refinance                                                           $         4,400    $             -
  Common stock adjustments on dissolution of affiliate                         $        45,987    $             -



 The accompanying notes are an integral part of these statutory financial statements.

AMERITAS LIFE INSURANCE CORP.

NOTES TO THE STATUTORY FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 2006 AND 2005
(in thousands)

1.  Nature of Operations and Summary of Significant Accounting Policies

Nature of Operations
Ameritas Life Insurance Corp. (the Company), a stock life insurance company domiciled in the state of Nebraska, is a wholly owned subsidiary of Ameritas Holding Company (AHC), which is a wholly owned subsidiary of UNIFI Mutual Holding Company (UNIFI).

Effective January 1, 2006, Ameritas Acacia Mutual Holding Company (AAMHC) and Union Central Mutual Holding Company (UCMHC) merged to form UNIFI in a business combination accounted for as a pooling of interests. In a concurrent event, The Union Central Life Insurance Company (UCL) was converted from an Ohio mutual life insurance company to an Ohio stock life insurance company, wholly owned by the newly formed UCMHC. Also in a concurrent event, the capital stock of Union Central was contributed to UNIFI's wholly-owned holding company, AHC. AHC owns three stock life insurance companies, the Company, Acacia Life Insurance Company (Acacia Life) and UCL.

UNIFI is a mutual insurance holding company. Owners of designated policies issued by the Company have a membership interest in UNIFI, while contractual rights remain with the Company.

The Company owns 100% of First Ameritas Life Insurance Corp. of New York (FALIC), a New York domiciled life insurance subsidiary, Ameritas Variable Life Insurance Company (AVLIC), a Nebraska domiciled life insurance subsidiary, Ameritas Investment Advisors, Inc., an advisor providing investment management services; and Pathmark Administrators Inc., a third-party administrator. Ameritas owns 80% of Ameritas Investment Corp. (AIC), a broker dealer, and the remaining 20% ownership is with Centralife Annuities Services, Inc., a wholly owned subsidiary of AmerUs Life Insurance Company (AmerUs).

Effective September 1, 2006, AMAL Corporation (AMAL) repurchased its outstanding shares of stock from Acacia Life and Acacia Financial Corporation (AFCO) and issued two notes payable. On this date, AMAL became a wholly owned subsidiary of the Company. Effective September 30, 2006 AMAL was dissolved into its parent, the Company. Prior to September 1, 2006, the Company owned 85.77% of AMAL, which wholly owned AVLIC, The Advisors Group, Inc. (TAG), a former broker dealer (dissolved as of December 29, 2006), and a 66.41% interest in Ameritas Investment Corp. (AIC), a broker dealer. Prior to September 26, 2005, the Company owned 52.41% of AMAL.

Acacia Life is an insurance company domiciled in the District of Columbia. Acacia Life is a 100% owner of AFCO, which is a holding company comprised of several financial service companies. Principal subsidiaries of AFCO include:
Calvert Group Ltd. (Calvert), a provider of investment advisory, management and administrative services to The Calvert Group of mutual funds; Acacia Federal Savings Bank (AFSB), a federally chartered savings bank; and Acacia Realty Corporation, owner of real estate properties.

UCL is an insurance company domiciled in the state of Ohio. UCL's wholly owned subsidiaries include Summit Investment Partners, Inc., an investment advisor; Carillon Investments, Inc., (prior to June 30, 2006) a broker-dealer (now merged with AIC); PRBA, Inc., the holding company of a pension administration company; Summit Investment Partners, LLC, an investment advisor and Union Central Mortgage Funding, Inc, a mortgage banking business.

The Company's insurance operations consist of life and health insurance, annuity, group pension, and retirement contracts. The Company and its subsidiaries operate in all 50 states and the District of Columbia.

AMERITAS LIFE INSURANCE CORP.

NOTES TO THE STATUTORY FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 2006 AND 2005
(in thousands)


1.   Nature of Operations and Summary of Significant Accounting Policies
(continued)

Basis of Presentation
The Company's statutory financial statements are presented on the basis of accounting practices prescribed or permitted by the Insurance Department of the State of Nebraska.

Accounting practices and procedures of the National Association of Insurance Commissioners ("NAIC") as prescribed or permitted by the Insurance Department of the State of Nebraska comprise a comprehensive basis of accounting ("NAIC SAP") other than accounting principles generally accepted in the United States of America ("GAAP"). The more significant differences are as follows:

     (a) Investments in bonds are generally carried at amortized cost, while under GAAP, they are carried at either amortized cost or fair value based on their classification according to the Company's ability and intent to hold or trade the securities;

     (b) Investments in common stocks are valued as prescribed by the Securities Valuation Office ("SVO") of the NAIC, while under GAAP, common stocks are reported at fair value;

     (c) Investments in preferred stocks are carried at cost if the NAIC designation is RP3 and P3 or above. Preferred stocks with NAIC designations of RP4 and P4 or below are carried at the lower of cost or fair value. Under GAAP, preferred stocks are carried at amortized cost or fair value depending upon the characteristics of the security.

     (d) Subsidiaries are included as common stock carried under the equity method, with the equity in net income of subsidiaries credited directly to the Company's unassigned surplus for NAIC SAP, while GAAP requires either consolidation or the equity interest in net income of subsidiaries to be credited to the income statement;

     (e) Investments in limited partnerships, limited liability companies and joint venture investments are accounted for on the GAAP equity method, while under GAAP, such investments are accounted for at cost or the equity method depending upon ownership percentage and control;

     (f) Acquisition costs, such as commissions and other costs related to acquiring new business, are expensed as incurred, while under GAAP, they are deferred and amortized to income as premiums are earned or in relation to estimated gross profits;

     (g) NAIC SAP requires an amount be recorded for deferred taxes, however, there are limitations as to the amount of deferred tax assets that may be reported as "admitted assets"; and a federal income tax provision is required on a current basis for the statutory statements of operations;

     (h) Statutory policy reserves are based on mortality and interest assumptions prescribed or permitted by state statutes, without consideration of withdrawals. Statutory policy reserves generally differ from policy reserves under GAAP, which are based on the Company's estimates of mortality, interest and withdrawals;

     (i) Asset valuation reserves ("AVR") and interest maintenance reserves ("IMR") are established only in the statutory financial statements;

AMERITAS LIFE INSURANCE CORP.

NOTES TO THE STATUTORY FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 2006 AND 2005
(in thousands)


1. Nature of Operations and Summary of Significant Accounting Policies, (continued)

Basis of Presentation, (continued)
     (j) Assets are reported under NAIC SAP at "admitted-asset" value and "non-admitted" assets are excluded through a charge against unassigned surplus, while under GAAP, "non-admitted assets" are reinstated to the balance sheet, net of any valuation allowance;

     (k) Premium receipts and benefits on universal life-type contracts are recorded as income and expense for statutory purposes. Under GAAP, revenues on universal life-type contracts are comprised of contract charges and fees which are recognized when assessed against the policyowner account balance. Additionally, premium receipts on universal life-type contracts are considered deposits and are recorded as interest-bearing liabilities while benefits are recognized as expenses in excess of the policyowner account balance;

     (l) Reinsurance recoverables on unpaid losses are reported as a reduction of policy reserves, while under GAAP, they are reported as an asset; and

     (m) Comprehensive income and its components are not presented in the statutory financial statements.

Use of Estimates
The preparation of financial statements in accordance with statutory accounting practices requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of income and expenses during the reporting period. Actual results could differ significantly from those estimates. Material estimates susceptible to significant change include reserves and income taxes.

Cash Equivalents
The Company considers all highly liquid securities purchased with an original maturity of three months or less to be cash equivalents.

Investments
Investments are reported according to valuation procedures prescribed by the NAIC. Bonds not backed by other loans are generally stated at amortized cost using the interest method, except for those with an NAIC designation of 6, which are stated at the lower of amortized cost or fair value.

Mortgage and asset backed securities are stated at either amortized cost or the lower of amortized cost or fair value. Premiums and discounts on mortgage and asset backed bonds and structured securities are amortized using the retrospective method based on anticipated prepayments at the date of purchase. Prepayment assumptions are obtained from broker dealer survey values or internal estimates. Changes in estimated cash flows from the original purchase assumptions are accounted for using the retrospective method.

Preferred stocks are stated at cost as the NAIC designation is RP3 and P3 or above.

Common stocks are generally carried at NAIC fair value. The change in the stated value is generally recorded as a change in net unrealized losses on investments, a component of unassigned surplus.

AMERITAS LIFE INSURANCE CORP.

NOTES TO THE STATUTORY FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 2006 AND 2005
(in thousands)



1. Nature of Operations and Summary of Significant Accounting Policies, (continued)

Investments, (continued)
The Company carries subsidiaries as follows: FALIC and AVLIC at audited statutory equity, Pathmark and AIC at audited GAAP equity, AMAL at audited GAAP equity with statutory adjustments (2005 only), and AIA as non-admitted unaudited GAAP equity.

Mortgage loans are stated at aggregate carrying value less accrued interest. The Company records a reserve for losses on mortgage loans as part of the asset valuation reserve.

Investments in real estate are stated at the lower of depreciated cost or fair value less encumbrances. The intent to sell a property exists when management has committed to a plan to dispose of the property by sale to an outside party.

Short-term investments include all investments whose maturities, at the time of acquisition, are one year or less and are stated at amortized cost, which approximates fair value.

Loans on insurance contracts are carried at the unpaid principal balances. If the unpaid balance of the loan exceeds the policy reserves, the excess is considered a non-admitted asset.

Investments in real estate partnerships, limited liability companies and joint ventures are carried based on the underlying GAAP equity of the investee with unrealized gains and losses reflected in unassigned surplus. Other than temporary impairments of $670 and $276 were recorded as realized losses during 2006 and 2005, respectively.

Other investments are primarily low-income housing tax credits carried under the amortized cost method in 2006. In 2005, prior to the change in accounting principle, these other investments were carried under the equity method.

Derivative instruments are stated at fair value. The Company has issued covered call options outstanding with a fair value of $24 at December 31, 2006 and 2005. The purpose of these options is for income generation and not as a hedging activity.

Investment income consists primarily of interest and dividends. Interest is recognized on an accrual basis and dividends are recorded as earned at the ex-dividend date. Interest income on mortgage-backed and asset-backed securities is determined on the effective yield method based on estimated principal repayments. Accrual of income is suspended for bonds and mortgage loans that are in default or when the receipt of interest payments is in doubt. Realized capital gains and losses are determined on a specific identification basis and recorded in operations.

Accrued interest more than 180 days past due deemed collectible on mortgage loans in default is non-admitted. All other investment income due and accrued with amounts over 90 days past due is non-admitted. No amount was excluded from unassigned surplus at December 31, 2006 and 2005.

Property
Property and equipment are carried at cost less accumulated depreciation. The Company provides for depreciation of property and equipment using straight-line and accelerated methods over the estimated useful lives of the assets. Buildings are generally depreciated over forty years. Furniture and fixtures are generally depreciated over three to ten years. Depreciation expense was $3,758 and $3,648 for the years ended December 31, 2006 and 2005 respectively.

Maintenance and repairs are charged to expense as incurred.

AMERITAS LIFE INSURANCE CORP.

NOTES TO THE STATUTORY FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 2006 AND 2005
(in thousands)



1. Nature of Operations and Summary of Significant Accounting Policies, (continued)

EDP Equipment and Software
Electronic data processing ("EDP") equipment and operating and nonoperating software are carried at cost less accumulated depreciation. Depreciation expense is computed using the straight-line method over the lesser of the estimated useful life of the related asset or three years for EDP equipment and operating system software. Depreciation expense for nonoperating system software is computed using the straight-line method over the lesser of its estimated useful life or five years.

Costs incurred for the development of internal use software are capitalized and amortized using the straight-line method over the lesser of the useful lives of the assets or three years.

Non-Admitted Assets
Certain assets, primarily a portion of deferred tax assets, receivable related to prepaid pension assets, furniture and equipment, and nonoperating system software are designated as non-admitted under statutory reporting requirements. These assets are excluded from the statutory statements of admitted assets, liabilities and surplus by adjustments to unassigned surplus. Total non-admitted assets were $35,483 and $35,541 as of December 31, 2006 and 2005, respectively.

Premiums and Related Commissions
Life premiums are recognized as income over the premium paying period of the related policies. Annuity considerations are recognized as income when received. Health premiums are earned ratably over the terms of the related insurance and reinsurance contracts or policies. Consideration received on deposit-type funds, which do not contain any life contingencies, is recorded directly to the related liability.

Expenses incurred in connection with acquiring new insurance business, including acquisition costs such as sales commissions, are charged to operations as incurred.

Policy Reserves and Deposit-type Funds
Life policy reserves provide amounts adequate to discharge estimated future obligations in excess of estimated future premiums on policies in force. Reserves for traditional and flexible premium insurance are computed principally by using the Commissioners' Reserve Valuation Method ("CRVM") or the Net Level Premium Method with assumed interest rates and mortality as prescribed by regulatory authorities. Reserves for annuities and deposit administration contracts are calculated using the Commissioners' Annuity Reserve Valuation Method ("CARVM") with appropriate statutory interest and mortality assumptions. Policy reserves include the estimated future obligations for the fixed account options selected by variable life and annuity policyowners; obligations related to variable account options are in the separate accounts. Tabular interest, tabular less actual reserves released and tabular cost for all life contracts are determined based upon statutory regulations. Other policy reserves are established and maintained on the basis of published mortality tables using assumed interest rates and valuation methods as prescribed by the Insurance Department of the State of Nebraska.

Reserves for deposit-type funds are equal to deposits received and interest credited to the benefit of policyowners, less withdrawals that represent a return to the policyowner. For the determination of tabular interest to deposit-type funds, the valuation interest rate, which varies by issue year, is multiplied by the average funds in force during the year subject to such valuation interest rate.

AMERITAS LIFE INSURANCE CORP.

NOTES TO THE STATUTORY FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 2006 AND 2005
(in thousands)



1. Nature of Operations and Summary of Significant Accounting Policies, (continued)

Reserves for Unpaid Claims
The reserves for unpaid group dental and vision claims are estimated using historic claim lags, and then adjusted upward or downward based on the current level of pended/unprocessed claims relative to the historic level of pended/unprocessed claims during the time period used in generating the claim lag factors. The reserves for unpaid claims for group dental and vision insurance includes claims in course of settlement and incurred but not reported claims. Claim adjustment expenses corresponding to the unpaid claims are accounted for by adding an additional load to the reserve for unpaid claims. To the extent the ultimate liability differs from the amounts recorded, such differences are reflected in operations when additional information becomes known.

Reserves for unpaid life claims include claims reported and unpaid and claims not yet reported, which is estimated based upon historical experience. As such amounts are necessarily estimates, the ultimate liability will differ from the amount recorded and will be reflected in operations when additional information becomes known.

Dividends to Policyowners
A portion of the Company's business has been issued on a participating basis. The amount of insurance in force on individual life participating policies was $4,603,861 or 37.0% and $5,240,193 or 41.6% of the total individual life policies in force as of December 31, 2006 and 2005, respectively. The Company distributed dividends in the amount of $10,421 and $10,533 to policyowners and did not allocate any additional income to such policyowners for the years ended December 31, 2006 and 2005, respectively.

Asset Valuation and Interest Maintenance Reserves
The AVR is a required appropriation of unassigned surplus to provide for possible losses that may occur on certain investments of the Company. The reserve is computed based on holdings of all investments and realized and unrealized gains and losses, other than those resulting from interest rate changes. Changes in the reserve are charged or credited to unassigned surplus.

The IMR is calculated based on the prescribed methods developed by the NAIC. Realized gains and losses, net of tax, resulting from interest rate changes on fixed income investments are deferred and credited to this reserve. These gains and losses are then amortized into investment income over what would have been the remaining years to maturity of the underlying investment. Amortization included in net investment income was $182 and $72 for 2006 and 2005, respectively.

Income Taxes
The Company files a life/non-life consolidated tax return with UNIFI and UNIFI includible affiliates and is party to a federal income tax allocation agreement. The Company's income tax allocation is based upon a written agreement which generally specifies separate income tax return calculations with current credit for net operating losses and/or credits which are used to reduce the portion of the consolidated income tax liability.

AMERITAS LIFE INSURANCE CORP.

NOTES TO THE STATUTORY FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 2006 AND 2005
(in thousands)


1. Nature of Operations and Summary of Significant Accounting Policies, (continued)

Income Taxes, (continued)
The Company is subject to tax-related audits in the normal course of operations. The Company records a contingency for these tax-related matters when it is probable that a liability has been incurred and the amount of the loss can be reasonably estimated. The Company reviews its loss contingencies on an ongoing basis to ensure that the Company has appropriate reserves recorded on the statutory statements of admitted assets, liabilities and surplus. These reserves are based on judgment made by management with respect to the likely outcome of these matters. The Company's judgment could change based on new information, Internal Revenue Service examinations and changes in laws or regulations.

The statute of limitations, generally, is closed for the Company through December 31, 2002. In 2006, the Internal Revenue Service started an examination for the federal income tax returns of the Company and Acacia Life and their affiliates for the tax years of 2004 and 2003.

Separate Accounts
The Company issues variable annuities, variable life contracts, and experience-rated group annuities, the assets and liabilities of which are legally segregated and recorded in the accompanying statutory statements of admitted assets, liabilities and surplus as assets and liabilities of the separate accounts. Absent any contract provision wherein the Company guarantees either a minimum return or account value upon death or annuitization, the net investment experience of the separate account is credited directly to the policyowner and can be positive or negative. Mortality, policy administration and surrender charges to all separate accounts are included in miscellaneous income in the statutory statements of operations.

The assets of separate accounts relating to variable annuity and variable life contracts are carried at fair value and consist primarily of mutual funds held for the benefit of policyowners. Deposits received from, and benefits paid, to separate account policyowners which were invested in the fixed account are recorded as an increase in, or a direct charge to, policy reserves. Investment income and realized and unrealized capital gains and losses related to the assets which support the variable annuity and variable life contracts are not reflected in the Company's statutory statements of operations.

Certain other separate accounts relate to experience-rated group annuity contracts that fund defined contribution pension plans. These contracts provide guaranteed interest returns for one-year only, where the guaranteed interest rate is re-established each year based on the investment experience of the separate account. In no event can the interest rate be less than zero. There are guarantees of principal and interest for the purposes of plan participant transactions (e.g., participant-directed withdrawals and fund transfers done at account value). The assets and liabilities of these separate accounts are carried at account value.

AMERITAS LIFE INSURANCE CORP.

NOTES TO THE STATUTORY FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 2006 AND 2005
(in thousands)



1. Nature of Operations and Summary of Significant Accounting Policies, (continued)

Fair Values of Financial Instruments

The following methods and assumptions were used by the Company in estimating its fair value disclosures for financial instruments:

         Bonds and Preferred Stocks - The fair values for bonds and preferred stocks are based on quoted market prices, where available. For bonds and preferred stocks not actively traded, fair values are estimated using values obtained from independent pricing services and based on expected future cash flows using a current market rate applicable to the yield, credit quality and maturity of the investments. The fair values of mortgage and asset backed securities are estimated using values obtained from independent pricing services and based on expected future cash flows using a current market rate applicable to the yield, credit quality and maturity of the investments.

         Common Stocks - For publicly traded securities, fair value is determined using prices published by the NAIC Securities Valuation Office. Stocks in affiliates are carried on the equity method and, therefore, are not included as part of the fair value disclosure.

         Mortgage Loans - The fair values for mortgage loans are estimated using discounted cash flow calculations which are based on interest rates currently being offered for similar loans to borrowers with similar credit ratings, credit quality, and maturity of the investments. Loans that exceed 100% loan-to-value are valued at the estimated fair value of the underlying collateral.

         Cash and Cash Equivalents, Short-term Investments, Other Investments, and Accrued Investment Income - The carrying amounts for these instruments approximate their fair values due to the short maturity of these investments, except when an instrument becomes other than temporarily impaired and a new cost basis has been recognized. The fair value for these instruments becomes their new cost basis.

         Loans on Insurance Contracts - The carrying amounts approximate fair value.

         Deposit-Type Funds - Deposit-type funds with a fixed maturity are valued at discounted present value using market interest rates. Deposit-type funds which do not have fixed maturities are carried at the amount payable on demand at the reporting date.

         Borrowed money - The fair value is estimated using discounted cash flow analyses based on current incremental borrowing rates for similar types of borrowing arrangements.

         Separate Account Assets and Liabilities - The fair values of separate account assets are based upon quoted market prices. Separate account liabilities are carried at the fair value of the underlying assets.

AMERITAS LIFE INSURANCE CORP.

NOTES TO THE STATUTORY FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 2006 AND 2005
(in thousands)



1. Nature of Operations and Summary of Significant Accounting Policies, (continued)

Vulnerability due to Certain Concentrations
The Company operates in a business environment which is subject to various risks and uncertainties. Such risks and uncertainties include, but are not limited to, interest rate risk, market risk, credit risk and legal and regulatory changes. Federal legislation has allowed banks and other financial organizations to have greater participation in securities and insurance businesses. This legislation may present an increased level of competition for sales of the Company's products. Furthermore, the market for deferred annuities and interest-sensitive life insurance is enhanced by the tax incentives available under current law. Any legislative changes that lessen these incentives are likely to negatively impact the demand for these products. The demand for life insurance products that are used to address a customer's estate planning needs may be impacted to the extent any legislative changes occur to the current estate tax laws.

Reclassifications
Certain items on the prior year financial statements have been reclassified to conform to current year presentation. Such reclassifications were not material, either individually or in the aggregate.

Accounting Pronouncements
ACCOUNTING FOR LOW INCOME HOUSING TAX CREDIT PROPERTY INVESTMENTS, STATEMENT OF STATUTORY ACCOUNTING PRINCIPLE NO. 93
Effective January 1, 2006, the Company adopted SSAP No. 93, "Accounting for Low Income Housing Tax Credit Property Investments". This statement establishes the valuation method for recording investments in low income housing tax credit properties. As a result, the cumulative effect of the change in accounting principle from implementing SSAP No. 93 was a reduction in unassigned surplus of $676 which was comprised of a reduction to other investments of $788 and a reduction to the AVR beginning balance of $112. The Company has up to 9 remaining years of unexpired tax credits and is required to hold these investments for up to 13 years. The prior period has not been restated as it was not permitted by SSAP No. 93.

INVESTMENTS IN SUBSIDIARY, CONTROLLED, AND AFFILIATED ENTITIES, STATEMENT OF STATUTORY ACCOUNTING PRINCIPLE NO. 88
Effective January 1, 2005, the Company adopted SSAP No. 88, "Investments in Subsidiary, Controlled, and Affiliated Entities, A Replacement of SSAP No. 46". SSAP No. 88 addresses the valuation of subsidiary, controlled, and affiliated entities. As a result, the cumulative effect of the change in accounting principle from implementing SSAP No. 88 was a reduction in unassigned surplus of $831.

AMERITAS LIFE INSURANCE CORP.

NOTES TO THE STATUTORY FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 2006 AND 2005
(in thousands)



2.  Investments

Bonds

The table below provides additional information relating to bonds held at December 31, 2006:

                                                                        Gross           Gross
                                                 Book/Adjusted       Unrealized       Unrealized
                                                 Carrying Value         Gains           Losses        Fair Value
--------------------------------------------------------------------------------------------------------------------
Bonds:
U.S. Governments                             $          164,825  $        3,634  $        2,326 $          166,133
All Other Governments                                     2,239              40               -              2,279
Special Revenue & Special Assessment
  Obligations and all Non-Guaranteed
  Obligations of Agencies and Authorities
  of Governments and Their Political
  Subdivisions                                          168,988             237           3,668            165,557
Public Utilities (Unaffiliated)                          79,405           1,680           1,269             79,816
Industrial & Miscellaneous (Unaffiliated)               806,768          19,288           8,881            817,175
--------------------------------------------------------------------------------------------------------------------
Total Bonds                                  $        1,222,225  $       24,879  $       16,144 $        1,230,960
====================================================================================================================

The table below provides additional information relating to bonds held at December 31, 2005:

                                                                        Gross           Gross
                                                 Book/Adjusted       Unrealized       Unrealized
                                                 Carrying Value         Gains           Losses        Fair Value
--------------------------------------------------------------------------------------------------------------------
Bonds:
U.S. Governments                             $          177,184  $        5,067  $        1,609 $          180,642
All Other Governments                                     3,027             100               -              3,127
Special Revenue & Special Assessment
  Obligations and all Non-Guaranteed
  Obligations of Agencies and Authorities
  of Governments and Their Political
  Subdivisions                                          180,159             735           2,646            178,248
Public Utilities (Unaffiliated)                          86,212           2,822             545             88,489
Industrial & Miscellaneous (Unaffiliated)               720,718          25,880           6,619            739,979
--------------------------------------------------------------------------------------------------------------------
Total Bonds                                  $        1,167,300  $       34,604  $       11,419 $        1,190,485
====================================================================================================================

AMERITAS LIFE INSURANCE CORP.

NOTES TO THE STATUTORY FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 2006 AND 2005
(in thousands)



2.  Investments

Bonds and Stocks
An aging of unrealized losses on the Company's investments in bonds, preferred stocks - unaffiliated and common stocks - unaffiliated were as follows:

                                                                    December 31, 2006
                                       -----------------------------------------------------------------------------
                                         Less than 12 months        12 months or more               Total
                                       ------------------------- ------------------------- -------------------------
                                          Fair      Unrealized       Fair     Unrealized       Fair     Unrealized
                                          Value       Losses         Value      Losses         Value      Losses
--------------------------------------------------------------------------------------------------------------------
Bonds:
U.S. Governments                        $    33,065 $       265   $    69,070 $     2,061   $   102,135 $     2,326
Special Revenue & Special Assessment
  Obligations and all Non-Guaranteed
  Obligations of Agencies and
  Authorities of Governments and Their
  Political Subdivisions                     31,737         253       119,017       3,415       150,754       3,668
Public Utilities (Unaffiliated)              20,234         284        25,210         985        45,444       1,269
Industrial & Miscellaneous
  (Unaffiliated)                            108,421       1,065       237,182       7,816       345,603       8,881
--------------------------------------------------------------------------------------------------------------------
Total Bonds                                 193,457       1,867       450,479      14,277       643,936      16,144
--------------------------------------------------------------------------------------------------------------------
Preferred Stocks (Unaffiliated)                   -           -         1,566          58         1,566          58
Common Stocks (Unaffiliated)                 16,611         768             -           -        16,611         768
--------------------------------------------------------------------------------------------------------------------
Total                                   $   210,068 $     2,635   $   452,045 $    14,335   $   662,113 $    16,970
--------------------------------------------------------------------------------------------------------------------


                                                                    December 31, 2005
                                       -----------------------------------------------------------------------------
                                         Less than 12 months        12 months or more               Total
                                       ------------------------- ------------------------- -------------------------
                                          Fair      Unrealized       Fair     Unrealized       Fair     Unrealized
                                          Value       Losses         Value      Losses         Value      Losses
--------------------------------------------------------------------------------------------------------------------
Bonds:
U.S. Governments                        $    75,594 $       915   $    18,190 $       694   $    93,784 $     1,609
Special Revenue & Special Assessment
  Obligations and all Non-Guaranteed
  Obligations of Agencies and
  Authorities of Governments and Their
  Political Subdivisions                    109,600       1,751        21,969         895       131,569       2,646
Public Utilities (Unaffiliated)              22,653         545             -           -        22,653         545
Industrial & Miscellaneous
  (Unaffiliated)                            196,893       4,122        54,847       2,497       251,740       6,619
--------------------------------------------------------------------------------------------------------------------
Total Bonds                                 404,740       7,333        95,006       4,086       499,746      11,419
Preferred Stocks (Unaffiliated)               1,470         202         2,163         188         3,633         390
Common Stocks (Unaffiliated)                 35,732       1,485             -           -        35,732       1,485
--------------------------------------------------------------------------------------------------------------------
Total                                   $   441,942 $     9,020   $    97,169 $     4,274   $   539,111 $    13,294
--------------------------------------------------------------------------------------------------------------------

AMERITAS LIFE INSURANCE CORP.

NOTES TO THE STATUTORY FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 2006 AND 2005
(in thousands)



2.  Investments, (continued)

Bonds and Stocks, (continued)
The Company regularly reviews its investment portfolio for factors that may indicate that a decline in fair value of an investment is other than temporary. Based on an evaluation of the prospects of the issuers, including, but not limited to, the Company's intentions to sell or ability to hold the investments; the length of time and magnitude of the unrealized loss; and the credit ratings of the issuers of the investments in the above bonds, the Company has concluded that the declines in the fair values of the Company's investments in bonds at December 31, 2006 or 2005 are temporary.

For substantially all preferred stocks - unaffiliated and common stocks - unaffiliated securities with an unrealized loss greater than 12 months, such unrealized loss was less than 25% of the Company's carrying value of each preferred stock or common stock security. The Company considers various factors when considering if a decline in the fair value of a preferred stock and common stock security is other than temporary, including but not limited to, the length of time and magnitude of the unrealized loss; the volatility of the investment; analyst recommendations and price targets; opinions of the Company's investment managers; market liquidity; and the Company's intentions to sell or ability to hold the investments. Based on an evaluation of these factors, the Company has concluded that the declines in the fair values of the Company's investments in both unaffiliated preferred stocks and common stocks at December 31, 2006 or 2005 are temporary.

The Company's bond and short-term investment portfolios are predominantly comprised of investment grade securities. At December 31, 2006 and 2005, bonds totaling $44,053 and $50,488, respectively, (3.6% and 4.3%, respectively, of the total bond and short-term portfolios) are considered "below investment grade". Securities are classified as "below investment grade" by utilizing rating criteria established by the NAIC. During 2006 and 2005, the Company recorded realized losses for other than temporary impairments on bonds of $1,535 and $405, respectively.

The carrying value and fair value of bonds at December 31, 2006 by contractual maturity are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                                               Book/Adjusted          Fair
                                                                              Carrying Value          Value
--------------------------------------------------------------------------------------------------------------------
Due in one year or less                                                      $        29,124    $        29,391
Due after one year through five years                                                245,619            252,517
Due after five years through ten years                                               502,037            499,674
Due after ten years                                                                  298,225            299,241
Bonds with multiple repayment dates                                                  147,220            150,137
--------------------------------------------------------------------------------------------------------------------
Total Bonds                                                                  $     1,222,225    $     1,230,960
====================================================================================================================

Bonds not due at a single maturity date have been included in the table above in the year of final maturity.

Sales of bond investments in 2006 and 2005 resulted in proceeds of $21,137 and $47,488, respectively, on which the Company realized gross gains of $587 and $1,539, respectively, and gross losses of $425 and $986, respectively.

AMERITAS LIFE INSURANCE CORP.

NOTES TO THE STATUTORY FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 2006 AND 2005
(in thousands)


2.  Investments, (continued)

Mortgage Loans
The Company invests in mortgage loans collateralized principally by commercial real estate. The maximum and minimum lending rates for mortgage loans issued during 2006 are 6.98% and 5.85%, respectively. The maximum percentage of any one loan to the value of security at the time the loan was originated, exclusive of insured, guaranteed or purchase money mortgages, was 75% with the exception of two loans for which the portion exceeding 75% is admitted under investment "basket" provisions. The Company has not included taxes, assessments or other amounts advanced in mortgage loans at December 31, 2006 and 2005.

The Company's mortgage loans finance various types of commercial and multi-family residential properties throughout the United States. The geographic distributions of the mortgage loans at December 31, 2006 and 2005 are as follows:

                                                                                      2006              2005
--------------------------------------------------------------------------------------------------------------------
California                                                                       $        38,431  $        32,606
Texas                                                                                     24,894           30,860
Arizona                                                                                   23,275           20,289
Minnesota                                                                                 19,757           19,560
Oklahoma                                                                                  18,805           14,193
Washington                                                                                18,723           20,804
Oregon                                                                                    18,126           17,920
Utah                                                                                      17,414           10,797
Ohio                                                                                      17,393           16,960
All other states                                                                         132,616          133,542
--------------------------------------------------------------------------------------------------------------------
                                                                                 $       329,434  $       317,531
====================================================================================================================

At December 31, 2006 and 2005, the Company does not have any impaired mortgage loans or interest income on impaired mortgage loans. Interest income on impaired mortgage loans is generally recognized on a cash basis.

AMERITAS LIFE INSURANCE CORP.

NOTES TO THE STATUTORY FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 2006 AND 2005
(in thousands)



2.  Investments, (continued)

Fair Value of Financial Instruments
The book/adjusted carrying value and fair value of financial instruments at December 31 are as follows:

                                                               2006                             2005
                                                 -------------------------------------------------------------------
                                                  Book/Adjusted                    Book/Adjusted
                                                  Carrying Value    Fair Value     Carrying Value    Fair Value
--------------------------------------------------------------------------------------------------------------------
Financial Assets:
    Bonds                                         $    1,222,225  $    1,230,960   $    1,167,300  $    1,190,485
    Preferred stocks - unaffiliated                        7,948           8,332            5,690           5,371
    Preferred stocks - affiliated                         20,000          20,000           22,500          22,500
    Common stocks - unaffiliated                         203,847         203,847          178,043         178,043
    Mortgage loans                                       329,434         327,800          317,531         328,590
    Cash and cash equivalents                             10,603          10,603           20,579          20,579
    Short-term investments - unaffiliated                 17,601          17,601           11,170          11,170
    Short-term investments - affiliated                        -               -            8,600           8,600
    Loans on insurance contracts                          57,737          57,737           60,082          60,082
    Other investments                                        962             962              752             752
    Accrued investment income                             19,361          19,361           18,246          18,246
    Assets related to separate accounts                1,273,171       1,273,171          886,986         886,986
Financial Liabilities:
    Deposit-type funds                            $      516,048  $      517,885   $      497,207  $      500,002
    Borrowed money - affiliates                           27,466          27,359                -               -
    Liabilities related to separate accounts           1,273,171       1,273,171          886,986         886,986
--------------------------------------------------------------------------------------------------------------------

3.  Income Taxes

The following are federal income taxes paid in the current and prior years that will be available for recoupment in the event of future losses:

          2006                     $    32,488
          2005                          21,263
          2004                          22,276

Federal income taxes incurred at December 31 consist of the following major components:

                                                                                      2006              2005
--------------------------------------------------------------------------------------------------------------------
Current federal income taxes
Operations                                                                       $        18,107  $        15,505
Capital gains                                                                             12,626            6,077
--------------------------------------------------------------------------------------------------------------------
                                                                                          30,733           21,582
Change in net deferred income taxes                                                       (2,868)           1,437
--------------------------------------------------------------------------------------------------------------------
    Total federal income taxes incurred                                          $        27,865  $        23,019
====================================================================================================================


                                       20

AMERITAS LIFE INSURANCE CORP.

NOTES TO THE STATUTORY FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 2006 AND 2005
(in thousands)


3.  Income Taxes, (continued)

The difference between the U.S. federal income tax rate and the federal income taxes incurred at December 31 is summarized as follows:

                                                                                      2006              2005
--------------------------------------------------------------------------------------------------------------------
Income before federal income taxes and realized capital gains                    $        54,144  $        55,377
Net realized capital gains before federal income taxes and
  transfers to IMR                                                                        30,732           20,195
--------------------------------------------------------------------------------------------------------------------
Total pretax income                                                                       84,876           75,572
Change in non-admitted assets                                                               (497)          (2,371)
Tax exempt income                                                                         (7,683)          (5,907)
Nondeductible expenses                                                                     5,337              614
Change in accounting principle                                                              (788)               -
Other                                                                                     (1,419)            (738)
--------------------------------------------------------------------------------------------------------------------
                                                                                          79,826           67,170
Statutory tax rate                                                                          0.35             0.35
--------------------------------------------------------------------------------------------------------------------
                                                                                          27,939           23,510
Addition of federal income tax reserve                                                       205                -
Tax credits                                                                                 (279)            (491)
--------------------------------------------------------------------------------------------------------------------
      Total federal income taxes incurred                                        $        27,865  $        23,019
====================================================================================================================

The items that give rise to deferred tax assets and liabilities at December 31 relate to the following:

                                                                                      2006              2005
--------------------------------------------------------------------------------------------------------------------
Deferred tax assets:
Unrealized investment losses                                                     $         2,335  $         2,070
Deferred policy acquisition costs                                                          7,811            6,794
Future policy and contract benefits                                                        4,809            4,055
Policyowner dividends                                                                      3,591            3,668
Pension and postretirement benefits                                                        9,364            9,056
Non-admitted assets                                                                       11,059           10,885
Other                                                                                      1,548            1,417
--------------------------------------------------------------------------------------------------------------------
Gross deferred tax assets                                                                 40,517           37,945
--------------------------------------------------------------------------------------------------------------------
Deferred tax liabilities:

Unrealized investment gains                                                               18,079           13,992
Other                                                                                      7,999            8,341
--------------------------------------------------------------------------------------------------------------------
Gross deferred tax liabilities                                                            26,078           22,333
--------------------------------------------------------------------------------------------------------------------
Net deferred tax asset                                                                    14,439           15,612
Less:  non-admitted deferred tax assets                                                    3,008            4,441
--------------------------------------------------------------------------------------------------------------------
Net admitted deferred tax asset                                                  $        11,431  $        11,171
====================================================================================================================

Increase (decrease) in deferred tax assets non-admitted                          $        (1,433) $         4,441
====================================================================================================================

AMERITAS LIFE INSURANCE CORP.

NOTES TO THE STATUTORY FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 2006 AND 2005
(in thousands)


3.  Income Taxes, (continued)

The change in net deferred income taxes is comprised of the following:

                                                                          December 31
                                                                     2006             2005             Change
--------------------------------------------------------------------------------------------------------------------
Gross deferred tax assets                                      $        40,517   $        37,945  $         2,572
Gross deferred tax liabilities                                          26,078            22,333            3,745
--------------------------------------------------------------------------------------------------------------------
Net deferred tax asset                                         $        14,439   $        15,612           (1,173)
==================================================================================================
Tax effect of unrealized gains                                                                              4,041
                                                                                                 -------------------
Change in net deferred income tax                                                                 $         2,868
                                                                                                 ===================

                                                                          December 31
                                                                     2005             2004             Change
--------------------------------------------------------------------------------------------------------------------
Gross deferred tax assets                                      $        37,945   $        38,479  $          (534)
Gross deferred tax liabilities                                          22,333            32,463          (10,130)
--------------------------------------------------------------------------------------------------------------------
Net deferred tax asset                                         $        15,612   $         6,016            9,596
==================================================================================================
Tax effect of unrealized gains                                                                            (11,033)
                                                                                                 -------------------
Change in net deferred income tax                                                                 $        (1,437)
                                                                                                 ===================

The Company files income tax returns with the Internal Revenue Service and various state tax jurisdictions. From time to time, the Company is subject to routine audits by those agencies and those audits may result in proposed adjustments. The Company has considered the alternative interpretations that may be assumed by the various taxing agencies and believes its positions taken regarding its filings are valid. Based upon review of the Company's tax contingencies, the reserve held for tax related contingencies was increased by $205 in 2006.

4.  Information Concerning Parent, Subsidiaries and Affiliates

With the AMAL dissolution into the Company as of September 30, 2006, included in the book/adjusted carry value of AMAL was $21,711 of goodwill, which was released at that time. The Company received assets totaling $2,766 and liabilities of $40,856 (including $29,825 as disclosed in Note 5 - Borrowed Money and $10,000 related to a note with the Company, which was subsequently retired upon the dissolution).

On December 29, 2006, TAG was dissolved into the Company. Upon dissolution the Company received consideration in the amount of $807 resulting in no realized capital gain or loss.

During 2002, AMAL entered into an unsecured loan agreement to borrow up to $15,000 from its parents. The note came due August 13, 2004 and at that time, the maturity date of the promissory note was amended to be August 11, 2005. During 2005, a new promissory note was issued with a maturity date of August 10, 2006. The note was paid off during 2006. The note carried an interest rate of LIBOR plus 0.625% (4.965% at December 31, 2005). Included in short-term investments - affiliated was $8,600 that represents the amount due to the Company from AMAL at December 31, 2005.

On January 30, 2003, the Company purchased 520,562 shares of common stock from AFSB valued on that date for $10,000. During 2005, the Company made additional contributions of $1,479 as paid in capital to AFSB.

AMERITAS LIFE INSURANCE CORP.

NOTES TO THE STATUTORY FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 2006 AND 2005
(in thousands)


4.  Information Concerning Parent, Subsidiaries and Affiliates, (continued)

On December 20, 1999, the Company purchased $25,000 of redeemable preferred stock from Acacia Life. The stock, which pays dividends in an amount per annum equal to 6.66% in 2006 and 2005, and is non-voting, provides for redemption beginning in 2005 with final redemption on or by January 1, 2015. On June 1, 2006 and 2005, the Company redeemed 100,000 shares at $2,500.

In 2003, the Company received $2,452 in bonds and related accrued interest as of November 30, 2003 in payment of a $2,500 dividend declared by Pathmark Administrators, Inc. The remaining $48 was paid in cash. The bonds were transferred at fair value with the Company recording a deferred gain of $120 to be amortized over the life of the bonds.

On December 30, 2005, Veritas Corp. was dissolved into the Company. Upon dissolution, the Company received consideration in the amount of $159 resulting in a realized capital gain of $23.

AVLIC, an affiliate, has a variable insurance trust (VIT). The Company offers, in conjunction with FALIC and AVLIC, the VIT as an investment option to policyowners through their separate accounts. The Company had separate account investments of $1,892 and $1,899 in the VIT as of December 31, 2006 and 2005, respectively. Affiliates of the Company provide investment advisory and administrative services to the VIT on a fee basis.

The Company offers mutual funds of Calvert Variable Series, Inc. (CVS) and Summit Investment Partners, Inc. (SIP), affiliates, to policyowners through the separate accounts. Separate account investments in the mutual funds offered through CVS and SIP were $100,986 and 73,329 as of December 31, 2006 and 2005, respectively.

The Company had short-term investments of $409 and $1,892 in mutual funds of an affiliate at December 31, 2006 and 2005, respectively, included in short-term investments - unaffiliated.

The Company reported the following amounts due from (to) the below listed affiliates. The terms of the intercompany agreements require that these amounts be settled within 30 days.

                                                       Receivable (Payable)
------------------------------------------------------------------------------
Ameritas Holding Company                           $           (62)
Union Central Life Insurance Company                           628
Ameritas Variable Life Insurance Company                     3,850
First Ameritas Life Insurance Corp. of New York                182
Pathmark Administrators Inc.                                  (174)
Ameritas Investment Corp.                                    1,192
Ameritas Investment Advisors, Inc.                             104
Acacia Life Insurance Company                                3,039
Acacia Federal Savings Bank                                     35
Calvert Group, LTD                                              18
Summit Investment Partners, Inc.                                14
------------------------------------------------------------------------------

The Company has entered into a guarantee agreement with AVLIC, whereby the Company guarantees the full, complete and absolute performance of all duties and obligations of this company.

AMERITAS LIFE INSURANCE CORP.

NOTES TO THE STATUTORY FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 2006 AND 2005
(in thousands)



4.  Information Concerning Parent, Subsidiaries and Affiliates, (continued)

The Company provides technical, financial, legal and marketing support to its affiliates under various administrative service and cost-sharing agreements. Included in miscellaneous income is $2,754 and $17,422 received under administrative service agreements for the years ended December 31, 2006 and 2005, respectively. Reimbursements of $24,378 and $1,486 for the years ended December 31, 2006 and 2005 related to cost-sharing agreements with affiliates have been recorded as a reduction in general insurance expenses. In addition, the Company receives investment advisory services from an affiliate. Costs related to this agreement, included as an investment expense and reducing net investment income, totaled $1,657 and $1,609 for the years ended December 31, 2006 and 2005, respectively.

5.  Borrowed Money

Effective September 1, 2006 the Company has an outstanding liability for borrowed money in the amount of $29,825 payable to two affiliates, Acacia Life and AFCO. These notes were issued by a 100% owned subsidiary, AMAL, during the repurchase of its outstanding common stock from Acacia Life and AFCO. These notes are payable in twelve equal quarterly installments beginning on December 1, 2006 with the final installment due on September 1, 2009. The notes carry a fixed interest rate of 5.56% based on the Bloomberg Fair Value 3-year Single "A" U.S. Insurer Index plus 0.020%. The Company may not prepay the notes in whole or in part at any time prior to the maturity date. There are no collateral requirements associated with these notes.

6.  Benefit Plans

Defined Benefit Plan
The Company participates in a non-contributory defined benefit plan (the Plan or the Pension Plan) sponsored by AHC. The Plan was formerly sponsored by the Company as a non-contributory defined benefit pension plan (Ameritas Plan) covering substantially all employees of the Company. During 2000, the Ameritas Plan was merged with the Acacia Retirement Plan (Acacia Plan), sponsored by Acacia.

Upon the merger of the Ameritas and Acacia Plans, accumulated benefits of the Plan were frozen, and AHC became the Plan sponsor. Accordingly, the Company's prepaid benefit cost was transferred to AHC, and the Company holds a pre-funded pension expense receivable, due from AHC. During 2006 and 2005, the Company paid $5,000 and $15,650, respectively to AHC which in turn contributed the money to the Plan. The balance of the prefunded pension expense receivable was $12,085 and $10,620 at December 31, 2006 and 2005, respectively, and is a non-admitted asset.

While their pension plans were merged, the separate benefit formulas of the Ameritas Plan and Acacia Plan still exist within the Plan and are used to determine the amount of Plan expense to allocate from AHC to the participating companies. The Company incurred pension expense of $3,447 and $14,041 in 2006 and 2005, respectively, for its participation in the Plan.

The Plan's assets include investments in a deposit administration contract with the Company and investments in two pension separate accounts of the Company, Ameritas Retirement Equity Account and Ameritas Separate Account D. The carrying value of the assets of the Plan invested in the Company and its separate accounts were approximately $98,000 and $90,000 at December 31, 2006 and 2005, respectively. A portion of the separate accounts' assets are invested in mutual funds which are advised by an affiliate of Acacia Life.

AMERITAS LIFE INSURANCE CORP.

NOTES TO THE STATUTORY FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 2006 AND 2005
(in thousands)


6.  Benefit Plans, (continued)

Defined Contribution Plans
The Company's employees and agents participate in defined contribution plans sponsored by AHC that cover substantially all full-time employees and agents. Company matching contributions under the defined contribution plan range from 0.5% to 3% of the participant's compensation. In addition, for eligible employees who are not Pension Plan participants, the Company makes a contribution of 6% of the participant's compensation for those employees hired prior to January 1, 2006 and 5% of the participant's compensation for those hired after January 1, 2006. Contributions by the Company to the employee and agents defined contribution plans were $3,410 and $3,383 in 2006 and 2005, respectively.

The defined contribution plans' assets also include investments in a deposit administration contract with the Company and investments in two pension separate accounts of the Company, the Ameritas Retirement Equity Account and Ameritas Separate Account D. The carrying value of the assets of the Plan invested in the Company and its separate accounts were approximately $207,500 and $184,000 at December 31, 2006 and 2005, respectively. A portion of the separate accounts' assets are invested in mutual funds which are advised by an affiliate of Acacia Life.

Postretirement Benefit Plans
The Company provides certain health care benefits to retired employees who were hired prior to January 1, 2005. For associates eligible to retire at January 1, 2000, these benefits are a specified percentage of premium until age 65 and a flat dollar amount thereafter. For associates eligible for retirement after January 1, 2000, benefits will be provided until the associate becomes eligible for Medicare. Employees become eligible for these benefits upon the attainment of age 55, 15 years of service and participation in the Company's medical plan for the immediately preceding five years.

In December 2003, the Medicare Prescription Drug, Improvement and Modernization Act of 2003 (the Act) became law. The Act introduces a prescription drug benefit under Medicare (Medicare Part D) as well as a federal subsidy to sponsors of retiree health care benefit plans that provide a benefit that is at least actuarially equivalent to Medicare Part D. The postretirement benefit obligation and net periodic postretirement benefit cost in the financial statements and accompanying notes do reflect the effects of the Act on the Plan.

In May 2004, additional guidance became available to specific companies who elected deferral and were able to determine if their plans are actuarially equivalent to recognize the impact of the Act no later than the first annual reporting period beginning after June 15, 2004. In January 2005, the Center for Medicare and Medicaid Services issued the final regulations for the Act including the determination of actuarial equivalence. The Company has determined that its plans are actuarially equivalent. The Company qualified for and elected to receive the 28% federal subsidy on allowable gross prescription drug costs of qualified retirees. The Company received subsidy payments of $47 in 2006. The Company did not receive any subsidy payments in 2005. The Company has determined that the effects of the subsidy are immaterial on the results of statutory operations or statutory statements of admitted assets, liabilities and surplus of the Company. The measures of benefit obligations and net periodic pension cost reflect effects of the Act.

AMERITAS LIFE INSURANCE CORP.

NOTES TO THE STATUTORY FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 2006 AND 2005
(in thousands)


6.  Benefit Plans, (continued)

Postretirement Benefit Plans, (continued)
The following tables provide a reconciliation of the changes in the postretirement benefit obligations and fair value of assets for the years ended December 31, 2006 and 2005, and a statement of the funded status as of the December 31 measurement date of both years:

                                                                                      2006              2005
--------------------------------------------------------------------------------------------------------------------
Reconciliation in benefit obligation
    Benefit obligation at beginning of year                                      $         5,558  $         6,693
    Transfer of obligation from dissolution of AMAL                                          106                -
    Service cost                                                                              69               57
    Interest cost                                                                            331              315
    Actuarial (gain) or loss                                                               1,164           (1,279)
    Special termination benefits                                                               -               81
    Federal subsidy receipts                                                                  47                -
    Benefits paid                                                                           (772)            (309)
--------------------------------------------------------------------------------------------------------------------
    Benefit obligation at end of year                                            $         6,503  $         5,558
--------------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------------------------------
Reconciliation of fair value of plan assets
    Fair value of plan assets at beginning of year                               $         2,754  $         2,557
    Transfer of plan assets from dissolution of AMAL                                         156                -
    Actual return on plan assets                                                             147              131
    Employer contributions                                                                   401              303
    Benefits paid                                                                           (663)            (237)
--------------------------------------------------------------------------------------------------------------------
    Fair value of plan assets at end of year                                     $         2,795  $         2,754
--------------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------------------------------
Funded status
    Funded status at end of year                                                 $        (3,708) $        (2,804)
    Unrecognized net actuarial loss                                                        3,009            1,995
    Unrecognized prior service cost                                                           (1)              (1)
--------------------------------------------------------------------------------------------------------------------
    Accrued benefit cost                                                         $          (700) $          (810)
--------------------------------------------------------------------------------------------------------------------

AMERITAS LIFE INSURANCE CORP.

NOTES TO THE STATUTORY FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 2006 AND 2005
(in thousands)


6.  Benefit Plans, (continued)

Postretirement Benefit Plans, (continued)
The amount of the postretirement obligation for nonvested employees was $849 and $512 at December 31, 2006 and 2005, respectively.

Periodic postretirement medical expense included the following components:
                                                                                      Years Ended December 31
--------------------------------------------------------------------------------------------------------------------
                                                                                      2006              2005
--------------------------------------------------------------------------------------------------------------------
Service cost                                                                     $            69  $            57
Interest cost                                                                                331              315
Expected return on plan assets                                                              (156)            (139)
Early retirement one-time cost                                                                 -               81
Amortization of net loss                                                                     175              176
--------------------------------------------------------------------------------------------------------------------
Net periodic benefit cost                                                        $           419  $           490
--------------------------------------------------------------------------------------------------------------------

Plan assets are invested in 100% fixed income investments. The expected rate of return on these investments is 6%. The Company expects to contribute $520 to its postretirement benefits plans and 401(h) account in 2007.

Estimated Future Benefit Payments
The following net benefit payments, which reflect expected future service, as appropriate, are expected to be paid:

                                                             Expected Net
    Fiscal Year                                            Benefit Payments
--------------------------------------------------------------------------------
    2007                                                $          763
    2008                                                           774
    2009                                                           778
    2010                                                           773
    2011                                                           756
    2012 - 2016                                                  3,430
--------------------------------------------------------------------------------

The assumptions used in the measurement of the postretirement benefit obligations are:

                                                                                      2006              2005
--------------------------------------------------------------------------------------------------------------------
Weighted-average assumptions as of December 31
Discount rate                                                                          6.00%            5.75%
Expected long term rate of return on plan assets                                       6.00%            6.00%
--------------------------------------------------------------------------------------------------------------------

                                       27

AMERITAS LIFE INSURANCE CORP.

NOTES TO THE STATUTORY FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 2006 AND 2005
(in thousands)


6.  Benefit Plans, (continued)

Estimated Future Benefit Payments, (continued)
The assumptions used to determine net periodic post retirement benefit costs are:
                                                                                      2006              2005
--------------------------------------------------------------------------------------------------------------------
Weighted-average assumptions as of December 31
Discount rate                                                                          5.75%            6.00%
Expected long term rate of return on plan assets                                       6.00%            6.00%
--------------------------------------------------------------------------------------------------------------------

The assumed health care cost trend rates as of December 31 were:
                                                                                      2006              2005
--------------------------------------------------------------------------------------------------------------------
Healthcare Cost Trend Rate Assumed for Next Year                                       9.0%             7.0%
Rate to which the Cost Trend Rate is Assumed to Decline (Ultimate Trend Rate)          5.0%             5.0%
Year the Rate Reaches the Ultimate Trend Rate                                          2011             2008
--------------------------------------------------------------------------------------------------------------------

Assumed health care cost trend rates have a significant effect on the amounts reported for the health care plans. A 1% change in health care trend rates would have the following effects:

--------------------------------------------------------------------------------------------------------------------
                                                                                   1% increase      1% decrease
--------------------------------------------------------------------------------------------------------------------
Effect on total of service and interest cost components of net                        $     45         $    (40)
periodic postretirement health care benefit cost

Effect on the health care component of the accumulated
postretirement benefit obligation                                                     $    625         $   (569)
--------------------------------------------------------------------------------------------------------------------

Other Plans
Separate supplemental retirement agreements totaled $11,696 and $10,596 included in other liabilities at December 31, 2006 and 2005, respectively, cover certain active and retired employees. These plans are unfunded.

7. Dividend Restrictions and Surplus

The Company is subject to regulation by the Insurance Department of the State of Nebraska, which restricts the advancement of funds to parent and affiliated companies as well as the amount of dividends that may be paid without prior approval. No dividends to parent or affiliated companies were paid in the current or prior year.

Unassigned surplus represents the undistributed and unappropriated amount of surplus at the statement date. The cumulative effect related to the portion of unassigned surplus represented or reduced by each of the following items as of December 31:

                                                                                      2006              2005
 -------------------------------------------------------------------------------------------------------------------
 Unrealized gains on investments, net of taxes                                   $        63,558  $        69,648
   of $18,002 and $13,961
 Nonadmitted asset values                                                                (35,483)         (34,102)
 Asset valuation reserves                                                                (60,281)         (68,064)
 -------------------------------------------------------------------------------------------------------------------

AMERITAS LIFE INSURANCE CORP.

NOTES TO THE STATUTORY FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 2006 AND 2005
(in thousands)


8.  Commitments and Contingencies

As a condition of doing business, all states and jurisdictions have adopted laws requiring membership in life and health insurance guaranty funds. Member companies are subject to assessments each year based on life, health or annuity premiums collected in the state. In some states these assessments may be applied against premium taxes. The Company estimated its cost related to past insolvencies and has provided a reserve included in other liabilities of $456 and $492 as of December 31, 2006 and 2005, respectively, and estimated recoveries from premium taxes included in data processing and other admitted assets of $382 and $402 as of December 31, 2006 and 2005, respectively.

From time to time the Company is involved in pending and threatened litigation in the normal course of business in which claims for monetary damages are asserted. In the opinion of management, the ultimate liability, if any, arising from such pending or threatened litigation is not expected to have a material effect on the results of operations, liquidity or financial position of the Company.

Securities commitments of $20,990 and $33,136 and mortgage loan and real estate commitments of $26,375 and $7,963 were outstanding for investments to be purchased in subsequent years as of December 31, 2006 and 2005, respectively. Low income housing tax credit property investment commitments were $139 as of December 31, 2006. These commitments have been made in the normal course of business and are not reflected in the accompanying financial statements. The Company's exposure to credit loss is represented by the contractual notional amount of these commitments. The Company uses the same credit policies and collateral requirements in making commitments and conditional obligations as it does for on-balance sheet instruments.

Companies operating in the insurance and financial services markets have come under the scrutiny of regulators with respect to market conduct and compliance issues. Under certain circumstances, companies have been held responsible for providing incomplete or misleading sales materials and for replacing existing policies with policies that were less advantageous to the policyowner. The Company monitors its sales materials and enforces compliance procedures to mitigate any exposure to potential litigation. The Company and its life insurance subsidiaries are members of the Insurance Marketplace Standards Association, an organization which advocates ethical market conduct.

The Company has a $15,000 unsecured line of credit available at December 31, 2006. No balance was outstanding at any time during 2006 or 2005. The line of credit expires May 31, 2007.

The Company engages in securities lending transactions to generate additional income. The program is administered by an authorized financial institution and requires the borrower to provide collateral, primarily consisting of cash and government securities, on a daily basis, in amounts equal or exceeding 102% of the fair value of the loaned securities. The Company maintains effective control over all loaned securities and, therefore, continues to report such securities as bonds and common stocks in the statutory statements of admitted assets, liabilities, and surplus. Bonds and common stocks loaned as of December 31, 2006 were $23,626 and $5,414, respectively. The fair value of cash collateral held was $29,428 as of December 31, 2006. There was no non-cash collateral on deposit at December 31, 2006.

AMERITAS LIFE INSURANCE CORP.

NOTES TO THE STATUTORY FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 2006 AND 2005
(in thousands)


9.  Gain or Loss to the Reporting Entity from Uninsured Accident and Health
Plans

ASO Plans
The gain from operations from administrative services only (ASO) uninsured plans is as follows for the year ended December 31:

                                                                                      2006              2005
--------------------------------------------------------------------------------------------------------------------
Net reimbursement for administrative expenses (including                         $         3,793  $         3,602
  administrative fees) in excess of actual expenses
Total net other income (expense) (including interest paid to
  or received from ASO uninsured plans)                                                        -                -
--------------------------------------------------------------------------------------------------------------------
Net gain from operations                                                         $         3,793  $         3,602
--------------------------------------------------------------------------------------------------------------------
Total claim payment volume                                                       $        65,044  $        55,611
--------------------------------------------------------------------------------------------------------------------

ASC Plans
The gain from operations from administrative services contract (ASC) uninsured plans is as follows for the year ended December 31:
                                                                                      2006              2005
--------------------------------------------------------------------------------------------------------------------
Gross reimbursement for medical cost incurred                                    $           430  $           380
Other income or expenses (including interest paid to or
  received from plans)                                                                        27               24
Gross expenses incurred (claims and administrative)                                          452              399
--------------------------------------------------------------------------------------------------------------------
Net gain from operations                                                         $             5  $             5
====================================================================================================================

10.  Direct Premiums Written

The Company has one third party administrator, HealthPlan Services, Inc., for which direct premiums written exceed 5% of total surplus. This administrator writes group accident and health business, does not have an exclusive contract, and has been granted the authority for underwriting, premium collection, and binding authority. The total amount of direct premiums written is $36,965 and $36,020 for the years ended December 31, 2006 and 2005, respectively. The Company did not have any other third party administrators or any managing general agents that exceeded 5% of total surplus for direct written premiums during these periods.

11.  Other Items

Troubled Debt Restructuring
The Company has several long-term bond holdings with restructured terms. The carrying value as of December 31, 2006 and 2005, has been written down to $0 and $104, respectively, whereby the Company recorded no realized capital losses. The Company incurred no amount of commitments to lend additional funds to debtors owing receivables whose terms have been modified in troubled debt restructuring. The Company's income recognition policy for interest income on an impaired loan is the cash basis/cost recovery method.

Securities on Deposit
Securities with a book/adjusted carrying value of $6,700 and $6,692 at December 31, 2006 and 2005, respectively, were on deposit with government agencies as required by law in various jurisdictions in which the Company conducts business.

AMERITAS LIFE INSURANCE CORP.

NOTES TO THE STATUTORY FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 2006 AND 2005
(in thousands)



11.  Other Items, (continued)

Uncollectibility of Assets
The Company had admitted assets of $995 and $1,017 at December 31, 2006 and 2005, respectively, in accounts receivable for uninsured plans and included with data processing and other admitted assets on the statutory statements of admitted assets, liabilities and surplus. The Company routinely assesses the collectibility of these receivables. Based upon Company experience, less than 1% of the balance may become uncollectible and the potential loss is not material to the Company's financial condition.

Participating Contracts
Effective October 1, 1998 (the Effective Date) the Company formed a closed block (the Closed Block) of policies, under an arrangement approved by the Insurance Department of the State of Nebraska, to provide for dividends on policies that were in force on the Effective Date and which were within the classes of individual policies for which the Company had a dividend scale in effect on the Effective Date. The Closed Block was designed to give reasonable assurance to owners of affected policies that the assets will be available to support such policies including maintaining dividend scales in effect at the Effective Date, if the experience underlying such scales continues. The assets, including revenue thereon, will accrue solely to the benefit of the owners of policies included in the block until the block is no longer in effect.

12.  Reinsurance

Amounts recoverable from reinsurers are estimated based upon assumptions consistent with those used in establishing the liabilities related to the underlying reinsured contracts. Management believes the recoverables are appropriately established. The Company conducts reinsurance business with FALIC, AVLIC, and other non-affiliated companies.

Following is a summary of the transactions through reinsurance operations:

                                                                                      Years Ended December 31
                                                                                ------------------------------------
                                                                                      2006              2005
--------------------------------------------------------------------------------------------------------------------
Premiums Income:
  Assumed (related party $6,572 and $6,807 in 2006 and 2005)                     $        77,855  $        84,658
  Ceded                                                                                   18,406           18,151
Benefits To Policyowners:
  Assumed (related party $5,119 and $2,825 in 2006 and 2005)                              60,029           57,222
  Ceded                                                                                   11,436            6,027
Policy Reserves:
  Assumed (related party $2,247 and $2,051 in 2006 and 2005)                               3,728            3,419
  Ceded                                                                                   54,689           47,422
--------------------------------------------------------------------------------------------------------------------

The Company is not relieved of its primary liability in the event that a reinsurer is unable to meet the obligations ceded under a reinsurance agreement.

AMERITAS LIFE INSURANCE CORP.

NOTES TO THE STATUTORY FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 2006 AND 2005
(in thousands)


13.  Changes in Unpaid Claims and Claim Adjustment Expenses

The change in the liability for unpaid accident and health claims and claim adjustment expenses which is reported within reserves for unpaid claims is summarized as follows:

                                                                                      2006              2005
--------------------------------------------------------------------------------------------------------------------
Balance at January 1                                                             $        30,599  $        28,215
Less reinsurance recoveries                                                               (9,929)          (9,835)
--------------------------------------------------------------------------------------------------------------------
Net balance at January 1                                                                  20,670           18,380
--------------------------------------------------------------------------------------------------------------------

Incurred related to:
    Current year                                                                         280,572          252,232
    Prior year                                                                            (3,739)          (4,634)
--------------------------------------------------------------------------------------------------------------------
        Total incurred                                                                   276,833          247,598
--------------------------------------------------------------------------------------------------------------------

Paid related to:
    Current year                                                                         257,528          231,562
    Prior year                                                                            16,931           13,746
--------------------------------------------------------------------------------------------------------------------
        Total paid                                                                       274,459          245,308
--------------------------------------------------------------------------------------------------------------------

Net balance at December 31                                                                23,044           20,670
Plus reinsurance recoveries                                                                8,776            9,929
--------------------------------------------------------------------------------------------------------------------
Total reserve for unpaid claims                                                  $        31,820  $        30,599
====================================================================================================================

As a result of favorable settlement of prior years' estimated claims, the provision for claims and claim adjustment expenses decreased by $3,739 and $4,634 for the years ended December 31, 2006 and 2005, respectively.

The Company paid assumed reinsurance claims of $55,422 and $54,530, and incurred assumed reinsurance claims of $54,919 and $54,405 for the years ended December 31, 2006 and 2005, respectively.

The Company paid ceded reinsurance claims of $598 and $661, and incurred ceded reinsurance claims of $601 and $652 for the years ended December 31, 2006 and 2005, respectively.

14.  Policy Reserves

The Company waives deduction of deferred fractional premiums due upon death of the insured except on those policies issued prior to April 1, 1962, which are paid by preauthorized check. The Company returns any portion of the final premium beyond the date of death when policy provisions call for such a refund. The Company has policy series which do call for a refund of premium and which do not call for a refund. Surrender values are not provided in excess of legally computed reserves.

Additional premiums are charged for policies issued on substandard lives according to underwriting classification. For policies issued prior to March 1986, the mean reserves are based on appropriate multiples of standard rates of mortality. For policies issued March 1986 and later, the substandard mean reserve for this class of business is one-half the gross extra premium.

AMERITAS LIFE INSURANCE CORP.

NOTES TO THE STATUTORY FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 2006 AND 2005
(in thousands)



14.  Policy Reserves, (continued)

As of December 31, 2006 and 2005, respectively, the Company had $1,594,245 and $1,667,120 of insurance in force for which the gross premiums are less than the net premiums according to the standard valuation set by the Insurance Department of the State of Nebraska. Reserves to cover the above insurance totaled $8,685 and $8,693 at December 31, 2006 and 2005, respectively.

15. Analysis of Annuity Reserves and Deposit-type Funds by Withdrawal Characteristics

Withdrawal characteristics of annuity reserves and deposit-type funds at December 31 are as follows:

                                                                                               2006
                                                                                ------------------------------------
                                                                                     Amount          % of Total
--------------------------------------------------------------------------------------------------------------------
Subject to discretionary withdrawal:
  With fair value adjustment                                                     $       437,643         24.7%
  At book value less current surrender charge of 5% or more                                  997          0.1%
  At fair value                                                                          792,670         44.8%
--------------------------------------------------------------------------------------------------------------------
Total with adjustment or at fair value                                                 1,231,310         69.6%
  At book value without adjustment  (minimal or no charge)                               471,234         26.6%
Not subject to discretionary withdrawal                                                   66,586          3.8%
--------------------------------------------------------------------------------------------------------------------
Total gross and net                                                              $     1,769,130        100.0%
====================================================================================================================

                                                                                               2005
                                                                                ------------------------------------
                                                                                     Amount          % of Total
--------------------------------------------------------------------------------------------------------------------
Subject to discretionary withdrawal:
  With fair value adjustment                                                     $       420,996         29.9%
  At book value less current surrender charge of 5% or more                                1,283          0.1%
  At fair value                                                                          665,600         47.3%
--------------------------------------------------------------------------------------------------------------------
Total with adjustment or at fair value                                                 1,087,879         77.3%
  At book value without adjustment  (minimal or no charge)                               249,487         17.7%
Not subject to discretionary withdrawal                                                   69,768          5.0%
--------------------------------------------------------------------------------------------------------------------
Total gross and net                                                              $     1,407,134        100.0%
====================================================================================================================

AMERITAS LIFE INSURANCE CORP.

NOTES TO THE STATUTORY FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 2006 AND 2005
(in thousands)



15. Analysis of Annuity Reserves and Deposit-type Funds by Withdrawal Characteristics, (continued)

The following information is obtained from the applicable Exhibit in the Company's December 31 Annual Statement and related Separate Accounts Annual Statement, both of which are filed with the Insurance Department of the State of Nebraska, and is provided to reconcile annuity reserves and deposit-type funds to amounts reported in the statutory statements of admitted assets, liabilities and surplus as of December 31:

                                                                                      2006              2005
--------------------------------------------------------------------------------------------------------------------
Life and Accident and Health Annual Statement:
Exhibit 5, Annuities Section, Total (net)                                        $       103,630  $       119,071
Exhibit 5, Supplementary Contracts with Life Contingencies Section, Total (net)           10,218            9,337
Exhibit 7, Deposit-Type Contracts, Line 14, Column 1                                     516,048          497,207
--------------------------------------------------------------------------------------------------------------------
                                                                                         629,896          625,615
Separate Accounts Annual Statement:
Exhibit 3, Line 0299999, Column 2                                                        346,564          115,919
Page 3, Line 2, Column 3                                                                 792,670          665,600
--------------------------------------------------------------------------------------------------------------------
Total                                                                            $     1,769,130  $     1,407,134
====================================================================================================================

16.  Premium and Annuity Considerations Deferred and Uncollected

Deferred and uncollected life insurance premiums and annuity considerations as of December 31 are as follows:

                                                            2006                               2005
                                            ------------------------------------------------------------------------
                    Type                          Gross         Net of Loading        Gross        Net of Loading
--------------------------------------------------------------------------------------------------------------------
Ordinary new business                        $            71   $            60   $           345  $           195
Ordinary renewal                                       5,221             4,785             5,011            8,213
--------------------------------------------------------------------------------------------------------------------
Totals                                       $         5,292   $         4,845   $         5,356  $         8,408
====================================================================================================================

AMERITAS LIFE INSURANCE CORP.

NOTES TO THE STATUTORY FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 2006 AND 2005
(in thousands)



17.  Separate Accounts

Information regarding the nonguaranteed separate accounts of the Company is as follows:

                                                                                      2006              2005
--------------------------------------------------------------------------------------------------------------------
For the years ended December 31:
    Premiums, considerations or deposits                                         $       394,921  $       405,188
--------------------------------------------------------------------------------------------------------------------

At December 31:
Reserves by valuation basis
    Fair value                                                                   $     1,273,171  $       886,986
====================================================================================================================

Reserves by withdrawal characteristic:
Subject to discretionary withdrawal
    At fair value                                                                $       792,670  $       665,600
    At book value without adjustment (minimal or no charge)                              480,501          221,386
--------------------------------------------------------------------------------------------------------------------
    Total                                                                        $     1,273,171  $       886,986
====================================================================================================================

--------------------------------------------------------------------------------------------------------------------
Reconciliation of net transfers to (from) separate accounts at December 31:
Transfers as reported in the statutory statement of operations of the separate accounts annual statement:
    Transfers to separate accounts                                               $       248,379  $        56,416
    Transfers from separate accounts                                                     (33,985)         (21,906)
--------------------------------------------------------------------------------------------------------------------
    Net transfers to separate accounts                                                   214,394           34,510
--------------------------------------------------------------------------------------------------------------------
Net transfers as reported in the statutory statements of operations              $       214,394  $        34,510
  of the Company (included in change in policy reserves)
====================================================================================================================

18.  EDP Equipment and Software

Electronic data processing ("EDP") equipment and operating and nonoperating software consisted of the following at December 31:
                                                                                      2006              2005
--------------------------------------------------------------------------------------------------------------------
Electronic data processing equipment                                             $        12,156  $        14,430
Operating system software                                                                  3,198            2,432
Nonoperating system software                                                              13,673           13,077
--------------------------------------------------------------------------------------------------------------------
    Subtotal                                                                              29,027           29,939
Accumulated depreciation                                                                 (25,605)         (26,046)
--------------------------------------------------------------------------------------------------------------------
Balance, net                                                                     $         3,422  $         3,893
====================================================================================================================

EDP equipment and operating software included in data processing and other admitted assets are $2,419 and $2,108 at December 31, 2006 and 2005, respectively.

Depreciation expense related to EDP equipment and operating and nonoperating software totaled $2,956 and $3,413 for the year ended December 31, 2006 and 2005, respectively.

AMERITAS LIFE INSURANCE CORP.

NOTES TO THE STATUTORY FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 2006 AND 2005
(in thousands)



19. Reconciliation of Statutory Net Income and Surplus to GAAP Net Income and Equity

As described in Note 1, the Company has prepared these financial statements in conformity with statutory accounting practices prescribed or permitted by the Insurance Department of the State of Nebraska. These practices differ from accounting principles generally accepted in the United States of America (GAAP). The following tables reconcile statutory net income to GAAP net income and statutory surplus to GAAP equity.

                                                                        2006             2005
---------------------------------------------------------------------------------------------------
Statutory net income as reported                                $        54,214  $        52,690
Insurance reserves                                                        3,134            1,653
Deferred policy acquisition costs                                         6,369             (842)
Deferred income taxes and other tax reclassifications                    (1,246)          19,691
Statutory investment reserves                                              (253)           1,228
Earnings of subsidiaries                                                 24,830           14,485
Other                                                                       403             (837)
---------------------------------------------------------------------------------------------------
GAAP net income                                                 $        87,451  $        88,068
===================================================================================================

                                                                     2006              2005
---------------------------------------------------------------------------------------------------
Statutory surplus as reported                                   $       814,236  $       757,631
Insurance reserves                                                       (8,134)          (6,218)
Deferred policy acquisition costs                                        57,301           49,890
Deferred income taxes                                                   (27,876)         (26,847)
Valuation of investments                                                 (6,837)           1,639
Statutory investment reserves                                            62,763           70,800
Subsidiary equity                                                        70,290           33,141
Statutory non-admitted assets                                            35,483           35,541
Other                                                                     5,718             (539)
---------------------------------------------------------------------------------------------------
GAAP equity                                                     $     1,002,944  $       915,038
===================================================================================================


20.  Subsequent Event

In November 2006, the Company's Board of Directors approved a plan of merger with its 100% owned subsidiary, AVLIC, a Nebraska domiciled life and accident and health insurance company, pending various approvals. The Company received approval of the merger from the Insurance Department of the State of Nebraska. The Company will account for this transaction as a statutory merger under Statement of Statutory Principles No. 68 - Business Combinations and Goodwill. The surviving company will be named Ameritas Life Insurance Corp. with no shares of stock to be issued. The merger has an effective date of May 1, 2007. The Company does not expect this transaction to have a material effect on its financial condition or unassigned surplus funds.

PART C
                                        OTHER INFORMATION

ITEM 24. FINANCIAL STATEMENTS AND EXHIBITS

    a) Financial Statements:

    The financial statements of the subaccounts of Ameritas Variable Life Insurance Company Separate Account VA-2 and Ameritas Life Insurance Corp. are filed in Part B. They include:

    Subaccounts of Ameritas Variable Life Insurance Company Separate Account
    VA-2:
       Report of Deloitte & Touche LLP, independent registered public accounting firm.
       Statements of Net Assets as of December 31, 2006.
       Statements of Operations for each of the periods ended December 31, 2006. Statements of Changes in Net Assets for each of the periods ended
         December 31, 2006 and 2005.
       Notes to Financial Statements for each of the periods ended December 31, 2006 and 2005.

    Ameritas Life Insurance Corp.:
        Report of Deloitte & Touche LLP, independent auditors.
        Statutory Statements of Admitted Assets, Liabilities, and Surplus as of
          December 31, 2006 and 2005.
        Statutory Statements of Operations for the years ended December 31, 2006 and 2005.
        Statutory Statements of Changes in Surplus for the years ended
          December 31, 2006 and 2005.
        Statutory Statements of Cash Flows for the years ended December 31, 2006 and 2005.
        Notes to the Statutory Financial Statements for the years ended
          December 31, 2006 and 2005.

All schedules of Ameritas Life Insurance Corp. for which provision is made in the applicable accounting regulations of the Securities and Exchange Commission are not required under the related instructions, are inapplicable or have been disclosed in the Notes to the Statutory Financial Statements and therefore have been omitted.

There are no financial statements included in Part A or Part C.

    ITEM 24.   EXHIBITS

    b)  Exhibits

    Exhibit
    Number     Description of Exhibit
    ------     ----------------------
    (1) (a) Board of Directors Resolution of Ameritas Variable Life Insurance Company Establishing Ameritas Variable Separate Account VA-2 (formerly known as Ameritas Variable Life Insurance Company Separate Account VA-2). (1)
    (1) (b) Resolution of Board of Directors of Ameritas Life Insurance Corp. authorizing the transfer of Ameritas Variable Life Insurance Company Separate Account VA-2 to Ameritas Life Insurance Corp. (2)
    (2)     Custody Agreements.  Not applicable.
    (3) (a) Form of Principal Underwriting Agreement.  (2)
    (3) (b) Form of Selling Agreement.  (3)
    (4)     Form of Variable Annuity Contract.  (4)
    (5)     Form of Application for Variable Annuity Contract.  (4)
    (6) (a) Articles of Incorporation of Ameritas Life Insurance Corp.  (5)
    (6) (b) Bylaws of Ameritas Life Insurance Corp.  (6)
    (7)     Reinsurance Agreements. Not Applicable.
    (8) (a) Participation Agreement (MFS). (3)
    (8) (b) Participation Agreement (Fidelity).  (7)
    (8) (c) Participation Agreement (Alger American).  (7)
    (8) (d) Participation Agreement (Morgan Stanley).  (3)
    (8) (e) Form of Participation Agreement (Calvert Variable Series, Inc. Ameritas Portfolios). (8)
    (8) (f) Form of Participation Agreement (Calvert Variable Series, Inc.). (9)
    (8) (g) Form of INVESCO Variable Investment Funds, Inc.  (10)
    (8) (h) Form of Salomon Brothers Variable Series Funds Inc.  (10)
    (8) (i) Form of Summit Mutual Funds, Inc. (10)
    (8) (j) Form of Third Avenue Variable Series Trust. (10)
    (8) (k) Form of Dreyfus Life and Annuity Index Fund. (11)
    (8) (l) Form of Participation Agreement Novations. (2)
    (9)     Opinion and Consent of Counsel.
    (10) Consents of Independent Auditors and Independent Registered Public Accounting Firm.
    (11)    Omitted financial statements. Not applicable.
    (12)    Initial Capital Agreements. Not applicable.
            Powers of Attorney.  (2)

FOOTNOTES:
1 Incorporated by reference to the Form N-4 initial Registration Statement for Ameritas Variable Life Insurance Company Separate Account VA-2, File No. 333-36507, filed on September 26, 1997.
2 Incorporated by reference to the Form N-4 initial Registration Statement of Ameritas Variable Separate Account VA-2 (File No. 811-05192) for Overture Medley!, filed May 1, 2007.
3 Incorporated by reference to the Form N-4 initial Registration Statement for Ameritas Variable Life Insurance Company Separate Account V, File No. 333-15585, filed on November 6, 1996.
4 Incorporated by reference to Post-Effective Amendment No. 5 to the Registration Statement for Ameritas Variable Life Insurance Company Separate Account VA-2, File No. 33-98848, filed on February 27, 1998.
5 Incorporated by reference to the initial registration statement for Ameritas Life Insurance Corp. Separate Account LLVA (File No. 333-05529), filed on June 7, 1996.
6 Incorporated by reference to Post-Effective Amendment No. 4 for Ameritas Life Insurance Corp. Separate Account LLVA (File No. 333-05529), filed on February 26, 1999.
7 Incorporated by reference to Pre-Effective Amendment No. 1 to the Registration Statement for Ameritas Variable Life Insurance Company, Separate Account V File No. 333-15585, filed on January 17, 1997.
8 Incorporated by reference to Post-Effective Amendment No. 5 to the Registration Statement for Ameritas Variable Life Insurance Company Separate Account V, File No. 333-15585, filed on August 30, 1999.
9 Incorporated by reference to Post-Effective Amendment No. 7 to the Registration Statement for Ameritas Variable Life Insurance Company Separate Account V, File No. 333-14845, filed November 22, 2000.
10 Incorporated by reference to Post-Effective Amendment No. 7 to the Registration Statement for Ameritas Variable Life Insurance Company Separate Account V, File No. 333-14845, filed November 22, 2000.
11 Incorporated by reference to Post-Effective Amendment No. 18 to the Registration Statement for Ameritas Variable Life Insurance Company Separate Account VA-2, File No. 33-33844, filed February 24, 2003.

 ITEM 25.           DIRECTORS AND OFFICERS OF THE DEPOSITOR

   Name and Principal      Position and Offices
   Business Address*       With Depositor
   -----------------       --------------
   Lawrence J. Arth        Director, Chairman
   JoAnn M. Martin         Director, President & Chief Executive Officer
   James P. Abel           Director
   William W. Cook, Jr.    Director
   Bert A. Getz            Director
   James R. Knapp          Director
   Tonn M. Ostergard       Director
   Paul C. Schorr, III     Director
   Winston J. Wade         Director
   Robert C. Barth         Senior Vice President, Controller & Chief Accounting
                           Officer
   Jan M. Connolly         Senior Vice President & Corporate Secretary
   Raymond M. Gilbertson   Vice President, Corporate Compliance
   Arnold D. Henkel        Senior Vice President, Individual Distribution
   Paul J. Huebner         Senior Vice President & Chief Information Officer
   Dale D. Johnson         Senior Vice President and Corporate Actuary
   William W. Lester       Senior Vice President, Investments & Treasurer
   Robert G. Lange         Vice President, General Counsel & Assistant Secretary

* Principal business address: Ameritas Life Insurance Corp., 5900 "O" Street, Lincoln, Nebraska 68510.

ITEM 26. PERSONS CONTROLLED BY OR UNDER COMMON CONTROL WITH THE DEPOSITOR OR THE REGISTRANT

NAME OF CORPORATION (STATE WHERE ORGANIZED)                      PRINCIPAL BUSINESS
-------------------------------------------                      ------------------
UNIFI MUTUAL HOLDING COMPANY (NE)................................mutual insurance holding company
    AMERITAS HOLDING COMPANY (NE)................................stock insurance holding company
        ACACIA LIFE INSURANCE COMPANY (DC).......................life insurance company
           ACACIA FINANCIAL CORPORATION (MD).....................holding company
               Acacia Federal Savings Bank (DE)..................federally chartered bank
                  ACACIA SERVICE CORP. (VA)......................deposit solicitation
               Calvert Group, Ltd. (DE)..........................holding company
                  CALVERT ASSET MANAGEMENT COMPANY (DE)..........asset management services
                  CALVERT SHAREHOLDER SERVICES, INC. (DE)........administrative services
                  CALVERT ADMINISTRATIVE SERVICES COMPANY (DE)...administrative services
                  CALVERT DISTRIBUTORS, INC. (DE)................broker-dealer

        AMERITAS LIFE INSURANCE CORP. (NE).......................life/health insurance company
           AMERITAS INVESTMENT CORP. (NE)........................a securities broker dealer and investment advisor owned by
                                                                 Ameritas Life Insurance Corp. (80%)
                                                                 and Centralife Annuities Service,
                                                                 Inc. (20%)
           AMERITAS INVESTMENT ADVISORS, INC. (NE)...............investment advisor
           FIRST AMERITAS LIFE INSURANCE CORP. OF NEW YORK (NY)..life insurance company
           PATHMARK ADMINISTRATORS, INC. (NE)....................third-party administrator of dental and eye care insurance plans

        THE UNION CENTRAL LIFE INSURANCE COMPANY (OH)............life insurance company
           UNION CENTRAL MORTGAGE FUNDING, INC. (OH).............mortgage loan and servicing
           SUMMIT INVESTMENT PARTNERS, LLC (OH)..................investment adviser
           PBRA, INC. (CA).......................................holding company
               Price, Raffel & Browne Administrators, Inc. (DE)..pension administration services
           SUMMIT INVESTMENT PARTNERS, INC. (OH).................investment adviser

Subsidiaries are indicated by indentations. Ownership is 100% by the parent company except as noted.

ITEM 27.   NUMBER OF CONTRACTOWNERS

           As of December 31, 2006 there were 22,082 qualified contracts and 10,670 non-qualified contracts in the Separate Account.

ITEM 28.   INDEMNIFICATION

Ameritas Life Insurance Corp.'s By-laws provide as follows:

     "The Corporation shall indemnify any person who was, or is a party, or is threatened to be made a party, to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative by reason of the fact that he or she is or was a director, officer or employee of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses including attorney's fees, judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding to the full extent authorized by the laws of Nebraska."

    Section 21-2004 of the Nebraska Business Corporation Act, in general, allows a corporation to indemnify any director, officer, employee or agent of the corporation for amount paid in settlement actually and reasonably incurred by him or her in connection with an action, suit or proceeding, if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interest of the corporation, and with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

    In a case of a derivative action, no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of his or her duty to the corporation, unless a court in which the action was brought shall determine that such person is fairly and reasonably entitled to indemnify for such expenses which the Court shall deem proper.

           Insofar as indemnification for liability arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

ITEM 29.   PRINCIPAL UNDERWRITER

a) Ameritas Investment Corp. ("AIC") serves as the principal underwriter for the variable annuity contracts issued through Ameritas Variable Separate Account VA-2, as well as Ameritas Variable Separate Account VA, Ameritas Life Insurance Corp. Separate Account LLVA, First Ameritas Variable Annuity Separate Account, and Carillon Account. AIC also serves as the principal underwriter for variable life insurance policies issued through Ameritas Variable Separate Account V, Ameritas Variable Separate Account VL, Ameritas Life Insurance Corp. Separate Account LLVL, First Ameritas Variable Life Separate Account, and Carillon Life Account.

b) The following table sets forth certain information regarding the officers and directors of the principal underwriter, Ameritas Investment Corp.

         Name and Principal        Positions and Offices
         Business Address          With Underwriter
         ----------------          ----------------
         JoAnn M. Martin *         Director, Chair & Senior Vice President
         Salene Hitchcock-Gear*    Director, President & Chief Executive Officer
         Gary R. McPhail**         Director, Senior Vice President
         William W. Lester*        Director, Vice President & Treasurer
         Gary T. Huffman***        Director
         Billie B. Beavers****     Senior Vice President
         Cheryl L. Heilman*        Vice President, Chief Operating Officer
         Bruce D. Lefler****       Senior Vice President  - Public Finance
         Gregory C. Sernett*       Vice President, Chief Compliance Officer, and
                                   Assistant Secretary
         Robert G. Lange*          Vice President, Secretary, & General Counsel
         Michael M. VanHorne****   Senior Vice President

* Principal business address: Ameritas Investment Corp., 5900 "O" Street, Lincoln, Nebraska 68510.

** Principal business address: AmerUs Life Insurance Company, 611 Fifth Avenue, Des Moines, Iowa 50309.

*** Principal business address: The Union Central Life Insurance Company, 1876 Waycross Road, Cincinnati, Ohio 45240.

**** Principal business address: Ameritas Investment Corp., 440 Regency Parkway Drive, Suite 222, Omaha, Nebraska 68114.

(c) Compensation From the Registrant.
    (1)                    (2)                (3)             (4)         (5)
                                      Compensation on
                   Net Underwriting Events Occasioning
Name of Principal    Discounts and   the Deduction of a   Brokerage    Other
Underwriter          Commissions    Deferred Sales Load Commissions Compensation
-----------          -----------    ------------------- ----------- ------------
Ameritas Investment
     Corp. ("AIC")   $10,168,715             $0           $29,566    $149,175

         (2)+(4)+(5) = Gross variable life compensation received by AIC.
         (2) = Sales compensation received and paid out by AIC as underwriter; AIC retains 0.
         (4) = Sales compensation received by AIC for retail sales.
         (5) = Sales compensation received by AIC and retained as underwriting fee.

ITEM 30.                  LOCATION OF ACCOUNTS AND RECORDS

        The Books, records and other documents required to be maintained by
        Section 31(a) of the 1940 Act and Rules 31a-1 to 31a-3 thereunder are maintained at Ameritas Life Insurance Corp., 5900 "O" Street, Lincoln, Nebraska 68510.


ITEM 31. MANAGEMENT SERVICES

        Not Applicable.


ITEM 32. UNDERTAKINGS

        Registrant undertakes to file a post-effective amendment to this registration statement as frequently as necessary to ensure that the audited financial statement in the registration statement are never more than 16 months old for so long as payment under the variable annuity contracts may be accepted.

        Registrant undertakes to include either (1) as part of any application to purchase a contract offered by the prospectus, a space that an applicant can check to request a Statement of Additional Information, or (2) a post card or similar written communication affixed to or included in the prospectus that the applicant can remove and send for a Statement of Additional Information.

        Registrant undertakes to deliver any Statement of Additional Information and any financial statements required to be made available under this form promptly upon written or oral request.

        The registrant is relying upon the Division of Investment Management (Division) no-action letter of November 28, 1988 concerning annuities sold in 403 (b) plans and represents that the requirements of the no-action letter have been, are and/or will be complied with.

        Ameritas Life Insurance Corp represents that the fees and charges deducted under the contract, in the aggregate, are reasonable in relation to the services rendered, the expenses expected to be incurred, and the risks assumed by the insurance company.

                                   SIGNATURES
As required by the Securities Act of 1933, the Registrant, Ameritas Variable Separate Account VA-2 certifies that it has caused this Registration Statement on Form N-4 to be signed on its behalf by the undersigned thereunto duly authorized in the City of Lincoln, County of Lancaster, State of Nebraska effective this May 1, 2007, on this 30th day of April, 2007.


                           AMERITAS VARIABLE SEPARATE ACCOUNT VA-2, Registrant

                                      AMERITAS LIFE INSURANCE CORP., Depositor



                                          By:         LAWRENCE J. ARTH*
                                             -----------------------------------
                                                  Chairman of the Board


As required by the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities indicated effective May 1, 2007, on April 30, 2007.

      SIGNATURE                                     TITLE
      ---------                                     -----
    Lawrence J. Arth *           Director, Chairman
    JoAnn M. Martin *            Director, President & Chief Executive Officer
    James P. Abel *              Director
    William W. Cook, Jr. *       Director
    Bert A. Getz *               Director
    James R. Knapp *             Director
    Tonn M. Ostergard *          Director
    Paul C. Schorr, III *        Director
    Winston J. Wade *            Director
    Robert C. Barth *            Senior Vice President, Controller & Chief
                                    Accounting Officer
    William W. Lester *          Senior Vice President - Investments & Treasurer

    /S/ ROBERT G. LANGE          Vice President, General Counsel & Assistant
    ---------------------        Secretary
    Robert G. Lange



* Signed by Robert G. Lange under Powers of Attorney executed on February 23, 2007, effective as of May 1, 2007.

                                  EXHIBIT INDEX

    EXHIBIT

     (9) Legal Opinion of Robert G. Lange

    (10) Other Opinions: Consent of Independent Auditors
                        Consent of Independent Registered Public Accounting Firm